     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1997


                                                       REGISTRATION NO. 333-3734
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                       SUBSTANCE ABUSE TECHNOLOGIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                              3810                             22-2806310
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NO.)              IDENTIFICATION NO.)



                             4517 N.W. 31ST. AVENUE


                         FORT LAUDERDALE, FLORIDA 33309


                                 (954) 739-9600

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               MR. ROBERT STUTMAN

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.


                             4517 N.W. 31ST. AVENUE


                         FORT LAUDERDALE, FLORIDA 33309


                                 (954) 739-9600

           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               ROBERT W. BEREND, ESQ.                                EDWARD H. COHEN, ESQ.
                 GOLD & WACHTEL, LLP                                 ROSENMAN & COLIN, LLP
                110 EAST 59TH STREET                                  575 MADISON AVENUE
              NEW YORK, NEW YORK 10022                             NEW YORK, NEW YORK 10022
                   (212) 909-9500                                       (212) 940-8580
                 FAX (212) 371-0320                                   FAX (212) 940-8776

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE


================================================================================================================
                                                                               PROPOSED MAXIMUM
                                                              PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF                         AMOUNT TO BE    OFFERING PRICE      OFFERING       REGISTRATION
SECURITIES TO BE REGISTERED                   REGISTERED(1)     PER UNIT(2)        PRICE(2)          FEE(2)
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................     557,524           $1.625          $905,977           $275
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value issuable upon
  exercise of warrant.......................      74,285          $12.115          $900,334           $273
----------------------------------------------------------------------------------------------------------------
Warrants expiring February 16, 1999.........      74,285                            Total             $548
================================================================================================================



(1) The number of shares of Common Stock of Substance Abuse Technologies, Inc. ("SAT") being registered is based on an estimate as to (a) the number of SAT shares to be issued to the minority stockholders of Good Ideas Enterprises, Inc. ("Good Ideas") in connection with the merger of Good Ideas Acquisition Corp., a wholly-owned subsidiary of SAT, with and into Good Ideas and (b) an estimate as to the number of SAT shares to be issued upon the exercise of SAT Warrants to be issued upon the merger in exchange for Good Ideas Warrants, in both instances assuming that $1.625 per share is the market price for the SAT shares, which is the assumed price by agreement.


(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price and the registration fee (a) for the shares to be issued upon the merger are computed, pursuant to Rule 457(a), on the basis of a $1.625 value per share estimate for the price to be determined in accordance with the terms of the merger and (b) for the shares to be issued upon exercise of the SAT Warrants are computed, pursuant to Rule 457(g), on the basis of the assumed exercise price of the SAT Warrants if 74,285 shares are subject thereto.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             CROSS REFERENCE SHEET

               TO FORM S-4 OF SUBSTANCE ABUSE TECHNOLOGIES, INC.


                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS


                                                         LOCATION IN CONSENT SOLICITATION
             ITEM NUMBER AND CAPTION                           STATEMENT/PROSPECTUS
-------------------------------------------------  --------------------------------------------
A.   Information About the Transaction
     1. Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...  Facing Page; Cross Reference Sheet; and
                                                   Outside Front Cover Page of Consent
                                                     Solicitation Statement/Prospectus.
     2. Inside Front and Outside Back Cover
        Pages....................................  Inside Front Cover Page of Consent
                                                   Solicitation Statement/Prospectus; and
                                                     Outside Back Cover Page of Consent
                                                     Solicitation/Prospectus.
     3. Risk Factors, Ratio Earnings to Fixed
        Charges and Other Information............  Summary; Summary Historical and Proforma
                                                     Combined Financial Data; and Risk Factors;
                                                     Computation of Ratio of Earnings to
                                                     Combined Fixed Charges and Preferred Stock
                                                     Dividends is not applicable.
     4. Terms of the Transaction.................  Summary; Terms of the Transaction; and The
                                                     Merger and Related Matters.
     5. Proforma Financial Information...........  Summary Historical and Proforma Financial
                                                   Data.
     6. Material Contacts with the Company Being
        Acquired.................................  Material Contacts of SAT with Good Ideas;
                                                   and The Merger and Related Matters.
     7. Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to be Underwriters.......................  Not Applicable.
     8. Interests of Named Experts and Counsel...  Experts and Legal Opinions.
     9. Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Commission Position on Indemnification.

B.   Information About the Registrant
     10. Information with Respect to S-3
         Registrants.............................  Not Applicable.
     11. Incorporation of Certain Information by
         Reference...............................  Not Applicable.
     12. Information With Respect to S-2 or S-3
         Registrants.............................  Not Applicable.
     13. Incorporation of Certain Information by
         Reference...............................  Not Applicable.

                                                         LOCATION IN CONSENT SOLICITATION
             ITEM NUMBER AND CAPTION                           STATEMENT/PROSPECTUS
-------------------------------------------------  --------------------------------------------
     14. Information with Respect to Registrants
         Other Than S-3 or S-2 Registrants.......  Business of the Company; SAT Market
                                                     Information; SAT Management; The Company's
                                                     Financial Statements; The Company's
                                                     Selected Financial Data; The Company's
                                                     Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations; and Change in Accountants.
C.   Information About the Company Being Acquired
     15. Information with Respect to S-3
         Companies...............................  Not Applicable.
     16. Information with Respect to S-2 or S-3
         Companies...............................  Not Applicable.
     17. Information with Respect to Companies
       Other Than S-2 or S-3 Companies...........  Business of Good Ideas; Good Ideas Market
                                                     Information; Good Ideas' Financial
                                                     Statements; Good Ideas' Selected Financial
                                                     Data; and Good Ideas' Management's
                                                     Discussion and Analysis of Financial
                                                     Condition and Results of Operations.
D.   Voting and Management Information
     18. Information if Proxies, Consents or
         Authorizations are to be Solicited......  Terms of the Transaction; The Merger and
                                                     Related Matters; SAT Principal
                                                     Stockholders; and Good Ideas Principal
                                                     Stockholders.
     19. Information if Proxies, Consents or
         Authorizations are not to be Solicited,
         or in an Exchange Offer.................  Not Applicable.

                   CONSENT SOLICITATION STATEMENT/PROSPECTUS


                       SUBSTANCE ABUSE TECHNOLOGIES, INC.


                 PROSPECTUS FOR 557,524 SHARES OF COMMON STOCK,


               WARRANTS TO PURCHASE 74,285 SHARES OF COMMON STOCK


                   AND 74,285 SHARES OF COMMON STOCK ISSUABLE

                           UPON EXERCISE OF WARRANTS
                                      AND
                 CONSENT SOLICITATION STATEMENT TO THE MINORITY
                  STOCKHOLDERS OF GOOD IDEAS ENTERPRISES, INC.


     This Consent Solicitation Statement/Prospectus is being furnished to the minority stockholders of Good Ideas Enterprises, Inc. ("Good Ideas"), a Delaware corporation, in connection with the solicitation of consents by Substance Abuse Technologies, Inc. ("SAT"), a Delaware corporation and a 60.8% stockholder of Good Ideas, from the holders, other than SAT, of Good Ideas Common Stock, $.001 par value (the "Good Ideas Common Stock"), in order to adopt an Agreement and Plan of Merger dated as of February 17, 1997 (the "Merger Agreement") by and among Good Ideas, SAT and Good Ideas Acquisition Corp.("Acquisition Corp."), a Delaware corporation and a wholly-owned subsidiary of SAT, pursuant to which Acquisition Corp. will be merged with and into Good Ideas (the "Merger"). Whether or not Good Ideas receives the required consents to effectuate the Merger, SAT intends to continue its efforts to implement a sale of the assets or stock of Good Ideas, as to which sale there can be no assurance, and then to liquidate Good Ideas (if no sale of the stock is to be effected) not later than the date on which the results of the consent solicitation for the Merger are known.



     SAT is offering by this Consent Solicitation Statement/Prospectus (1) an aggregate of 557,524 shares of SAT's Common Stock, $.01 par value (the "SAT Common Stock"), on the basis set forth in the Merger Agreement, to the stockholders of Good Ideas other than SAT (the "Good Ideas Minority Stockholders") in exchange for their 1,548,680 shares of the Good Ideas Common Stock (the "Minority Good Ideas Common Stock") and (2) an aggregate of 74,285 shares of the SAT Common Stock issuable upon the exercise of Common Stock purchase warrants expiring February 16, 1999 (the "Merger Warrants") to be issued by SAT on the basis set forth in the Merger Agreement in exchange for Common Stock purchase warrants also expiring February 16, 1999 (the "Good Ideas Warrants") to purchase up to 120,000 shares of the Good Ideas Common Stock. If the Merger is consummated, the Good Ideas Minority Stockholders will receive .36 of a share of the SAT Common Stock for each share of the Good Ideas Common Stock. Assuming that another merger is not consummated and there are no exercises of outstanding SAT Common Stock purchase warrants or any conversions of shares of SAT preferred stock or convertible notes between the date of this Consent Solicitation Statement/Prospectus and the effective date of the Merger, the existing SAT stockholders will own 98.5% of the outstanding shares of the SAT Common Stock and the Good Ideas Minority Stockholders will own 1.5%.



     Since January 2, 1992, the SAT Common Stock has been listed on the American Stock Exchange. During the period January 2, 1992 through October 25, 1996, the SAT Common Stock traded under the symbol "AAA." On October 28, 1996, SAT changed its name from "U.S. Alcohol Testing of America, Inc." to "Substance Abuse Technologies, Inc." As a result of such name change, commencing October 28, 1996, the SAT Common Stock has traded under the symbol "SAU." The closing price
of the SAT Common Stock as reported by such Exchange on April      , 1997 was
$          .



     GOOD IDEAS MINORITY STOCKHOLDERS SHOULD CONSIDER CERTAIN RISK FACTORS IN CONNECTION WITH THE PROPOSED TRANSACTIONS. SEE "RISK FACTORS" ON PAGE 28.


NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS
     OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


   This Consent Solicitation Statement/Prospectus is dated           , 1997.

                               TABLE OF CONTENTS



                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    2

SUMMARY...............................................................................    3
  BACKGROUND OF THE COMPANY...........................................................    3
  THE CONSENT PROCEDURE...............................................................    5
  (1) STATUTORY BASIS.................................................................    5
  (2) PROCEDURE TO CONSENT............................................................    5
  (3) REVOCATION......................................................................    6
  (4) MISCELLANEOUS...................................................................    6
  (5) RECORD DATE, QUORUM AND REQUIRED VOTE...........................................    6
  (6) APPRAISAL RIGHTS................................................................    7
  THE MERGER..........................................................................    7
  (1) GENERAL.........................................................................    7
  (2) OPTIONS AND WARRANTS............................................................    7
  (3) RECOMMENDATIONS BY THE BOARDS OF DIRECTORS......................................    7
  (4) AFFILIATION OF GOOD IDEAS WITH SAT..............................................    9
  (5) FAIRNESS OPINION................................................................    9
  (6) THE MERGER AGREEMENT............................................................    9
  (7) CONDITIONS OF THE MERGER........................................................    9
  (8) AMENDMENT AND TERMINATION.......................................................   10
  (9) MARKET PRICES...................................................................   10
  (10) FEDERAL INCOME TAX CONSEQUENCES................................................   10
  (11) REGULATORY APPROVALS...........................................................   11
  (12) ACCOUNTING TREATMENT...........................................................   11
  RECENT DEVELOPMENTS.................................................................   11
  PROSPECTIVE SALE OF GOOD IDEAS......................................................   13

SUMMARY HISTORICAL AND PROFORMA COMBINED FINANCIAL DATA...............................   14
  HISTORICAL FINANCIAL DATA...........................................................   15
  THE COMPANY.........................................................................   15
  GOOD IDEAS..........................................................................   17
  PROFORMA BALANCE SHEET..............................................................   19
  PROFORMA STATEMENT OF OPERATIONS....................................................   20
  NOTES TO PROFORMA CONDENSED FINANCIAL INFORMATION...................................   22
  RISK FACTORS........................................................................   23
  1. SAT AFFILIATIONS OF GOOD IDEAS DIRECTORS.........................................   23
  2. LOSS OF DIRECT OWNERSHIP OF GOOD IDEAS...........................................   23
  3. OPERATING LOSSES.................................................................   23
  4. NEED FOR FINANCING...............................................................   25
  5. LACK OF FUNDING MAY END POSSIBLE DRUG TESTING PRODUCTS...........................   25
  6. INSUFFICIENT AUTHORIZED SHARES...................................................   25
  7. COMPETITION......................................................................   26
  ALCOHOL TESTING.....................................................................   26
  DRUG TESTING........................................................................   27
  HUMAN RESOURCE PROVIDER OPERATIONS..................................................   27
  8. NO COMMON STOCK DIVIDENDS........................................................   27

                                                                                        PAGE
                                                                                        ----
  9. DEPRESSIVE EFFECT ON MARKET OF WARRANT OR OPTION EXERCISES, UNTIMELY SALES BY
     SELLING SECURITY HOLDERS AND SALES OF
     SHARES RECEIVED UPON MERGERS.....................................................   28
  10. TECHNOLOGICAL CHANGES...........................................................   29
  11. MARKET LIMITATION FOR ALCOHOL TESTING PRODUCTS..................................   30
  12. OTHER CONFLICTS OF INTEREST.....................................................   30
  13. SALE OF GOOD IDEAS..............................................................   30
  14. FLUCTUATING MARKET PRICE........................................................   30

TERMS OF THE TRANSACTION..............................................................   31
  CONSENT SOLICITATION STATEMENT/PROSPECTUS...........................................   31
  THE MERGER..........................................................................   31
  VOTING RIGHTS.......................................................................   32
  THE CONSENT PROCEDURE...............................................................   32
  (1) STATUTORY BASIS.................................................................   32
  (2) PROCEDURE TO CONSENT............................................................   33
  (3) REVOCATION......................................................................   33
  (4) MISCELLANEOUS...................................................................   33
  (5) RIGHTS OF DISSENTING GOOD IDEAS STOCKHOLDERS....................................   34

THE MERGER AND RELATED MATTERS........................................................   35
  REASONS FOR THE MERGER AND APPROVAL.................................................   35
  (1) AUTHORIZATION...................................................................   35
  (2) ATTEMPTS TO RESOLVE CONFLICT OF INTERESTS.......................................   38
  (3) DETERMINATION OF TERMS..........................................................   39
  (4) SAT BOARD REASONS...............................................................   39
  (A)THE COMPANY'S BEST OPPORTUNITY AT OBTAINING PROFITABILITY REQUIRES SYNERGISTIC
     OPERATIONS.......................................................................   39
  (B) GOOD IDEAS' OPERATIONS HAD BEEN DECLINING AND WOULD HAVE REQUIRED ENTIRELY NEW
      TOY PRODUCTS TO EFFECT A TURNAROUND
       AT A SUBSTANTIAL INVESTMENT OF TIME AND MONEY..................................   40
  (C) SAT'S OFFER HAS GREATER VALUE TO THE GOOD IDEAS MINORITY STOCKHOLDERS THAN GOOD
      IDEAS' LIQUIDATION VALUE,
       BOOK VALUE OR MARKET VALUE.....................................................   41
  (D) THE GOOD IDEAS COMMON STOCK HAS BEEN DELISTED...................................   42
  (E) GOING CONCERN VALUE OF GOOD IDEAS NOT CONSIDERED
       SIGNIFICANT....................................................................   42
  (F) WAITING FOR AN UPTURN IN THE TOY INDUSTRY DID NOT SEEM ECONOMICALLY JUSTIFIED...   43
  (G) SAT COULD CANCEL LOAN INDEBTEDNESS ON THE MERGER................................   43
  (H) ELIMINATING PUBLIC SUBSIDIARIES COULD LEAD TO ADDITIONAL
       COST SAVINGS...................................................................   43
  (5) REASON FOR SHARE OFFERING.......................................................   44
  (6) REASON FOR USING MERGER FORM....................................................   44
  (7) GOOD IDEAS BOARD'S REASONS......................................................   45
  (8) EFFECT OF MERGER ON SAT.........................................................   45
  (9) CONCLUSION......................................................................   46
  FAIRNESS OPINION....................................................................   47
  (1) CERTAIN FACTORS CONSIDERED IN THE EVALUATION OF GOOD IDEAS......................   49
  (2) WHALE SECURITIES' ANALYSIS ENCOMPASSED A NUMBER OF
       VALUATION APPROACHES, INCLUDING:...............................................   50

                                                                                        PAGE
                                                                                        ----
  (A) MARKET VALUE OF GOOD IDEAS SHARES AND PREMIUMS TO
       MARKET FOR ACQUISITIONS........................................................   50
  (B) ASSET BASED METHODS.............................................................   50
  LIQUIDATION ANALYSIS OF GOOD IDEAS AS OF DECEMBER 31, 1996
     BALANCE SHEET....................................................................   51
  (C) INCOME, CASH FLOW, AND DISCOUNTED CASH FLOW BASED METHODS.......................   52
  (D) COMPARISON TO SIMILAR PUBLIC COMPANIES AND SIMILAR SALE TRANSACTIONS............   52
  (E) ANALYSIS OF THE SAT COMMON STOCK TO BE GIVEN AS
       CONSIDERATION..................................................................   52
  TERMS OF THE MERGER AGREEMENT.......................................................   52
  (1) CONVERSION OF SHARES............................................................   52
  (2) EFFECTIVE DATE..................................................................   53
  (3) CONDITIONS TO THE MERGER........................................................   53
  (4) AMENDMENT AND TERMINATION RIGHTS................................................   54
  SUMMARY OF THE TERMS OF THE SAT COMMON STOCK........................................   54
  (1) GENERAL.........................................................................   54
  (2) ELECTION OF DIRECTORS...........................................................   55
  (3) DIVIDENDS.......................................................................   55
  (4) TRANSFER AGENT..................................................................   55
  (5) ACQUISITION SHARES..............................................................   55
  GOOD IDEAS' DIRECTORS AND EXECUTIVE OFFICERS........................................   55
  DIFFERENCES IN STOCKHOLDERS' RIGHTS.................................................   56
  DIFFERENCES IN BY-LAWS..............................................................   56
  EXCHANGE OF CERTIFICATES............................................................   56
  GOOD IDEAS OPTIONS AND WARRANTS.....................................................   57
  SALE OF GOOD IDEAS..................................................................   57
  REGULATORY APPROVALS................................................................   58
  ACCOUNTING TREATMENT................................................................   58
  FEES AND EXPENSES...................................................................   58
  CERTAIN TAX CONSEQUENCES............................................................   59
  TRADING IN THE GOOD IDEAS COMMON STOCK..............................................   60
  RESALE OF SAT SECURITIES............................................................   60

MATERIAL CONTACTS OF SAT WITH GOOD IDEAS..............................................   61
  GOOD IDEAS RELATIONSHIP WITH SAT....................................................   61
  NO LOANS TO GOOD IDEAS FROM SAT OUTSTANDING.........................................   61
  LOANS FROM GOOD IDEAS TO SAT AND AFFILIATES.........................................   62
  MANAGEMENT SERVICES AGREEMENT.......................................................   62

BUSINESS OF THE COMPANY...............................................................   63
  GENERAL.............................................................................   63
  ALCOHOL TESTING PRODUCTS MARKET.....................................................   64
  ALCOHOL TESTING PRODUCTS............................................................   65
  ALCOPROOF TEST SYSTEM...............................................................   65
  (1) EVIDENTIAL DEVICES..............................................................   65
  ALCO-ANALYZER.......................................................................   65
  MOBILE ALCOHOL COLLECTION SYSTEM (MACS).............................................   65
  (2) SCREENING DEVICES...............................................................   66
  (3) CALIBRATION DEVICES.............................................................   66

                                                                                        PAGE
                                                                                        ----
  (A) ALCO-SIMULATOR AND ALCO-SIMULATOR 2000..........................................   66
  (B) ALCO-EQUILIBRATOR...............................................................   66
  ALCOHOL TESTING MARKETING...........................................................   66
  (1) LAW ENFORCEMENT/CORRECTIONAL....................................................   66
  (2) INDUSTRIAL......................................................................   67
  (3) DRUG AND ALCOHOL TESTING SERVICES...............................................   67
  LIABILITY INSURANCE.................................................................   68
  COMPETITION.........................................................................   68
  ALCOHOL TESTING.....................................................................   68
  DRUG TESTING........................................................................   68
  HUMAN RESOURCE PROVIDER.............................................................   69
  TOY PRODUCTS........................................................................   70
  RESEARCH AND DEVELOPMENT............................................................   70
  PATENTS AND TRADEMARKS..............................................................   70
  SUBSIDIARIES AND DIVISIONS..........................................................   71
  (1) GOOD IDEAS ENTERPRISES, INC.....................................................   71
  (2) U.S. DRUG TESTING, INC..........................................................   71
  (3) EMPLOYER SERVICES DIVISION/ROBERT STUTMAN & ASSOCIATES CONSULTING DIVISION......   73
  (4) ALCONET, INC....................................................................   74
  (5) U.S. RUBBER RECYCLING, INC......................................................   75
  EMPLOYEES...........................................................................   75
  DESCRIPTION OF PROPERTY.............................................................   75
  LEGAL MATTERS.......................................................................   76

BUSINESS OF GOOD IDEAS................................................................   77
  OVERVIEW............................................................................   77
  SALES BY PRODUCTS...................................................................   78
  WOODEN CONSTRUCTION TOYS............................................................   78
  EQUESTRIAN TOYS.....................................................................   78
  COLORFORMS FLIP-TOP ACTIVITY CENTER.................................................   78
  DESIGN AND DEVELOPMENT..............................................................   79
  SALES AND MARKETING.................................................................   79
  MANUFACTURING.......................................................................   80
  BACKLOG.............................................................................   80
  PROPRIETARY TRADEMARKS..............................................................   81
  COMPETITION.........................................................................   81
  GOVERNMENT REGULATION...............................................................   81
  EMPLOYEES...........................................................................   81

SAT PRINCIPAL STOCKHOLDERS............................................................   82
GOOD IDEAS PRINCIPAL STOCKHOLDERS.....................................................   86
SAT MARKET INFORMATION................................................................   87
  MARKET DATA.........................................................................   87
  HOLDERS.............................................................................   87
  DIVIDENDS...........................................................................   87
  RECENT QUOTATIONS...................................................................   87

GOOD IDEAS MARKET INFORMATION.........................................................   88
  MARKET DATA.........................................................................   88

                                                                                        PAGE
                                                                                        ----
  EXCHANGE LISTING....................................................................   88
  HOLDERS.............................................................................   89
  DIVIDENDS...........................................................................   89
SAT MANAGEMENT........................................................................   90
  DIRECTORS AND EXECUTIVE OFFICERS....................................................   90
  BUSINESS HISTORY....................................................................   90
  FAMILY RELATIONSHIPS................................................................   93
  SUMMARY COMPENSATION TABLE..........................................................   93
  AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1996 AND
     OPTION VALUES AT MARCH 31, 1996..................................................   94
  OTHER COMPENSATION..................................................................   94
  EMPLOYMENT AGREEMENTS...............................................................   94
  DIRECTORS' COMPENSATION.............................................................   96
  CERTAIN TRANSACTIONS................................................................   96
  CHANGES IN MANAGEMENT OF SAT........................................................   97

GOOD IDEAS MANAGEMENT.................................................................   99
  DIRECTORS AND EXECUTIVE OFFICERS....................................................   99
  BUSINESS HISTORY....................................................................   99
  FAMILY RELATIONSHIPS................................................................  100
  SUMMARY COMPENSATION TABLE..........................................................  100
  STOCK OPTIONS.......................................................................  100
  OTHER COMPENSATION..................................................................  100
  DIRECTOR COMPENSATION...............................................................  100
  EMPLOYMENT CONTRACTS................................................................  100
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................  101

THE COMPANY'S SELECTED FINANCIAL DATA.................................................  102

THE COMPANY'S MANAGEMENT DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................................  105
  EFFECT OF U.S. DRUG MERGER..........................................................  106
  EFFECT OF MERGER....................................................................  107
  LIQUIDITY AND CAPITAL RESOURCES.....................................................  107
  CHANGES IN FINANCIAL CONDITION......................................................  107
  OPERATING CASH FLOWS................................................................  108
  INVESTING CASH FLOWS................................................................  108
  FINANCING CASH FLOWS................................................................  108
  RESULTS OF OPERATIONS...............................................................  108
  FISCAL 1996 VS. FISCAL 1995.........................................................  108
  U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING)...................................  109
  DISCONTINUED OPERATIONS.............................................................  110
  GOOD IDEAS ENTERPRISES, INC. (TOY)..................................................  110
  U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)..............................  111
  FISCAL 1995 VS. FISCAL 1994.........................................................  112
  U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING)...................................  112
  DISCONTINUED OPERATIONS.............................................................  113
  GOOD IDEAS ENTERPRISES, INC. (TOY)..................................................  113
  U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)..............................  114
  NINE MONTHS ENDED DECEMBER 31, 1996 AS COMPARED WITH
     NINE MONTHS ENDED DECEMBER 31, 1995..............................................  114

                                                                                        PAGE
                                                                                        ----

GOOD IDEAS SELECTED FINANCIAL DATA....................................................  116

GOOD IDEAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................  119
  GENERAL.............................................................................  119
  LIQUIDITY AND CAPITAL RESOURCES.....................................................  119
  RESULTS OF OPERATIONS...............................................................  120
  FISCAL 1996 VS. FISCAL 1995.........................................................  120
  FISCAL 1995 VS FISCAL 1994..........................................................  121
  NINE MONTHS ENDED DECEMBER 31, 1996 AS COMPARED WITH
     NINE MONTHS ENDED DECEMBER 31, 1995..............................................  122

COMMISSION POSITION ON INDEMNIFICATION................................................  122

LEGAL MATTERS.........................................................................  123

EXPERTS...............................................................................  123

CHANGE IN ACCOUNTANTS.................................................................  123

INDEX TO FINANCIAL STATEMENTS.........................................................  F-1

                             AVAILABLE INFORMATION


     SAT and Good Ideas are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, each files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material relating to both SAT and Good Ideas can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and information regarding registrants that file electronically with the Commission at the following Web site address: http://www.sec.gov. Because the SAT Common Stock is traded on the American Stock Exchange, reports, proxy and information statements and other information concerning SAT can be inspected by contacting the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881. Because the Good Ideas Common Stock was traded on the Pacific Stock Exchange until December 31, 1996, reports, proxy and information statements and other information concerning Good Ideas for periods prior thereto can be inspected by contacting The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104. After the Merger is consummated, SAT, but not Good Ideas, will be required to continue to file periodic reports, proxy and information statements and other information with the Commission pursuant to the Exchange Act.



     SAT has filed with the Commission a Registration Statement on Form S-4, File No. 333-3734 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of the SAT Common Stock to be issued upon consummation of the Merger and thereafter upon the exercise of the Merger Warrants. This Consent Solicitation Statement/Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to SAT and Good Ideas and the shares of the SAT Common Stock offered by this Consent Solicitation Statement/Prospectus, reference is made to the Registration Statement, including the exhibits thereto. This Consent Solicitation Statement/Prospectus describes the material terms and conditions of all agreements and other documents which SAT deems material and a copy of each such agreement or document, containing the full text, is filed as an exhibit to the Registration Statement or is incorporated as an exhibit by reference therein. Copies of the Registration Statement, with exhibits, may be obtained from the Commission's Office in Washington, D.C. (at the address above) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.



     The Registration Statement incorporates certain agreements or other documents as exhibits by reference which are not presented herein or delivered herewith. Copies of these exhibits incorporated by reference and the other exhibits filed with this Registration Statement are available upon request to Robert M. Stutman, Chairman and Chief Executive Officer, Substance Abuse Technologies, Inc., at the following address: 4517 North West 31st Avenue, Ft. Lauderdale, Florida 33309 or telephone number: (954) 739-9600. In order to ensure timely delivery of the documents, any request should be made by
          , 1997.



     The information contained in this Consent Solicitation Statement/Prospectus with respect to Good Ideas has been provided by Good Ideas and all other information has been provided by SAT.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Consent Solicitation Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere herein and in the accompanying Appendices. Each Good Ideas Minority Stockholder should read the entire Consent Solicitation Statement/Prospectus and the Appendices hereto prior to taking any action with respect to the proposals contained herein.

BACKGROUND OF THE COMPANY


     SAT was incorporated on April 15, 1987 under the laws of Delaware to design, manufacture and market instruments which measure blood alcohol concentration by breath sample and analyzation. These operations are currently being conducted by the Alcohol Testing Products Division of SAT. Effective October 28, 1996, the name of SAT was changed from U.S. Alcohol Testing of America, Inc. to Substance Abuse Technologies, Inc. SAT maintains its principal executive offices at 4517 N.W. 31st Avenue, Fort Lauderdale, Florida 33309, and its telephone number is (954) 739-9600. SAT, its subsidiaries and its divisions will be collectively referred to herein as the "Company."



     SAT's subsidiaries, which include Good Ideas, and its divisions conduct the following operations:



          1. Good Ideas, which is 60.8% owned by SAT and whose Good Ideas Common Stock trades in the over-the-counter market, designed, marketed and distributed a variety of traditional toy products for children of various ages.



          2. U.S. Drug Testing, Inc. ("U.S. Drug"), which is 67.0% owned by SAT and whose common stock, $.001 par value (the "U.S. Drug Common Stock"), trades on the Pacific Stock Exchange, is developing proprietary systems that will test for drug use.



          3. ProActive Synergies, Inc. ("ProActive"), which was a wholly-owned subsidiary of SAT incorporated in June 1995, provided single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening to total program management. ProActive was merged into SAT on December 31, 1996 and its operations are now conducted as the Employer Services Division of SAT.



          4. On May 21, 1996, SAT completed its acquisition of Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate drug-free work place programs. Since January 1996, RSA had been designing policies and programs on substance abuse prevention for customers of the ProActive subsidiary. RSA was merged into SAT on December 31, 1996 and its operations are now conducted as the Robert Stutman & Associates Consulting Division of SAT.



          5. Alconet, Inc. ("Alconet"), which was a wholly-owned subsidiary acquired by SAT in March 1995, has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices. Alconet was merged into SAT on December 31, 1996 and its operations are now conducted as part of the Alcohol Testing Products Division of SAT.



          6. SAT currently operates a division called Biochemical Toxicology Laboratories ("BioTox") which serves as a clinical laboratory performing drug and alcohol testing.



     U.S. Rubber Recycling, Inc. ("USRR"), which was a wholly-owned subsidiary of SAT, manufactured and marketed floor covering products for office and industrial use from used truck and bus tires. On April 30, 1996, USRR sold its assets to an unaffiliated third party and discontinued operations. See "Business of the Company -- Subsidiaries and Divisions -- U.S. Rubber Recycling, Inc." USRR was dissolved on December 31, 1996.



     Acquisition Corp. was incorporated on December 18, 1995 under the laws of Delaware as a wholly-owned subsidiary of SAT for the sole purpose of acquiring or being acquired by Good Ideas and, under the terms of the Merger Agreement, will engage in no business operations. Acquisition Corp.'s Board of Directors consists of three SAT directors who have no direct affiliation with Good Ideas.

     All other subsidiaries of SAT, which were inactive, have been dissolved except for U.S. Drug Acquisition Corp. (see the seventh succeeding paragraph).



     The SAT Common Stock is currently traded on the American Stock Exchange under the symbol "SAU". See "SAT Market Information -- Market Data."



     Good Ideas Enterprises, Inc. ("Good Ideas Texas") was incorporated under the laws of the State of Texas on December 18, 1987. Pursuant to a Stock Exchange Agreement and Plan of Reorganization dated May 7, 1992 (the "Good Ideas Acquisition Agreement"), SAT through a subsidiary acquired a 55% interest in Good Ideas Texas for which SAT's subsidiary issued shares of its stock valued at $5,844 and received 1,533,125 shares of Good Ideas Common Stock effective June 29, 1992. On June 5, 1992, Good Ideas was incorporated under the laws of the State of Delaware. On December 17, 1992, Good Ideas Texas was merged with and into Good Ideas and a 27,871-for-1 stock split was effected for the previously issued shares of Good Ideas Texas (all references herein to the number of shares of the Good Ideas Common Stock being adjusted to reflect this stock split on a retroactive basis). In August 1993, SAT acquired its subsidiary's interest in Good Ideas, which acquisition included the issuance of 400,000 shares of the SAT Common Stock valued at $2.4375 per share to two officer-stockholders, which transaction gave effect to the $5,844 previously paid. During the fiscal year ended March 31, 1993 ("fiscal 1993"), SAT settled litigation against SAT by a person who was also an investor in Good Ideas and, as part of the settlement, received from such investor 696,875 shares of the Good Ideas Common Stock. As a result of these transactions, SAT owned 2,230,000 shares of the Good Ideas Common Stock for which it had paid for in shares of the SAT Common Stock or of its subsidiary having an aggregate value of $975,000. On December 15, 1993, SAT received 170,000 shares of the Good Ideas Common Stock as payment for $748,682 in indebtedness owed by Good Ideas to SAT. In addition, also on December 15, 1993, the two officer-stockholders surrendered 157,500 shares of the Good Ideas Common Stock to Good Ideas in consideration of receiving new employment agreements. As a result of this reduction in the outstanding shares of the Good Ideas Common Stock, SAT's ownership was increased to 2,400,000 or 85.7% of the 2,800,000 shares of the Good Ideas Common Stock then outstanding. In February and March 1994, Good Ideas had a public offering of Good Ideas Common Stock in which an aggregate of 1,320,000 shares were sold. As of March 31, 1997, SAT owned 2,400,000 or 60.8% of the 3,948,680 shares of the Good Ideas Common Stock outstanding.



     As a result of certain of the transactions described in the preceding paragraph, SAT acquired 2,400,000 shares of the Good Ideas Common Stock for an aggregate cost, without attempting to value the shares surrendered in the settlement, of $1,723,682 or $.72 per share of the Good Ideas Common Stock. The
 .36 of a share of the SAT Common Stock being offered hereby to the Good Ideas Minority Stockholders for each share of the Minority Good Ideas Common Stock has a value of $1.625 per share based upon the market value assumed with respect thereto in the Merger Agreement.



     Good Ideas currently has four directors, two of whom are directors and executive officers of SAT, one of whom is a director of SAT (formerly a consultant to the SAT Board of Directors) and all four of whom are securityholders of SAT. See "Risk Factors -- SAT Affiliations of Good Ideas Directors" and "Material Contacts of SAT with Good Ideas."



     Good Ideas designed, marketed and distributed a variety of traditional toy products for children of various ages. Good Ideas' sales historically had been derived from a line of traditional wooden construction toys. Good Idea's principal product line included classic interlocking log sets marketed under the trademark Paul Bunyan Log Builders(TM), themed playsets such as General Custer's Fort Apache(TM), building block sets marketed under the trademark Paul Bunyan Log Builders(TM) and brightly-painted, multi-colored combination log and block sets marketed under the trademark Paul Bunyan Wood Builders(TM). In addition to its line of wooden construction toys, Good Ideas marketed one other line of traditional toys which was a line of equestrian toys consisting of various styles and sizes of flocked plastic horses and related accessories marketed under the trademark Black Beauty and Friends(TM). Good Ideas currently shares office space and a telephone number with SAT at the latter's California office. See "Business of Good Ideas."



     The Good Ideas Common Stock is currently traded in the over-the-counter market under the symbol "KID." Prior to January 1, 1997, it traded on the Pacific Stock Exchange under the symbol "KID." See

"Good Ideas Market Information -- Market Data." If the Merger is consummated, trading in the Good Ideas Common Stock will cease on the effective date thereof and the registration of such security under Section 12(b) of the Exchange Act will be terminated.


     SAT is also currently seeking to acquire the minority stock interests in U.S. Drug by an offer of shares of the SAT Common Stock to the minority stockholders of U.S. Drug as consideration for their consent to a merger (the "U.S. Drug Merger") of U.S. Drug with and into U.S. Drug Acquisition Corp., a wholly-owned subsidiary of SAT. See "Business of the Company -- Subsidiaries and Divisions -- U.S. Drug Testing, Inc." There can be no assurance that any such merger will be successfully consummated. The acquisition of U.S. Drug is not a condition to the Merger. If the U.S. Drug Merger is consummated, the surviving subsidiary will be merged into SAT and thereafter the operations will be conducted as the Drug Testing Products Division of SAT.


THE CONSENT PROCEDURE

  (1)  Statutory Basis


     Unless a corporation's certificate of incorporation otherwise provides,
Section 228 of the Delaware General Corporation Law (the "GCL") permits stockholders' actions without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of the outstanding voting stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. Good Ideas' certificate of incorporation does not otherwise provide, so that a consent procedure pursuant to Section 228 of the GCL may be utilized by SAT. Under such section of the GCL, an action taken by consent is effective when written consents from the holders of record of the minimum number of outstanding shares of the voting stock necessary to authorize the action are executed and delivered to the corporation within 60 days of the earliest dated consent delivered in accordance with the GCL to the corporation. Under Section 251 of the GCL, a domestic corporation may be merged with and into another domestic corporation by the affirmative vote of the record holders of a majority of the outstanding shares of the voting stock acting without a meeting and without prior notice. Accordingly, SAT as the owner of 60.8% of the Good Ideas Common Stock, which is the sole voting stock in Good Ideas, could adopt the Merger Agreement without any other stockholder voting in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, the Merger Agreement provides that it is a condition to the consummation of the Merger that the record holders of more than 50% of the outstanding shares of the Good Ideas Common Stock owned by Good Ideas stockholders other than SAT (i.e., the Good Ideas Minority Stockholders) consent to the adoption of the Merger Agreement. (SAT intends not to include an aggregate of 210,000 shares of the Good Ideas Common Stock held by two current directors (one of whom was also an executive officer) of Good Ideas in determining whether it has obtained a majority of the outstanding shares of the Minority Good Ideas Common Stock. See "Terms of the Transaction -- The Consent ProcedureMiscellaneous.") SAT will execute and deliver a consent to the adoption of the Merger Agreement as a stockholder of Good Ideas after the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock have consented in order to permit the filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement. SAT will not execute and deliver its consent if the consents of the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock are not obtained, in which event Good Ideas will continue to pursue the sale or liquidation of its assets.


  (2)  Procedure to Consent

     UNDER THE GCL, ONLY HOLDERS OF RECORD ON THE RECORD DATE (AS DEFINED BELOW) ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT. ANYONE OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, WHO WISHES TO GIVE THEIR CONSENT SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE

THE WHITE FORM OF CONSENT ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE CONSENT.


     SAT is soliciting the written consents referred to herein and, if a stockholder wishes to consent, the white consent card should be returned to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, in the enclosed envelope or to Good Ideas Enterprises, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.


  (3)  Revocation

     An executed consent card may be revoked at any time before expiration by marking, dating, signing and delivering a written revocation before the time that sufficient unrevoked consents have been received to authorize the action for which consents are solicited. As indicated above, consents must be received within 60 days after the first consent is delivered to Good Ideas. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, or to Good Ideas Enterprises, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.

  (4)  Miscellaneous

     ABSTAINING FROM GIVING A CONSENT OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTION. IF YOU ARE THE STOCKHOLDER OF RECORD AND WISH TO GIVE YOUR CONSENT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD PROMPTLY IN THE ENVELOPE PROVIDED.

     IF YOUR SHARES OF GOOD IDEAS COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR NOMINEE, ONLY THEY CAN CONSENT TO THE MERGER AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, IF YOU WISH TO GIVE YOUR CONSENT, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS WITH RESPECT TO SUCH SHARES IMMEDIATELY.

  (5)  Record Date, Quorum and Required Vote


     Only holders of record of shares of the Good Ideas Common Stock on April , 1997 (the "Record Date") will be entitled to consent to adoption of the
Merger Agreement.



     On the Record Date, there were 3,948,680 shares of the Good Ideas Common Stock outstanding, of which 1,548,680 shares were the Minority Good Ideas Common Stock and were not owned by SAT. The affirmative consent of the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock is necessary to adopt the Merger Agreement. Thus, the holders of at least 774,341 shares of the 1,548,680 shares of the Minority Good Ideas Common Stock must consent to the adoption of the Merger Agreement. (SAT intends to exclude an aggregate of 210,000 shares held by two current directors (one of whom was also an executive officer) of Good Ideas in determining whether it has a majority of the outstanding shares of the Minority Good Ideas Common Stock; however, if the necessary consents are obtained, these holders will receive shares of the SAT Common Stock on the same basis as the other Good Ideas Minority Stockholders. See "Terms of the Transaction -- The Consent Procedure -- Miscellaneous.") SAT will execute and deliver a consent to such adoption only after the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock (excluding the aforesaid 210,000 shares from such computation) have consented in order to permit filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement.

  (6) Appraisal Rights


     The Good Ideas Minority Stockholders will have rights of appraisal under
Section 262 of the GCL with respect to the consummation of the Merger. See "Terms of the Transaction -- The Consent Procedure -- Rights of Dissenting Good Ideas Stockholders."


THE MERGER

  (1) General


     Pursuant to the Merger Agreement, Acquisition Corp. will be merged with and into Good Ideas (i.e., the Merger) and each outstanding share of the Minority Good Ideas Common Stock will be converted into .36 of a share of the SAT Common Stock. Such exchange ratio reflected a share of the SAT Common Stock having an assumed value of $1.625 per share, which assumed value was set in the Merger Agreement. If the Merger is consummated, an aggregate of 557,524 shares of the SAT Common Stock will be issued to the Good Ideas Minority Stockholders, subject to adjustment for fractional shares. Assuming that the U.S. Drug Merger is not consummated and there are no exercises of outstanding Common Stock purchase warrants or any conversions of SAT preferred stock or convertible notes between the date of this Consent Solicitation Statement/Prospectus and the effective date of the Merger, the existing SAT stockholders will own 98.5% of the outstanding shares of the SAT Common Stock and the Good Ideas Minority Stockholders will own 1.5%. If the U.S. Drug Merger is also consummated, the Good Ideas Minority Stockholders will own 1.4% of the outstanding shares of the SAT Common Stock. The shares of the Good Ideas Common Stock owned by SAT, except for ten shares, will be canceled upon the Merger becoming effective. The shares of Acquisition Corp. owned by SAT will be canceled upon the Merger becoming effective because Good Ideas will be the surviving corporation.


  (2) Options and Warrants


     As of the Record Date, there were no outstanding stock options to purchase any shares of the Good Ideas Common Stock and there were outstanding Common Stock purchase warrants expiring February 16, 1999 (the "Good Ideas Warrants") to purchase an aggregate of 120,000 shares of Good Ideas Common Stock. Accordingly, no SAT securities will be issued in lieu of Good Ideas stock options upon the consummation of the Merger.



     The Good Ideas Warrants are owned by Baraban Securities, Inc. ("Baraban"), the underwriter of the initial public offering of the Good Ideas Common Stock, and Baraban's designees. The exercise price of the Good Ideas Warrants is $7.50 per share and was initially negotiated by Baraban with Good Ideas at 150% of the public offering price of $5.00 per share of the Good Ideas Common Stock in Good Ideas' initial public offering. If the Merger is consummated, as a result of the anti-dilution provisions of the Good Ideas Warrants, the Good Ideas Warrants will be converted into SAT Common Stock purchase warrants expiring February 16, 1999 (the "Merger Warrants") to purchase an aggregate of 74,285 shares of the SAT Common Stock, which is the same number of shares which the holders of the Good Ideas Warrants would have been entitled to receive after the consummation of the Merger had the Good Ideas Warrants been exercised immediately prior to the consummation of the Merger. The exercise price will be proportionately adjusted to $12.115 per share in accordance with the anti-dilution provisions of the Good Ideas Warrants. The same anti-dilution provisions as were applicable to the Good Ideas Warrants will be applicable to the Merger Warrants. For further information, see "The Merger and Related Matters -- Good Ideas Options and Warrants."


  (3) Recommendations by the Boards of Directors


     On November 16, 1995, the Board of Directors of SAT approved in principle seeking the acquisition of the minority stockholder interests in Good Ideas, on February 6, 1996, authorized a merger of Acquisition Corp. with and into Good Ideas on certain terms and conditions and, on December 3, 1996, authorized execution of a merger agreement, which authorization included an offer by SAT to be determined on the basis of the following formula: (a) if the Market Value of the SAT Common Stock (as hereinafter defined) had been $1.50 per share, SAT would have offered .375 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock; (b) if the Market Value of the SAT Common Stock had been above $1.50 and not more than $1.75 per share, SAT would have offered .34375 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock; (c) if the Market Value of the SAT Common Stock had been above $1.75 and not more than $2.00 per share, SAT would have offered .3125 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock; (d) if the Market Value of the SAT Common Stock had been above $2.00 and not more than $2.25 per share, SAT would have offered .28125 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock; (e) if the Market Value of the SAT Common Stock had been above $2.25 and not more than $2.50 per share, SAT would have offered .25 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock; (f) if the Market Value of the SAT Common Stock had been more than $2.50 per share, SAT would have offered .25 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock, but reserved the right to withdraw the offer; and (g) if the Market Value of the SAT Common Stock had been below $1.50 per share, SAT would have offered .375 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock, but reserved the right to withdraw the offer. The Market Value of the SAT Common Stock was to be the average of the closing sales prices of the SAT Common Stock during the 30 calendar days prior to the Record Date. In determining this exchange ratio, the SAT Board considered, based on an application of the formula, that SAT would issue to the Good Ideas Minority Stockholders a maximum of 580,755 shares and a minimum of 387,170 shares of the SAT Common Stock. The SAT Board considered the maximum number not to be above the level which the SAT Board would not want to proceed with the Merger because it would, in the SAT Board's opinion, be unfair to the SAT stockholders and the minimum number not to be below the level which the offer would, in the opinion of the SAT Board, probably be unacceptable to the Good Ideas Minority Stockholders.



     On February 17, 1997, in order to avoid continuing speculation as to the number of shares to be issued, the SAT Board determined that the market value for determining the value of an SAT share should be assumed to be $1.625 per share (i.e., the closing sales price on the prior trading date) and eliminated the previously approved method of determining the value based on the average of the closing sales prices during the 30 days prior to the Record Date. This fixed the aggregate number of shares to be issued by SAT at 557,524 or .36 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock. The SAT Board then authorized execution of the Merger Agreement on this basis.



     On December 3, 1996 and reaffirmed on February 17, 1997, the Good Ideas Board of Directors authorized execution of, and submission to the Good Ideas Minority Stockholders for approval of, the Merger Agreement. Also in making its determination as to the exchange ratio, the Good Ideas Board made an analysis similar to the one by the SAT Board. Based on this analysis, each of the Good Ideas directors reasonably believed that the offer was fair to the Good Idea Minority Stockholders from a financial point of view (a conclusion also reached by each of the SAT directors) and recommended to the Good Ideas Minority Stockholders adoption of the Merger Agreement. The Good Ideas Board directs attention to the affiliation of the directors of Good Ideas with SAT. See the section "The Merger -- Affiliation of Good Ideas with SAT" under this caption "Summary," "Risk Factors -- SAT Affiliations of Good Ideas Directors" and "Material Contacts of SAT with Good Ideas."



     For a review of the factors each of the SAT Board and the Good Ideas Board considered in making its decision, see "The Merger and Related
Matters -- Reasons for the Merger and Approval." On April      , 1997 when the
Record Date was set, each Board satisfied itself that the number of shares to be issued to the Good Ideas Minority Stockholders determined in accordance with the exchange ratio set on December 3, 1996 and February 17, 1997 still was within the range of fairness.



     On February 17, 1997, the Board of Directors of SAT, acting on behalf of SAT as the sole stockholder of Acquisition Corp., adopted the Merger. On February 17, 1997, the Acquisition Board authorized execution of the Merger Agreement. Accordingly, Acquisition Corp. has approved the Merger.

  (4) Affiliation of Good Ideas with SAT



     SAT owns 60.8% of the outstanding shares of the Good Ideas Common Stock. Of the four directors of Good Ideas who approved the Merger Agreement on December 3, 1996, two are executive officers, directors and employees of SAT, one is a director of SAT, the fourth was an employee of Good Ideas until December 31, 1996 and all four are securityholders of SAT. As of December 31, 1996, there was a note receivable from SAT to Good Ideas in the amount of $1,972,000, which, as extended, is due the earliest of (a) five business days after the end of the consent solicitation period, which period ends 60 days from the Record Date, (b) five business days after the Effective Date (as hereinafter defined -- see the subsection "The Merger Agreement" of this section "The Consent Procedure" under this caption "Summary") or (c) April 30, 1997. The Merger Agreement provides that the note receivable will be forgiven if the Merger is consummated and that the term thereof will be extended, if the consent solicitation is still in progress on April 30, 1997, until the earlier of (a) five business days after the end of the consent solicitation period for the Merger or (b) the Effective Date of the Merger. SAT also has been performing management services for Good Ideas. See "Material Contacts of SAT with Good Ideas."



     Because of the foregoing relationships with SAT, the Good Ideas Board has never been independent of SAT and at least a majority of the directors have owed fiduciary duties to both SAT and Good Ideas, creating a conflict of interests. This condition has existed since SAT acquired a majority interest in Good Ideas in June 1992. As a result of these conflicts of interests, the Good Ideas Board has approved, with respect to the Merger, certain safeguards for the Good Ideas Minority Stockholders, i.e, a majority of them must approve the Merger for it to be consummated, a fairness opinion from an investment bank has been obtained and Rosenman & Colin LLP was engaged as independent counsel for Good Ideas with respect to the Merger. Such independent counsel reviewed the Registration Statement and the Merger Agreement, advised the Good Ideas Board as to the foregoing documents and as to their fiduciary duties prepared an opinion as to certain tax consequences of the Merger. See "The Merger and Related
Matters -- Reasons for the Merger and Approval."


  (5) Fairness Opinion

     The Board of Directors of Good Ideas has received an opinion from Whale Securities Co., L.P. ("Whale Securities") as to the fairness of the Merger to the Good Ideas Minority Stockholders from a financial point of view as of the date of the opinion. A copy of such opinion is annexed as Appendix B hereto and should be read in its entirety. See "The Merger and Related Matters -- Fairness Opinion."

  (6) The Merger Agreement

     Following the satisfaction or waiver of the conditions of the Merger, the Merger will become effective upon the filing in the State of Delaware of a Certificate of Merger in accordance with Sections 103 and 251 of the GCL. (The date of such filing in Delaware is referenced to herein as the "Effective Date.") As soon as practical after the Effective Date, a notice of consummation of the Merger, together with a letter of transmittal for use in surrendering certificates for shares of the Good Ideas Common Stock, will be mailed to the holders of record as of the Effective Date of the shares of the Minority Good Ideas Common Stock. The Good Ideas Minority Stockholders are requested not to surrender their certificates for shares of the Minority Good Ideas Common Stock until they receive such a letter of transmittal. See "The Merger and Related Matters -- Exchange of Certificates."

  (7) Conditions of the Merger


     The obligations of SAT, Good Ideas and Acquisition Corp. to consummate the Merger are subject to the satisfaction of the following conditions, among others: (1) the Merger Agreement shall have been adopted by the holders of at least 50% of the outstanding shares of the Minority Good Ideas Common Stock, even though the consent of SAT alone would have been sufficient to have adopted the Merger Agreement in accordance with the GCL, and (2) this Registration Statement shall have been declared effective by the Commission under the Securities Act and no stop order suspending such effectiveness shall have been issued or a proceeding for such purpose shall have been instituted. No party to the Merger Agreement may waive either of the foregoing conditions. There exist other conditions to consummation of the Merger that may be waived (other than the requirement of a fairness opinion, which condition has been satisfied) if the respective Board of SAT or Good Ideas considers such waiver to be in the best interest of the stockholders of its respective corporation. See "The Merger and Related Matters -- Conditions to the Merger" and the Merger Agreement attached as Appendix A hereto for additional information as to the conditions of the Merger.


  (8) Amendment and Termination


     The Merger Agreement may be amended in writing at any time prior to the Effective Date by the Boards of Directors of the parties thereto, whether before or after the adoption by the Good Ideas Minority Stockholders of the Merger Agreement, but, after such adoption, no amendment may, without further approval by such stockholders, alter or change the amount or kind of consideration to be received in exchange for the shares of the Minority Good Ideas Common Stock.



     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, whether before or after the adoption of the Merger Agreement by the Good Ideas Minority Stockholders: (1) by mutual written consent of the Boards of Directors of SAT and Good Ideas, (2) by either SAT or Good Ideas if the respective Board of Directors, based on the opinion of its outside counsel, determines that making a recommendation to the Good Ideas Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law to their respective stockholders, or (3) by either SAT or Good Ideas if there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining SAT, Good Ideas or Acquisition Corp. from consummating the Merger and such order, decree, injunction or judgment has become final and non-appealable. The obligations automatically terminate if the Merger has not been consummated by September 30, 1997.


     For additional information relating to the Merger Agreement, see "The Merger and Related Matters" and Appendix A hereto.

  (9) Market Prices


     The following table sets forth the closing sales prices per share for the SAT Common Stock and the Good Ideas Common Stock on February 5, 1996, the last full day on which these stocks were traded prior to the initial public announcement of the then principal terms of the proposed Merger, and on April
  , 1997, the latest available date. The price quotations of SAT Common Stock are as reported by the American Stock Exchange and the price quotations for the Good Ideas Common Stock are as reported by the Pacific Stock Exchange and the National Quotation Bureau, Inc., respectively. See "SAT Market Information" and "Good Ideas Market Information" for a historical comparison of market prices of the SAT Common Stock and the Good Ideas Common Stock, respectively.



                                                              SAT           GOOD IDEAS
                                                          COMMON STOCK     COMMON STOCK
                                                          ------------     ------------
        February 5, 1996................................     $2.375           $ .375
        April   , 1997..................................     $                $


  (10) Federal Income Tax Consequences


     If the Merger is consummated, there will be no federal income tax consequences to SAT, Acquisition Corp. or the stockholders of SAT. It is expected that there will be Federal income tax consequences to the Good Ideas Minority Stockholders in that they may recognize income or loss on the exchange of the Minority Good Ideas Common Stock for the SAT Common Stock. Additionally, stockholders of Good Ideas receiving cash in lieu of fractional shares may recognize income as to such cash payment. See "The Merger and Related
Matters -- Certain Tax Consequences."

  (11) Regulatory Approvals

     As of the date hereof, the Merger requires no approval by any federal or state governmental agency, except for compliance with the Securities Act, the Exchange Act and state "blue sky" or securities laws. Without limiting the foregoing, no compliance is necessary under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder. See "The Merger and Related Matters -- Regulatory Approvals."

  (12) Accounting Treatment

     The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles. See "The Merger and Related
Matters -- Accounting Treatment."

RECENT DEVELOPMENTS


     On November 8, 1996, SAT entered into a Convertible Loan and Warrant Agreement (the "Loan Agreement") with Steven A. Cohen and S.A.C. Capital Associates, LLC, an Anguilla limited liability company (collectively the "Lenders"), pursuant to which SAT borrowed $5,000,000 from the Lenders (the "Loan"). See "SAT Principal Stockholders" for information as to the prior beneficial ownership by the Lenders of an aggregate of 2,246,200 shares of the SAT Common Stock. The Loan is evidenced by promissory notes (the "Convertible Notes") which are due and payable on November 8, 1999 and bear interest at the rate of seven percent per annum, payable quarterly. The Convertible Notes may not be prepaid without the consent of the Lenders and may not be assigned or negotiated without the consent of SAT. The Convertible Notes are convertible into shares of the SAT Common Stock at any time after July 1, 1997 at a conversion price (the "Conversion Price") of $2.00 per share. The Conversion Price is subject to a downward adjustment (the "Market Price Adjustment") during the period from May 1, 1997 through May 1, 1998 based on the average market price for shares of the SAT Common Stock over the preceding 65 trading days excluding the date that either Lender sold shares of the SAT Common Stock in an Open Market Transaction (as hereinafter defined) and the trading days that are within 21 days of such date, provided that the Conversion Price will not be reduced below $1.375 as a result of this adjustment.



     In addition, the Conversion Price is subject to reduction pursuant to certain anti-dilution provisions, if SAT sells shares at less than the Conversion Price, or issues options or convertible securities which can be exercised at a price less than the Conversion Price.



     Under the Loan Agreement, as long as any portion of the Convertible Notes are outstanding and thereafter as long as certain conditions are met, the Lenders may designate one person to be nominated by SAT for election to SAT's Board of Directors or may exercise observer rights at meetings of the Board of Directors. The Agreement also imposes certain negative and affirmative covenants on SAT as long as any balance remains outstanding under the Convertible Notes. These covenants, among other matters, restrict SAT's ability to engage in acquisitions (other than the proposed acquisitions of SAT's two majority owned subsidiaries, Good Ideas and U.S. Drug) of companies that are not engaged exclusively in, or engaged in a business directly related to, the business of substance abuse testing, to pay dividends, to incur indebtedness (as defined in the Loan Agreement) senior to the Convertible Notes, to engage in certain related party transactions, to assign the rights in certain intellectual property, to terminate the employment of SAT's chief executive officer, to incur other indebtedness (as defined in the Loan Agreement) in excess of $1,000,000, to sell or otherwise dispose of any subsidiary or division of the corporation (with the exception of Good Ideas), to engage in other transactions with a value in excess of $1,000,000, and to amend SAT's Certificate of Incorporation or By-Laws or enter into any agreement that would adversely affect the rights and priorities of the Lenders. The Lenders also have the right to purchase additional shares of the Common Stock in any capital raising transaction through any public or private sale of shares of the SAT Common Stock effected by SAT and to acquire additional shares under certain other circumstances.



     In addition, pursuant to the Loan Agreement, the Lenders purchased for $1,000 Common Stock purchase warrants expiring June 30, 2000 (the "June 30 Warrants") to purchase an aggregate of 2,500,000 shares of the SAT Common Stock at an exercise price of $2.00 per share. The June 30 Warrants are not exercisable before July 1, 1997 and thereafter are exercisable only to the extent that, when added together with any other shares beneficially owned by the Lenders, would not result in the Lenders being deemed to be greater than ten percent stockholders subject to Section 16 of the Exchange Act. Notwithstanding the foregoing, the Warrants become fully exercisable on July 1, 1997. The number of shares of the SAT Common Stock which may be purchased pursuant to the June 30 Warrants is subject to a downward adjustment, but not less than 2,000,000 shares, in the event that the Conversion Price of the Notes is reduced, such that the number of shares purchasable pursuant to the June 30 Warrants will be reduced at a rate of one share for each 2.2727 additional shares of the SAT Common Stock which may be obtained upon conversion of the Convertible Notes as a result of any Market Price Adjustment. In addition, the exercise price is subject to reduction and the number of shares that may be purchased under the June 30 Warrants is subject to increase pursuant to certain antidilution provisions if SAT sells shares at less than the exercise price. The June 30 Warrants are transferable subject to compliance with the Securities Act.



     Under the Loan Agreement, SAT agreed promptly to register under the Securities Act the shares issuable upon the conversion of the Convertible Notes and the exercise of the June 30 Warrants. A Registration Statement on Form S-3, File No. 333-19979 (the "January Registration Statement"), was filed on January 17, 1997 to fulfill such commitment. In the event the registration statement had not been filed and SAT did not use its best efforts to have the registration statement declared effective by February 6, 1997, SAT would have had to pay the Lenders a cash penalty equal to ten percent of the outstanding principal under the Convertible Notes. In addition, during times (if any) when SAT has not maintained the registration statement in effect for a specified period or has failed to keep current any prospectus forming a part of such registration statement, SAT must pay the Lenders a cash penalty equal to ten percent of the outstanding principal under the Convertible Notes. Furthermore, the exercise price of the June 30 Warrants may be paid by using shares otherwise issuable thereunder if SAT does not comply with certain registration requirements. SAT and the Lenders entered into a Registration Rights Agreement, pursuant to which the Lenders have "piggyback" rights to include shares in any registration statement filed by SAT, and on one occasion to demand registration of shares if the shares issued upon conversion of the Convertible Notes or exercise of the June 30 Warrants are not freely tradable. The right to demand registration may be assigned to a transferee of the securities.



     The Lenders have, as part of the Loan Agreement, agreed with SAT to certain volume restrictions on Open Market Transactions (as defined below) involving sales of the shares of the SAT Common Stock owned by them as of the date of the Agreement after the first 1,000,000 owned shares have been sold in Open Market Transactions. After the sale of such 1,000,000 owned shares in Open Market Transactions, the Lenders have agreed that, unless waived by SAT, they will not sell any of the remaining owned shares in Open Market Transactions unless: (i) the sales price for such shares (before any fees or commissions) is equal to, or greater than, the "Limit Price" (defined in the Loan Agreement as $2.00 per share subject to certain adjustments), (ii) the volume of shares sold by the Lenders on any trading day at a price below the Limit Price (before any fees or commissions) does not exceed 25% of the average daily trading volume of the SAT Common Stock reported for the five trading days immediately preceding the date of such sale, provided that any sales by the Lenders during the immediately preceding five trading days at a price below the Limit Price shall be excluded from the calculation of the average daily trading volume, or (iii) such shares are sold at the best offer price. For purposes of the Loan Agreement, the term "Open Market Transactions" means transactions that are reported on the consolidated quotation system other than block trades (as defined under Exchange Act Rule 10b-18). These volume sales limitations do not extend to any other transactions in the shares of the SAT Common Stock or to any shares of the SAT Common Stock that the Lenders may acquire after November 8, 1996.



     As a result of the five non-employee directors receiving Common Stock purchase warrants expiring November 15, 1999 (the "Directors Warrants") each to purchase 10,000 shares of the SAT Common Stock at $1.825 per share, the Lenders each received a Common Stock purchase warrant also expiring November 15, 1999 (the "Lenders Warrant") to purchase 5,000 shares of the SAT Common Stock at $1.825 per share. For information as to the recipients of the Directors Warrants, see "Management -- Directors' Compensation." Pursuant to the Loan Agreement, so long as the Convertible Notes are outstanding, whenever the directors receive Common Stock purchase warrants to purchase shares of the SAT Common Stock as compensation for serving in such capacity, each of the Lenders is entitled to receive a Common Stock purchase warrant to purchase one half of the shares of the SAT Common Stock subject to the director's warrant.



     Effective as of August 1, 1996, SAT relocated its executive offices from Rancho Cucamonga, California to Ft. Lauderdale, Florida. On November 14, 1996, Linda H. Masterson agreed to relinquish the title and duties as SAT's Chief Operating Officer while retaining the title and duties of President of SAT. Ms. Masterson will remain based in California with primary responsibility for bringing U.S. Drug's products to market, restructuring SAT's Alcohol Testing Products Division and supervising the day-to-day operations of SAT's BioTox Division. Ms. Masterson is a member of a management committee formed in November 1996 whose other members are SAT's Chief Executive Officer, its Chief Financial Officer, its Vice President, Sales and Marketing and two other designated persons.



     As a condition precedent to making its loans, the Lenders required that Robert M. Stutman, the Chairman of the Board, the Chief Executive Officer and a director of SAT, and Brian Stutman, Vice President, Sales and Marketing of SAT since December 3, 1996, surrender their secured position with respect to their promissory notes due May 21, 1997 (the "Promissory Notes") in the principal amount of $239,760 and $160,240, respectively, which they had received on May 21, 1996 as partial payment for their share ownership in RSA, and agree that the Promissory Notes would not be paid prior to the Convertible Notes except through the issuance of shares of the SAT Common Stock. In consideration of this sacrifice, the Board of Directors of SAT authorized on December 3, 1996 that the exercise price of $3.135 per share be reduced to $2.125 per share on Robert M. Stutman's Common Stock purchase warrant expiring May 20, 1999 to purchase 474,750 shares of the SAT Common Stock and on Brian Stutman's Common Stock purchase warrant also expiring May 20, 1999 to purchase 317,250 shares of the SAT Common Stock. On the same day, the Messrs. Stutman surrendered their Promissory Notes, the principal amount and interest thereon being used to allow Robert M. Stutman to exercise his Common Stock purchase warrant expiring December 13, 1998 for 127,500 shares as to 124,375 shares and Brian Stutman to exercise his Common Stock purchase warrant also expiring December 13, 1998 as to all 72,500 shares subject thereto and his Common Stock purchase warrant expiring March 31, 1999 for 70,500 shares as to 10,624 shares, thereby permitting SAT to cancel an aggregate of $415,000 in indebtedness to them ($400,000 in principal and $15,000 in interest).


PROSPECTIVE SALE OF GOOD IDEAS


     On February 26, 1996, the SAT Board determined to sell or liquidate Good Ideas as soon as possible after the Merger is consummated. On December 3, 1996, the SAT Board determined that Good Ideas should continue its efforts to implement a sale of Good Ideas' remaining assets or its stock, as to which sales there can be no assurance, and then, once the results of the solicitation for the Merger are known, to liquidate Good Ideas (assuming no sale of its stock) as soon thereafter as is practicable. However, management was authorized on February 17, 1997 to accept an offer to purchase the Good Ideas assets for $225,000 (from which offer will be deducted payments aggregating $112,870 for inventory already purchased) if no better offer was made by March 31, 1997 and if the prospective offer was still open. Good Ideas is seeking to close on such offer in the month of April 1997. See "The Merger and Related Matters -- Sale of Good Ideas" and the section "Results of Operations -- Good Ideas Enterprises, Inc." under the caption "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."

            SUMMARY HISTORICAL AND PROFORMA COMBINED FINANCIAL DATA


     The following summary historical financial data of the Company for the five years ended March 31, 1996 and the nine months ended December 31, 1996 and 1995 is derived from the consolidated financial statements of the Company. The following summary historical financial data of Good Ideas for the three years ended March 31, 1996, the three months ended March 31, 1993 and the year ended December 31, 1992, and for the nine months ended December 31, 1996 and 1995 is derived from the financial statements of Good Ideas. The proforma condensed consolidated balance sheet of the Company as of December 31, 1996 gives effect to the following:



          1. The effect of the proposed Merger of a wholly owned subsidiary of SAT into Good Ideas.



          2. The effect of the proposed Merger of U.S. Drug into a wholly owned subsidiary of SAT.



     The proforma condensed consolidated statement of operations for the year ended March 31, 1996 and the nine months ended December 31, 1996 give effect to the following:



          1. The effect of the proposed Merger of a wholly owned subsidiary of SAT into Good Ideas.



          2. The effect of the proposed Merger of U.S. Drug into a wholly owned subsidiary of SAT.



          3. The acquisition of RSA, combining the audited financial statements of RSA for the year ended December 31, 1995 with the audited consolidated financial statements of SAT for the fiscal year ended March 31, 1996. Outstanding common shares have been adjusted to reflect the Common Stock issued in the transaction and the related warrant exercises between March 31, 1996 and the acquisition date of May 21, 1996 to the extent necessary to generate the $2,100,000 of cash used in the acquisition transaction. The nine-month period ending December 31, 1996 includes the operations of RSA from the acquisition date of May 21, 1996. The results of operations of RSA from April 1, 1996 through May 20, 1996 have been omitted as their effect is not material.



     The proforma statements have been prepared by SAT based upon the financial statements included elsewhere in this Consent Solicitation Statement/Prospectus and should be read in conjunction therewith. These proforma statements may not be indicative of the results that actually would have occurred if the transactions would have been in effect on the date indicated and should not be understood to project the results of operations for any future date or period.

HISTORICAL FINANCIAL DATA

                                  THE COMPANY


                                                          FOR THE YEAR ENDED MARCH 31,
                                  -----------------------------------------------------------------------------
                                      1996            1995             1994            1993            1992
                                  ------------     -----------     ------------     -----------     -----------
CONSOLIDATED INCOME STATEMENT DATA:
Continuing Operations:
Total Revenues..................  $  1,165,661     $ 1,695,215     $    442,728     $   611,739     $   688,412
                                  ============     ===========     ============     ===========     ===========
Loss from Continuing
  Operations....................  $ (8,056,045)    $(6,706,127)    $ (9,696,139)    $(7,623,615)    $(3,490,024)
Loss on Discontinued
  Operations....................    (2,404,541)       (530,269)        (369,896)       (373,638)             --
                                  ------------     -----------     ------------     -----------     -----------
Net Loss........................  $(10,460,586)    $(7,236,396)    $(10,066,035)    $(7,997,253)    $(3,490,024)
                                  ============     ===========     ============     ===========     ===========
CONSOLIDATED LOSS APPLICABLE TO COMMON STOCK:
Net Loss........................  $(10,460,586)    $(7,236,396)    $(10,066,035)    $(7,997,253)    $(3,490,024)
Preferred Stock Dividend Class
  A.............................       (28,810)        (39,179)         (26,358)        (39,992)       (199,362)
Preferred Stock Dividend Class
  B.............................            --          (2,425)         (13,826)       (331,767)       (277,083)
                                  ------------     -----------     ------------     -----------     -----------
Loss Applicable to Common
  Stock.........................  $(10,489,396)    $(7,278,000)    $(10,106,219)    $(8,369,012)    $(3,916,469)
                                  ============     ===========     ============     ===========     ===========
Net Loss per Common Share.......  $       (.35)    $       (28)    $       (.46)    $      (.68)    $      (.66)
                                  ------------     -----------     ------------     -----------     -----------
Weighted Average Common Share
  Outstanding...................    29,834,502      25,691,674       22,027,068      12,317,743       5,938,747
                                  ============     ===========     ============     ===========     ===========



                                                                 AS OF MARCH 31,
                                  -----------------------------------------------------------------------------
                                      1996            1995             1994            1993            1992
                                  ------------     -----------     ------------     -----------     -----------
CONSOLIDATED SUMMARY BALANCE SHEET DATA:
Working Capital.................  $  1,685,583     $ 4,634,665     $  7,489,655     $ 3,172,817     $11,778,216
                                  ============     ===========     ============     ===========     ===========
Total Assets....................  $  6,952,284     $14,097,548     $ 16,848,773     $ 6,300,602     $12,904,801
                                  ============     ===========     ============     ===========     ===========
Stockholders' Equity............  $  4,032,330     $ 7,693,942     $  6,844,375     $ 1,482,943     $ 8,301,977
                                  ============     ===========     ============     ===========     ===========

                                  THE COMPANY


                                                                               FOR THE NINE MONTHS ENDED
                                                                                     DECEMBER 31,
                                                                              ---------------------------
                                                                                 1996            1995
                                                                              -----------     -----------
CONSOLIDATED INCOME STATEMENT DATA:
Continuing Operations:
Total Revenues..............................................................  $ 2,070,206     $   901,439
                                                                              ===========     ===========
Loss from Continuing Operations.............................................  $(6,856,526)    $(5,209,224)
Loss on Discontinued Operations.............................................  $  (150,877)    $  (641,491)
                                                                              -----------     -----------
Net Loss....................................................................  $(7,007,403)    $(5,850,715)
                                                                              ===========     ===========
Consolidated Loss Applicable to Common Stock:
Net Loss....................................................................  $(7,007,403)    $(5,850,715)
Preferred Stock Dividend Class A............................................      (21,606)        (21,606)
                                                                              -----------     -----------
Loss Applicable to Common Stock.............................................  $(7,029,009)    $(5,872,321)
                                                                              ===========     ===========
Net Loss per Common Share
Loss from Continuing Operations.............................................  $     (0.20)    $     (0.18)
Loss from Discontinued Operations...........................................           --           (0.02)
                                                                              -----------     -----------
Net Loss....................................................................  $     (0.20)    $     (0.20)
Weighted Average Common Shares Outstanding..................................   34,978,113      29,248,777
                                                                              ===========     ===========



                                                                                  AS OF DECEMBER 31,
                                                                              ---------------------------
                                                                                 1996            1995
                                                                              -----------     -----------
CONSOLIDATED SUMMARY BALANCE SHEET DATA:
Working Capital.............................................................  $ 3,158,782     $ 2,204,198
                                                                              ===========     ===========
Total Assets................................................................  $11,258,892     $ 8,987,126
                                                                              ===========     ===========
Stockholders' Equity........................................................  $ 5,112,141     $ 5,320,299
                                                                              ===========     ===========

                                   GOOD IDEAS

                                                                                    FOR THE
                                                                                     THREE           FOR THE
                                          FOR THE YEAR ENDED MARCH 31,            MONTHS ENDED      YEAR ENDED
                                    -----------------------------------------      MARCH 31,       DECEMBER 31,
                                       1996            1995           1994            1993             1992
                                    -----------     ----------     ----------     ------------     ------------
INCOME STATEMENT DATA:
Net Sales.........................  $ 1,508,819     $4,606,039     $5,544,221      $  436,015       $3,773,232
                                    ===========     ==========     ==========      ==========       ==========
Net Loss..........................  $(1,566,292)    $ (798,307)    $ (582,331)     $ (317,443)      $ (321,648)
                                    ===========     ==========     ==========      ==========       ==========
Net Loss per Common Share.........  $      (.39)    $     (.20)    $     (.20)     $     (.11)      $     (.12)
                                    ===========     ==========     ==========      ==========       ==========
Weighted Average Common Shares
  Outstanding.....................    3,968,372      4,065,200      2,942,000       2,787,500        2,787,500
                                    ===========     ==========     ==========      ==========       ==========


                                                          AS OF MARCH 31,
                                     ---------------------------------------------------------     DECEMBER 31,
                                        1996           1995           1994            1993             1992
                                     ----------     ----------     ----------     ------------     ------------
SUMMARY BALANCE SHEET DATA:
Working Capital (Deficit)..........  $2,174,525     $3,572,405     $4,113,710      $ (769,409)      $ (421,507)
                                     ==========     ==========     ==========      ==========       ==========
Total Assets.......................  $2,422,732     $3,950,982     $5,604,295      $1,908,633       $1,857,435
                                     ==========     ==========     ==========      ==========       ==========
Net Assets in Liquidation..........  $2,174,525             --             --              --               --
                                     ==========     ==========     ==========      ==========       ==========
Shareholders' Equity (Deficit).....          --     $3,735,816     $4,252,854      $ (650,156)      $ (332,213)
                                     ==========     ==========     ==========      ==========       ==========

                                   GOOD IDEAS



                                                                                   FOR THE NINE MONTHS
                                                                                   ENDED DECEMBER 31,
                                                                                -------------------------
                                                                                   1996           1995
                                                                                ----------     ----------
INCOME STATEMENT DATA:
Net Sales.....................................................................  $   48,868     $1,473,416
                                                                                ==========     ==========
Net Loss......................................................................  $  (50,000)    $ (932,259)
                                                                                ==========     ==========
Net Loss per Common Share.....................................................  $     (.01)    $     (.23)
                                                                                ==========     ==========
Weighted Average Common Shares Outstanding....................................   3,948,680      3,974,936
                                                                                ==========     ==========



                                                                                   AS OF DECEMBER 31,
                                                                                -------------------------
                                                                                   1996           1995
                                                                                ----------     ----------
SUMMARY BALANCE SHEET DATA:
Working Capital...............................................................  $2,117,717     $2,733,137
Total Assets..................................................................  $2,203,661     $3,022,906
                                                                                ==========     ==========
Net Assets In Liquidation.....................................................  $2,124,525             --
                                                                                ==========     ==========
Stockholders' Equity..........................................................          --     $2,808,558
                                                                                ==========     ==========

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.


                             PROFORMA BALANCE SHEET


                            AS OF DECEMBER 31, 1996



                                                            MERGER AND         MERGER WITH
                                                           PROPOSED SALE       ACQUISITION
                                          CONSOLIDATED   OR LIQUIDATION OF        CORP.         CONSOLIDATED
                                           HISTORICAL       GOOD IDEAS          U.S. DRUG         PROFORMA
                                            12/31/96          DR(CR)             DR(CR)           12/31/96
                                          ------------   -----------------     -----------      ------------
                                                   ASSETS
Current Assets:
  Cash and Cash Equivalents.............  $  2,346,443                                          $  2,346,443
  Accounts Receivable (net of Allowance
     for Bad Debts of $94,201)..........       974,031                                               974,031
  Other Receivable......................        50,000                                                50,000
  Inventories...........................       717,078                                               717,078
  Prepaid Expenses......................       373,129                                               373,129
  Net Current Assets of Discontinued
     Operations(1)......................       139,667                                               139,667
                                          ------------       ---------         -----------      ------------
     Total Current Assets...............     4,600,348                                             4,600,348
                                          ------------       ---------         -----------      ------------
Property and Equipment (Net of
  Accumulated Depreciation of
  $2,334,630)...........................     2,297,955                                             2,297,955
Excess of Cost over Fair Value on Net
  Assets Acquired (net of amortization
  of $145,890)..........................     4,110,589                                             4,110,589
Notes Receivable-Non Current............       250,000                                               250,000
                                          ------------       ---------         -----------      ------------
                                          $ 11,258,892                                          $ 11,258,892
                                          ============       =========         ===========      ============
Current Liabilities:....................                         CR(DR)              CR(DR)
  Accounts Payable......................  $    646,185                                          $    646,185
  Accrued Liabilities...................       753,960                                               753,960
  Current Portion Long Term Debt........        27,016                                                27,016
  Pref. Stock Dividend Payable..........        14,404                                                14,404
                                          ------------       ---------         -----------      ------------
     Total Current Liabilities..........     1,441,565                                             1,441,565
                                          ------------       ---------         -----------      ------------
Senior Convertible Notes (net of
  $1,236,204 in unamortized discount)...     3,763,796                                             3,763,796
Long Term Debt-Net of Current Portion...        86,951                                                86,951
Minority Interest.......................       854,439       $(854,439)(2)     $        --(3)             --
Stockholders' Equity
  Preferred Stock Class "A".............           412                                                   412
  Common Stock $.01.....................       360,306           5,575(2)           27,895(3)        393,776
  Additional Paid In Capital............    53,228,326         900,403(2)        4,505,007(3)     58,633,736
  Accumulated Deficit...................   (48,476,903)        (51,539)(2)      (4,532,902)(3)   (53,061,344)
                                          ------------       ---------         -----------      ------------
     Total Stockholders' Equity.........     5,112,141         854,439                  --         5,966,580
                                          ------------       ---------         -----------      ------------
          Total Liabilities and
            Equity......................  $ 11,258,892       $      --         $        --      $ 11,258,892
                                          ============       =========         ===========      ============

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.


                        PROFORMA STATEMENT OF OPERATIONS

                       FOR THE FISCAL YEAR ENDED 3/31/96


                                                   MERGER AND
                                                    PROPOSED          MERGER WITH
                                                     SALE OR          ACQUISITION                   PURCHASE
                                 CONSOLIDATED    LIQUIDATION OF          CORP.                     ADJUSTMENTS       CONSOLIDATED
                                  HISTORICAL       GOOD IDEAS          U.S. DRUG                       RSA             PROFORMA
                                 ------------   -----------------     -----------                  -----------       ------------
                                                                                      HISTORICAL
                                                                                      FINANCIAL
                                                                                      STATEMENTS
                                                                                         RSA
                                                                                      ----------
                                                                                         4.)
Continuing Operations:
  Net Sales....................  $ 1,165,661                                          $1,101,599                     $ 2,267,260
  Costs and Expenses
    Cost of Sales (Exclusive of
      Depreciation Shown
      Below)...................    1,208,726                                            845,663                        2,054,389
    Selling, General and
      Administrative Expenses
      (Exclusive of
      Depreciation Shown
      Below)...................    5,720,592                                            275,485                        5,996,077
    Research and Development...    1,005,832                                                                           1,005,832
    Interest...................       81,450                                                                              81,450
    Depreciation and
      Amortization.............    1,017,534                                                       $  283,000 5.)      1,300,534
    Loss on Settlement of
      Litigation...............    1,137,914                                                                           1,137,914
                                 -----------         -------          ----------      ----------   ----------        -----------
        Total Costs and
          Expenses.............   10,172,048                                          1,121,148       283,000         11,576,196
                                 -----------         -------          ----------      ----------   ----------        -----------
  Loss from Operations.........   (9,006,387)                                           (19,549)     (283,000)        (9,308,936)
                                 -----------         -------          ----------      ----------   ----------        -----------
  Other Income (Expense)
    Interest Income............      116,075                                                                             116,075
    Loss on Sale of Marketable
      Securities...............   (1,889,216)                                                                         (1,889,216)
    Unrealized Gain on
      Marketable Securities....    2,190,721                                                                           2,190,721
    Other Losses...............       (8,704)                                                                             (8,704)
                                 -----------         -------          ----------      ----------   ----------        -----------
        Total Other Income
          (Expense)............      408,876                                                                             408,876
                                 -----------         -------          ----------      ----------   ----------        -----------
  Loss before Minority Interest
    in Net Loss of
    Subsidiaries...............   (8,597,511)                                           (19,549)     (283,000)        (8,900,060)
  Minority Interest in Net Loss
    of Subsidiaries............      541,466                          $ (541,466)                                             --
                                 -----------         -------          ----------      ----------   ----------        -----------
Loss from Continuing
  Operations...................  $(8,056,045)                         $ (541,466)     $ (19,549)   $ (283,000)       $(8,900,060)
                                 ===========         =======          ==========      ==========   ==========        ===========
Weighted Average Common Shares
  Outstanding..................   29,834,502         557,5252.)        2,789,478 3.)                1,445,946 6.)     34,627,451
                                 ===========         =======          ==========      ==========   ==========        ===========
Loss from Continuing Operations
  Applicable to Common Stock:
  Net Loss from Continuing
    Operations.................  $(8,056,045)                         $ (541,466)     $ (19,549)   $ (283,000)       $(8,900,060)
  Preferred Stock
    Dividend -- Class "A"......      (28,810)                                                                            (28,810)
                                 -----------         -------          ----------      ----------   ----------        -----------
Loss from Continuing Operations
  Applicable to Common Stock...  $(8,084,855)                         $ (541,466)     $ (19,549)   $ (283,000)       $(8,928,870)
                                 ===========         =======          ==========      ==========   ==========        ===========
Loss from Continuing Operations
  per Common Share.............  $     (0.27)                                                                        $     (0.26)
                                 ===========                                                                         ===========

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.



                        PROFORMA STATEMENT OF OPERATIONS



                       FOR THE NINE MONTHS ENDED 12/31/96



                                                             MERGER AND
                                                              PROPOSED           MERGER WITH
                                                               SALE OR           ACQUISITION
                                         CONSOLIDATED      LIQUIDATION OF           CORP.         CONSOLIDATED
                                          HISTORICAL         GOOD IDEAS           U.S. DRUG         PROFORMA
                                         ------------     -----------------      -----------      ------------
Continuing Operations:
  Net Sales............................  $  2,070,206                                             $  2,070,206
  Costs and Expenses
     Cost of Sales (Exclusive of
       Depreciation Shown Below).......     1,628,825                                                1,628,825
     Selling, General and
       Administrative Expenses
       (Exclusive of Depreciation Shown
       Below)..........................     4,978,592                                                4,978,592
     Research and Development..........     1,273,822                                                1,273,822
     Interest..........................       143,855                                                  143,855
     Depreciation and Amortization.....       787,291                                                  787,291
     Write off of Goodwill.............       714,377                                                  714,377
                                          -----------          -------            ----------      ------------
          Total Costs and Expenses.....     9,526,762                                     --         9,526,762
                                          -----------          -------            ----------      ------------
  Loss from Operations.................    (7,456,556)                                    --        (7,456,556)
                                          -----------          -------            ----------      ------------
  Other Income (Expense)...............        (4,540)                                                  (4,540)
                                          -----------          -------            ----------      ------------
  Loss before Minority Interest in Net
     Loss of Subsidiaries..............    (7,461,096)                                              (7,461,096)
  Minority Interest in Net Loss of
     Subsidiaries......................       604,570                            $  (604,570)
                                          -----------          -------            ----------      ------------
Loss from Continuing Operations........  $ (6,856,526)              --           $  (604,570)     $ (7,461,096)
                                          ===========          =======            ==========      ============
Weighted Average Common Shares
  Outstanding..........................    34,978,113          557,525(2)          2,789,478(3)     38,325,116
                                          ===========          =======            ==========      ============
Loss from Continuing Operations
  Applicable to Common Stock:
  Net Loss from Continuing
     Operations........................  $ (6,856,526)                           $  (604,570)     $ (7,461,096)
  Preferred Stock Dividend -- Class
     "A"...............................       (21,606)                                                 (21,606)
                                          -----------          -------            ----------      ------------
Loss from Continuing Operations
  Applicable to Common Stock...........  $ (6,878,132)                           $  (604,570)     $ (7,482,702)
                                          ===========          =======            ==========      ============
  Loss from Continuing Operations per
     Common Share......................  $      (0.20)                                            $      (0.20)
                                          ===========                                             ============

               NOTES TO PROFORMA CONDENSED FINANCIAL INFORMATION



1.)   Net assets of discontinued business to be sold or liquidated excluding intercompany receivables.
2.)
      Purchase of Minority Interest in Good Ideas
      Calculation of number of shares assumed in Merger Transaction with Good Ideas
      SAT Shares to be issued for each Good Ideas
      Share..............................................................        0.36
      Good Ideas Minority Shares Outstanding.............................   1,548,680
                                                                           ----------
      Estimated Number of SAT Shares to be Issued........................     557,525
                                                                            =========
      Value of SAT shares issued for minority interest at interest market price of $1.625 per share..........................................  $  905,978
      Book Value of Minority Interest....................................     854,439
                                                                           ----------
      Excess of fair value of SAT shares over book value of Minority
      Interest...........................................................  $   51,539
                                                                            =========
      The difference between the value of shares issued in the transaction and the book value of the minority interest will be treated as an additional loss on discontinued operations and such amount has been reflected as a charge to retained earnings (accumulated deficit) in the proforma balance sheet, but has not been reflected in the proforma statements of operations as it is directly attributable to the merger transaction.
3.)
      Purchase of Minority Interest in U.S. Drug
      Calculation of number of shares assumed in Merger Transactions with U.S. Drug
      SAT Shares to be issued for each U.S. Drug Share...................        1.62
      U.S. Drug Minority Shares Outstanding..............................   1,721,900
                                                                           ----------
      Estimated Number of SAT Shares to be issued........................   2,789,478
                                                                            =========
      Value of SAT shares to be issued for Minority Interest at estimated market price of $1.625 per share...................................  $4,532,902
      Book value of Minority Interest....................................          --
                                                                           ----------
      Excess of fair value of SAT shares over book value of Minority
      Interest...........................................................  $4,532,902
                                                                            =========
      The difference between the fair value of shares issued in the transaction and the book value of the minority interest will be treated as incomplete research and development because U.S. Drug is a development stage enterprise and such amount is reflected as a charge to retained earnings (accumulated deficit) in the proforma balance sheet, but has not been reflected in the proforma statements of operations as it is directly attributable to the merger transaction.
4.)
      RSA was acquired May 21, 1996. RSA results of operations for the calendar year 1995 are included in the results of operations for the fiscal year ended March 31, 1996. The results of operations for the nine months ended December 31, 1996 include RSA operations from May 22 through December 31, 1996. The results of operations of RSA from April 1, 1996 through May 21, 1996 have been omitted as their effect is not material.
5.)
      The purchase of RSA generated approximately $4,250,000 of purchase price in excess of net asset value. This excess is being amortized based on a 15-year life and amounts to
      $283,000 per year.
6.)
      Outstanding shares have been adjusted to reflect the 500,000 shares issued in the RSA acquisition and 945,946 common shares issued in the exercise of Common Stock Purchase
      Warrants at an average price of $2.22 subsequent to March 31, 1996 to the extent necessary to provide the cash portion of the purchase price, $2,100,000.

                                  RISK FACTORS


     1. SAT Affiliations of Good Ideas Directors. Of the four directors of Good Ideas who initially approved the Merger on April 12, 1996, three were then executive officers (two of whom were also then directors and the other a former director) of SAT, all three were then employees of SAT, the fourth director was then an employee of Good Ideas and all four directors were stockholders of SAT. All four had served in such capacities since Good Ideas commenced operations. Of the current four directors of Good Ideas who approved the Merger on December 3, 1996 and February 17, 1997, two are executive officers, directors and employees of SAT, one is a director of SAT and formerly served as a consultant to SAT Board of Directors, the fourth was an employee of Good Ideas until December 31, 1996 and all four are securityholders of SAT.



     Consequently, the Good Ideas Board of Directors has never been independent of SAT and at least a majority of the directors have owed fiduciary duties to both SAT and Good Ideas, creating a conflict of interest, which has existed since SAT, through a subsidiary, acquired a majority interest in the predecessor of Good Ideas in June 1992. However, specifically with respect to the Merger, the Good Ideas Board approved certain safeguards in an effort to assure fairness to the Good Ideas Minority Stockholders. First, the Merger Agreement must be adopted by the holders of at least 50% of the outstanding shares of the Minority Good Ideas Common Stock (excluding from such calculation the 210,000 shares in the aggregate held by two directors of Good Ideas), even though the consent of SAT alone is sufficient to adopt the Merger Agreement in accordance with the GCL. Second, a major firm (Rosenman & Colin LLP) was engaged as independent counsel for Good Ideas. Lastly, the Board of Directors of Good Ideas has received an opinion from Whale Securities as to the fairness of the Merger to the Good Ideas Minority Stockholders from a financial point of view as of the date of the opinion. The Merger Agreement provides that the first and second protections cannot be waived by any party.



     The SAT Board considered adding independent directors to Good Ideas, but rejected the idea because of what it considered the virtual impossibility, especially in light of potential director liability concerns, of finding a person or persons to accept a directorship in a public company knowing that it is in the process of going private and that SAT has majority control of the Good Ideas Common Stock (63.6% of the outstanding shares as of March 31, 1997 if the directors' shares are included). Although SAT could have attempted to cause Good Ideas to make it financially attractive for a potential director to accept a directorship, SAT believed that this would not be a prudent use of Good Ideas' money and that any such payment or payments could be perceived as an improper inducement to such person to favor the Merger.



     2. Loss of Direct Ownership of Good Ideas. If the Merger is consummated, the Good Ideas Minority Stockholders will lose their direct, although minority, ownership interest in Good Ideas. As a result, if Good Ideas is sold for an amount greater than the amount offered by SAT, which event the SAT Board of Directors and the Good Ideas Board of Directors believe is highly unlikely to occur, such holders will share in such sale only to the extent of their diluted interest in SAT. In addition, to the extent any Good Ideas Minority Stockholder wanted to be an investor solely in a toy company, such stockholder has lost such opportunity as the result of the SAT Board's decision to close down the Good Ideas operations, attempt to sell the assets or stock of Good Ideas, as to which sale there can be no assurance, and ultimately liquidate Good Ideas if no sale of stock is made. As a result of the SAT Board's decisions, the Good Ideas Minority Stockholders will receive shares of the SAT Common Stock if a majority approves the Merger and the cash liquidation value of their shares if the Merger is not approved.



     3. Operating Losses. The Company has sustained losses of $48,476,903 from inception through December 31, 1996. Management initiated cost reduction actions to reduce general and administrative expenses in fiscal 1996, which prospective savings were offset by the $903,000 in combined legal and other expenses incurred by both parties in the consent solicitation contest (see
"Management -- Changes in Management of SAT"), $250,000 in settlement of a claim by two then Alconet officers relating to their then employment and $397,000 of expenses incurred prior to its acquisition by Alconet, a then subsidiary acquired in March 1995 and not included in the Company's operating results for the fiscal year ended March 31, 1995 ("fiscal 1995"). Without the expenses of the consent solicitation, management had hoped that the general and administrative expenses could be reduced in the fiscal year ending March 31, 1997 ("fiscal 1997"). During the nine months ended December 31, 1996, such expenses increased by $350,000 to $4,120,000 from the $3,770,000 in the comparable period in fiscal 1996. The increase was due primarily to the issuance of shares of the SAT Common Stock valued at $575,000 for financial public relations services. The Company also incurred approximately $353,000 of legal expenses related to the taking private transactions and a registration statement under the Securities Act primarily relating to the shares underlying warrants, relocation and plant closure costs of approximately $100,000 and costs associated with the transition of management of approximately $253,000. However, there can be no assurance that management's expectations as to cost reductions will be realized in the fiscal year ending March 31, 1998 ("fiscal 1998") or thereafter. In addition, management has initiated an effort through SAT's Employer Services Division (formerly ProActive, a subsidiary) to tap the human resource provider market which it believes can result in substantial revenues; however, selling and marketing expenses increased to $859,000 in the nine months ended December 31, 1996 as compared to $772,000 for the same period of the prior year reflecting such increased marketing efforts. In addition, management caused SAT to acquire RSA on May 21, 1996, which company had been designing drug-free workplace policies and programs for ProActive clients since January 1996; will continue to attempt to sell the Company's toy operations; and had sold on April 30, 1996 the assets of the Company's rubber recycling operations, so that the Company can concentrate on alcohol and drug testing and the related operations of the Robert Stutman & Associates Consulting Division and the Employer Services Division as its core businesses. However, there can be no assurance that management will receive what it considers to be a more acceptable offer for Good Ideas than a current offer of $225,000 for its remaining inventory. The Good Ideas Board will attempt to close on such offer as soon as possible (Good Ideas is seeking a closing in April 1997) and, whether or not such sale is consummated, will liquidate Good Ideas as soon as possible after the date on which the results of this consent solicitation for the Merger are known. In addition, the decision to develop a saliva based drug testing product, rather than complete first the urine based drug testing product for marketing, will, in the opinion of management, enhance the Company's future growth, but has delayed the receipt of any revenues from U.S. Drug until the first quarter of 1999 at the earliest, assuming successful consummation of the research and development program, as to which there can be no assurance. If the saliva based testing product reaches a certain stage of development, which currently is not anticipated until March 1998 at the earliest, management will consider the feasibility of obtaining a marketing partner, which partner could fund the later stages of product development, but also would decrease future marketing revenues for the Company. In addition, because the bulk of the research and development expenses will have been occurred at that stage of the program, seeking a development partner may not be a desirable action to take at that time. Management believes, therefore, that it is currently too speculative to project any revenues from this source. See the section "Lack of Funding May End Possible Drug Testing Products" under this caption "Risk Factors." Accordingly, it is management's belief, especially in view of the significant losses in the fiscal year ended March 31, 1994 ("fiscal 1994"), fiscal 1995, fiscal 1996 and the first nine months of fiscal 1997 that, despite these management programs, the Company will not turn profitable in fiscal 1997. There can be no assurance as to when the Company, without giving effect to the results of operations of U.S. Drug, will turn profitable, if at all, or when U.S. Drug will turn profitable. See "Business of the Company," "The Company's Financial Statements" and "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Good Ideas reported net losses of $1,566,000 for fiscal 1996, $798,000 for fiscal 1995 and $582,000 for fiscal 1994. Good Ideas reported a net loss of $50,000 for the nine months ended December 31, 1996 as compared to a net loss of $932,000 for the comparable period in fiscal 1995. Because SAT's Board of Directors believes that the SAT stockholders will derive the most benefit if the Company's core businesses were solely the alcohol and drug testing operations, the human resource provider business and the business of developing substance abuse prevention programs and policies and because of Good Ideas' history of losses, questions as to the future marketability of its current toy products and what it perceives to be the problems in the toy industry generally, SAT has been seeking a purchaser for Good Ideas; however, there can be no assurance that any such sale will be effected. Whether or not a sale is effected, the Board would seek instead to liquidate Good Ideas as soon after the date on which the results of the consent solicitation are known as is possible. See "The Merger and Related Matters -- Sale of Good Ideas."

     4. Need for Financing. Management believes that, as a result of (1) its recently consummated sale of Convertible Notes in the principal amount of $5,000,000 (see "Summary -- Recent Developments"), (2) the exercise of Common Stock purchase warrants and a stock option during the period January 1996 through September 30, 1996 resulting in gross proceeds to SAT of $4,770,621, (3) the closing of a private placement pursuant to Regulation D under the Securities Act in December 1995 through February 1996 resulting in gross proceeds of $3,750,000, (4) the contemplated future exercises of outstanding Common Stock purchase warrants and (5) management's belief that, except for the cash requirements of U.S. Drug, the Company will begin to have a positive cash flow from operations possibly in the quarter ending December 31, 1997 and more probably in the quarter ending March 31, 1998,the Company will be able to meet its cash requirements other than those for U.S. Drug (which will require additional financing) during the next 12 months. However, there can be no assurance that this objective will be achieved, particularly as to the estimate as to the Company achieving a positive cash flow from its operations other than U.S. Drug. Such estimate is based primarily on SAT continuing to develop new customers for its Employer Services Division, taking into account that it generally takes 90 to 120 days from contract signing to implement procedures and begin to receive revenues. Such estimate also assumes that SAT will not incur significant non-recurring costs as it has in recent years, that SAT has eliminated its significant losses in the Alcohol Products Division and will continue to derive from its Robert Stutman & Associates Consulting Division increasing revenues and sources of potential business for the Company's other operations. In the event warrant exercises are not achieved at the levels expected and the Company's cash flow from operations (other than U.S. Drug) does not turn positive, the Company in such event would have to seek new financing even for its non-U.S. Drug operations, which financing may not be available or, if available, may not be on acceptable terms. In addition, depending on market and other conditions relating to the individual holder, there can be no assurance that the outstanding SAT Common Stock purchase warrants will be exercised and, if exercised, when.



     In the event that the Company is unable to generate sufficient cash flow from operations or from sources other than operations as described in the preceding paragraph (which event, in SAT's management's opinion, is not likely to occur based upon the Company's past experience; however, there can be no assurance that management will be successful in its financing efforts), then the Company may have to reduce operations in order to survive, thereby not only resulting in less cash from operations currently, but also delaying future revenue growth. In such event the market price of the SAT Common Stock is likely to drop, not only discouraging the future exercises of SAT's warrants and possibly discouraging potential new investors, but also increasing the risk that a current investor in SAT may lose the value of his, her or its investment.



     Good Ideas' management believes that, pending consummation of a sale of Good Ideas, as to which sale there can be no assurance, or liquidation, Good Ideas' cash resources, as a result of (1) initially its cost reduction actions (such as not renewing the lease for office and warehouse facilities) and (2) finally its cessation of operations, will be sufficient to allow Good Ideas to meet its cash requirements for at least the next 12 months, if such time is required to sell or liquidate. In addition, Good Ideas' cash resources could be supplemented by repayment of all or part of SAT's indebtedness to Good Ideas ($1,972,000 as of December 31, 1996) or by consummating the existing informal offer for inventory which would result in gross proceeds of $112,130. Because the Good Ideas Board will seek to liquidate Good Ideas as soon after the date on which the results of the consent solicitation are known as is practicable and because of these two other potential sources of cash, management expects to have Good Ideas' cash requirements met as stated. See the sections "Reasons for the Merger and Approval" and "Sale of Good Ideas" under the caption "The Merger and Related Matters," "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Good Ideas' Management's Discussion and Analysis of Financial Condition and Results of Operations."



     5. Lack of Funding May End Possible Drug Testing Products. U.S. Drug will require approximately $12,000,000 during the period from April 1, 1997 to December 31, 1998, to complete development of a saliva based testing product. Such estimate reflects both product development and manufacturing build-out costs, as well as general and administrative expenses. U.S. Drug will attempt to reduce such estimated costs to approximately $10,500,000 by leasing rather than purchasing certain items, but there can be no assurance as to the extent, if any, that leasing will be a viable option. Although SAT's management believes that SAT can raise the necessary funds to complete this project, failure to raise the funds will result in no drug testing operations by the Company based on use of its own products. U.S. Drug would, as a result, have to cease operations because it has no other product to market or service to furnish. In addition, the Employer Services Division would, in such circumstances, have to continue to use external sources for its drug testing services, thereby risking increased costs when and if the laboratories performing such services increase their charges.



     Prior management had considered, as an alternative to SAT's financing of U.S. Drug, seeking a development partner which would share the costs. However, current management is of the opinion that use of one of the major pharmaceutical or medical diagnostic companies to assist in the product development at this stage of development risks giving confidential data to potential competitors that will not be fully protected by confidentiality agreements and also may result in marketing rights demands that would later reduce the revenues to the Company assuming successful consummation of the development program. Current management also believes that a potential marketing partner cannot be obtained on acceptable terms until there is a working prototype for the instrument and the disposables and certain preliminary clinical data is obtained. Current management does not believe that the prototype will be produced until March 1998 at the earliest and that, at that stage of development, the greater part of the estimated $10,500,000 in development and manufacturing build-out expenses will already have been incurred, making it less beneficial to obtain a development partner at that time. There can be no assurance that a development/marketing partner can be obtained upon acceptable terms, whether at that later date or at all.



     6. Insufficient Authorized Shares. As of March 31, 1997, there were 50,000,000 shares of the SAT Common Stock authorized, of which 36,030,591 shares were outstanding and the SAT Board of Directors had authorized for issuance up to an additional 17,788,712 shares, including the 557,524 shares to be issued to the Good Ideas Minority Stockholders and the 2,789,478 shares to be issued to the U.S. Drug minority stockholders assuming that the Merger and the U.S. Drug Merger are consummated. Were all of such shares to be issued, there would be 53,819,303 shares outstanding or 3,819,303 shares in excess of the authorized number. However, as of March 31, 1997, Common Stock purchase warrants to purchase an aggregate of 4,394,500 shares and the Convertible Notes as to 2,500,000 shares included in the reserved shares are not currently exercisable or convertible, of which an aggregate of 5,000,000 shares may not be issued until July 1, 1997 at the earliest. All of the foregoing amounts as to the shares authorized to be issued do not give effect to anti-dilution or other adjustment provisions in certain of the Common Stock purchase warrants and in the Convertible Notes. Even though there are currently a sufficient number of authorized shares of the SAT Common Stock to consummate the Merger and the U.S. Drug Merger, SAT has authorized the calling of a Special Meeting of Stockholders (currently scheduled for May 5, 1997) for the purpose of increasing the authorized number of shares of the SAT Common Stock from 50,000,000 to 65,000,000. There can be no assurance that the SAT Stockholders will approve this increase, which event would not only adversely impact the issuance of the "excess" shares described above, but also negatively affect the possible financings which SAT intends to initiate to raise the funds for developing the drug testing products.



     7. Competition. The Company has a variety of competitors depending on the particular aspect of its business, many of which have far greater financial resources and marketing staffs than the Company. There can be no assurance that the Company will be able to compete successfully with these companies. See "Business of the Company -- Competition."


  Alcohol Testing


     The alcohol detection equipment industry is highly competitive. The Alcohol Testing Products Division of SAT competes with other small companies such as CMI Inc., Intoximeters, Inc. and Lifeloc, Inc., which also offer alcohol testing equipment. Although all of these competitors are believed currently to have greater revenues than SAT from sales of alcohol testing devices, management is of the opinion that only CMI, Inc., which is a subsidiary of MPD, Inc., may have greater financial resources than SAT. In addition, several companies, including Hoffman-LaRoche, Inc. ("Roche") and STC Technologies, Inc., offer an on-site screening saliva based alcohol test. Roche has, and several of these other companies may have, greater revenues and financial resources than the Company.

  Drug Testing


     The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. Currently U.S. Drug is developing two products which will screen for the presence of drugs of abuse, one which will utilize flow immunosensor technology with urine samples as a medium of testing and another which will utilize flow immunosensor technology with saliva samples as a medium of testing. If the products are developed, U.S. Drug will compete with many companies which currently utilize urine samples as a medium of testing, such as Syva, a division of Behring Diagnostics ("Syva"), Roche, Marion Laboratories, Inc. ("Marion"), Abbott Laboratories, Inc. ("Abbot"), Editek, Inc. ("Editek"), Hycor Biomedical, Inc. ("Hycor"), Princeton Biomedical, Inc. ("Princeton") and BioSite, Inc. ("BioSite"), major pharmaceutical or medical diagnostic companies which also provide substance abuse screening methods. Currently, to management's knowledge, no competitor is offering a saliva based testing product on an "on site" basis for drugs of abuse. However, management has been advised that at least two and possibly more companies may have such product under development and, accordingly, there can be no assurance that a competitor will not offer such a product in the future. Even if no such product is offered, U.S. Drug anticipates competition from other substance abuse detection methods provided by the major companies mentioned in this paragraph. If U.S. Drug successfully completes development of first its saliva sample testing method and second its urine sample testing method, as to which there can be no assurance, it is not certain whether U.S. Drug will have the financial resources to compete successfully with other companies which have greater financial resources available to them without the assistance of a major pharmaceutical or other company possessing such resources. There can be no assurance that the assistance of such a company can be obtained, especially because none is currently being sought. In addition, U.S. Drug's delay in bringing a drug testing product to market may adversely affect its future marketing efforts because of the name recognition gained by competitors actively marketing a product during this interim period.


  Human Resource Provider Operations


     The Employer Services Division (formerly the ProActive subsidiary) is a single source service provider, meaning that it is a provider of both substance abuse testing services and background screening services. A single source service provider is a relatively new concept. Additionally, the Company, through the acquisition in May 1996 of RSA (now the Robert Stutman & Associates Consulting Division), can also provide customized risk management loss prevention services specifically designed to reduce the negative effect of workplace substance abuse. The competition from single source providers which the Employer Services Division currently encounters is primarily from smaller local and regional companies. To management's knowledge, currently there is no single source provider on a national level, which is what the Employer Services Division provides, and there are no other providers of customized programs and policies like the Robert Stutman & Associates Consulting Division. However, Laboratory Corporation of America ("Lab Corp."), through Med-Express, is currently offering background screening services to corporations on a limited basis. Although the Employer Services Division has experienced personnel in both the drug testing and investigative arena, there can be no assurance that the Employer Services Division will become successful in marketing its services as a single source provider on a national level. In addition, the Employer Services Division faces competition from other companies which provide each of these services separately such as the companies mentioned in the preceding subsections of this section "Competition" under this caption "Risk Factors" as it relates to substance abuse testing providers (including the laboratories which are vendors to the Employer Services Division), and local or regional investigative firms or private investigators (including vendors to the Employer Services Division) as it relates to background investigative services. Assuming that the combined operations of the Robert Stutman & Associates Consulting Division and the Employer Services Division achieve national status as a single source provider, there can be no assurance that existing or new companies will not enter the national marketplace to compete with these SAT operations.



     8. No Common Stock Dividends. SAT has not paid any cash dividends on the SAT Common Stock and, based on the Company's cash requirements and continuing losses, does not anticipate paying cash dividends on the SAT Common Stock in the foreseeable future. See "The Merger and Related Matters -- Summary of the Terms of the SAT Common Stock -- Dividends."

     9. Depressive Effect on Market of Warrant or Option Exercises, Untimely Sales by Selling Securityholders and Sales of Shares Received upon Merger. Any exercise of the outstanding Common Stock purchase warrants of SAT will increase the shares available for public trading, which may depress the public market price for the SAT Common Stock. Pursuant to a Prospectus dated October 4, 1996 (the "October 4 Prospectus"), SAT is offering an aggregate of 2,000,000 shares of the SAT Common Stock issuable upon the exercise of Common Stock purchase warrants expiring December 17, 1999 (the "December 17 Warrants"), all of which shares could be reoffered by the holders thereof. Because none of the holders is an "affiliate" of SAT (as such term is defined in Rule 405 under the Securities
Act), Gold & Wachtel, LLP, general counsel to SAT, is of the opinion that such holders will not require for resale of the underlying shares a prospectus naming them as selling stockholders and otherwise complying with Section 10(a)(3) of the Securities Act. In addition, as of March 31, 1997, selling stockholders named in the October 4 Prospectus were offering an aggregate of 4,051,746 shares of the SAT Common Stock when and if Common Stock purchase warrants expiring between May 17, 1997 and July 18, 2003 are exercised. The October 4 Prospectus also relates to the resale by selling stockholders named therein (including the Chairman of the Board and Chief Executive Officer of SAT) of an aggregate of 500,000 shares of the SAT Common Stock issued upon the acquisition of RSA (which were part of 3,000,000 shares of the SAT Common Stock (the "Acquisition Shares") registered by SAT under the Securities Act in its Registration Statement on Form S-1, File No. 33-43337 (the "January 1992 Registration Statement"), for future acquisitions) and an aggregate of 1,165,174 other shares previously issued upon the exercise of Common Stock purchase warrants and a stock option. SAT has also filed the January 1997 Registration Statement, which relates to the issuance by SAT of (a) up to an aggregate of 3,402,500 shares of the SAT Common Stock issuable upon the exercise of the June 30 Warrants, most of the Common Stock purchase warrants expiring three years from the effective date of the January
1997 Registration Statement (the "April      Warrants") and most of Common Stock
purchase warrants granted or to be granted to employees of the Company (the "Employee Warrants") and (b) up to an aggregate of 2,500,000 shares upon the conversion of the Convertible Notes, all of which 5,902,500 shares could be reoffered by the holders thereof. Because none of the holders of the Common Stock purchase warrants to purchase an aggregate of 3,045,000 shares and neither of the holders of the Convertible Notes is an "affiliate" of SAT (as such term is defined in Rule 405 under the Securities Act), Gold & Wachtel, LLP, general counsel to SAT, is of the opinion that each such holders will not require for resale of the underlying shares a prospectus naming him or it as a selling stockholder and otherwise complying with Section 10(a)(3) of the Securities Act. The January 1997 Registration Statement also relates to the offer by the selling stockholders named therein of an aggregate of 637,500 shares when and if two of
the April      Warrants, a Common Stock purchase warrant expiring December 2,
1999 (the "December 2 Warrant"), the Directors Warrants and the Lenders Warrants are exercised. Accordingly, because the last of these SAT warrants do not expire until July 18, 2003, the potential exercises of these warrants and conversions of the Convertible Notes and the subsequent sales thereof may act as an overhang on the market for the SAT Common Stock for a long period. With the filing of the January 1997 Registration Statement, SAT has fulfilled the last of its registration rights commitments. Such commitments relate to an aggregate of 16,256,920 shares of the SAT Common Stock. In addition, SAT may, under certain circumstances, be required to amend the January 1992 Registration Statement so that the holders may reoffer an aggregate of 967,321 shares of the Acquisition Shares already issued (other than to the former RSA shareholders) and an aggregate of 1,532,679 shares of the Acquisition Shares to be issued with respect to future acquisitions by SAT. (See "The Merger and Related Matters -- Summary of the Terms of the SAT Common Stock -- Acquisition Shares.")



     As of March 31, 1997, the 4,051,756 shares described in the preceding paragraph were reserved for issuance upon the exercise of the following Common Stock purchase warrants: (a) 175,495 shares of SAT Common Stock issuable upon the exercise at exercise prices ranging between $1.87 and $4.00 per share of Common Stock purchase warrants expiring between September 16, 1997 and December 31, 1997; (b) 61,250 shares issuable upon the exercise at exercise prices ranging between $1.0625 and $4.00 per share of Common Stock purchase warrants expiring between May 17, 1997 and September 1, 1998; (c) 77,500 shares issuable upon the exercise at exercise prices ranging between $2.00 and $2.50 per share of Common Stock purchase warrants expiring between September 1, 1998 and December 31, 2001; (d) 60,000 shares issuable upon the exercise at $1.9375 per share of Common Stock purchase warrants expiring November 15, 1998 issued to non-employee directors of SAT and a consultant (who is now a director); (e) 500,000 shares issuable upon the exercise of three Common Stock purchase warrants expiring November 15, 1998 (as to 200,000 shares at $1.9375 per share), November 15, 2000 (as to 150,000 shares at $3.00 per share) and November 15, 2000 (as to 150,000 shares at $2.00 per share) issued to a director in connection with his services in a capacity other than as a director, including those related to the then pending private placement pursuant to Regulation D under the Securities Act; (f) 300,000 shares issuable upon the exercise at $2.125 per share of a Common Stock purchase warrant expiring April 17, 1999 issued to the same director for other services not in his capacity as a director; (g) 235,000 shares issuable upon the exercise at exercise prices ranging between $1.875 and $2.8175 per share of Common Stock purchase warrants expiring between August 27, 1998 and July 18, 2003 issued to employees of the Company; (h) 189,376 shares issuable upon the exercise of $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to RSA as a consultant to ProActive in consideration of its services rendered to ProActive operations (the warrant being divided among the RSA shareholders after the acquisition of RSA by SAT);
(i) 3,125 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 13, 1999 issued to the Chief Executive Officer of SAT for his prior services as a consultant to SAT and ProActive; (j) 792,000 shares issuable upon the exercise at $2.125 per share and 108,000 shares issuable upon the exercise at $3.125 per share of Common Stock purchase warrants expiring May 20, 1999 issued to the RSA shareholders as part of the RSA purchase price; (k) 200,000 shares issuable upon the exercise at $2.125 per share and 400,000 shares issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring May 12, 2003 issued to the President of SAT; (l) 700,000 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring February 26, 1999 issued to a consultant to SAT for financial public relations services; (m) 100,000 shares issuable upon the exercise at $2.17 per share of Common Stock purchase warrants expiring October 19, 2000 issued to the placement agents for a private placement pursuant to Regulation S under the Securities Act; and (n) 150,000 shares issuable upon the exercise at $2.25 per share of a Common Stock purchase warrant expiring January 29, 2000 issued to an individual in connection with settlement of a litigation against SAT. The 4,051,746 shares of the SAT Common Stock issuable upon the exercise of the warrants described in this paragraph have all been registered under the Securities Act for resale by the holders thereof as described in the preceding paragraph. All of the foregoing Common Stock purchase warrants were granted at or above the fair market value of the SAT Common Stock on the respective date of grant. There was also reserved, as of March 31, 1997, 185,207 shares issuable upon the conversion of the shares of the Class A Preferred Stock, $.01 par value (the "Class A Preferred Stock"). If all of the 4,051,746 shares issuable upon the exercises of the foregoing Common Stock purchase warrants, the 185,207 shares issuable upon the conversion of the Class A Preferred Stock, the aggregate of 500,000 and other outstanding shares and the aggregate of 3,540,000 shares issuable upon the exercise of the December 17 Warrants, the April Warrants, the Employee Warrants, the December 2 Warrant, the Directors Warrants and the Lenders Warrants as described in the preceding paragraph and, after July 1, 1997, the aggregate of 5,000,000 shares that could be issued upon the conversions of the Convertible Notes and the exercises of the June 30 Warrants, or a substantial number of the foregoing shares, publicly sold over a short time period, the market price of the SAT Common Stock could decline significantly because the market might lack the capacity to absorb a large number of shares during a brief period. Such a decline in market price may make the terms of any future financing more difficult for SAT to consummate on a favorable basis.



     To the extent that the Merger is consummated, an aggregate of 557,524 shares of the SAT Common Stock will be issued to the Good Ideas Minority Stockholders. To the extent that the U.S. Drug Merger is consummated, an aggregate of 2,789,478 shares of the SAT Common Stock will be issued to the minority stockholders of U.S. Drug. The aggregate of 3,347,002 shares of the SAT Common Stock issued on such transactions will, with limited exceptions, be freely tradeable and, if a substantial number of these shares were offered for sale at the same time, such offerings could have a similar adverse impact as described in the second preceding paragraph.



     10. Technological Changes. The substance abuse testing industry is a technologically sensitive industry in that companies are constantly developing new methods and making changes to current methods for substance abuse detection in order to remain competitive. SAT competes, and, when its development stage for a saliva based test and a urine based test are completed, U.S. Drug will compete, with larger companies such as those named under "Business of the Company -- Competition," many of which have substantially greater financial resources available to them to invest in the research and development of their products than SAT and U.S. Drug. These competitors may develop products in the future which may render SAT's and U.S. Drug's products obsolete or non-competitive from a pricing point of view. To remain competitive, SAT and U.S. Drug may require substantial financial resources for personnel and other costs to conduct research and update current products to reflect the technological advances; however, such financial resources may not be available. See the section "Need for Financing" under this caption "Risk Factors" and "Business of the Company-Competition."



     11. Market Limitation for Alcohol Testing Products. The potential markets for SAT's alcohol testing products may be substantially limited to the ones in which it currently sells -- law enforcement, correctional facilities, medical and clinical facilities, alcohol treatment centers and emergency rooms. This market insofar as alcohol testing is concerned may be saturated and the opportunity for growth limited; however, management of SAT believes that the demand for alcohol testing could grow in the industrial market, in which SAT does some current selling, on a broader basis as did the demand for drug testing at an earlier date. There can be no assurance that such growth will occur or that, if the growth occurs, SAT will successfully penetrate the industrial market. See the sections "Marketing" and "Competition" under the caption "Business of the Company."



     12. Other Conflicts of Interest. As of February 28, 1997, 60.8% of the outstanding shares of Good Ideas Common Stock were held by SAT. Since July 1992, SAT has provided certain management and administrative services to Good Ideas. As of December 31, 1996, there was a note receivable from SAT to Good Ideas in the amount of $1,972,000, which is due on the earliest of (a) five business days after the end of the consent solicitation period for the Merger, which ends 60 days from the Record Date, (b) five business days after the Effective Date or
(c) April 30, 1997. For additional information relating to the relationships between SAT and Good Ideas, see the section "SAT Affiliations of Good Ideas Directors" under this caption "Risk Factors;" "Material Contacts of SAT with Good Ideas;" "SAT Principal Stockholders;" "Good Ideas Principal Stockholders;" and "SAT Management."



     13.  Sale of Good Ideas.  As indicated under "Summary -- The
Merger -- Prospective Sale of Good Ideas," SAT has been trying to sell the assets or stock of Good Ideas and is attempting to close on an offer to purchase Good Ideas inventory for $225,000 (less amounts previously purchased) and intends to liquidate Good Ideas not later than the date on which the results of the consent solicitation for the Merger are known (assuming no sale of stock, which management deems unlikely). Even if Good Ideas is sold in addition to the contemplated sale of inventory, it is highly likely that SAT will realize less than the $1,723,682 for which consideration SAT received its shares of the Good Ideas Common Stock. See "Summary -- Background of the Company." Since March 31, 1996, Good Ideas has been reported in the Company's financial statements as a discontinued operation and, accordingly, any such loss on sale will not impact the Company's financial statements unless the actual losses exceed those provided by the Company through December 31, 1996. See "The Company's Financial Statements" and Good Ideas' Financial Statements."



     14. Fluctuating Market Price. Because SAT has up to 60 days to solicit the requisite consents of the Good Ideas Minority Stockholders, the market price of the SAT Common Stock could fluctuate between the Record Date and the date on which the requisite consents are received, thereby making it seem unfair to the Good Ideas Minority Stockholders if the price has significantly dropped and unfair to the SAT stockholders if the market price has significantly risen. Each Board has reserved the right to rescind the Merger at any time prior to filing the Certificate of Merger if, based on the opinion of its outside counsel, the Board determines that making the offer to the Good Ideas Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the directors to breach their fiduciary duties under applicable law to their respective stockholders. There can be no assurance, however, that the Board will interpret a particular market fluctuation to cause such a breach as to rescind the Merger.

                            TERMS OF THE TRANSACTION

CONSENT SOLICITATION STATEMENT/PROSPECTUS


     Pursuant to this Consent Solicitation Statement/Prospectus, the Good Ideas Minority Stockholders are being requested to consent to a proposal to adopt the Merger Agreement, a copy of which is attached hereto as Appendix A and is incorporated into this Consent Solicitation Statement/Prospectus by this reference, providing for the merger of Acquisition Corp. with and into Good Ideas (i.e., the Merger), the conversion of shares of the Minority Good Ideas Common Stock into shares of the SAT Common Stock on the basis set forth in the Merger Agreement and the conversion of the Good Ideas Warrants to acquire Good Ideas Common Stock into equivalent SAT Merger Warrants adjusted for the exchange rate set forth in the Merger Agreement. Because there are no outstanding stock options to purchase shares of the Good Ideas Common Stock, no SAT security will be issued in lieu thereof. See the subsections "Terms of the Merger Agreement-Conversion of Shares" and "Good Ideas Options and Warrants" under the caption "The Merger and Related Matters" for more detailed information. On the Record
Date, there were        holders of record of the Good Ideas Minority Common
Stock.


THE MERGER


     Pursuant to the Merger Agreement, at the Effective Date, each outstanding share of the Good Ideas Common Stock, other than the shares owned by SAT, will be converted into .36 of a share of the SAT Common Stock. Each share of the Good Ideas Common Stock owned by SAT, except for ten shares, will be canceled upon the Merger. Pursuant to the SAT Board's authorization on December 3, 1996, the portion of a share of the SAT Common Stock to be received for each share of the Minority Good Ideas Common Stock was to be determined on the basis of the following formula: (a) if the Market Value of the SAT Common Stock (as hereinafter defined) has been $1.50 per share, SAT would have offered .375 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock; (b) if the Market Value of the SAT Common Stock had been above $1.50 and not more than $1.75 per share, SAT would have offered .34375 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock; (c) if the Market Value of the SAT Common Stock had been above $1.75 and not more than $2.00 per share, SAT would have offered .3125 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock; (d) if the Market Value of the SAT Common Stock had been above $2.00 and not more than $2.25 per share, SAT would have offered .28125 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock; (e) if the Market Value of the SAT Common Stock had been above $2.25 and not more than $2.50 per share, SAT would have offered .25 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock; (f) if the Market Value of the SAT Common Stock had been more than $2.50 per share, SAT would have offered .25 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock, but reserved the right to withdraw the offer; and (g) if the Market Value of the SAT Common Stock had been below $1.50 per share, SAT would have offered .375 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock, but reserved the right to withdraw the offer. The Market Value of the SAT Common Stock was to be the average of the closing sales prices per share of the SAT Common Stock as reported on the American Stock Exchange during the 30 days prior to the Record Date. On February 17, 1997, in order to eliminate speculation as to the number of SAT shares to be issued, the SAT Board determined that the market value of a share of the SAT Common Stock would be assumed to be $1.625, which was the closing sales price on February 14, 1997 (the prior trading day), and set the exchange ratio at .36 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock. An aggregate of 557,524 shares of the SAT Common Stock will be issued to the Good Ideas Minority Stockholders, subject to adjustment for fractional shares. Prior to the Merger, SAT owned 60.8% of Good Ideas; after the Merger, SAT will own 100% of Good Ideas. Assuming that the U.S. Drug Merger is not consummated and there are no exercises of outstanding Common Stock purchase warrants or any conversions of the Series A Preferred Stock or the Convertible Notes between the date of this Consent Solicitation Statement/Prospectus and the Effective Date, the existing SAT stockholders will own 98.5% of the outstanding shares of the SAT Common Stock and the Good Ideas Minority Stockholders will own 1.5%. If the U.S. Drug Merger is also consummated, the Good Ideas Minority Stockholders will own 1.4%, of the outstanding shares of the SAT Common Stock. See "The Merger and Related Matters" for more detailed information concerning the terms of the Merger.



     If the Merger is not consummated, Good Ideas and SAT will continue to be publicly-owned companies and Good Ideas will continue to be a majority-owned subsidiary of SAT. However, SAT has been seeking a purchaser for Good Ideas, and, if no acceptable offer is received, intends to liquidate Good Ideas after the results of the consent solicitation for the Merger are known.


VOTING RIGHTS


     The Record Date for the determination of the stockholders of Good Ideas entitled to notice of the consent solicitation and to consent hereunder is April
     , 1997 as fixed by the Board of Directors of Good Ideas on April      ,
1997 pursuant to Section 213(b) of the GCL.



     On the Record Date, there were 3,948,680 shares of the Good Ideas Common Stock issued and outstanding, of which 2,400,000 shares (60.8%) were owned by SAT and 1,548,680 shares (39.2%) by stockholders other than SAT (i.e., the Good Ideas Minority Stockholders). See "Good Ideas Principal Stockholders" for information, as of the Record Date, regarding persons known by Good Ideas to own beneficially 5% or more of the Good Ideas Common Stock as of the Record Date and as to stock ownership of directors and executive officers of Good Ideas. Each share of the Minority Good Ideas Common Stock is entitled to one vote. Although, under Section 251 of the GCL, SAT, as the majority stockholder of Good Ideas, could adopt the Merger Agreement without the consent of any other Good Ideas stockholder, the Boards of Directors of SAT and Good Ideas have agreed that, as a condition to the adoption of the Merger Agreement, the affirmative consent of the holders of at least 50% of the outstanding shares of the Good Ideas Common Stock owned by stockholders other than SAT is required for the adoption of the Merger Agreement. Holders of the Minority Good Ideas Common Stock are entitled to dissenters rights under Section 262 of the GCL as to the vote with respect to the adoption of the Merger Agreement. See the section "The Consent
Procedure -- Rights of Dissenting Good Ideas Shareholders" under this caption "Terms of the Transaction."


THE CONSENT PROCEDURE

  (1) Statutory Basis


     Unless a corporation's certificate of incorporation otherwise provides,
Section 228 of the Delaware General Corporation Law (the "GCL") permits stockholders' actions without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding shares of the voting stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. Good Ideas' certificate of incorporation does not otherwise provide, so that a consent procedure pursuant to Section 228 of the GCL may be utilized by SAT. Under the applicable provision of the GCL, such action is effective when written consents from holders of record of the minimum number of outstanding shares of the voting stock necessary to authorize the action are executed and delivered to the corporation within 60 days of the earliest dated consent delivered in accordance with the GCL to the corporation. Under Section 251 of the GCL, a domestic corporation may be merged with and into another domestic corporation by the affirmative vote of the record holders of more than 50% of the outstanding shares of the voting stock acting without a meeting and without prior notice. Accordingly, SAT as the owner of 60.8% of the Good Ideas Common Stock, which is the sole voting stock of Good Ideas, could adopt the Merger Agreement without any other stockholder voting in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, the Merger Agreement provides that it is a condition to the consummation of the Merger that the record holders of more than 50% of the outstanding shares of the Good Ideas Common Stock owned by Good Ideas stockholders other than SAT (i.e., the Good Ideas Minority Stockholders) consent to the adoption of the Merger Agreement. SAT will execute and deliver a consent to the adoption of the Merger Agreement as a stockholder of Good Ideas only after the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock have consented in order to permit the filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement. SAT and Good Ideas have agreed not to waive the requirement as to the approval by the Good Ideas Minority Stockholders of the Merger Agreement and SAT has agreed not to execute and deliver its consent to the adoption of the Merger Agreement if such approval is not obtained.


  (2) Procedure to Consent

     UNDER THE GCL, ONLY HOLDERS OF RECORD ON THE RECORD DATE ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT. ANYONE OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, WHO WISHES TO GIVE THEIR CONSENT SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE WHITE FORM OF CONSENT ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE CONSENT.


     SAT is soliciting the written consents referred to herein and, if stockholders wish to give their consent, the white consent card should be returned to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, in the enclosed envelope, or to Good Ideas Enterprises, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.


  (3) Revocation


     An executed consent card may be revoked at any time before expiration by delivering a written dated revocation before the time that sufficient unrevoked consents have been received to authorize the action for which consents are solicited. Consents must be received within 60 days after the first consent is delivered to Good Ideas. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 or to Good Ideas Enterprises, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.


  (4) Miscellaneous

     ABSTAINING FROM GIVING A CONSENT OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTION. IF YOU ARE THE STOCKHOLDER OF RECORD AND YOU WISH TO GIVE YOUR CONSENT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD PROMPTLY IN THE ENVELOPE PROVIDED.

     IF YOUR SHARES OF THE GOOD IDEAS COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR NOMINEE, ONLY THEY CAN CONSENT TO THE PROPOSED ACTION AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, IF YOU WISH TO GIVE YOUR CONSENT, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR SUCH SHARES IMMEDIATELY.


     SAT will pay all of the costs and expenses in connection with the preparation, printing and distribution of this Consent Solicitation Statement/Prospectus, including, without limitation, attorneys' fees, accounting fees and printing expenses, and all other expenses with respect to the Merger and the related transactions except for the fees and expenses of Whale Securities in delivering a fairness opinion for the benefit of the Good Ideas Minority Stockholders and the fees and disbursements of Good Ideas' special counsel. For an itemized list of SAT's and Good Ideas' estimated costs and expenses, see "The Merger and Related Matters -- Fees and Expenses." Good Ideas will pay a fee of $50,000 to Whale Securities for such services, together with out-of-pocket expenses. SAT has retained Georgeson & Company Inc. to assist with the solicitation of consents from the Good Ideas Minority Stockholders, for which services Georgeson & Company Inc. will receive a fee of $3,750, together with out-of-pocket expenses. In addition, the directors, officers and employees of SAT, who will receive no additional compensation, will participate in the solicitations. Consents may be solicited by personal interviews, telephone calls and telegrams to supplement the solicitation by mail. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries for the forwarding of consent solicitation materials to the beneficial owners of stock held of record by such persons, and SAT will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.



     Good Ideas has been advised that each of William D. Robbins, the Chief Executive Officer until December 31, 1996 and a director of Good Ideas, who owns 200,000 shares of the Minority Good Ideas Common Stock, and Michael S. McCord, a director of Good Ideas since May 31, 1996 and a director of SAT since October 22, 1996, who owns 10,000 shares of the Minority Good Ideas Common Stock, intends to consent with respect to his 200,000 and 10,000 shares, respectively, of the Minority Good Ideas Common Stock or in the aggregate 13.6% thereof in favor of adoption of the Merger Agreement. Each of the other directors of Good Ideas (Robert Stutman and Linda H. Masterson) has advised Good Ideas that he or she does not own any shares of the Minority Good Ideas Common Stock.



     Each of the SAT directors (other than Mr. McCord) and executive officers has advised SAT that he or she does not own any shares of the Minority Good Ideas Common Stock. James C. Witham and Karen B. Laustsen, who were directors and executive officers of SAT until April 18, 1996, and Gary S. Wolff, who was an executive officer of SAT until July 3, 1996, ceased to be directors of Good Ideas on May 31, May 28 and July 3, 1996, respectively. The officerships of Messrs. Witham and Wolff in Good Ideas simultaneously terminated with their directorships. Their Good Ideas stock options to purchase an aggregate of 22,500 shares of the Good Ideas Common Stock have terminated pursuant to the terms thereof. They have also advised SAT that they do not own any shares of the Good Ideas Common Stock.



     Even assuming that Messrs. Robbins and McCord submit consents as indicated, SAT has determined that SAT will not proceed with the Merger unless SAT has received consents from the holders of at least 50% of the outstanding shares of the Minority Good Ideas Common Stock without including the aggregate of 210,000 shares held by these persons. Accordingly, the consent of the holders of 774,341 shares or 57.8% of the 1,338,680 shares of the Minority Good Ideas Common Stock will be necessary to consummate the Merger. If the Merger is consummated, Messrs. Robbins and McCord will receive shares of the SAT Common Stock for their shares of the Minority Good Ideas Common Stock on the same basis as the other Good Ideas Minority Stockholders.


  (5) Rights of Dissenting Good Ideas Stockholders


     Under Section 262(a) of the GCL, appraisal rights are available to a holder of the Minority Good Ideas Common Stock in connection with the consummation of the Merger who is a stockholder of record on the date of demand for appraisal, who continuously holds the shares through the Effective Date, who complies with the procedural requirements of subsection (d) of Section 262 and who has not consented to the Merger. Under subsection (d) of Section 262, Good Ideas either before the Effective Date, or SAT within ten days thereafter, is required to give notice, to any holder of the Minority Good Ideas Common Stock who is entitled to appraisal rights, of the approval of the Merger and the Effective Date. The holder may, within 20 days after the date of mailing of the notice, demand in writing from SAT the appraisal of the holder's shares. Pursuant to subsection (e) of Section 262, within 120 days after the Effective Date, either SAT or the stockholder entitled to appraisal rights may file a petition in the Court of Chancery of the State of Delaware demanding a valuation of the stock of such stockholder. At any time within 60 days of the Effective Date, the stockholder may withdraw the demand for appraisal and accept the terms of the Merger. Within 120 days after the Effective Date, any stockholder who has complied with the requirements of Section 262, upon written request, shall be entitled to receive from SAT, within ten days after the later of the request by the stockholder or the expiration of the period for demands for appraisal, a written statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received.



     If the petition has been filed by the stockholder, service will be made on SAT which then must within 20 days file in the office of the Register in Chancery a verified list containing the names and addresses of all stockholders who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by SAT. If SAT filed the petition, SAT shall file the verified list with the petition. If ordered by the Court, the Register in Chancery will give a notice of the time and place fixed for the hearing on the petition by registered or certified mail and also by publication in a newspaper of general circulation in Wilmington, Delaware or such publication as the Court deems advisable.



     The Court may require the stockholders who have demanded approval for their shares to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with such directive, the Court may dismiss the proceedings as to such stockholder.



     After determining the stockholders entitled to appraisal, the Court will appraise the shares, determining their fair value exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount to be determined to be the fair value. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Payment shall be made to the stockholder upon the surrender of the stock certificate(s) to SAT.



     From and after the Effective Date, no stockholder who has demanded appraisal rights shall be entitled to vote or to receive dividends or other distributions unless the appraisal demand is terminated as provided in Section 262.



     A copy of Section 262 of the GCL is annexed hereto as Appendix C and is incorporated herein by this reference.


                         THE MERGER AND RELATED MATTERS

REASONS FOR THE MERGER AND APPROVAL

  (1) Authorization


     On November 16, 1995, the Board of Directors of SAT approved in principle the acquisition of the minority stockholder interests in Good Ideas, i.e., taking Good Ideas private, without setting the consideration to be given to the Good Ideas Minority Stockholders. On February 6, 1996, the SAT Board authorized execution of a merger agreement, which included an offer of a fraction of a share of the SAT Common Stock having a value of $1.00 per share for each share of the Good Ideas Minority Stock, the determination to be based on the average of the closing sales prices of the SAT Common Stock during the 30 calendar days prior to the Record Date. In determining this exchange ratio, the SAT Board considered, based on an application of the formula, a range as to the number of shares of the SAT Common Stock to be issued to the Good Ideas Minority
Stockholders: approximately 800,000 shares as the maximum above which the SAT Board would not want to proceed with the Merger because it would, in the SAT Board's opinion, be unfair to the SAT stockholders and approximately 500,000 shares as the minimum below which the offer would, in the opinion of the SAT Board, probably be unacceptable to the Good Ideas Minority Stockholders.



     If the Merger is consummated, SAT's indebtedness to Good Ideas ($1,972,000 as of December 31, 1996) would be cancelled without using any of SAT's cash other than to pay the cost of this "going private" transaction. However, because SAT intends to liquidate Good Ideas if not sold, 60.8% of any liquidation distribution to stockholders of Good Ideas would come back to SAT after all creditors' claims were satisfied.



     On April 12, 1996, the Board of Directors of Good Ideas authorized execution of, and submission to the Good Ideas Minority Stockholders for approval of a merger agreement incorporating the above exchange rate. Also in making its determination as to the exchange rate, the Good Ideas Board considered, based on an application of the formula, a range as to the number of shares of the SAT Common Stock to be issued to the Good Ideas Minority
Stockholders: approximately 500,000 shares as the minimum below which the offer would be unacceptable to the Good Ideas Board for offering to the Good Ideas Minority Stockholders and approximately 800,000 shares as the maximum above which the SAT Board would, in the opinion of the Good

Ideas Board, reject as being unfair to the SAT stockholders. As of such date, there were four directors of Good Ideas: James C. Witham and Karen B. Laustsen, each of whom was, from SAT's incorporation until April 18, 1996, a director and an executive officer of SAT, Gary S. Wolff, who was, from SAT's incorporation until July 3, 1996, an executive officer of SAT and was, from SAT's incorporation until September 26, 1995, a director thereof, and William D. Robbins, the Chief Executive Officer of Good Ideas or its predecessor from their respective incorporations until December 31, 1996. Each of Messrs. Witham and Wolff and Ms. Laustsen was an employee of SAT and Mr. Robbins was an employee of Good Ideas until December 31, 1996. Each of the foregoing is a securityholder of SAT. Ms. Laustsen resigned as a director of Good Ideas effective May 28, 1996; Mr. Witham resigned effective May 31, 1996; and Mr. Wolff resigned effective July 3, 1996. Since May 31, 1996, the Good Ideas Board has, in addition to Mr. Robbins, consisted of Robert M. Stutman, the Chairman of the Board, the Chief Executive Officer and a director of SAT since April 18, 1996, Linda H. Masterson, the President of SAT since May 13, 1996, a director of SAT since September 26, 1995 and SAT's Chief Operating Officer from May 13, 1996 to November 14, 1996, and Michael S. McCord, a director of SAT since October 22, 1996 (a consultant to the SAT Board of Directors from September 26, 1995 to October 22, 1996). Mr. Stutman and Ms. Masterson are also employees of SAT and all four directors are securityholders of SAT.



     In reviewing the number of shares of the SAT Common Stock which may be issued to the Good Ideas Minority Stockholders depending on the then market price of the SAT Common Stock, both the SAT Board and the Good Ideas Board considered the following data:



                                   THE NUMBER OF SHARES
  IF THE MARKET PRICE OF THE        TO BE OFFERED WILL
     SAT COMMON STOCK IS                    BE
  --------------------------       --------------------
            $ 1.00                       1,548,680
            $ 1.25                       1,238,944
            $ 1.50                       1,032,453
            $ 1.75                         884,960
            $ 2.00                         774,340
            $ 2.25                         688,302
            $ 2.50                         619,472
            $ 2.75                         563,156
            $ 3.00                         516,227



The Boards then made the assumption that the average of the closing sales prices during the 30-day period preceding the Record Date was likely to be between $1.75 and $2.50 per share and then, using their best judgment, the directors settled on a range between approximately 500,000 and approximately 800,000 shares of the SAT Common Stock.



     Both the SAT Board and the Good Ideas Board recognized in February 1996 and April 1996, respectively, that, whether 500,000 or 800,000 shares were issued to the Good Ideas Minority Stockholders as a result of the Merger, the difference in such holders' percentage ownership of the SAT Common Stock would not be significant as a result of the substantial number of shares of the SAT Common Stock outstanding (less than 1% based on the 30,613,510 shares outstanding as of December 31, 1995, i.e., 1.6% to 2.5%, and even less if the U.S. Drug Merger is consummated as well and/or the then outstanding Common Stock purchase warrants and options were exercised). In addition, both Boards recognized that, once the Record Date was set, thereby locking in the number of shares to be offered, both Boards would have a second chance to evaluate the fairness of the offer. The Boards also recognized that, even after setting the number of shares in accordance with the formula, the market price of the SAT Common Stock could fluctuate either up or down during the 60-day solicitation period, thereby affecting the value of the offer.



     On November 18, 1996, the SAT Board, recognizing that circumstances had changed between February 6 when the initial offer terms were approved and then, proposed a revised formula based on the number of shares to be offered, the exact number to be determined on the basis of the average of the closing sales prices of the SAT Common Stock during the 30 calendar days prior to the Record Date. For information as to this revised formula, see "Terms of The
Transaction -- The Merger." Among the changed circum-stances that the SAT Board considered were that the highest offer for Good Ideas' assets which Good Ideas had received was $225,000, that the market price for the Good Ideas Common Stock had dropped and delisting was more imminent (it ultimately occurred effective January 1, 1997) and that the prospective revenues to be derived from the Employer Services Division and the Robert Stutman & Associates Consulting Division seemed more certain to be achieved at a minimal expenditure as compared to the significant investment required to acquire new toy product lines for Good Ideas with no assurance as to success in the highly competitive toy industry. On December 3, 1996, both the SAT Board and the Good Ideas Board approved the terms of the revised offer. Based on the formula, both Boards recognized that a maximum of 580,755 shares and a minimum of 387,170 shares of the SAT Common Stock would be issued to the Good Ideas Minority Stockholders. Both Boards concluded that the offer would be in a range of shares acceptable to its stockholders and, accordingly, authorized execution of the Merger Agreement. In making its review on November 18th, the Board took into consideration the factors described in the preceding paragraph. The difference in the holders' percentage ownership of the SAT Common Stock, based on the 35,603,092 shares outstanding as of September 30, 1996, continued not to be considered significant -- still less than 1%, i.e., 580,755 shares is 1.6% and 387,170 is 1.1% of the outstanding shares after issuance to the Good Ideas Minority Stockholders. The directors also analyzed the proposed new exchange rate in light of the factors set forth in Item 8(b) of Schedule 13E-3 under the Exchange Act, including current market prices, historical market prices, net book value, going concern value and liquidation value. See the discussion in the subsection "SAT Board Reasons" of this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters." The Boards also considered the oral findings of Whale Securities as to the fairness of the transaction from a financial point of view.



     At a meeting held on February 17, 1997, the SAT Board met to discuss the concern that, between January 23, 1997 when a $2.625 value was set for the shares of the SAT Common Stock to be issued to the minority stockholders of U.S. Drug and the record date for the consent solicitation for the U.S. Drug Merger when the average of the closing sales prices of the SAT Common Stock during the 30 days prior thereto would be used to determine the specific number of shares to be issued to the minority stockholders of U.S. Drug, there could be a fluctuation in the market price of the SAT Common Stock as persons traded based on the proposed exchange rate. The SAT directors were advised that the closing sales price on February 14, 1997 was $1.625 per share and that the average of the closing sales prices of the SAT Common Stock during the 30-day period prior to January 23, 1997 was $1.74 per share, while the average in the 30 days prior to February 17, 1997 was $1.78 per share. The SAT Board concluded that a $1.625 assumed market value for the SAT Common Stock seemed appropriate and that the situation could again be reviewed when the record date was set, especially if a considerable amount of time was to elapse. The SAT Board then applied the same principles to the Good Ideas Merger and agreed that the same market value for the SAT Common Stock should be used. The result would be an offer of .36 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock and the issuance of an aggregate of 557,524 shares of the SAT Common Stock. The Good Ideas Board subsequently concurred.



     In approving the Merger on December 3, 1996 and February 17, 1997, each of the directors of Good Ideas and SAT reasonably believed that the Merger was fair to the Good Ideas Minority Stockholders.



     All actions taken by the Boards of Directors concerning the authorization of the Merger Agreement and the transactions related thereto were unanimously approved on December 3, 1996 and February 17, 1997, except that Lee S. Rosen, an SAT director, on February 17, 1997, voted against fixing the market value of the SAT Common Stock at $1.625 per share. He advised his fellow directors that, although he believed that the .25 to .375 of a share exchange ratio was fair to both the Good Ideas Minority Stockholders and the SAT stockholders, he favored a $1.75 market value for determining the number of shares of the SAT Common Stock to be issued or waiting until the 30-day average of closing prices preceding the Record Date was determined as being more appropriate for the SAT stockholders and not unfair to the U.S. Drug Minority Stockholders. Mr. Rosen favored the $1.75 valuation price not only because he believed that using the average of the closing sales prices over a 30-day period, rather than using the closing sales price on one day, was a more preferable measure of determining the value to be assigned to a SAT share, but also because such method of valuation resulted in less shares of the SAT Common Stock being issued to the Good Ideas Minority

Stockholders. Having rejected a similar argument with respect to the proposed offer to the minority stockholders of U.S. Drug where the six other directors concluded that the number of additional shares to be issued was not so material as to dissuade them from approving an offer to the U.S. Drug minority stockholders that was deemed by them more likely to be acceptable to the U.S. Drug minority stockholders, the six other directors concluded that a similar method of valuation should be applied with respect to the Good Ideas Minority Stockholders. They believed that this resolution would in the end be beneficial to both the SAT Stockholders and the Good Ideas Minority Stockholders by terminating an operation that had only been a drain on the Company in a manner that was fair to each set of stockholders. They also believed, as they did with respect to the U.S. Drug offer, that it was important to end further speculation as to the number of shares to be issued so that waiting until the Record Date was set was not deemed appropriate. Ms. Laustsen abstained at the February 6, 1996 SAT Board meeting with respect to the initial transaction because of her concern of being on both sides of the transaction. However, when Ms. Laustsen voted as a Good Ideas director on April 12, 1996 in favor of the then proposal, she said that she also supported the Merger as a SAT director.



     On April   , 1997, when the Record Date was set by the Good Ideas Board, both the SAT Board and the Good Ideas Board reviewed the then market prices of the SAT Common Stock and the Good Ideas Common Stock and the other factors previously considered (see subsections (4) and (7) in this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters") and concluded that no change should be made.



     On February 17, 1997, SAT's Board, acting on behalf of SAT as the sole stockholder of Acquisition Corp., adopted the Merger Agreement and, on February 17, 1997, Acquisition Corp.'s Board of Directors, consisting of Alan I. Goldman, John C. Lawn and Peter M. Mark, who also serve as SAT directors, unanimously auhorized execution of the Merger Agreement and approved the related transactions.


  (2)  Attempts to Resolve Conflict of Interests


     As a result of the interlocking historical relationships among the directors of Good Ideas with SAT as described above, the Good Ideas Board of Directors has never been independent of SAT and at least a majority of the directors have owed fiduciary duties to both SAT and Good Ideas, creating a conflict of interest, which has existed since SAT, through a subsidiary, acquired a majority interest in Good Ideas in June 1992. However, specifically with respect to the Merger, the Good Ideas Board approved certain safeguards in an effort to assure fairness to the Good Ideas Minority Stockholders. First, the Merger Agreement must be adopted by the holders of at least 50% of the outstanding shares of the Minority Good Ideas Common Stock (excluding from such calculation the 210,000 shares in the aggregate held by two directors of Good Ideas), even though the consent of SAT alone is sufficient to adopt the Merger Agreement in accordance with the GCL. Second, Rosenman & Colin LLP, a major law firm, was engaged as independent counsel for Good Ideas. Such independent counsel reviewed the Registration Statement and Merger Agreement, advised the Good Ideas Board as to the foregoing documents and as to their fiduciary duties and prepared an opinion as to certain tax consequences of the Merger. Lastly, the Board of Directors of Good Ideas has received an opinion from Whale Securities as to the fairness of the Merger to the Good Ideas Minority Stockholders from a financial point of view as of the date of the opinion. The Merger Agreement provides that the first and third protection for the Good Ideas Minority Stockholders cannot be waived by any party.



     The SAT Board and the Good Ideas Board each considered adding independent directors to Good Ideas, but rejected the idea because of what each considered the virtual impossibility, especially in light of potential director liability concerns, of finding a person or persons to accept a directorship in a public company knowing that it is in the process of going private, that SAT has majority control of the Good Ideas Common Stock (63.6% of the outstanding shares as of March 31, 1997 if the directors' shares are included) and that the preference of the SAT Board is to sell or liquidate Good Ideas. Although SAT could have attempted to cause Good Ideas to make it financially attractive for a potential director to accept a directorship, both the SAT and Good Ideas Boards believed that this would not be a prudent use of Good Ideas' money and that any such payment or payments could be perceived as an improper inducement to such person to favor the Merger.

     The SAT Board and the Good Ideas Board also considered engaging an independent representative for Good Ideas to negotiate the terms of the transaction, but concluded that, in view of the above safeguards to be used, the expenditure to engage such a person did not appear justified. Because of Good Ideas' declining revenues and increasing losses, the questions raised as to the necessity of adding an entire new toy product line or lines for Good Ideas to be competitive and the problems in the toy industry generally as described elsewhere in this Consent Solicitation Statement/Prospectus (see "Business of Good Ideas -- Overview"), the Boards concluded that Good Ideas' operations did not warrant devoting a substantial amount of time and money to effecting a "taking private" proposal by engaging an independent negotiator as opposed to using the limited funds to meeting then operational requirements and adopting the safeguards described in the second preceding paragraph.


  (3)  Determination of Terms


     Commencing in October 1995, there were a series of meetings, including those enumerated under the subsection "Authorization," at which either the SAT directors or the Good Ideas directors discussed the concept of taking Good Ideas private and ultimately set the terms therefor, including the exchange ratio and using the mechanism of a merger rather than a tender offer. James C. Witham and Karen B. Laustsen, who then sat on both Boards and who were contacted by certain of the Good Ideas Minority Stockholders after SAT announced the proposed taking private transaction, and Michael S. McCord, who was then a consultant to the SAT Board and a stockholder in both SAT and Good Ideas, advised the other directors as to the concerns expressed by certain minority stockholders to them.



     Representatives of Rosenman & Colin LLP, special counsel to Good Ideas, met with the Good Ideas directors on several occasions, advising them about their fiduciary duties, complicated by the fact, as indicated above in the subsection "Authorization" under this caption, that nearly all had dual responsibilities to Good Ideas and SAT. Similarly Gold & Wachtel, LLP, general counsel to SAT, advised the SAT directors at several meetings about their fiduciary duties. Both counsel responded to questions about the applicability of the business judgment rule to the proposed transaction.



     Commencing in November 1995 a representative of Whale Securities met with members of the Good Ideas Board on several occasions first to review the factors to be considered in determining whether a SAT offer would be fair and, once the exchange ratio was determined, the reasons why Whale Securities considered the SAT exchange ratio to be fair to the Good Ideas Minority Stockholders. On May 20, 1996, the SAT directors met with such representative to review the preliminary fairness opinion.



     On November 18 and 19, 1996, respectively, the SAT and Good Ideas Boards met, with a representative of Whale Securities attending the latter's meeting, to discuss whether, in view of developments since April 12, 1996, there should be a change in the terms of the offer to the Good Ideas Minority Stockholders. The Boards then tested the revised formula under the criteria set forth in Item 8 of Schedule 13E-3 under the Exchange Act, including current market prices, historical market prices, net book value, going concern value and liquidation value and, based on the conclusion that the revised offer was fair, from a financial viewpoint, to the Good Ideas Minority Stockholders, each Board approved the offer on December 3, 1996.



  (4)  SAT Board Reasons



     In considering the prospective terms of the Merger on November 18, 1996 and in authorizing execution of the Merger Agreement on December 3, 1996 and February 17, 1997, the Board of Directors of SAT took into consideration the factors hereinafter set forth as the reasons for taking Good Ideas private. At the same time the SAT Board concluded that the SAT offer pursuant to the Merger was fair to the Good Ideas Minority Stockholders from a financial point of view because of some, if not most, of these factors.


     (a) The Company's best opportunity at obtaining profitability requires synergistic operations.


     Since February 1996, the SAT directors have been of the opinion that, for the Company to have its best opportunity at increasing revenues and securing profitability, it should focus solely on its alcohol and drug testing and human resource provider operations as its core businesses, thereby necessitating the divestitures of

SAT's toy and rubber recycling products subsidiaries, the latter of which divestitures was effected on April 30, 1996. The SAT Board believes that these "core businesses," to which it has added, since the acquisition of RSA on May 21, 1996, being a designer of policies and programs on substance abuse prevention, have a synergy with each other, which its toy and rubber recycling operations did not have, and thereby make a more attractive investment for stockholders and a better combination on which to build SAT for the future. The SAT Board believed that taking this action of divestiture by SAT is consistent with the trend by many companies against continuing to operate as a conglomerate, especially when its non-related businesses have declining revenues and operational losses. The SAT Board concluded that the foregoing description of many a conglomerate was applicable to the Company and, by concentrating the Company's activities on only synergistic operations, the Company would have its best opportunity to seek profitability, as to which profitability there can be no assurance. The SAT Board further believed that these divestitures would enhance the value of the SAT Common Stock for the reasons stated in the second preceding sentence. Accordingly, and in combination with the reasons set forth below, including, without limitation, Good Ideas' declining revenues and increasing losses even when it was fully operational, the SAT Board believed, when the SAT directors initially set the exchange ratio, that the shares of the SAT Common Stock would over time have greater value to the Good Ideas Minority Stockholders than would their shares of the Minority Good Ideas Common Stock. Even now with the expected liquidation of Good Ideas, the SAT Board believes that the Good Ideas Minority Stockholder will realize more on such holder's .36 of a share of SAT Common Stock than on the liquidation value of a share of the Minority Good Ideas Common Stock. See factor 4(c). There can, of course, be no assurance as to what the value of a share of the SAT Common Stock will be when a former Good Ideas Minority Stockholder seeks to sell the same.



     Since SAT's acquisition of Good Ideas in 1992, the management of SAT has completely changed. The current Board can only speculate as to the rationale of the former management in making such an acquisition of an unrelated business. Such decision was within the authority of the then directors and was a decision presumably made on the basis of the then directors' business judgment as to what was best for SAT and its stockholders in 1992. However, in the opinion of current management, the toy industry has substantially changed since 1992 and the SAT Board unanimously (including two of the prior directors in 1992) did not believe on February 26, 1996 that the Good Ideas toy lines in 1996 would be able to compete effectively without a substantial investment to change the lines and then, even if such changes were effected, there could be no assurance of success. SAT's Board, recognizing that SAT may not be able to raise sufficient capital to fund all segments of its business, concluded on February 26, 1996 that the human resource provider operations (as supplemented by RSA which was then serving in a consulting role) could be a significant source of revenues, but would require a capital investment for computers, sales and other personnel and other related items smaller than that required to turn around Good Ideas. The Board recognized that the ProActive/RSA combination could add to the revenues for SAT's alcohol testing operations and, when and if developed, U.S. Drug's drug testing products. The Board was also cognizant that a substantial investment would be required to complete U.S. Drug's product development. Weighing all of these factors, the Board concluded that it was preferable to concentrate management's time and the Company's financial resources on alcohol testing, drug testing and human resource provider operations which at least have a synergy with each other.



     In reviewing the terms of its revised offer on November 18, December 3, 1996 and February 17, 1997, the SAT Board ascertained no reason to change its prior conclusion as described above.


     (b) Good Ideas' operations had been declining and would have required entirely new toy products to effect a turnaround at a substantial investment of time and money.


     On February 26, 1996, the SAT Board reviewed the declining revenues and increasing losses at Good Ideas. The Board noted the action by Toys R Us, Good Ideas' principal customer (constituting over 50% of Good Ideas' sales in each of the past three fiscal years), in reducing its orders to Good Ideas commencing in fiscal 1995, attributing the cause to its large inventories and declining sales and customer traffic. The Board also noted what Good Ideas management believed to be the trend in the toy industry for distributors or retailers to minimize their number of vendors and to reduce the number of items carried in their inventory, which caused the toy manufacturer to maintain an inventory to meet customer demands and thereby increased the manufacturer's costs. These actions also had the effect, in the opinion of the Good Ideas management, of squeezing out the small companies like Good Ideas with their limited product lines. In addition, Good Ideas' management advised that an additional new product line or lines, at a substantial expenditure of time and money, would have been necessary for Good Ideas to compete effectively and that there could be no assurance of success even if such effort were made because of the foregoing conditions in the toy industry.



     Specifically, the SAT Board considered the following negative trends: (i) the net loss of Good Ideas increased from $582,000 for fiscal 1994 to $798,000 for fiscal 1995 and was $1,566,292 for fiscal 1996, (ii) net sales of Good Ideas for fiscal 1995 were $4,606,039, a decrease of $938,182 or 16.9% from net sales of $5,544,221 in fiscal 1994, and net sales for fiscal 1996 were $1,508,819, a decrease of $3,097,220 or 67.2% from the sales for the prior fiscal year, (iii) net sales from the wooden construction toy category, Good Ideas' primary product line, for fiscal 1995 were $2,841,000, a decrease of $733,000 or 20.5% from such net sales in fiscal 1994, and net sales from wooden construction toys for fiscal 1996 were $967,000, a decrease of $1,874,000 or 66.0% from such net sales in the prior fiscal year, and (iv) selling, general and administrative expenses for fiscal 1995 increased to $1,924,078, or 41.8% of net sales, from $1,487,811, or 26.8% of net sales, for fiscal 1994 and selling, general and administrative expenses for fiscal 1996 decreased to $1,278,633, or 84.7% of net sales.



     In its review on November 18, December 3, 1996 and February 17, 1997, the SAT Board unanimously agreed with the earlier conclusions as set forth below.



     The SAT Board reached this conclusion as to Good Ideas' operational problems even though Good Ideas' sales, although declining, were larger than those of either of the two other segments in each of the three fiscal years ended March 31, 1996. For this reason, the SAT Board initially deferred any consideration of divestiture of Good Ideas. However, as indicated above, absent an infusion of new products, the SAT Board expected Good Ideas' revenues to continue to decline. On the other hand, the SAT Board anticipated growth from the RSA/ProActive combined operations and the alcoholic testing operations, ultimately in an amount sufficient to offset the loss of the Good Ideas' revenues. In view of the foregoing, the SAT Board concluded on February 26, 1996 that there could be no assurance as to when Good Ideas, if at all, would operate on a profitable basis and that the likelihood of the Company's success from its other operations was far greater and that, therefore, the Good Ideas Minority Stockholders' ownership of shares of the SAT Common Stock holds a significantly higher opportunity for a greater return on their initial investment.



     (c) SAT's offer has greater value to the Good Ideas Minority Stockholders than Good Ideas' liquidation value, book value or market value.



     The SAT Board also considered as a factor that the receipt by the Good Ideas Minority Stockholders of .36 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock valued at $1.625 per share is, in the Board's opinion, a better alternative for the Good Ideas Minority Stockholder than (a) receiving $.54 per share if Good Ideas was liquidated based on its assets and liabilities as of December 31, 1996 (i.e., total assets ($2,203,661) less total liabilities ($79,136) divided by outstanding shares (3,948,680) -- see "Statement of Net Assets in Liquidation" in the Good Ideas Financial Statements) or (b) receiving $.54 per share if Good Ideas were sold for its net book value as of December 31, 1996, or (c) retaining their shares in Good Ideas, which shares are highly illiquid (the average daily trading volume in Good Ideas in the 12 months preceding February 8, 1996 was approximately 1,500 shares per day and approximately 1,150 shares per day in the ten subsequent months prior to its delisting; the SAT Board is not aware of any reported trading volume since January 1, 1997) and which shares are valued, at
April   , 1997, at      % of the value of the SAT Common Stock being offered
hereunder. The SAT Board noted that the market price for the Good Ideas Common Stock has consistently gone down since March 1994. See "Good Ideas Market Information -- Market Data." While there can be no assurance that the value of the SAT Common Stock will rise, the SAT Board believes that over a period of time this security may bring greater value to the Good Ideas Minority Stockholders than cash or holding the Minority Good Ideas Common Stock for the reasons discussed in this section. The SAT Board particularly noted in this connection the contrasting liquidity of the SAT Common Stock -- the average monthly trading volume for such security during the period December 1996 through February 1997 was approximately 2,400,000 shares.

     (d) The Good Ideas Common Stock has been delisted.



     On November 18, 1995, the Pacific Stock Exchange Incorporated (the "Pacific Stock Exchange") advised Good Ideas that the share bid price of the Good Ideas Common Stock was below $1.00 per share, which did not meet the minimum Tier II listing maintenance requirement of the Pacific Stock Exchange, which requirement had become effective January 23, 1995. Good Ideas was granted an extended compliance period, not to exceed six months from May 9, 1996, to demonstrate that the Good Ideas Common Stock was in compliance. Although the SAT Board considered in November 1995 the possibility of effecting a reverse stock split in an amount sufficient to increase the market value of the Good Ideas Common Stock, it recognized that, unless Good Ideas reversed its adverse operational trends of declining revenues and increasing losses, as to which there could be no assurance, it was likely that, after the split, the market price of the Good Ideas Common Stock would begin to decline and again reach a level not complying with the Exchange's maintenance requirement. In any event, this possibility to reverse the operational trend became moot on February 26, 1996 when the SAT Board reached the conclusion that it was preferable to sell or liquidate Good Ideas for the reasons discussed under this factor 4. The Board also recognized that, if delisting occurred, the Good Ideas Common Stock would not meet the market price requirement for listing on the American Stock Exchange or reporting on the Nasdaq System and that, if the Good Ideas Common Stock was reported in the OTC Bulletin Board or the "pink sheets," it was unlikely that the Good Ideas Common Stock would rise in market value in such over-the-counter market in view of its operational problems. In addition, the SAT Board felt that it was highly likely that delisting would reduce even further the Good Ideas Minority Stockholders' current minimal liquidity in the Minority Good Ideas Common Stock and, accordingly, their receipt of the SAT Common Stock will be of much greater value to them.



     By letter dated November 11, 1996, the Pacific Stock Exchange advised Good Ideas that should the Merger not be consummated by December 31, 1996 and/or the Good Ideas Common Stock remained in noncompliance with the Pacific Stock Exchange's maintenance requirements, the Good Ideas Common Stock would be delisted effective January 1, 1997. Such delisting occurred and Good Ideas Common Stock is now traded in the over-the-counter market.


     (e) Going concern value of Good Ideas not considered significant.


     In February 1996, the SAT Board also looked at whether it could assign a "going concern value" to Good Ideas. In this connection, the SAT Board concluded that Good Ideas' current toy products could no longer generate sufficient revenues to effect a turnaround, especially in view of the actions by Toys R Us, Good Ideas' principal customer, in reducing its orders, and that an infusion of a new product line or lines, requiring a substantial investment in time and money, was necessary to effectuate this objective. Accordingly, the SAT Board concluded that Good Ideas' operations were not currently "viable" so as to allocate a "going concern value" for valuation purposes. However, the SAT Board concluded that another toy company with its own products might consider the existing toy products of Good Ideas as attractive additional assets to purchase, especially if such potential acquiror could also utilize Good Ideas' tax loss carryforwards (see the section "Results of Operations, Fiscal 1996 vs. Fiscal 1995" under the caption "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations"). The SAT Board, based on the advice of the Good Ideas' management, believed that such a toy company acquiror would not be interested in Good Ideas' facilities and sales personnel, so that these could be discontinued, thereby reducing Good Ideas' costs during the period in which such a purchaser could be sought. Nevertheless, the SAT Board deemed that arrangements to continue the production and sale of products through an operating entity were necessary to achieve SAT's desire to sell Good Ideas to a toy company on this basis. The arrangements were also considered necessary in February 1996 if operations were to be restarted as indicated in the subsection "Good Ideas Board's Reasons" in this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters." On the other hand, Good Ideas had to be treated as a discontinued operation in the Consolidated Financial Statements based on the February 26, 1996 decision to sell or liquidate Good Ideas. The SAT Board, however, concluded that, in view of no third party offers to acquire Good Ideas being made competitive with that offered by SAT and Good Ideas' questionable viability, the Good Ideas Minority Stockholders' receipt of the shares of the SAT Common Stock and, therefore, ownership in a potentially viable and growing public company would be of greater value to them than their shares of the Good Ideas Minority Stock.


     Although both the SAT and Good Ideas Boards subsequently agreed that continuance of production and sale of products by Good Ideas was not economically justified, so that all Good Ideas operations have now ceased, SAT management continued their efforts to sell Good Ideas and, if no acceptable offer to purchase the Good Ideas Common Stock is accepted by the time the results of the consent solicitation for the Merger are known, which sale of stock is deemed unlikely, to liquidate. However, as indicated in the section "Sale of Good Ideas" under this caption "The Merger and Related Matter," Good Ideas is attempting to close on an offer for its remaining inventory for $225,000.



     (f) Waiting for an upturn in the toy industry did not seem economically justified.



     In February 1996, the SAT Board considered as an alternative to the Merger and the sale waiting for an upturn in the toy industry generally and attempting to make Good Ideas operate on a profitable basis. However, the SAT Board considered that the costs to achieve such objective, which would, in the directors' opinion, have required the acquisition through purchase or licensing of additional toy products, as to which acquisition there could have been no assurance, and the uncertainty as to when conditions in the toy industry generally would have improved outweighed any possible benefit to be derived from such an effort. In addition, there could be no assurance that, if, at a later date, SAT sought to sell Good Ideas, it would realize an acceptable sales price. For the reasons set forth in this subsection, combined with Good Ideas' past negative cash flow from operations, its decline in sales and its increasing losses, the SAT Board concluded that waiting for an upturn in the toy industry was far too great a risk to take and that the Good Ideas Minority Stockholders would realize a greater return on SAT's offer of a fraction of a share of the SAT Common Stock.



     (g) SAT could cancel loan indebtedness on the Merger.



     If the Merger is consummated, then SAT's indebtedness to Good Ideas ($1,972,000 as of December 31, 1996, inclusive of the loan assumed by SAT which was due to Good Ideas from USRR -- see the section "Material Contacts of SAT with Good Ideas -- Loans from Good Ideas to SAT") will be canceled. SAT could in such event use any cash flow generated from operations or financing for operational purposes and not for repayment of this indebtedness. As a result of the use of the funds for this purpose, the SAT Board believes that the Company's revenues will grow and that it will achieve profitability earlier than Good Ideas could have achieved from its toy operations and, accordingly, for this reason, and in conjunction with the other reasons set forth in this section, the SAT Board believes that the shares of the SAT Common Stock will over time have greater value to the Good Ideas Minority Stockholders than their shares of the Minority Good Ideas Common Stock. If the Merger is not consummated, although SAT made net loan repayments of $171,000 during fiscal 1996, SAT is not required to repay the balance of such indebtedness to Good Ideas until its current maturity date of April 30, 1997 or such later date on which the results of the consent solicitation for the Merger are known.


     (h) Eliminating public subsidiaries could lead to additional cost savings.


     The SAT Board believes that it must continue to institute cost reduction efforts wherever feasible. Based on a review of costs, the Board believes that at least $50,000 to $75,000 can be saved by the Company each year with respect to each of Good Ideas and U.S. Drug if each such subsidiary did not have public stockholders and its common stock was not registered pursuant to Section 12(b) of the Exchange Act. The cost savings would be largely attributable to the elimination of expenses incurred by each of these subsidiaries with respect to corporate governance, management and regulatory compliance, such as maintenance of boards of directors for each subsidiary and separate periodic filings with the Commission and various state offices. SAT has eliminated all of its other non-public subsidiaries and now operates through divisions.



     Although the anticipated costs savings are of primary benefit to SAT and the SAT stockholders, the SAT Board believes that the advantages of being able to trade the more liquid SAT Common Stock on the American Stock Exchange is of more benefit to a Good Ideas Minority Stockholder than the current right to trade the Minority Good Ideas Common Stock in the over-the-counter market and, accordingly, continuance of these expenses brings no real benefit to the Good Ideas Minority Stockholders.


  (5)  Reason for Share Offering


     Once the decision to sell or liquidate was made on February 26, 1996, the SAT Board reconsidered the question of whether the Good Ideas Minority Stockholders would realize a better return on the offer of shares of the SAT Common Stock. The Board had previously considered that, even if Good Ideas continued as a operational subsidiary of SAT, the illiquidity of the Good Ideas' shares, the declining market price and the then strong probability of delisting made an offer of shares of the SAT Common Stock more attractive to the Good Ideas Minority Stockholders than retention of their shares of the Minority Good Ideas Common Stock. Such review concluded that the offer of a fraction of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock would also appear to result in the Good Ideas Minority Stockholder receiving more than on sale or liquidation, as indicated above in SAT Board reason numbered 4(c) above. Accordingly, the sole reason for SAT making a share offering was the SAT Board's belief that the Good Ideas Minority Stockholders would have a better chance of realizing a return on their investment whether or not the Merger was consummated or whether or not Good Ideas was sold or liquidated. The Good Ideas Board concurred in the SAT Board's belief.


  (6)  Reason for Using Merger Form


     Once the decision to take Good Ideas private was made in February 1996, the SAT Board structured the transaction as a merger, rather than as a tender offer to the Good Ideas Minority Stockholders followed by a merger, because it believed that the merger was a faster and less expensive method than was a tender offer to achieve its primary objective of selling or liquidating Good Ideas in a manner which would result in the greatest return to the Good Ideas Minority Stockholders. Moreover, SAT selected a consent solicitation over a proxy solicitation in order to save the time and expenses of holding a meeting.


  (7)  Good Ideas Board's Reasons


     Certain of the factors which the Board of Directors of SAT considered as reasons for approving the Merger were also considered by the Good Ideas Board of Directors in granting their approval. The factors which were considered by both Boards in approving the Merger were as follows:



          (a) Good Ideas' operations were declining and would have required entirely new toy products to effect a turnaround at a substantial investment of time and money. There could be no assurance that, even if this investment were made, that a successful turnaround could be achieved.



          (b) SAT's offer has greater value to the Good Ideas Minority Stockholders than Good Ideas' liquidation value, book value or market value.



          (c) The Good Ideas Common Stock might be delisted. [This occurred effective January 1, 1997.]



          (d) The going concern value of Good Ideas was not considered significant.



          (e) Waiting for an upturn in the toy industry did not seem economically justified.



     For a more detailed statement of these reasons, see the subsection "SAT Board's Reasons" under this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters." The other factors considered relevant by the SAT Board to its determination were not deemed relevant considerations for the Good Ideas Board. Although the Good Ideas directors recognized that the Merger would result in the cancellation of SAT's indebtedness to Good Ideas, they also recognized that SAT would receive, upon liquidation of Good Ideas, 60.8% of any liquidation distribution to Good Ideas stockholders after any creditors were paid.



     One of the matters considered by the Good Ideas Board in November 1995 and again in February 1996 was the recoverability of the Good Ideas recorded assets. Traditionally Good Ideas did not evaluate its toy inventory for obsolescence until after the ordering for the Christmas season was completed when it had its best opportunity to evaluate its then customer demand. Once the decision was made that there was no demand, Good Ideas would then dispose of the toys in its inventory deemed not to be further marketable. On such basis, the adjustments would be made by Good Ideas at the end of the December quarter or at fiscal-year end, virtually simultaneously with the disposal of this inventory.


     In connection with its review of inventory as of December 31, 1995, the Good Ideas Board concluded that, even with the then contemplated more limited operations for Good Ideas, the recorded value of the assets would be recovered in a continuing operation and, accordingly, no adjustment was required. Management did not deem this recoverability adversely affected by the cost reduction measure of closing Good Ideas' plant and offices, which measure was dictated by expiration of the lease on December 31, 1995 and with the landlord seeking a long-term lease, its upcoming fourth quarter (January 1 to March 31) in which new orders were traditionally few and the ability to have plant and office services performed in the interim economically elsewhere. In this connection, the Good Ideas Board noted that Good Ideas was always dependent on outside sources-most manufacturing was performed in the Far East or in Mexico by vendors and most of the finishing and packaging operations were subcontracted to a local Texas vendor. Accordingly, if the decision was made to resume full scale operations of Good Ideas as they were previously conducted prior to institution of the cash saving termination of leases and employees, management fully believed that these operations could be restarted very quickly. The decision to resume full scale operations has, of course, been abandoned.



     The decision by the SAT Board on February 6, 1996 to take Good Ideas "private" was not, in either Board's opinion, inconsistent with keeping a limited operation until the decision to expand or sell was made and, as indicated in the prior paragraph, not inconsistent with their belief as to the recovery of the recorded value of the inventory. Although Whale Securities refers (see the section "Fairness Opinion" under this caption "The Merger and Related Matters") to its estimate that an orderly liquidation of assets of Good Ideas would likely result in the Good Ideas Minority Stockholders receiving less than the book value per share, both Boards believe that there was a difference between evaluating an ongoing business, which Good Ideas was when the inventory evaluation was being made with respect to the December 31, 1995 results of operations, and one that was being liquidated.



     The impairment of the Good Ideas inventory and fixed asset values was a direct result of the decision made on February 26, 1996 to sell or liquidate Good Ideas. From an accounting point of view Good Ideas had to be treated as a discontinued operation as reflected in the Good Ideas Statement of Net Assets in Liquidation, Note 14 to Financial Statements of Good Ideas and Note 14 to Consolidated Financial Statements. However, this may be contrasted with the Boards' decision at the time to keep an operating company, albeit on a more limited basis, to facilitate a sale as discussed under SAT Board reason numbered 4(e) in the section "Reasons for the Merger and Approval-SAT Board Reasons" under this caption "The Merger and Related Matters." Had the decision on February 26, 1996 been to restart the operation as described in the second preceding paragraph, management believes that the value of the inventory and fixed assets would not have been significantly impaired.



     As almost ten months passed after the decision on February 26, 1996, it became clearer to the directors of both Good Ideas and SAT that no offer to purchase Good Ideas as a continuing business was going to be made and that the sole viable sales opportunity was to seek to sell the remaining assets of Good Ideas. Accordingly, on December 3, 1996, the Boards determined to end Good Ideas' limited operations and not to renew the employment of its sole remaining employee, William D. Robbins, then its Chief Executive Officer, after December 31, 1996.



     As indicated under "Terms of the Transaction-The Consent
Procedure-Miscellaneous," William D. Robbins and Michael S. McCord, the sole directors of Good Ideas who own shares of the Minority Good Ideas Common Stock, intend to submit consents in favor of the Merger.



  (8)  Effect of Merger on SAT



     The Merger will, in the opinion of the SAT Board, provide SAT with its best opportunity to increase its revenues and profits by enabling SAT to capitalize on the synergy of its core businesses, and, over time, increase the value of the SAT Common Stock. The note receivable from SAT to Good Ideas in the amount of

$1,972,000 as of December 31, 1996 and bearing interest at the rate of 8% per annum will also be cancelled allowing SAT to use its cash flow for operations and financing and not for the repayment of this debt. SAT's indebtedness to Good Ideas represented approximately 89.5% of the $2,204,000 in Good Ideas' assets as of December 31, 1996. See subsections 4(a) and 4(c) in this section "Reasons for the Merger" under this caption "The Merger and Related Matters." Moreover, there will be no federal tax consequences to SAT or its stockholders as a result of the Merger.



     However, the shares of SAT Common Stock to be issued to the Good Ideas Minority Stockholders will dilute the stock ownership and voting rights of the current SAT stockholders. Thus, the existing SAT stockholders who hold 100% of the outstanding shares of the SAT Common Stock will hold 98.5% of the outstanding shares if the Merger is consummated and 91.5% if the U.S. Drug Merger is also consummated.


  (9)  Conclusion


     The Boards of SAT and Good Ideas have concluded that, for the foregoing reasons, the consummation of the Merger is in the best interests of SAT and Good Ideas and is fair to the Good Ideas Minority Stockholders from a financial point of view. In making its determination, the SAT Board considered factors (4)(b) and (c) in this section "Reasons for the Merger and Approval" more important than factors (4)(a), (d), (e), (f), (g) and (h). In making its determination, the Good Ideas Board considered factors (7)(a), (b) and (e) in this section "Reasons for the Merger and Approval" more important than factors 7(c) and (d).



     Both the SAT Board and the Good Ideas Board accorded greater weight to factors 4(b) and 7(a), respectively, in this section "Reasons for the Merger and Approval" because the continuing decline of the business of Good Ideas was the greatest immediate problem confronting both SAT and Good Ideas if no acceptable offer to purchase Good Ideas' stock or assets were to be made. Without such an offer Good Ideas might be forced to liquidate at possibly an even lower market value. The Boards of SAT and Good Ideas determined that it was very significant that, while there was no assurance that Good Ideas would, if at all, become profitable, the likelihood of the Company's success was far greater and thus, the Good Ideas Minority Stockholders' ownership of shares of the SAT Common Stock held (and still holds) a significantly higher opportunity for a greater return on their initial investment.



     Both the SAT Board and the Good Ideas Board accorded greater weight to factors 4(c) and 7(b), respectively, in this section because the liquidation value, book value and the market value provided indicators of the possible alternative valuation of the Good Ideas Common Stock to a greater extent than the other factors set forth in this section and this assisted the Boards of SAT and Good Ideas in assessing the fairness of the offer. The Boards of SAT and Good Ideas determined that it was very significant that, while there was no assurance that the value of SAT Common Stock will rise, this security has a greater likelihood of bringing greater value to the Good Ideas Minority Stockholders over time than cash or holding the Good Ideas Common Stock.



     The Good Ideas Board accorded greater weight to factor 7(e) in this section because of the opportunity cost of waiting for an upturn in the toy industry was high in that there was no certainty as to when such conditions would improve and the Good Ideas Minority Stockholders' ownership of shares of the SAT Common Stock held (and still holds) a significantly higher opportunity for a greater return on their initial investment.



     The SAT Board deemed factors 4(a), 4(d), 4(f) and 4(h) supportive of, or complementary to, the factors to which it gave greater weight as described above, while factor 4(g) was not given greater weight because 60.8% of the loan repayment would return to SAT upon Good Ideas' liquidation. Similarly the Good Ideas Board believed that factors 7(c) and 7(d) were supportive of, or complementary to, the factors to which it gave greater weight as described above.



     Both Boards recommend that the Good Ideas Minority Stockholders consent to the adoption of the Merger Agreement. The directors of Good Ideas direct attention to their affiliation with SAT and the attendant conflicts of interests as described in the subsection "Authorization" in this section "Reasons for the Merger" under this caption "The Merger and Related Matters."

     The Boards of Directors of SAT and Good Ideas had considered as alternatives to taking Good Ideas private a sale of the assets or stock of Good Ideas, its liquidation and an expansion of the business by seeking new products, including the seeking of financing therefor. In connection with the latter, neither Board believed that the Good Ideas Minority Stockholders would be receptive to a rights offering because of the low market price and the basis price for most of the holders. The Boards, therefore, concluded that, if financing were necessary, it would have to be external and Good Ideas' business prospects and operational results would not be conducive to a lender or an investor. In any event, for the reasons discussed in the subsection "SAT Board Reasons" in this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters," the Boards rejected expansion of Good Ideas business as an alternative or waiting to follow developments in the toy industry generally as alternatives. With respect to the possibility of expansion, both Boards considered the desirability of SAT repaying its indebtedness to Good Ideas ($1,972,000 as of December 31, 1996), but, even with these funds in lieu of external financing, neither Board was convinced that these were sufficient to acquire the products necessary to effect a turnaround, especially in view of what management viewed the competitive situation in the toy industry and the uncertainty of success. As indicated in the same subsection, the Boards concluded that the Good Ideas Minority Stockholders would realize more from SAT's offer of shares of the SAT Common Stock than in the proceeds of a sale or liquidation. Once the decision to take Good Ideas private was made, the SAT Board chose a merger over a tender offer, followed by a merger, because it believed such procedure would involve less expenditures of time and money than a two-step process when the intention was to have all public stockholders in one corporation.



     In evaluating the Merger, the Boards of Directors of SAT and Good Ideas also considered the oral presentations of Whale Securities to the Good Ideas Board that the Merger exchange ratio was fair to the Good Ideas Minority Stockholders from a financial point of view. In addition, before mailing this Consent Solicitation Statement/Prospectus, they considered the written opinion of Whale Securities, which confirmed the conclusion of such oral presentations and which supports the opinions of the SAT and Good Ideas Boards of Directors that the Merger is fair to the Good Ideas Minority Stockholders. A copy of the opinion of Whale Securities is attached as Appendix B to this Consent Solicitation Statement/Prospectus. See the section "Fairness Opinion" below.



     After consideration of the foregoing reasons in this section "The Reasons for the Merger and Approval," the Boards of Directors of SAT and Good Ideas both believe that this consent solicitation offer is substantively, as well as procedurally, fair to the Good Ideas Minority Stockholders.


     There can be, of course, no assurance that any or all of the objectives will be achieved.

FAIRNESS OPINION


     Whale Securities is an investment banking firm primarily specializing in the small cap market and is regularly engaged in the evaluation of small cap companies and their securities in connection with equity and debt financings, mergers and acquisitions and valuations for corporate and other purposes. Whale Securities has not acted in the past on behalf of Good Ideas, SAT or Acquisition Corp. in any capacity. In addition, there is no agreement or understanding as to the future or current employment of Whale Securities except in connection with the pending possible acquisition of the minority interest in U.S. Drug by SAT. Various investment banking firms as to which counsel or others in management had personal contacts were solicited as to their availability to perform the analysis and, of the three firms which replied in the affirmative, Whale Securities was selected based on its prior experience and its reasonable fee for its services.



     Good Ideas agreed to pay Whale Securities a fee of $50,000, of which $17,500 was paid on Whale Securities' acceptance of the assignment, $17,500 was to be paid when Whale Securities concluded its findings and $15,000 will be paid upon Whale Securities delivering its fairness opinion in definitive form. Accordingly, the fee for the analysis and the report will be $35,000. When Whale Securities was initially engaged, the fee was to be $35,000; however, because of the change in SAT's exchange offer and the 12 months which had elapsed since Whale Securities made its initial analyses, requiring new analyses, the fee was increased to $50,000. Whale Securities will also be reimbursed for its expenses.

     Whale Securities has delivered a written opinion dated as of the date hereof (the "Fairness Opinion") to the Good Ideas Board stating its opinion that, considered as a whole, the Merger exchange ratio is fair to the Good Ideas Minority Stockholders from a financial point of view as of the date of the opinion. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications made, procedures followed and matters considered by Whale Securities in rendering its opinion, is set forth as Appendix B to this Consent Solicitation Statement/Prospectus, is incorporated herein by reference and should be read in its entirety.


     In connection with the Fairness Opinion, Whale Securities reviewed and considered, among other things: (1) the Merger Agreement; (2) Good Ideas' and SAT's Annual Reports on Form 10-K for the three fiscal years ended March 31, 1996, 1995 and 1994 and their Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1996, September 30, 1996 and December 31, 1996; (3) certain information relating to the businesses, earnings and prospects of Good Ideas and SAT, which was furnished to Whale Securities by senior management, including financial forecasts for the business of SAT; (4) the historical market prices and trading activity for Good Ideas and SAT shares; and (5) publicly available information concerning certain other companies and transactions which Whale Securities considered relevant to its analysis. In addition, Whale Securities held discussions with the managements of Good Ideas and SAT for the purpose of reviewing the historical and current operations of such companies and the business prospects for each.



     In conducting its analysis and in arriving at its opinion, Whale Securities relied upon and assumed the accuracy and completeness of the financial and other information that was publicly available or provided to Whale Securities and Whale Securities did not undertake to independently verify the same. Whale Securities did not prepare or obtain any independent evaluation or appraisal of Good Ideas' or SAT's assets (including technology) or liabilities. Whale Securities assumed and relied upon the senior management of Good Ideas and SAT as to the reasonableness and achievability of the financial and operating forecasts furnished by management (and the assumptions and bases therefor). Whale Securities' opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. The opinion relating to Good Ideas was prepared by Whale Securities independently of its separate opinion on the proposed merger relating to U.S. Drug and the two opinions should be evaluated without regard to the other even if the interested stockholder is a stockholder in both subsidiaries of SAT. In addition, neither opinion assumed that the other transaction would be effected, whether simultaneously or at all. Whale Securities was retained by the Board of Directors of Good Ideas to act as financial advisor to Good Ideas only with respect to its fairness opinion. In addition, in the ordinary course of its securities business, Whale Securities may trade equity securities of Good Ideas and/or SAT and/or U.S. Drug for its own account and the accounts of customers, and Whale Securities, therefore, may from time to time hold a long or short position in such securities. The Fairness Opinion was directed to the Board of Directors of Good Ideas and does not constitute a recommendation to any Good Ideas Minority Stockholder as to whether such a stockholder should consent to any matter submitted for Good Ideas stockholder consent in connection with the Merger.



     In connection with the rendering of its opinion to the Board of Directors of Good Ideas, Whale Securities performed the financial analyses summarized below. Whale Securities believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Whale Securities' opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. The projections prepared by the management of SAT underlying Whale Securities' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such projections. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. Except as described below, none of the analyses performed by Whale Securities was assigned a greater significance by Whale Securities than any other.



     The projections furnished to Whale Securities were prepared by the management of SAT. Good Ideas and SAT do not publicly disclose internal management projections of the type provided to Whale Securities in connection with the review of the proposed Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.


     Whale Securities did not determine the amount of the consideration to be paid by SAT to the Good Ideas Minority Stockholders nor did it make a recommendation as to the exchange ratio determined by the SAT Board, which exchange ratio was communicated in December 1996 to Whale Securities for review in preparation of the Fairness Opinion.


     The following is a brief summary of certain factors which Whale Securities discussed with the Board of Directors of Good Ideas which figured prominently in Whale Securities' valuation of Good Ideas and certain analyses performed by Whale Securities in connection with the Fairness Opinion.

     1. Certain factors considered in the evaluation of Good Ideas:


          Good Ideas has been operating during fiscal 1997 as a business in liquidation. Whale Securities noted that Good Ideas had almost no business activity in fiscal 1997, with sales for the nine months ended December 31, 1996 of only $48,868. For the nine months ended December 31, 1996, Good Ideas' cost of sales exceeded its sales by $42,459 and Good Ideas experienced a loss from operations of $169,693. Whale Securities also noted that, even when Good Ideas was fully operational, its sales had declined from $5,544,221 in fiscal 1994 to $1,508,819 in fiscal 1996 and its net loss had increased from $582,331 in fiscal 1994 to $1,566,292 in fiscal 1996.



          Good Ideas' plant and offices were closed in January 1996 and recently Good Ideas terminated the employment of its sole remaining employee. Except for notes receivable, accounts receivable and inventories, Good Ideas owns no material tangible or strategic assets. Its historical business competed with larger companies offering more heavily branded products. Given the competitive nature of the toy business, the lack of critical mass to Good Ideas' sales and gross profits to cover normal operating expenses and Good Ideas' significant operating losses, Whale Securities noted that the viability of the Good Ideas toy business as a stand alone enterprise was questionable. Whale Securities also noted that, despite the public announcements in November 1995 that SAT might consider the sale of Good Ideas, the Good Ideas Board had not been presented with third party offers or overtures for its purchase at prices competitive with the price being offered by SAT. Whale Securities had been advised by SAT that William D. Robbins, Good Ideas' Chief Executive Officer until December 31, 1996, and Gary S. Wolff, the Treasurer of SAT and Good Ideas until July 3, 1996, for a time spoke with various vendors and customers of Good Ideas as to their interest in acquiring all or part of Good Ideas; that first Lee S. Rosen, a SAT director, and then Linda H. Masterson, the SAT President, contacted certain prospective purchasers or responded to their inquiries; that no formal bid process has ever been initiated; and that, to date the only offer which Good Ideas has received was $225,000 from Little Jimmy, Ltd., Point Pleasant, New Jersey, for its inventory (of which inventory was sold to the prospective purchaser for $50,000 in September 1996 and for $62,870 in January 1997). Whale Securities has been further advised that no one has offered to purchase the Good Ideas Common Stock in order to continue the business, utilize, to the extent allowed, the Good Ideas net loss tax carryforwards, or utilize the corporate shell. See also the section "Sale of Good Ideas" under this caption "The Merger and Related Matters."



          In analyzing the businesses of SAT, Whale Securities noted the lack of synergy between Good Ideas and the other businesses of SAT. The proposed Merger would, however, allow SAT to cancel an outstanding note owed to Good Ideas in the amount of $1,971,936 at December 31, 1996. While SAT's control position did not directly impact Whale Securities' opinion as to fair value, it did, in Whale Securities' opinion, diminish the likelihood of alternative offers arising that would be competitive to that of SAT with respect to the Good Ideas Minority Stockholders. Because SAT owns 60.8% of Good Ideas, it could exercise a veto power over any offer to purchase Good Ideas as an entity and it has been Whale Securities' experience that the presence of such a veto power by a party making an offer tends to discourage potential bidders for other than specific assets of the target company. Whale Securities further considered the fact that the Good Ideas Minority Stockholders had almost no liquidity in their shares because the Good Ideas Common Stock was delisted from the Pacific Stock Exchange effective

     January 1, 1997. The shares of the SAT Common Stock proposed to be issued in connection with the Merger will be registered shares, freely tradable by the Good Ideas Minority Stockholders. Whale Securities noted that, with a monthly trading volume for the SAT Common Stock during the three months of December 1996 through February 1997 of approximately 2,400,000 shares, the Good Ideas Minority Stockholders under the proposed Merger would hold far more liquid securities in SAT shares than by holding Good Ideas shares. As a result of SAT offering a more liquid security as described in this paragraph, Whale Securities concluded that this factor tended to support the fairness of SAT's offer.


     2. Whale Securities' analysis encompassed a number of valuation approaches, including:


          (a) Market value of Good Ideas shares and premiums to market for acquisitions -- Since its delisting from the Pacific Stock Exchange effective January 1, 1997, the Good Ideas Common Stock has seen negligible public trading through March 1997, because the stock has not been quoted on any exchange, the Nasdaq System (including the Small Cap Market) or the OTC Bulletin Board. As such, there has been no market price for the Good Ideas shares since the delisting. During the last month of its trading on the Pacific Stock Exchange in December 1996, the stock price ranged from $0.15625 to $0.03125 per share. SAT's exchange offer, assuming that the SAT Common Stock market price is $1.625 or greater upon the Merger, provides each share of the Good Ideas Minority stock with an equivalent value of $.585 per share or greater. A price of $.585 per Good Ideas share represents a premium of 275% and 1772%, respectively, over the Good Ideas share price range of $.15625 to $.3125 during its last 30 days of trading on the Pacific Stock Exchange. Good Ideas shares even when listed on the Pacific Stock Exchange were thinly traded and hence such prices may not have been a clear indicator of value. Nevertheless, Whale Securities noted that to the extent the shares of the SAT Common Stock were trading at or above $1.625 as of the Merger, Good Ideas Minority Stockholders would be receiving a substantial premium over the range of trading prices of Good Ideas shares over the last six months, and a premium far in excess of the average merger and acquisition premiums over market prices (generally between 35% to 55%) for the market taken as a whole. Hence an evaluation of the SAT exchange offer from the context of recent Good Ideas market prices as compared to the value of the shares of the SAT Common Stock offered in consideration would tend to support the fairness of the SAT exchange offer. Whale Securities reviewed merger and acquisition activity in the toys and recreational products industries during the years 1995 and 1996 to see if comparable transactions existed involving small, unprofitable toy companies in liquidation. None were identified which were felt to be comparable to Good Ideas.



          (b) Asset based methods -- The toys marketed by Good Ideas were neither proprietary nor highly branded. The supplier of the equestrian toys sells the identical products to other toy companies in the United States and the log building toys similarly are widely available. Few barriers to entry exist to prevent the establishment of near identical toy lines by new entrants. Whale Securities noted that Good Ideas had, effective March 31, 1996, changed its basis of accounting from a going concern basis to a liquidation basis and recorded a charge of $368,388 in fiscal 1996 in connection with the change and the write down of inventories. Under the liquidation basis of accounting, assets are adjusted to amounts estimated to be realizable, liabilities are stated at anticipated settlement amount and estimated costs of liquidating the company are provided to the extent reasonably determinable. Good Ideas' book value per share at December 31, 1996 was $.54 per share. The value of the SAT exchange offer would exceed this book value per share amount to the extent the SAT Common Stock trades at $1.50 per share or greater. Due to the facts that Good Ideas has been unprofitable, its business in liquidation, its toy lines non-proprietary and few barriers exist to new entrants purchasing the products directly from manufacturers, Whale Securities estimated that a sale of the business, if possible, would likely not result in a substantial premium to the underlying value of the assets. Similarly Whale Securities concurred that an orderly liquidation of the Good Ideas assets would likely result in an amount approximating the December 31, 1996 recorded book value per share. Whale Securities noted that Good Ideas had net operating tax loss carryforwards of approximately $3,100,000 at December 31, 1996, which might, under certain circumstances, have some value to an acquiror. Also some investors might attribute some nominal value to the Good Ideas public shell. Though companies in the toy industry frequently trade in the market at a multiple of book value, Whale Securities felt that, because Good Ideas' principal assets were monetary in nature (cash, receivables and inventory), book value and liquidation value should be weighted heavily in its assessment of the fairness of SAT's merger offer. Whale Securities also advised that stocks of companies in the toy industry trade on the average of 3.1 times book value, but the average company also trades at a 29 Price/Earnings Ratio and has a three-year revenue growth rate of 25%. Accordingly, in the opinion of Whale Securities, the statistics of these other companies are not applicable to Good Ideas because it is in liquidation with no appreciable sales, customers, management or employees.



LIQUIDATION ANALYSIS OF GOOD IDEAS AS OF DECEMBER 31, 1996 BALANCE SHEET



                                                                          LIQUIDATION
                                                                             METHOD
                            ALL AMOUNTS IN THOUSANDS                       BOOK VALUE
                            EXCEPT PER SHARE AMOUNTS                      AT 12/31/96
        ----------------------------------------------------------------  ------------
        ASSETS:
          Cash & equivalents............................................     $    1
          Accounts receivable...........................................     $   75
          Inventories...................................................     $  147
          Prepaid expenses..............................................     $    2
          Note receivable -- Parent.....................................     $1,972
          PP&E, net.....................................................     $    0
          Other assets..................................................     $    7
                                                                             ------
                  Total assets..........................................     $2,204

        LIABILITIES & O.E.:
          Accounts payable..............................................     $   18
          Accrued expenses..............................................     $   20
          Capitalized lease obligations.................................     $    0
          Reserve for sale or liquidation costs.........................     $   41
                                                                             ------
                  Total liabilities.....................................     $   79
                                                                             ------
                  Net assets liquidation method of accounting...........     $2,125
        Number of shares outstanding....................................      3,949
        Calculated liquidation value per share using book amounts.......     $ 0.54



                                                                    MINIMUM      MAXIMUM
                                                                    -----        -----
    OTHER POTENTIAL ELEMENTS OF VALUE:
      Value of NOL carryforward and public shell..................  $  0         $400
      Est. liquidation value per share inclusive of these
         elements:................................................  $0.54        $0.64
      Implied price of an SAT share to make the exchange offer
         fair based on each Good Ideas............................
         share receiving .36 of an SAT share,.....................  $1.49        $1.78
         equivalent to a SAT share price quote of.................  $1 17/32     $1 13/16
      Conclusion: On a liquidation basis, the SAT offer would
                  appear to be fair to the extent its share price
                  is equal to or greater than $1.625.
      Assumptions/Estimates:
         The note receivable from SAT is collectible.
         No material change in accounts from 12/31/96 to present
         Financial statement amounts fairly stated.



          (c) Income, cash flow, and discounted cash flow based methods -- Whale Securities considered the use of income, cash flow and discounted cash flow based methods in valuing the shares of Good Ideas. Due to the facts that Good Ideas has experienced losses and negative cash flow for several years and is no longer operating as an on-going business, Whale Securities determined the business does not lend itself to the price-earnings and cash flow multiple approaches to valuation. The management of Good Ideas has not prepared projections for the business of Good Ideas for any period after September 30, 1996.


          (d) Comparison to similar public companies and similar sale transactions -- Whale Securities identified over 30 publicly traded companies operating in Good Ideas' business segment. Most of these companies were significantly larger than Good Ideas. As a composite, companies in the segment on February 27, 1997 traded on the average at a multiple of 29 times prior 12-month reported earnings and 3.1 times book value. Though Whale Securities considered each company, no group of companies was believed to be defining in terms of the valuation of Good Ideas due to differing factors in the public companies such as size, business mix, growth rate, earnings, or lack of trading in their shares. Whale Securities also conducted a review of merger and acquisition activity in the toy industry, both in the manufacturing and the distribution sectors. There were few transactions for which public information was reported and none were offered as being sufficiently comparable to the Merger so as to assist in establishing a clear range of value.



          (e) Analysis of the SAT Common Stock to be given as consideration -- In its review of the consideration to be received by the Good Ideas Minority Stockholders, Whale Securities noted that the shares of the SAT Common Stock to be issued in connection with the Merger will be registered shares and freely tradable by the Good Ideas Minority Stockholders on the American Stock Exchange. Based on SAT's average monthly trading volume for the three months of December 1996 through February 1997 of approximately 2,400,000 shares, unless conditions changed, the Good Ideas Minority Stockholders in the event of the Merger would hold relatively liquid securities in the SAT shares. The SAT share volume should be compared to the estimated 557,524 shares of the SAT Common Stock the Minority Good Ideas Shareholders would receive under the Exchange Offer. Whale Securities cautioned management and the Good Ideas Board that a decline in the SAT share prices between the Record Date and the closing of the Merger would result in the holders of the Minority Good Ideas Common Stock receiving less valuable consideration than the amount contemplated under the Fairness Opinion.


     In connection with the Fairness Opinion, Whale Securities performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

TERMS OF THE MERGER AGREEMENT

     The following description of the Merger Agreement describes the material terms thereof. Good Ideas Minority Stockholders are also directed to Appendix A to this Consent Solicitation Statement/Prospectus where the full text of the Merger Agreement is set forth.

  (1)  Conversion of Shares


     After adoption of the Merger Agreement by the requisite consents of the Good Ideas Minority Stockholders and SAT, Acquisition Corp. will be merged with and into Good Ideas; each share of the Minority Good Ideas Common Stock issued and outstanding on the Effective Date will be converted into .36 of a share of the SAT Common Stock; and each share of the Good Ideas Common Stock owned by SAT, except for ten shares, will be canceled. The shares of Acquisition Corp. owned by SAT will be canceled upon the Merger becoming effective. An aggregate of 557,524 shares of the SAT Common Stock will be issued to the Good Ideas Minority Stockholders, subject to adjustment for fractional shares. Assuming that the U.S. Drug Merger is not consummated and there are no exercises of outstanding Common Stock purchase warrants or any conversions of the Class A Preferred Stock or the Convertible Notes between the date of this Consent Solicitation Statement/Prospectus and the effective date of the Merger, the existing SAT stockholders will own 98.5% of the outstanding shares of the SAT Common Stock and the Good Ideas Minority Stockholders will own 1.5%. If the U.S. Drug Merger is also consummated, the Good Ideas Minority Stockholders will own 1.4% of the outstanding shares of the SAT Common Stock. The portion of a share of the SAT Common Stock to be exchanged for each share of the Minority Good Ideas Common Stock was determined on the basis of assumed value of $1.625 for each share of the SAT Common Stock.

     The Good Ideas Warrants to purchase an aggregate of 120,000 shares of the Good Ideas Common Stock will be converted into the Merger Warrants of SAT to acquire 74,285 shares of the SAT Common Stock at $12.115 per share. See the section "Good Ideas Options and Warrants" under this caption "The Merger and Related Matters."



     No fractional shares of the SAT Common Stock will be issued. Holders of the Good Ideas Common Stock entitled to receive on the Effective Date fractional shares of the SAT Common Stock upon the consummation of the Merger will receive in lieu thereof a cash payment calculated on the basis of the closing sales price for a share of the SAT Common Stock on the Effective Date (or on the first day thereafter as such price is available).


  (2)  Effective Date


     The Merger will become effective on the date and at the time of the filing of a copy of the Certificate of Merger with the Secretary of State of Delaware (i.e., the Effective Date). This filing will occur as soon as practicable following the receipt of consents from the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock and a consent from SAT and the satisfaction of other conditions and it is currently expected to
take place on or about           , 1997. The Merger Agreement requires the
parties to close within five business days after the last condition to the Merger has been satisfied or waived. Either SAT or Good Ideas is entitled, however, to abandon the Merger prior to the consummation for the reasons referred to below in the subsections "Conditions to the Merger" and "Amendment and Termination Rights" in this section "Terms of the Merger Agreement" under this caption "The Merger and Related Matters."


  (3)  Conditions to the Merger


     The obligations of SAT (and Acquisition Corp.) and Good Ideas under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by the party intended to receive the benefit of those conditions), including (1) the condition that the representations and warranties of the parties set forth in the Merger Agreement shall be true in all material respects on the date of the Merger, (2) the performance by each corporation in all material respects of all obligations to be performed by it under the Merger Agreement, (3) the receipt of closing certificates and (4) the receipt of all requisite consents from all governmental agencies and third parties which are required to effect the Merger, including, without limitation, (a) that this Registration Statement has been declared effective by the Commission, (b) that no stop order shall have been issued or proceedings for such purpose shall have been instituted and (c) that the issuance of the SAT Common Stock shall have all requisite authorizations under state securities or "blue sky" laws for issuance.



     The obligations of SAT under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by SAT except as indicated in the second succeeding paragraph), including (1) the consent to the adoption of the Merger Agreement by the holders of more than 50% of the shares of Good Ideas Minority Common Stock, (2) the obtaining of a fairness opinion to the Good Ideas Minority Stockholders reasonably satisfactory to SAT and (3) the lack of any material adverse change in the business or financial condition of Good Ideas. Because Good Ideas has ceased operation, SAT believes that condition (3) is moot.


     The obligations of Good Ideas under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by Good Ideas except as indicated in the succeeding paragraph), including (1) the consent to the adoption of the Merger Agreement by the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock, (2) the obtaining of a fairness opinion to the Good Ideas Minority Stockholders reasonably satisfactory to Good Ideas and (3) the lack of any material adverse change in the business or financial condition of the Company (excluding Good Ideas).

     The conditions that (1) the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock consent to the adoption of the Merger Agreement, (2) a fairness opinion be obtained and (3) the Registration Statement has been declared effective and there is no "stop order" in effect are not waivable by either SAT or Good Ideas.

     If either party terminates its obligations under the Merger Agreement to consummate the Merger because a condition precedent thereto has not been satisfied, its sole obligation to the other party shall be to pay its own costs which it agreed to pay on consummation of the Merger and which were incurred in connection with the proposed transactions. See the section "Fees and Expenses" under this caption "The Merger and Related Matters."

  (4)  Amendment and Termination Rights

     The Merger Agreement provides that the respective Boards of Directors of SAT and Good Ideas may, by written agreement, amend the Merger Agreement at any time before or after its adoption by the Good Ideas Minority Stockholders, provided that after such approval no amendment may be made which changes either the amount or the form of the consideration to be received by the holders of the Minority Good Ideas Common Stock pursuant to the Merger Agreement without further approval by the Good Ideas Minority Stockholders.


     The Merger Agreement, as amended, may be terminated and the Merger abandoned, whether before or after approval by the Good Ideas Minority Stockholders, at any time prior to the Effective Date (1) by mutual written consent of the Boards of Directors of SAT and Good Ideas, (2) by either SAT or Good Ideas if the respective Board of Directors, based on the opinion of its outside counsel, determines that making a recommendation to the Good Ideas Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law to their respective stockholders or (3) by either SAT or Good Ideas if there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining Acquisition Corp., SAT or Good Ideas from consummating the Merger, and such order, decree, injunction or judgment has become final and non-appealable. The obligations automatically terminate if the Merger has not been consummated by September 30, 1997.



SUMMARY OF THE TERMS OF THE SAT COMMON STOCK


  (1)  General


     SAT is authorized to issue 50,000,000 shares of the SAT Common Stock, $.01 par value. SAT has called a Special Meeting of Stockholders for May 5, 1997 to adopt a proposal to increase the authorized number of shares to 65,000,000. Holders of the SAT Common Stock (i) have one vote per share; (ii) have equal rights to any dividends declared by the Board of Directors of SAT after payment of all accrued and unpaid dividends on SAT's Class A Preferred Stock and any other preferred stock hereafter issued which has a preference as to dividend payments; (iii) are entitled to share in all assets available for distribution to stockholders upon liquidation, dissolution or winding up of SAT's affairs after payment of all preferences on the Class A Preferred Stock and any other preferred stock hereafter issued which has a preference upon liquidation, dissolution or winding up of SAT; (iv) have no preemptive, subscription or conversion rights; and (v) no sinking fund provisions. There are no provisions in the Bylaws or the Certificate of Incorporation of SAT which discriminate against any existing or prospective holder of the SAT Common Stock as a result of such holder's ownership of a substantial amount of the SAT Common Stock. All outstanding shares of the SAT Common Stock are, and all shares to be issued upon the consummation of the Merger will be, fully paid and nonassessable.



     Reference is made to "SAT Management -- Directors and Officers" for a description of how the SAT directors are elected by the holders of the SAT Common Stock on a classified basis. With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of SAT's Board. As a result, a classified Board may discourage proxy contests for the election of directors or a purchase of a substantial block of the SAT Common Stock because its provisions could operate to prevent obtaining control of the SAT Board of Directors in a relatively short period of time. The classification provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of SAT. There are no other provisions in SAT's Certificate of Incorporation or By-Laws that may have the effect of delaying, deferring or preventing a change in control of

SAT and that would operate with respect to an extraordinary corporate transaction involving SAT or any of its subsidiaries, such as a merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation. However, the Board would have the power, without seeking further stockholder approval, to include such provisions in the Class B Preferred Stock described in the succeeding paragraph, but has no current intention of reissuing such security or including any such provision.



     There are 500,000 shares of the Class A Preferred Stock, $.01 par value, authorized, of which 41,157 shares were outstanding as of March 31, 1997. These shares have a liquidation preference of $205,785 and are convertible into 185,207 shares of the SAT Common Stock. As of March 31, 1997, there was no other series of the SAT preferred stock outstanding, although there are 1,500,000 shares of the Class B Preferred Stock, $.01 par value, authorized.


  (2)  Election of Directors


     Holders of the SAT Common Stock have no cumulative voting rights, which means that stockholders owning more than 50% of the outstanding shares of the SAT Common Stock can vote to elect all directors. Accordingly, the remaining stockholders would not be able to elect any. In addition, as indicated in the preceding subsection, SAT's directors are elected on a classified basis.


  (3)  Dividends


     Dividend payments on the SAT Common Stock are discretionary with the SAT Board of Directors and depend on various factors, including earnings, capital requirements and financial condition. SAT has no current plan to pay cash dividends on the SAT Common Stock in the foreseeable future because of the cash requirements of the Company and its history of losses. See "SAT Market Information -- Dividend Policy."


  (4)  Transfer Agent


     The Transfer Agent for the SAT Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, CA 91204.


  (5)  Acquisition Shares


     The January 1992 Registration Statement registered under the Securities Act 3,000,000 shares of the SAT Common Stock (the "Acquisition Shares") solely for offer and issuance to the owners of businesses or properties which SAT may acquire. SAT has no agreements, arrangements, proposals or understandings regarding any acquisitions at this time. As of February 28, 1997, SAT had 1,532,679 registered Acquisition Shares at its disposal for future acquisitions. See "Business of the Company -- Subsidiaries and Divisions" for information as to the prior issuance of an aggregate of 1,467,321 shares of the Acquisition Shares relating to the acquisitions of USRR's assets, Alconet and RSA.



     Notwithstanding the registered status of the Acquisition Shares, recipients of these shares offering them for public resale may potentially be deemed statutory underwriters because they would be engaged in a public distribution of securities. An additional registration under the Securities Act might, therefore, be required disclosing the nature of the acquisition, the shares received as consideration and the manner of their distribution and sale before the recipient could resell the Acquisition Shares. SAT's Registration Statement on Form S-3, File No. 333-10945, of which the October 4 Prospectus constitutes
Part I thereof, relates to a reoffering by the holders of the 500,000 shares of the Acquisition Stock issued in the RSA acquisition.


GOOD IDEAS' DIRECTORS AND EXECUTIVE OFFICERS


     If the Merger is consummated, Acquisition Corp. will be merged with and into Good Ideas and Good Ideas will be the surviving corporation and, under the Merger Agreement, its directors and officers will continue to serve. For certain information as to such persons, including their executive compensation where applicable, see "Good Ideas Management." However, as a result of SAT's intention to sell or liquidate Good Ideas, the continuance of this corporate existence should terminate within one to three months after the results of the consent solicitation for the Merger are known. See the section "Sale of Good Ideas" under this caption "The Merger and Related Matters."


DIFFERENCES IN STOCKHOLDERS' RIGHTS


     The Good Ideas Minority Stockholders will become holders of the SAT Common Stock if the Merger is consummated. Because both Good Ideas and SAT are incorporated under the laws of Delaware, there will be no change in the statutory rights as stockholders of the Good Ideas Minority Stockholders when they become stockholders of SAT. See the section "Summary of the Terms of the SAT Common Stock" under this caption "The Merger and Related Matters."


DIFFERENCES IN BY-LAWS


     The By-Laws of Good Ideas and SAT are substantially similar except that the former provides for cumulative voting for the Board of Directors. Under cumulative voting, a stockholder may cast all of his, her or its votes in an election in favor of a single candidate for a single vacancy. This method of voting is intended to allow substantial minority stockholders to obtain a representative on the Board. In SAT the directors are elected by non-cumulative voting and, because only a plurality of the votes cast at the meeting is necessary to elect a director, a majority of the SAT stockholders can elect all of the SAT directors up for election at the meeting. Both Good Ideas and SAT have classified Boards, so that generally only one-third of the directors should be up for election at any meeting.


EXCHANGE OF CERTIFICATES


     At the Effective Date, each share of the Minority Good Ideas Common Stock outstanding immediately prior to the Effective Date will be converted into the right to receive .36 of a share of the SAT Common Stock. The shares of the Good Ideas Common Stock owned by SAT on the Effective Date, except for ten shares, will be canceled. Promptly after the Effective Date, a transmittal form will be furnished by U.S. Stock Transfer Corporation, as Exchange Agent, to the Good Ideas Minority Stockholders. The transmittal form will contain instructions with respect to the surrender of the certificates for the Minority Good Ideas Common Stock in exchange for the certificates for the SAT Common Stock. MINORITY GOOD IDEAS COMMON STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF THE TRANSMITTAL FORM AND SHOULD NOT BE RETURNED TO GOOD IDEAS WITH THE ENCLOSED CONSENT FORM. Upon surrender of stock certificates for exchange to the Exchange Agent, together with the letter of transmittal duly executed, the holder of such certificates will be entitled to receive in exchange therefor certificates representing the number of shares of the SAT Common Stock equal to the shares of the Minority Good Ideas Common Stock held by him, her or it in accordance with the Merger Agreement.



     After the Effective Date, a record holder of the Minority Good Ideas Common Stock will have no rights with respect to such stock except to surrender the certificates in exchange for certificates representing the SAT Common Stock. No dividends or other distributions declared after the Effective Date with respect to shares of the SAT Common Stock issuable upon conversion of shares of the Minority Good Ideas Common Stock and payable to the holders of record of the SAT Common Stock after the Effective Date will be paid to the holder of any unsurrendered certificate representing the Minority Good Ideas Common Stock until the holder thereof surrenders such certificate in exchange for certificates representing the appropriate number of shares of the SAT Common Stock. Subject to the effect, if any, of applicable law, after subsequent surrender and exchange of a certificate, the record holder will be entitled to receive any dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of the SAT Common Stock for which such certificate was exchangeable. Because of the current intention of the SAT Board of Directors not to pay dividends on the SAT Common Stock (see the section "Summary of the Terms of the SAT Common
Stock -- Dividends" under this caption "The Merger and Related Matters" and "SAT Market Information -- Dividends"), the foregoing discussion may be moot.

     For all other purposes, however, including all right, if any, to vote with respect to all matters, each certificate which represented outstanding shares of the Minority Good Ideas Common Stock before the Merger will be deemed to represent ownership of shares of the SAT Common Stock into which those shares are converted by the Merger.


GOOD IDEAS OPTIONS AND WARRANTS


     There were no stock options outstanding on the Record Date. On March 31, 1996, there were outstanding stock options that would have expired December 17, 2003 (the "Good Ideas Options") to purchase an aggregate of 22,500 shares of the Good Ideas Common Stock. Pursuant to the terms thereof, as a result of their resignations, the Good Ideas Options each to purchase 7,500 shares of the Good Ideas Common Stock held by each of Karen B. Laustsen, James C. Witham and Gary
S. Wolff, former members of the Good Ideas Board, expired on August 26, 1996, August 29, 1996 and October 1, 1996, respectively. Good Ideas Options to purchase an aggregate of 15,000 shares held by Glenn A. Bergenfield and William DiTuro, former directors of Good Ideas, expired on February 14, 1996.



     The only warrants to purchase shares of the Good Ideas Common Stock which were outstanding on the Record Date were the Good Ideas Warrants owned by Baraban or its designees. Baraban was the underwriter of Good Ideas' initial public offering. The Good Ideas Warrants evidence the right to purchase an aggregate of 120,000 shares of the Good Ideas Common Stock at $7.50 per share. The exercise price was negotiated by Good Ideas and Baraban and represented 150% of the offering price to the public in the initial public offering of Good Ideas. If the Merger is consummated, as a result of the anti-dilution provisions of the Good Ideas Warrants, the Good Ideas Warrants will be converted into SAT Common Stock purchase warrants expiring February 16, 1999 (i.e., the Merger Warrants) to purchase an aggregate of 74,285 shares of the SAT Common Stock, which is the same number of shares which the holders of the Good Ideas Warrants would have been entitled to receive after the consummation of the Merger had the Good Ideas Warrants been exercised immediately prior to the consummation of the Merger. The exercise price will be proportionately adjusted to $12.115 per share pursuant to the anti-dilution provisions of the Good Ideas Warrants.



     Except for the number of shares of the SAT Common Stock issuable upon the exercise of the Merger Warrants and the exercise price, both as indicated in the preceding paragraph, the Merger Warrants will be identical to the Good Ideas Warrants in terms and conditions. The number of shares issuable upon exercise and the exercise price are subject to adjustment in the event of (1)(a) a stock dividend, (b) a subdivision of the SAT Common Stock, (c) a combination of the outstanding shares of the SAT Common Stock into a smaller number of shares and
(d) a reclassification of the shares of the SAT Common Stock into other securities of SAT (including a reclassification effected by a merger or consolidation in which SAT is the continuing corporation); (2) the issuance by SAT of rights, options or warrants to all holders of the SAT Common Stock to purchase shares of the SAT Common Stock at a price which is below the then market price per share of the SAT Common Stock; or (3) a consolidation or merger of SAT or a sale by SAT of all or substantially all of its property. The adjustments are intended to place the holder of the Merger Warrant in the same position the holder would have been had the Merger Warrant been exercised prior to the event. No fractional share will be issued upon exercise and a cash payment based on the then market price of the SAT Common Stock shall be paid in lieu thereof.



     Because the shares of the SAT Common Stock issuable upon the exercise of the Merger Warrants have been registered under the Securities Act in this Registration Statement, they are freely tradeable unless issued to an "underwriter" as such term is defined in Rule 145(c) under the Securities Act. See the section "Resale of SAT Securities" under this caption "The Merger and Related Matters."


SALE OF GOOD IDEAS


     On February 26, 1996, the SAT Board of Directors concluded that the value of the SAT Common Stock could best be maximized if the Company concentrated its operations on alcohol and drug testing and the related human resource provider business of ProActive (now the Employer Services Division of SAT) and disposed of the rubber recycling product business of USRR and the toy business of Good Ideas. In December

1995, the SAT Board and the Good Ideas Board had concluded that the only way to reverse the Good Ideas history of declining revenues and increasing losses was to develop a whole new product line, whether through acquisition or licensing. However, both Boards were then reluctant to authorize expenditure of funds because (1) Toys R Us, Inc. ("Toys R Us"), Good Ideas' principal customer (accounting for our 50% of the Good Ideas sales in the three prior fiscal years), had, commencing in fiscal 1995, been reducing its orders to Good Ideas, attributing its reduction to its large inventories and declining sales and customer traffic; (2) many toy retailers were also minimizing the number of vendors and reducing the number of items carried in inventory which has the result of squeezing out the smaller companies like Good Ideas with their limited product lines; and (3) other small toy manufacturers were complaining to Good Ideas that they were experiencing the same problems as described in (1) and (2) so that the problems were not confined to Good Ideas. Accordingly, both Boards concluded that it would be difficult to make Good Ideas' operations profitable during the next 12 months. After additional consideration, finally on February 26, 1996, for all of these reasons, the SAT Board concluded that it would be in the best interest of the SAT stockholders and that of the Good Ideas Minority Stockholders if the assets of Good Ideas were, or the Good Ideas Common Stock was, sold to a third party. Accordingly, the Board authorized management to seek offers from prospective purchasers. No formal bid process was instituted; however, Gary S. Wolff, the Treasurer of SAT and Good Ideas until July 3, 1996, was assigned the responsibility to seek a purchaser of either the assets or the Good Ideas Common Stock. After William D. Robbins, the then Chief Executive Officer of Good Ideas, spoke to four or five of the principal vendors and customers of Good Ideas, Mr. Wolff spoke to the three companies that had shown some interest to Mr. Robbins, with Mr. Wolff's conversations continuing even after he left the employ of SAT. However, except for the informal offer hereinafter mentioned, no company with which he spoke was interested in making a definitive offer. Lee S. Rosen, a SAT director, spoke to three toy companies with which he had some prior contacts and received the same negative response. Linda H. Masterson, SAT's President, followed up three inquiries which came to the office, but no offer resulted from her responses to these inquiries. To date, the only offer which Good Ideas has received is an informal one from Little Jimmy, Ltd., Point Pleasant, New Jersey, for $225,000 to acquire its remaining inventory, which offer the Good Ideas Board has not attempted to finalize into a binding agreement while exploring other alternatives. Mr. Wolff and then Ms. Masterson have, however, followed up with the prospective purchaser to retain interest. As a result, Good Ideas has sold to such prospective purchaser in September 1996 inventory for $50,000 and in January 1997 inventory for $62,870. The Good Ideas Board intends that, if no other more favorable offer is received, to consummate such sale in April 1997 and thereafter to liquidate Good Ideas not later than the date on which the results of the consent solicitation for the Merger are known and regardless of whether or not the Merger is approved, unless an offer for the Good Ideas Common Stock is received, which offer is deemed highly unlikely. Good Ideas would receive an additional $112,130 if the sale is consummated. Management believes that no greater offer was or will be received because of the limited assets left in Good Ideas and the questions as to the viability of its products. See the section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters."


REGULATORY APPROVALS

     As of the date hereof, the Merger requires no approval by any federal or state governmental agency, except for compliance with the Securities Act, the Exchange Act and state "blue sky" or securities laws. Without limiting the foregoing, no compliance is necessary under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles.

FEES AND EXPENSES


     Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by SAT, except that Good Ideas will pay

Whale Securities for the fairness opinion (up to $50,000 as a fee plus out-of-pocket expenses) and the fees and disbursements of Rosenman & Colin LLP, its special counsel. Such fees and expenses to be paid by SAT include any expenses incurred in connection with the preparation, printing and distribution of this Consent Solicitation Statement/Prospectus, including, without limitation, attorneys' fees, accounting fees and printing expenses and consent solicitation expenses.



     The fees and expenses incurred by SAT in connection with the Merger and the related transactions described in this Consent Solicitation Statement/Prospectus are expected to be approximately $181,250, consisting of $87,250 in legal fees and disbursements, $30,000 in accounting fees and disbursements, $20,000 in expenses related to the Registration Statement, $25,000 in printing expenses, $2,500 in Exchange Agent costs, $6,250 in consent solicitation fee and costs (including mailing costs) and $10,000 in miscellaneous costs. The fees and expenses of Good Ideas are expected to be approximately $95,000, consisting of $55,000 in fee and disbursements to Whale Securities, $35,000 in legal fees and disbursements and $5,000 in miscellaneous costs.


CERTAIN TAX CONSEQUENCES


     Rosenman & Colin LLP, special counsel to Good Ideas, has delivered an opinion to Good Ideas as to certain tax consequences of the Merger to the Good Ideas Minority Stockholders and Good Ideas, a copy of which opinion is filed as an exhibit to the Registration Statement. Gold & Wachtel, LLP, general counsel to SAT, has reviewed the opinion, has advised the SAT Board orally that it concurs therein and has advised the SAT Board orally as to the tax consequences of the Merger to SAT and the SAT stockholders.



     Such firms concur that the transaction, although accomplished in the form of a reverse triangular merger, will not meet the statutory requirements of a tax free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), because, immediately prior to the Merger, SAT already owns more than 20% of the Good Ideas Common Stock and, consequently, cannot acquire 80% or more of the Good Ideas Common Stock through the Merger as is required by Section 368(a)(2)(E) of the Code. Furthermore, in order for a reorganization to qualify under any subdivision of Section 368(a)(1) of the Code, Treasury Regulations require that there must be a continuity of the business enterprise under the modified corporate form. In order for there to be continuity of the business enterprise, the transferee in a corporate reorganization must either (1) continue the transferor's historic business or (2) use a significant portion of the transferor's historic business assets in a business. In the instant transaction, the Board of Directors of SAT has determined, and this Consent Solicitation Statement/Prospectus so indicates, that SAT will either sell or liquidate the business of Good Ideas as soon as is practicable after the results of this consent solicitation for the Merger are known. Therefore, because SAT will not continue Good Ideas' historic assets in a business conducted as a subsidiary of SAT after the transaction, there will not be a continuity of the business enterprise after the transaction is consummated. For this reason as well, in the opinion of the respective counsel, the Merger cannot qualify as a tax-free reorganization.



     Such firms also concur that the Merger will not qualify as a transaction under Section 351 of the Code so as to render the exchange by the Good Ideas Minority Stockholders of their shares of the Minority Good Ideas Common Stock for shares of the SAT Common Stock tax free. Section 351 of the Code provides that no gain or loss is recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such person or persons are in control of the corporation. Such counsel have advised that "control" for this purpose means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. Although the Good Ideas Minority Stockholders can be deemed to be transferring their shares of the Minority Good Ideas Common Stock (which is "property") to SAT solely in exchange for shares of the SAT Common Stock, it is clear that the transferor Good Ideas Minority Stockholders will not be in "control" of SAT immediately after the transfer, thus rendering Section 351 of the Code inapplicable to the Merger.


     Consequently, the transaction will not be a tax free reorganization and will be treated as a taxable transaction, with the following consequences: (a) gain or loss will be recognized by the Good Ideas Minority

Stockholders upon the receipt of the SAT Common Stock in exchange for the Minority Good Ideas Common Stock to the extent of the difference between the stockholder's tax basis for the Good Ideas Common Stock and the fair market value of the SAT Common Stock received in the exchange; (b) the tax basis of the SAT Common Stock will be the fair market value of such stock upon the date received; and (c) the holding period for federal income tax purposes of the SAT Common Stock received by the Good Ideas Minority Stockholders will commence on the date of receipt. If, as would be expected, the shares of the Minority Good Ideas Common Stock are held as capital assets, any gain or loss recognized will be a capital gain or loss. There should be no federal income tax consequences to the holders of the SAT Common Stock, SAT or Good Ideas.


     No rulings have been, or will be, requested from the Internal Revenue Service (the "IRS") with respect to any of the matters described above.

     The foregoing is not intended as an alternative to individual tax planning. Accordingly, each Good Ideas Minority Stockholder should consult his, her or its own tax advisor concerning the foreign, federal, state, local and other tax consequences of the Merger as they relate to the stockholder's particular circumstances. There can be no assurance that some or all of the positions taken by the parties to the reorganization will not be challenged by the IRS and that the IRS will not prevail in such challenge.

     THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO THE GOOD IDEAS MINORITY STOCKHOLDERS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S SITUATION.

TRADING IN THE GOOD IDEAS COMMON STOCK

     If the Merger is consummated, trading in the Good Ideas Common Stock will cease on the Effective Date; the registration of the Good Ideas Common Stock under Section 12(b) of the Exchange Act will be terminated; and the Good Ideas Common Stock will be delisted from the Pacific Stock Exchange.


RESALE OF SAT SECURITIES



     The shares of the SAT Common Stock to be issued to the Good Ideas Minority Stockholders pursuant to the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "underwriter" within the meaning of Rule 145(c) under the Securities Act (an "underwriter," for purposes of the Rule, is generally an affiliate of Good Ideas, i.e., a person who as a result of an officership, a directorship or his, her or its beneficial ownership of shares of the Minority Good Ideas Common Stock was deemed to be a controlling person with respect to Good Ideas). Such an underwriter may only transfer shares of the SAT Common Stock issued in the Merger pursuant to an effective registration statement or when the proposed transfer is otherwise in compliance with Rule 145(d) under the Securities Act or another exemption from the registration requirements of the Securities Act. Because the other directors and executive officers of Good Ideas hold no shares of the Minority Good Ideas Common Stock, no Good Ideas Warrants and no Good Ideas Options, and because the only 10% stockholder of Good Ideas is SAT which will surrender all but ten of its shares of the Good Ideas Common Stock if the Merger is consummated, only William D. Robbins, the Chief Executive Officer and a director of Good Ideas, and Michael S. McCord, a director of Good Ideas, who will receive 72,000 and 3,600 shares, respectively, of the SAT Common Stock in exchange for 200,000 and 10,000 shares, respectively, of the Good Ideas Minority Common Stock if the Merger is consummated, may be an affiliate of Good Ideas. As indicated under "SAT Principal Stockholders," no director or executive officer of SAT (other than Mr. McCord) will receive shares of the SAT Common Stock as a result of the Merger. SAT will instruct its transfer agent to implement all applicable restrictions on transfer with respect to Mr. Robbins' and Mr. McCord's shares or any person who may later be deemed to have been an affiliate of Good Ideas, of which person SAT currently has no knowledge.



     Under Rule 145(d), an affiliate of Good Ideas who receives shares of the SAT Common Stock will be permitted to sell a limited number of shares provided such sale is made in compliance with paragraphs (c), (e), (f) and (g) of Rule 144 under the Securities Act, i.e., (1) SAT's securities must continue to be registered under Section 12 of the Exchange Act; (2) SAT has to have filed all reports required to be filed under Section 13 of the Exchange Act during the 12 months preceding the date of such proposed sale; (3) the total number of shares sold by the affiliate during the three-month period immediately preceding the date the affiliate places his, her or its order to sell may not exceed the greater of 1% of the shares which are shown as outstanding in the most recent report or statement published by SAT or the average weekly reported trading volume of the SAT Common Stock during the four calendar weeks preceding the sale; (4) the sale is conducted in a "brokers' transaction" or is made directly to a "market maker" (as those terms are defined in Section 4(4) of the Securities Act and Section 3(a)(38) of the Exchange Act, respectively); and (5) the affiliate selling the securities does not solicit or arrange for the solicitation of orders to buy the securities in anticipation of, or in connection with, such transaction, or make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities. In addition, if the person is not an affiliate of SAT at the time of the proposed sale and has been the beneficial owner of the SAT Common Stock for at least two years (one year on and after April 29, 1997) and SAT is then current in filing its periodic reports under Section 13 of the Exchange Act, or if the person is not an affiliate of SAT at the time of the proposed sale and has not been for a period of three months prior thereto and has been the beneficial owner of the SAT Common Stock for at least three years (two years on and after April 29, 1997), such person can sell pursuant to the exemption of Rule 145(d).


                    MATERIAL CONTACTS OF SAT WITH GOOD IDEAS

GOOD IDEAS RELATIONSHIP WITH SAT


     As of March 31, 1997, 60.8% of the outstanding shares of the Good Ideas Common Stock was held by SAT. James C. Witham, Chairman of the Board and a director of Good Ideas from June 1992 until May 31, 1996, served as the Chairman of the Board, the President, the Chief Executive Officer and a director of SAT from its incorporation until April 18, 1996. Karen B. Laustsen, a director of Good Ideas from June 1992 until May 28, 1996, was an Executive Vice President and a director of SAT from its incorporation until April 18, 1996. From June 1992 until July 3, 1996, Gary S. Wolff was the Treasurer, the Chief Financial Officer, the Chief Accounting Officer and a director of Good Ideas and, from its incorporation until July 3, 1996, he was the Treasurer, the Chief Financial Officer and the Chief Accounting Officer of SAT and, prior to September 26, 1995, was a director of SAT. Glenn A. Bergenfield and William DiTuro, also directors of SAT until November 16, 1995, were directors of SAT prior to September 26, 1995. Michael J. Witham was a director of Good Ideas and a Vice President of Good Ideas until September 26, 1996. On May 31, 1996, Robert M. Stutman, the Chairman of the Board, the Chief Executive Officer and a director of SAT since April 18, 1996, Linda H. Masterson, the President since May 13, 1996, a director of SAT since September 26, 1995, and, from May 13, 1996 to November 19, 1996, Chief Operating Officer of SAT, and Michael S. McCord, then a consultant to the SAT Board of Directors and a former member of the Committee, were elected directors of Good Ideas, with Mr. Stutman also being elected as the Chairman of the Board of Good Ideas on May 31, 1996 and Ms. Masterson becoming its President on January 23, 1997. On October 22, 1996, Mr. McCord was elected as a director of SAT. All of the foregoing persons except Messrs. Bergenfield, DiTuro and McCord were or are employees of SAT. William D. Robbins, the other current director of Good Ideas, was an employee of Good Ideas until December 31, 1996. All of the persons named in this paragraph are securityholders of SAT. See "Summary-Recent Developments," "SAT Management," "SAT Principal Stockholders," and "Good Ideas Principal Stockholders.



NO LOANS TO GOOD IDEAS FROM SAT OUTSTANDING



     From time to time commencing in July 1992, SAT made loans to Good Ideas for working capital bearing interest at a rate of 12% per annum. Effective October 1, 1993, the interest rate on such loans was reduced to eight percent per annum. As of March 31, 1993, the outstanding balance of all borrowings from SAT was $1,960,000 and interest expense for the 12 months then ended was $143,000. On December 15, 1993, SAT received 170,000 shares of the Good Ideas Common Stock as payment for $748,682 in indebtedness owed by Good Ideas to SAT. As of March 31, 1994, the outstanding balance of all borrowings from SAT was $437,000 and interest expense for fiscal 1994 was $164,000. The balance was paid in fiscal 1995 and no further loans have been made by SAT to Good Ideas.



LOANS FROM GOOD IDEAS TO SAT AND AFFILIATES



     During fiscal 1995, Good Ideas made short-term loans to SAT and USRR, a wholly owned subsidiary of SAT, in the amounts of $1,196,000 and $1,027,000, respectively. During fiscal 1996, SAT made net loan repayments of $171,000 and SAT assumed the loan due to Good Ideas from USRR, resulting in a note receivable from SAT of $1,972,000 at December 31, 1996. The loans are evidenced by notes which bear interest at the rate of 8% per annum. This indebtedness was originally due on December 31, 1995, but has been extended initially until June 30, 1996 and then to December 31, 1996. Good Ideas extended in December 1995 the repayment date on its loan to SAT because Good Ideas wanted to continue to receive interest payments under the loan while it considered whether or not to invest in a new product line and in June 1996 while it waited to ascertain whether the Merger would be consummated. For the same reason in December 1996, Good Ideas extended the maturity date until the earliest to occur of (a) five business days after the end of the consent solicitation period for the Merger, which ends 60 days from the Record Date, (b) five business days after the Effective Date of the Merger or (c) April 30, 1997. The Merger Agreement provides that the loan will be forgiven if the Merger is consummated and that the term of the loan will be extended, if the consent solicitation is still in progress on April 30, 1997, until the earlier of (a) five business days after the end of the consent solicitation period for the Merger if the Merger is not approved or (b) the Effective Date of the Merger. The loans were made with funds in excess of amounts required for operating capital and carry interest rates in excess of those available to Good Ideas on short-term money market investments.


MANAGEMENT SERVICES AGREEMENT


     For the period July 1992 through March 1993, SAT provided management and administrative services to Good Ideas in exchange for a fixed monthly charge of $25,000. In April 1993, Good Ideas and SAT entered into a formal management agreement, pursuant to which the fee for such services from April to September 1993 was ten percent of annual net sales. Given the related industry experience of SAT management, the immediate availability of SAT personnel and the belief of the management of Good Ideas that the terms offered by SAT were fair and reasonable, Good Ideas did not investigate alternative management services providers.



     Pursuant to the Management Services Agreement effective as of October 1, 1993 (the "Management Services Agreement"), such fees were computed on the basis of a fixed monthly fee of $25,000, plus five percent of Good Ideas' annual gross sales in excess of $5,000,000. The fee charged by SAT for its management services was determined arbitrarily by its Board of Directors after taking into consideration the anticipated diversion of SAT resources required to provide such services to Good Ideas, both in terms of employee time and allocated overhead costs. The services provided to Good Ideas by SAT pursuant to the Management Services Agreement included management, administrative, accounting and other financial services and advice, including, without limitation, the following: services performed by the Treasurer of Good Ideas (who is also the Treasurer of SAT), for which he was not directly compensated by Good Ideas; services relating to Good Ideas' financial and banking relationships; services relating to the preparation of financial statements, budgets, forecasts and cash flow projections; cash management advice; and other miscellaneous services and advice. As of February 26, 1996, the services previously provided to Good Ideas by SAT relating to the negotiation of licensing arrangements and the acquisition of complementary product lines and businesses, although material in value, had been preliminary in nature and had not resulted in any agreement with respect to terms for any such transaction.



     The initial term of this Agreement expired on September 30, 1994 and this Agreement was automatically renewed for successive one-year terms, the last of which expired on September 30, 1996.



     Since July 1992, four former members of SAT's senior management, James C. Witham, Gary S. Wolff, Karen B. Laustsen and Michael J. Witham (until September 26, 1995), were the primary persons involved in the provision of services to Good Ideas under the Management Services Agreement. Because of the resignations of Mr. Witham and Ms. Laustsen on April 18, 1996, the resignation of Mr. Wolff on July 3, 1996 and the elections of Robert M. Stutman and Linda H. Masterson (effective May 13, 1996), Mr. Stutman and Ms. Masterson have substituted for Mr. Witham and Ms. Laustsen in performing these services on behalf of SAT, although Mr. Withman and Ms. Laustsen provided assistance until May 31, 1996. Mr. Wolff continued to assist SAT in providing services to Good Ideas until July 3, 1996. Effective that date, Joseph Bradley became Treasurer of both Good Ideas and SAT, which position he held until September 12, 1996. Effective that date, Dennis Wittman replaced Mr. Bradley and began to perform the services as the Treasurer described in the second preceding paragraph. The management of Good Ideas believes that the Management Services Agreement with SAT was fair and reasonable and that Good Ideas' costs would have been greater if it had to obtain such services from an unaffiliated party with commensurate industry experience, if available, or maintain the internal staff required to provide such services itself.


     In view of the SAT Board's decision on February 26, 1996 to sell or liquidate Good Ideas, as well as the cost reduction actions previously implemented, the SAT Board suspended SAT's management fees to Good Ideas retroactive to January 1, 1996. Even though the term of the Management Services Agreement has expired, the SAT officers continue to furnish certain of the services thereunder to Good Ideas.


                            BUSINESS OF THE COMPANY

GENERAL


     SAT was incorporated under the laws of Delaware on April 15, 1987 to design, manufacture and market instruments which measure blood alcohol concentration by breath sample and analyzation. These operations are currently conducted by the Alcohol Testing Products Division of SAT. SAT subsequently expanded its business operations through the following acquisitions or the creation of new subsidiaries. Currently all operations of the Company except those of U.S. Drug are conducted through divisions of SAT. The operations are as follows:



          1. In June 1988, Good Ideas Texas began the manufacture and shipment of toys. In June 1992, a subsidiary of SAT acquired a 55% interest in Good Ideas Texas. In December 1993, Good Ideas was incorporated in Delaware and Good Ideas Texas was merged with and into Good Ideas. SAT thereafter continued to own 85.7% until Good Ideas had a public offering of the Good Ideas Common Stock in March and April 1994. As of March 31, 1997, SAT owned 60.8% of the Good Ideas Common Stock and Good Ideas had ceased operations.



          2. On January 24, 1992, SAT and the USN entered into a ten-year non-assignable agreement granting SAT a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. Effective January 1993, SAT granted a sole and exclusive sublicense to U.S. Drug, then a newly-incorporated wholly-owned subsidiary of SAT, which subsidiary assumed all of SAT's rights and obligations under the foregoing license. Pursuant to the sublicense, U.S. Drug is developing proprietary systems that will test for drug use. In October and November 1993, U.S. Drug had a public offering of the U.S. Drug Common Stock. As of March 31, 1997, SAT owned 67.0% of the outstanding U.S. Drug Common Stock.



          3. In September 1995, ProActive, a wholly-owned subsidiary incorporated in June 1995, began to provide single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening to total program management. ProActive was merged into SAT on December 31, 1996 and now operates as the Employer Services Division of SAT.



          4. On May 21, 1996, SAT completed its acquisition of RSA, a provider of corporate drug-free work place programs. Since January 1996, RSA had been designing policies and programs for the ProActive subsidiary. RSA was merged into SAT on December 31, 1996 and now operates as the Robert Stutman & Associates Consulting Division of SAT.



          5. In March 1995, SAT acquired Alconet, a company engaged in the computer software networking business which had developed an alcohol testing network to upload test results and information from various alcohol breath testing devices. Alconet was merged into SAT on December 31, 1996 and now operates as part of the Alcohol Testing Products Division of SAT.



          6. The Biochemical Toxicology Laboratories ("BioTox") Division of SAT serves as a clinical laboratory performing drug and alcohol testing.



     In November 1992, USRR, then a newly-incorporated wholly-owned subsidiary of SAT, acquired the assets of a company and began to manufacture and market floor covering products for office and industrial use from used truck and bus tires. Such operations were discontinued on April 30, 1996 when the assets of USRR were sold. See the section "Subsidiaries and Divisions-U.S. Rubber Recycling, Inc." under this caption "Business of the Company." USRR was dissolved on December 31, 1996.



     If the U.S. Drug Merger is consummated, then SAT intends to merge U.S. Drug Acquisition Corp., U.S. Drug's successor by merger, into SAT and continue its operations as the Drug Testing Products Division of SAT.



     Except for Acquisition Corp. which will be merged with and into Good Ideas if the Merger is approved and U.S. Drug Acquisition Corp. with and into which U.S. Drug will be merged if the U.S. Drug Merger is approved, all other subsidiaries of SAT, which were inactive, have been dissolved.


ALCOHOL TESTING PRODUCTS MARKET


     SAT through its Alcohol Testing Products Division manufactures, markets and distributes alcohol testing detection equipment directly to law enforcement and correctional facilities, various industrial companies, alcohol treatment centers and emergency rooms, as well as individual consumers. SAT, through its BioTox Division, provides forensic drug and alcohol testing services to these same markets. Its product line to date encompassed three distinct alcohol testing techniques for degrees of accuracy and admissibility in court proceedings.



                                                                  PERCENTAGE OF REVENUES
                                                                      DERIVED DURING
                                                                    EACH OF LAST THREE
                                                                       FISCAL YEARS
                                                                  ----------------------
                      SAT'S PRODUCTS AND SERVICES                 1994     1995     1996
        --------------------------------------------------------  ----     ----     ----
        (1) Evidential Quality Devices..........................   12%      55%      23%
        (2) Screening (or "Non-Evidential") Devices.............   23%       8%      14%
        (3) Alcohol and Drug Testing Services...................   59%      37%      63%


     Evidential quality equipment, with the exception of the Mobile Alcohol Collection System ("MACS"), is approved by the United States Department of Transportation (the "DOT") for use by law enforcement agencies and industry. The information derived from the equipment is used in court trials.

     Alcohol screening devices are used by correctional facilities, industrial companies, hospitals, nuclear agencies, companies in the maritime industry and law enforcement agencies to gather human data on blood alcohol levels. Although such data (from breath) is not generally admissible as court evidence, it is used to indicate alcohol presence. These screening devices determine the presence of alcohol and its approximate blood level. They are less accurate and reliable than evidential quality devices, which are useable in legal proceedings in contrast to the screening devices.


     The Alcohol Testing Products Division purchases the raw materials and parts for its products from various suppliers which deliver them to SAT for assembly, packaging and distribution. These raw materials are primarily glass, plastic containers and certain mechanical parts, all of which are readily available from many suppliers.

ALCOHOL TESTING PRODUCTS


     The product line of SAT's Alcohol Testing Products Division includes evidential and screening devices and testing services which are marketed and sold in various ways. See the section "Alcohol Testing Marketing" under this caption "Business of the Company."



ALCOPROOF TEST SYSTEM



     The AlcoProof test system is a product line consisting of an O.E.M. alcohol screening device using saliva as a sample and an alcohol breath testing confirmation device manufactured by SAT and formerly known as MACS. The screening device is a product manufactured by STC Technologies Inc. and marketed as Q.E.D. SAT acquired the rights to co-label and market Q.E.D. as Alco Proof Screen through a recently signed distribution agreement. The test is a manual, visual read, enzyme based device that is designed for on site use and provides Department of Transportation ("DOT") approved results in two minutes. The AlcoProof Confirm test device is used following a positive screening test. A breath sample is collected onto a silical gel compounded in a glass vial. The glass vial is sent to a certified laboratory where the sample is extracted from the silicia and test by a gas chromatograph method. SAT is currently pursuing DOT approval of AlcoProof Conform as a collection and transport device. SAT is currently unaware of any product which currently competes with the product.


  (1)  Evidential Devices

     Alco-Analyzer


     SAT designed and developed this product as a gas chromatograph alcohol testing device that determines blood alcohol levels by use of breath samples with precision and accuracy to be used as evidence in legal proceedings. SAT's three models have been approved by the DOT as evidential breath alcohol testing instruments; however, only one -- the Model 2100 -- is currently offered by the Alcohol Products Division. Such model is used to analyze blood, breath and urine specimens to determine levels of ethyl alcohol and is described as follows:


     Model 2100 -- Enhanced electronics and software create an easy to use instrument which can be networked to a central location for downloading data. Testing information and results are displayed on a color computer monitor and are printed on a multi-part carbonless form.


     The Alcohol Products Division of SAT, to management's knowledge, is the only manufacturer of a gas chromatograph breath testing device designed specifically for ethyl alcohol determinations using an inert carrier gas. Management believes that gas chromatography is recognized as an ideal, convenient and reliable method for determining and identifying chemical substances within a compound.



     Current management does not consider these devices to be a significant revenue producer for SAT's Alcohol Testing Products Division in the future.


     Mobile Alcohol Collection System (MACS)


     The Alcohol Products Division manufactures a Mobile Alcohol Collection System ("MACS") device used to collect a breath sample for future analysis. The MACS device contain a silica gel compound within a glass vial accompanied by collection and waste bags which insure the gathering of a proper sample flow through the vial. The vial is then sent to an independent certified laboratory where the alcohol is extracted from the silica gel and analyzed on a gas chromatograph to determine the exact blood alcohol content. Management is currently pursuing DOT approval of MACS as a collection and transport device. SAT plans to use this product in conjunction with a saliva screening device to be marketed as part of the AlcoProof System. Management is unaware of any product which currently competes with the MACS device.

  (2)  Screening Devices

     Screening devices are designed to determine the presence and approximate level of alcohol in a person's blood via his or her breath and whether further testing is warranted.


     The Alco-Breath Tubes ("ABT") are disposable alcohol breath glass vial testers containing yellow bands comprised of silica gel treated with a reagent solution. Testing begins with breath blown into a balloon which is then attached to the glass vial into which the sample flows. If alcohol is present within the subject's breath, a chemical reaction occurs within the gel changing the yellow bands to green. Measurement results are determined by the extent of color change. The Alcohol Products Testing Division manufactures two variations of the Alco-Breath Tubes specifically designed for various applications of alcohol breath testing. These screening devices are designed for use by law enforcement entities, a market not currently within SAT's strategic focus.


  (3)  Calibration Devices


     The Alcohol Products Testing Division manufactures two devices which are used to calibrate and check alcohol testing instruments made by both SAT and its competitors for continued accuracy. The devices are designed to simulate the breath of a person who has been drinking alcohol. The standard alcohol solutions used in these calibration devices are produced by SAT in its own certified laboratory.


     (a)  Alco-Simulator and Alco-Simulator 2000

     The Alco-Simulator and its newer 2000 model are approved by the DOT as calibrating devices for evidential breath testing instruments.

     (b)  Alco-Equilibrator

     The Alco-Equilibrator operates on the same general principle as the Alco-Simulator, but is less accurate and may only be used for calibrating non-evidential breath testing instruments.

ALCOHOL TESTING MARKETING


     The Alco Analyzer, the AlcoProof System and the Alco Breath Tubes represent 90% of SAT's current sales volume of its alcohol testing products in domestic and international markets. Sales are made directly by SAT's sales representatives. The Alcohol Testing Products Division markets its products at trade shows, conventions and through print advertisements.



     The Alcohol Testing Products Division and the BioTox Division each currently operates in three market areas:


          Law Enforcement/Correctional
          Industrial

          Drug and Alcohol Testing Services


  (1)  Law Enforcement/Correctional


     The Alcohol Testing Products Division markets and sells the Alco-Analyzer and the Mobile Alcohol Collection System ("MACS") to law enforcement agencies for evidential testing purposes.


     Screening devices and Alco-Breath Tubes ("ABT") are generally used for roadside screening to determine probable cause for further breath testing by evidentiary quality testing equipment.


     The Alcohol Testing Products Division markets and sells breath alcohol screening devices to the correctional and institutional market, which includes probation and prison work release programs.

  (2)  Industrial


     The Alcohol Testing Products Division is marketing and selling both evidential quality and the AlcoProof System to several companies for blood alcohol testing of employees.



     In February 1994, the DOT published its final rule implementing the federal act which mandates alcohol testing within the transportation industry. The final rule requires alcohol testing solely through the use of breath samples. These enactments have a direct bearing on the SAT's gas chromatography products, which the DOT had previously approved as evidential breath alcohol testing instruments. SAT had designed the Alco-Analyzer 2100 to specifically meet the needs of this market. Its marketing strategy had included sales, leases and placements of the instrument with a cost per test charge.



     SAT, as part of its current business strategy, intends to capitalize upon the DOT's rules for mandatory alcohol testing within the transportation industry. The final rule, which became effective in January 1995 as to the larger transportation companies and, in January 1996, as to the balance in the transportation industry, affected nearly 8,000,000 employees who are engaged in safety-sensitive positions in the transportation industry by requiring them to be tested for alcohol on DOT-approved breath testing devices. Mandatory pre-employment screening, however, is not required by the DOT rule. SAT's Alco-Analyzer series and, in particular, its Model 2100 meet the DOT's standard.



     In December 1994, SAT entered into two agreements with major testing laboratories, Corning Clinical Laboratories Inc., formerly Metpath Inc., and Laboratory Corporation of America, Inc. ("Lab-Corp.") formerly National Healthcare Laboratories Incorporated, for placement of approximately 700 units of its Model 2100 at the respective laboratory's, collection sites with remuneration to SAT on a per test basis. These two agreements, as well as others with smaller customers, had terms ranging from three to five years. Recognizing that charges based on the per test basis under these agreements were creating substantial losses for the Alcohol Products Testing Division, current management sought to renegotiate the financial terms of these agreements. Subsequently, SAT elected instead to terminate the agreements because of the failure of Corning and Lab Corp. to make payments under the agreements. The Division will attempt to sell the units of its Model 2100 as they are returned by these two customers. There can be no assurance that the Division will be successful in these resale efforts; however, the continuing losses under these agreements have been stemmed and collections of accounts receivable from these two customers has been accelerated.



     SAT has also sold its ABT and MACS devices to the maritime industry which must conform to government regulations established to test alcohol blood levels of ship operators. Its testing devices and equipment have been purchased by other private and public companies which include alcohol testing in their substance abuse testing programs.



     The Alcohol Testing Products Division also intends to pursue the non-regulated market for alcohol testing where approximately 93% of the American work force is employed. Management is of the opinion that the AlcoProof System can increasingly be sold to commercial companies which, recognizing the adverse impact of alcohol abuse on the productivity of their employees, wish to institute on-site testing programs. In order to implement this program, management believes that the ABTs must be reformatted and that preferably DOT approval must be obtained for both the MACS and the ABTs. Although management believes that the nonregulated market is a market with great potential, there can be no assurance that SAT will derive significant revenues from this market.



     If U.S. Drug or its successor by merger (assuming that the U.S. Drug Merger is consummated) successfully develops its saliva based drug testing product, SAT will simultaneously attempt to ascertain if such product can perform alcohol testing as well. There can be no assurance that the product will be successfully developed for drug testing or that it will be usable for alcohol testing as well.



  (3)  Drug and Alcohol Testing Services



     Biochemical Toxicology Laboratories ("BioTox") operates as a division of SAT and also services the needs of U.S. Drug, SAT's drug testing subsidiary. BioTox is certified as a clinical laboratory by the State of California and also possesses specific state licenses for alcohol and methadone analysis. It is engaged in drug and alcohol testing for many area police departments, detoxification centers, coroners departments and corporations and functions within SAT's facilities maintaining state of the art instrumentation. Management is of the opinion that, if BioTox obtained certain regulatory approvals, it could be used by the Alcohol Testing Products Division, the drug testing subsidiary or division (when the product is developed) and the Employer Services Division to a greater extent and, thereby enable the Company to realize greater revenues. There can be no assurance that these governmental approvals will be obtained or that the Company will derive greater revenues as a result of the efforts of BioTox.


LIABILITY INSURANCE


     SAT maintains liability insurance of $1,000,000, together with an umbrella policy providing coverage of $3,000,000, to protect the Company against legal actions related to injury resulting from product failure, whether such product is offered by SAT or a subsidiary thereof.


COMPETITION

     Alcohol Testing


     The substance abuse detection equipment industry is highly competitive. SAT competes with small companies which also offer alcohol testing equipment such as CMI Inc., Intoximeters, Inc. and Lifeloc, Inc. Although all of these competitors are currently believed to have greater revenues than SAT from sales of alcohol testing devices, management is of the opinion that only CMI, Inc., which is a subsidiary of MPD, Inc., may have greater financial resources than SAT. In addition, several companies, including Roche and STC, Inc., offer an on-site screening saliva based alcohol testing. Roche has, and several of these other companies may have, greater revenues and financial resources than the Company. Although SAT believes that its product and service quality, combined with its experienced personnel, will offer it a competitive edge in marketing its products and services, there can be no assurance that SAT will be able to compete successfully with larger companies which have greater financial resources available to them to develop and offer an array of substance abuse detection products, nor is there any assurance that other companies will not enter the marketplace and present additional competition for SAT and its products.


     Drug Testing

     The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. Currently U.S. Drug is developing two products which screen for the presence of drugs of abuse, one which utilizes flow immunosensor technology with urine samples as a medium of testing and another which utilizes flow immunosensor technology with saliva samples as a medium of testing. Only the saliva sampling system is currently being developed; however, if this product is successfully developed, U.S. Drug intends to use the technology to complete the urine sample system. The technology in development will specifically test for five commonly used drugs of abuse: cocaine, opiates (heroin, morphine and codeine), phencyclidine hydrochloride (PCP), amphetamines (including methamphetamines) and tetrahydrocannabinol (THC, marijuana). If the products are developed, U.S. Drug will compete with many of the companies of varying size that already exist or may be founded in the future which utilize urine samples as a medium of testing. U.S. Drug will face competition from at least eight major pharmaceutical companies providing substance abuse screening methods: (1) enzyme-multiplied immunoassay technique (EMIT) manufactured and distributed by Syva; (2) radioimmunoassay (RIA) manufactured and distributed by Roche and others; (3) thin layer chromatography (TLC) manufactured and distributed by Marion; (4) a fluorescence polarization immunoassay (FPIA) manufactured by Abbott, and other immunoassay tests provided by (5) Editek; (6) Hycor; (7) Princeton, and (8) Biosite. Almost all of these companies (i.e., Syva, Roche, Marion, Abbott, Editek, Hycor, Princeton and Biosite) have substantially greater financial resources available to them than does U.S. Drug to develop and to market their products.


     Management believes that saliva sample testing is unique in that, to management's knowledge, no company is currently offering a substance abuse detection method using saliva samples as a medium on an "on-site" basis. However, U.S. Drug has been advised that such a product is under development by two or more companies and, accordingly, there can be no assurance that such a product will not be offered by a competitor. In addition, even if no such product is developed, U.S. Drug anticipates, as indicated above, competition from other substance abuse detection methods such as Syva's EMIT, Roche's RIA, Marion's TLC, Abbott's FPIA methods, and other immunoassay tests provided by Editek, Hycor, Princeton and Biosite. U.S. Drug's market research to date has indicated a greater market potential for a saliva sample portable testing instrument for use in detecting drugs of abuse by law enforcement agencies, correctional facilities, hospitals and other medical facilities than a urine sample instrument. However, because of the expected limited life cycle of a saliva specimen, the use of this product in other potential markets may be limited.


     If U.S. Drug successfully develops first its saliva sample testing method and second its urine sample testing method, as to which there can be no assurance, it is not certain whether U.S. Drug will have the financial resources to compete successfully with other companies which have greater financial resources available to them.


     Prior management had considered, as an alternative to financing U.S. Drug, seeking a development partner which would share the costs. However, current management is of the opinion that use of one of the major pharmaceutical or medical diagnostic companies to assist in the product development at this stage of development risks giving confidential data to potential competitors and also may result in marketing rights demands that would later reduce the revenues to the Company assuming successful consummation of the development program. Current management also believes that a potential marketing partner cannot be obtained on acceptable terms until there is a working prototype for the instrument and the disposables and certain preliminary clinical data is obtained. Current management does not believe that the prototype will be produced until March 1998 at the earliest and that, at that stage of development, the greater part of the estimated (as of April 1, 1997) $10,500,000 in development and management build-out expenses will already have been incurred, making it less beneficial to obtain a development partner at that time. There can be no assurance that a development/marketing partner can be obtained upon acceptable terms even at that later date. Accordingly, management believes that it is currently too speculative to anticipate U.S. Drug's competitive position based on the presence of a development and/or marketing partner.



     U.S. Drug's management currently anticipates that U.S. Drug will submit its five-panel screening assay to the Food and Drug Administration (the "FDA") in November 1998 at the earliest. Until the saliva medium product is submitted to the FDA and marketing has commenced, no revenues from product sales are likely to be produced. Once the product is submitted to the FDA, U.S. Drug will be able to market in non-medical-use markets and U.S. Drug should be able to commence marketing of these products for medical purposes six months to a year after FDA approval is obtained. There can be no assurance as to when U.S. Drug will submit such assay to the FDA, if at all, as to when the FDA will give its approval and as to when marketing will commence. There are certain markets in the United States, as, for example, employment screening and screening by correctional and criminal justice agencies, and all markets in Europe where FDA approval is not required and, accordingly, marketing can begin in these areas when the product is developed; however, FDA approval will obviously assist U.S. Drug's efforts in these other markets. Management believes that U.S. Drug should attempt to enter these non-medical-use markets prior to obtaining FDA approval, but marketing plans have not as yet been finalized.


     Human Resource Provider


     The Employer Services Division (formerly the ProActive subsidiary) is a single source service provider, meaning that it is a provider of both substance abuse testing services and background screening services. A single source service provider is a relatively new concept. Additionally, the Company, through the acquisition in May 1996 of RSA (now the Robert Stutman & Associates Consulting Division), can also provide customized risk management loss prevention services specifically designed to reduce the negative effect of workplace substance abuse. The competition from single source providers which the Employer Services Division currently encounters is primarily from smaller local and regional companies. To management's knowledge, currently there is no single source provider on a national level, which is what the Employer Services Division provides, and there are no other providers of customized programs and policies like the

Robert Stutman & Associates Consulting Division. However, Lab Corp., through Med-Express, is currently offering background screening services to corporations on a limited basis. Although, the Employer Services Division has experienced personnel in both the drug testing and investigative arena, there can be no assurance that the Employer Services Division will become successful in marketing its services as a single source provider on a national level. In addition, the Employer Services Division will face competition from other companies which provide each of these services separately such as the companies mentioned in the preceding subsections of this section "Competition" under this caption "Business of the Company" as it relates to substance abuse testing providers (including the laboratories which are vendors to the Employer Services Division), and local or regional investigative firms or private investigators (including vendors to the Employer Services Division) as it relates to background investigative services. Assuming that the combined operations of the Robert Stutman & Associates Consulting Division and the Employer Services Division achieve national status as a single source provider, there can be no assurance that existing or new companies will not enter the national marketplace to compete with these SAT operations.


     Toy Products


     The toy industry is highly fragmented and extremely competitive. Good Ideas marketed a full line of wooden interlocking log and wooden block construction playsets which competed primarily with Lincoln Log, a product manufactured and distributed by Playskool, a division of Hasbro, Inc. ("Hasbro"), one of the five largest toy companies in the United States. Good Ideas also marketed a line of equestrian toys consisting of plastic horses ranging in height from five to eleven inches which competed primarily with products offered by Breyer, Inc., the dominant manufacturer of injection-molded collectible horses, and Marchon, Inc., a United States importer of injection-molded toy horses. Management believes that Good Ideas offered a high quality line of wooden log playsets and equestrian toys. However, there could not be any assurance that Playskool/ Hasbro, which has greater financial resources available to it than Good Ideas, would not have attempted to expand its presence in the wooden log playsets category, nor could there be any assurance that other toy companies would not attempt to enter into this category. Due to relatively low barriers to entry in the toy industry, Good Ideas could have faced competition from a number of smaller toy companies as well if it were not to be sold or liquidated.


RESEARCH AND DEVELOPMENT


     During the nine months ended December 31, 1996, the Company spent approximately $1,274,000 on research and development, including $1,197,000 expended on developing the drug testing technology of U.S. Drug. During fiscal 1996, the Company spent approximately $1,006,000 on research and development, including $851,000 expended on development of the drug testing technology of U.S. Drug. In fiscal 1995, the Company spent approximately $1,249,000 on research and development, including $886,000 expended on development of the technology of U.S. Drug. In fiscal 1994, the Company spent approximately $948,000 on research and development, including $728,000 expended on development of the technology by U.S. Drug.


PATENTS AND TRADEMARKS


     U.S. Drug has rights under two patents, in addition to its rights to use the USN patent under its sublicense from SAT. SAT and its other subsidiaries currently have no patents on the other products of the Company. The term of the USN patent is set forth in the section "Subsidiaries -- U.S. Drug Testing, Inc." under this caption "Business of the Company" and the terms of the U.S. Drug patents are 17 years from the respective dates of issuance as set forth in that section, subject to renewal. Termination of the Licensing Agreement for the USN patent, which would occur only on a default by SAT or an invalidation of the USN patent, would end the Company's rights to develop drug testing products. Termination of the other patents or licenses to use the same would require SAT to make changes to its products which could further delay development and marketing thereof.


     The Company has obtained tradenames for its major products. The following are the registered trademarks of the Company and have been published by the U.S. Patent and Trademark Office (the "PTO"): Alco-Equilibrator(TM), Sobriety Checkpoint(TM), ABT(TM), Alco-Analyzer(TM), Final Call(TM), Alco-Equilbrator(TM) and Drug

Won't Work Here(TM). The Company also has trademark applications pending with the PTO for: AlcoProof(TM) and Substance Abuse Technologies(TM). On April 12, 1995, the Company abandoned the following trademarks: Mobile Alcohol Collection, MACS, Alco-Report; Alco-Breath Tubes, Alco-Link and Alco-Simulator. Good Ideas has registered the trademarks Good Ideas(TM) and Big Bill's Bric Builders(TM) and the same are published by the PTO. The Company believes these tradenames afford adequate protection. However, there can be no assurance that infringement claims will not be asserted against the Company in the future.



SUBSIDIARIES AND DIVISIONS


  (1)  Good Ideas Enterprises, Inc.


     In February and April 1994, Good Ideas completed an initial public offering of the Good Ideas Common Stock, which security traded on the Pacific Stock Exchange through December 31, 1996 and is now traded in the over-the-counter market. As of March 31, 1997, SAT owned 2,400,000 of the 3,948,680 outstanding shares of the Good Ideas Common Stock or 60.8% thereof.



     For information relating to the former business of Good Ideas, see "Business of Good Ideas." For information relating to the Management Agreement between SAT and Good Ideas, see "Material Contacts of SAT with Good
Ideas -- Management Services Agreement."


  (2)  U.S. Drug Testing, Inc.


     In October and November 1993, SAT's then wholly-owned subsidiary U.S. Drug completed an initial public offering of the U.S. Drug Common Stock, which security now trades on the Pacific Stock Exchange. As of March 31, 1997, SAT owned 3,500,000 of the 5,221,900 outstanding shares of the U.S. Drug Common Stock or 67.0% thereof.



     The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. U.S. Drug is developing proprietary systems that will test for drug use, specifically the following five commonly used Drugs of Abuse: cocaine, opiates (heroin, morphine and codeine), phencyclidine hydrochloride (PCP), amphetamines (including methamphetamines), and tetrahydrocannabinol (THC, marijuana). Its line of products under development are based on its sub-license from SAT for Drug of Abuse detection utilizing the USN patent for flow immunosensor technology. U.S. Drug is developing its own proprietary "Immunoassay Chemistry" for these five drugs which will work with the USN developed technology. U.S. Drug has received six FDA marketing approvals covering its Model 9000 Flow Immunoassay System and the attendant assays for each of the five Drugs of Abuse listed above, using urine as the test medium. However, additional development work is required before the urine based testing product can be marketed. U.S. Drug, based on its review of current market conditions, has decided to defer, but not cancel, completion of the calibrators and the other elements required to be completed in order to market the urine medium testing product until it can complete the assays for a saliva medium testing product and, as a result, has produced no revenues through December 31, 1996. U.S. Drug has commenced research using saliva as a testing medium in connection with the flow immunosensor technology, conducted a feasibility study as to such product which was completed in November 1996 and the results of which allowed U.S. Drug to proceed to the next stage of development and, assuming subsequent success in the remainder of the development program, currently expects to submit its five-panel screening assay to the FDA in November 1998 at the earliest. Until the saliva medium product is submitted to the FDA for approval and marketing begins, no revenues from product sales are likely to be produced. U.S. Drug's management expects marketing to the medical purpose markets of U.S. Drug products to commence six months to a year after obtaining FDA approval, but there can be no assurance as to when the submission will be made to the FDA, if at all, as to when FDA approval will be given or as to when marketing will commence. There are certain markets in the United States, as, for example, employment screening and screening by correctional and criminal justice agencies, and all markets in Europe where FDA approval is not required and, accordingly, marketing can begin in these areas when the product is submitted to the FDA; however, FDA approval will obviously assist U.S. Drug's efforts in these other markets. Management believes that U.S. Drug should attempt to enter these non-medical-use markets prior to obtaining FDA approval, but no marketing plans have as yet been finalized.

     U.S. Drug spent approximately $3,753,000 on research and development during the period from October 8, 1992 through December 31, 1996.


     The following material contracts relate to the drug testing operations now conducted by the subsidiary:


          (a) On January 24, 1992, SAT and the USN entered into a ten-year non-assignable agreement granting SAT a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. The license applies to the U.S. Government owned invention described in U.S. Patent Application Serial No. 07486024, "Flow Immunosensor Method and Apparatus" filed February 23, 1990. The technology covered by the patent application is designed to test and detect minute and large amounts of drugs contained in body fluids rapidly and efficiently. In November 1994, the license agreement was revised to provide for minimum annual royalties of $375,000 for 1995, $600,000 for 1996 and $1,000,000 for
     1997 and thereafter. In June 1995, the license agreement with the USN was renegotiated and amended to provide for minimum annual royalties of $100,000 per year commencing October 1, 1995 and terminating September 30, 2005. Additional royalties will be paid pursuant to a schedule based upon sales of products. By an amendment dated June 16, 1995, the term of the exclusive right under the License Agreement was extended to terminate ten years from June 27, 1995 and SAT has a nonexclusive right to use the technology thereafter for the balance of the patent term, unless the License Agreement is terminated sooner because of SAT's default.



          (b) On April 16, 1992, SAT entered into a 12-month cooperative research agreement ("CRDA") with the Naval Research Laboratory section of the USN to further develop the licensing technology of the "Flow Immunosensor".



          (c) Effective January 1993, SAT granted a sole and exclusive sublicense to U.S. Drug which assumed all of SAT's rights and obligations under the License Agreement. However, the USN refused to grant, as requested, a novation of the License Agreement so that the USN looks to SAT for performance thereunder. In the event of a default by U.S. Drug under its sublicense from SAT, all rights of U.S. Drug under the License Agreement would terminate and SAT as the licensee can continue to exercise all rights, and be subject to all obligations, thereunder without any claim by U.S. Drug. SAT simultaneously assigned to U.S. Drug all of its rights under the CRDA. SAT transferred or sublicensed all of its assets and intellectual property rights related to drug testing operations in exchange for 3,500,000 shares of the U.S. Drug Common Stock.



          (d) On April 1, 1993, SAT and U.S. Drug entered into a five-year management agreement (the "U.S. Drug Management Agreement") which obligated U.S. Drug to pay SAT annually $300,000 plus ten percent of its product sales in exchange for SAT's administrative management services, including management, administrative, accounting and other financial services and advice, including, without limitation, the services currently performed by the Treasurer of U.S. Drug, for which he is not directly compensated by U.S. Drug; services relating to U.S. Drug's financial and banking relationships; services relating to the preparation of financial statements, budgets, forecasts and cash flow projections; cash management advice; and other miscellaneous services and advice. In July 1993, the parties amended the U.S. Drug Management Agreement retroactive to April 1, 1993, changing U.S. Drug's annual management fee obligation to $420,000 plus three percent of its gross revenues.



     U.S. Drug has rights under two patents, in addition to its rights to use the USN patent under its sublicense from SAT. These patents are as follows:


     U.S. Patent No. 5,183,740, "Flow Immunosensor Method and Apparatus," issued on February 2, 1993. Unless extended, the Company's license under this patent expires on February 23, 2010. The Flow Immunosensor provides a method of detecting drugs of abuse or other target molecules by flowing a solution containing the analyte through the immunosensor. The technology relies on the displacement of fluorescent-labeled antigen from a solid phase immobilized antibody and measuring the released labeled antigen in the immunosensor effluent with a detection apparatus.

     U.S. Patent No. 5,354,654, "Lyophilized Ligand-Receptor Complexes for Assay and Senors" issued on October 11, 1994. Unless extended, the Company's license under this patent expires on July 16, 2013. This patented process allows for the freeze-drying of ready-to-use immunoassay chemistry or reagents which is then indefinitely preserved.


     The expiration date of the USN patent is February 23, 2010, while the term of the other patents is 17 years from the date of issuance, subject to renewal. Termination of the Licensing Agreement for the USN patent, which would occur only on a default by SAT or an invalidation of the USN patent, would end the Company's rights to developing testing products. Termination of the other patents or licenses to use the same would require the Company to make changes to its products which could further delay development and marketing thereof.



     During May 1996, SAT filed a Registration Statement on Form S-4, File No. 333-4790 (the "U.S. Drug Registration Statement"), under the Securities Act to register shares of the SAT Common Stock to be issued to the minority stockholders of U.S. Drug upon the consummation of a merger of U.S. Drug with and into a newly formed wholly-owned subsidiary of SAT (i.e., the U.S. Drug Merger). The SAT Board of Directors has concluded that the value of the SAT Common Stock could best be maximized if the Company concentrated its operations on the businesses of alcohol testing products, drug testing products, human resource provider and designing policies and programs for substance abuse prevention and operated all as divisions within one corporation. This action required the sale of the rubber recycling product business of USRR (see the subsection (4) in this section "Subsidiaries and Divisions" under this caption "Business of the Company") and would require the sale of the toy business of Good Ideas. See "The Merger and Related Matters -- Sale of Good Ideas."



  (3)  Employer Services Division/Robert Stutman & Associates Consulting
       Division



     ProActive, which was a wholly-owned subsidiary of SAT that commenced operations in September 1995, provided single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening services to total program management. ProActive was merged into SAT on December 31, 1996 and its operations are now conducted by the Employer Services Division of SAT. Such Division's substance abuse testing services include specimen collections, laboratory testing and medical review officer services. Medical review officers review drug test results to verify that chain-of-custody procedures were followed and determine if there is an alternative medical explanation for a positive test result. The Employer Services Division's background investigative services include criminal history checks, employment verifications, credit checks, reference checks, driving record checks, workers' compensation history checks, and social security number, educational and professional license verifications. The Employer Services Division's services also include physicals and employee assistance programs. Its total program management services include establishing a substance abuse policy with corporations and conducting program audits to ensure regulatory compliance with such policy. The Employer Services Division's hiring solutions to corporations include the use of its proprietary computer software which provides the Employer Services Division with access to immediate on-line information.



     After the Employer Service Division executes an agreement with a customer, it generally takes 90 to 120 days to set up the procedures with the customer so that this SAT Division can begin to derive revenues.



     On December 14, 1995, SAT and ProActive entered into an agreement with RSA and Robert M. Stutman, personally, pursuant to which (1) SAT and ProActive engaged Mr. Stutman to be their expert spokesman and a consultant with respect to their drug and alcohol testing businesses; (2) ProActive agreed to refer customers to RSA for the purpose of RSA providing its services to such customers, including writing drug testing/background screening policy manuals; and (3) RSA agreed to refer customers to ProActive. Prior to forming RSA, Mr. Stutman was Special Agent in charge of the United States Drug Enforcement Administration's New York office. He also currently serves as special consultant on substance abuse for the CBS News Division. On December 14, 1995, pursuant to the agreement, SAT agreed to issue to Mr. Stutman and RSA three-year Common Stock purchase warrants, each to purchase 200,000 shares of the SAT Common Stock at $2.00 per share, which was the market price on the date of grant. These warrants were issued on December 14, 1995 and April 1, 1996. The agreement, which had a term of ten years (except the term for the consulting and spokesperson services by Mr. Stutman was three years), provided for payment of fees to ProActive based on referrals to RSA and an initial $100,000 payment by ProActive and varying monthly fees thereafter to RSA.


     On April 18, 1996, Mr. Stutman was elected as the Chairman of the Board and a director of SAT and designated as its Chief Executive Officer. SAT also agreed in principle to acquire RSA. On May 21, 1996, SAT completed its acquisition of RSA and RSA became a 100% owned subsidiary of SAT. SAT paid $2,100,000 to the RSA shareholders for their shares of RSA (including $1,078,920 paid to Mr. Stutman for his 52.8% of the RSA shares and $721,080 paid to Brian Stutman, son of Mr. Stutman and now Vice President, Sales and Marketing of SAT, for his 35.3% of the RSA shares and issued to the RSA shareholders an aggregate of 500,000 shares of the SAT Common Stock (including 263,750 shares issued to Mr. Stutman and 176,250 shares to Brian Stutman) registered under the Securities Act as Acquisition Shares in the January 1992 Registration Statement and SAT Common Stock purchase warrants expiring May 20, 1999 to purchase an aggregate of 900,000 shares of the SAT Common Stock (including a warrant to purchase 474,750 shares issued to Mr. Stutman and a warrant to purchase 317,250 shares issued to Brian Stutman) at $3.125 per share, which was the fair market value on the date of grant. SAT also issued two promissory notes aggregating $400,000 in principal amount (the "RSA Notes") to two RSA shareholders (one of whom was Mr. Stutman who received a RSA Note for $239,760 and Brian Stutman received a note for the balance). The RSA Notes bore interest at the rate of 7.5% per annum and were to become due in one year from the May 21, 1996 closing date. SAT was required to prepay the RSA Notes if the gross proceeds received by SAT from the exercises of the SAT Common Stock purchase warrants after April 17, 1996 exceeded $7,000,000. The RSA Notes were secured by all of SAT's tangible and intangible personal property except the following: (1) SAT's cash and cash equivalents; (2) SAT's securities, including the stock of its subsidiaries; and (3) certain contracts, including the license from the USN. See "Summary-Recent Developments" for information as to changes in the RSA Notes, the use of the principal and interest of the RSA Notes to exercise Common Stock purchase warrants held by the two Messrs. Stutman and a reduction in the exercise price of one of their SAT Common Stock purchase warrants. As a result of the acquisition of RSA, the Consulting Agreement described in the preceding paragraph terminated; however, the Common Stock purchase warrants described therein remained outstanding, except that the RSA warrant was distributed among the RSA shareholders, including Mr. Stutman who received a warrant to purchase 105,500 shares and Brian Stutman who received a warrant to purchase 70,500 shares.


     During its last three fiscal years ended December 31, 1996, RSA's revenues, income and income per share were as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                  --------------------------------------
                                                     1995          1994          1993
                                                  ----------     --------     ----------
        Revenue.................................  $1,101,599     $646,428     $  536,292
        Net Income (Loss).......................  $  (19,549)    $ 16,694     $  (98,448)
        Income (Loss) per share.................  $  (244.36)    $ 208.68     $(1,278.55)


     RSA was merged into SAT on December 31, 1996 and its services are now performed by the Robert Stutman & Associates Consulting Division of SAT.


  (4)  Alconet, Inc.


     In March 1995, SAT acquired 100% of the issued and outstanding common stock of Alconet and all the membership interests of Dakotanet, L.L.C. As consideration, SAT issued 782,321 shares of the SAT Common Stock registered under the Securities Act as Acquisition Shares in the January 1992 Registration Statement (see "The Merger and Related Matters -- Summary of the Terms of the SAT Common Stock -- Acquisition Shares") and valued at $1,564,642. The acquisitions have been accounted for as a purchase in the financial statements of the Company. In March 1996, SAT settled a dispute with two officers of Alconet for an aggregate payment of $250,000 and the assignment of certain software to one of the officers, both of whom then resigned. Alconet was engaged in the computer software/networking business. Alconet had developed an alcohol testing network to upload test results and information from various alcohol breath testing devices.

     Alconet was merged into SAT on December 31, 1996 and its operations are now conducted as part of the Alcohol Testing Products Division of SAT.



     In the quarter ended September 30, 1996, SAT wrote off $714,377 in good will associated with the subsidiary.


  (5)  U.S. Rubber Recycling, Inc.


     In November 1992, SAT purchased the total assets of Adflo International, Inc. for its then newly formed whollyowned subsidiary, USRR, which then began to manufacture floor covering products for office and industrial use from used truck and bus tires. These tires were delivered to USRR's Rancho Cucamonga plant and to an off-site storage facility, where they were recycled by splitting and cutting the tires and reassembling the recycled parts into finished products. Sales were made nationwide through manufacturer's representatives and distributors. All manufacturing was performed in the USSR's then Rancho Cucamonga facility. USRR ceased operations on April 30, 1996 when substantially all of its assets were sold as described in the second succeeding paragraph.



     SAT acquired the total assets of Adflo International, Inc. for a total consideration of 185,000 shares of the SAT Common Stock valued at $196,563. The transaction was accounted for as a purchase in the financial statements of the Company. These shares were part of the Acquisition Shares registered under the Securities Act in the January 1992 Registration Statement solely for acquisition purposes (see "The Merger and Related Matters -- Summary of the Terms of the SAT Common Stock -- Acquisition Shares").


     On April 30, 1996, USRR sold substantially all of its assets to an unaffiliated buyer for $450,000, $150,000 of which was paid at the closing and the balance by the delivery of a $300,000 promissory note. The purchaser also paid approximately $80,000 in accounts payable of USRR and assumed certain other liabilities, including USRR's lease (see, however, the section "Description of Property" under this caption "Business of the Company"). The sale resulted in a loss of approximately $88,000. The promissory note is payable in six annual installments of $50,000, together with interest at a rate of 7% per annum. In addition to the annual installments, the promissory note will be prepaid in an amount equal to 12 1/2% of the buyer's annual gross sales of USRR products in excess of $1,400,000. The promissory note is secured by a first priority security interest in all of the buyer's assets. USRR is required to agree, however, to subordinate its security interest to up to $1,000,000 of institutional financing for the buyer.


     USRR was dissolved on December 31, 1996, with its obligations being assumed by SAT.


EMPLOYEES


     As of March 31, 1997, the Company had 82 full time employees including its officers, of which 16 engaged in manufacturing, 14 in sales and marketing, 12 in research and development and 36 in general and administrative jobs. The Company has no collective bargaining agreement with its employees.


DESCRIPTION OF PROPERTY


     Effective August 1, 1996, SAT subleased approximately 8,500 square feet of office space in Fort Lauderdale, Florida, under a lease expiring November 30, 2001, which lease grants the tenant a right to renew for an additional five-year term. The space is being utilized as SAT's corporate headquarters and by the Robert Stutman & Associates Consulting Division (formerly RSA) and the Employer Services Division (formerly ProActive). RSA's landlord for space in Dedham, Massachusetts has cancelled RSA's lease. SAT's former subsidiary ProActive occupied approximately 1,640 square feet of office space in Savannah, Georgia under a lease expiring January 2, 1999. ProActive has sublet such premises and remains liable in the event of a default by the sublessee. SAT has assumed such liability as a result of ProActive's merger into it.



     SAT occupies approximately 20,000 square feet of office and factory facilities in Rancho Cucamonga, California under a lease expiring January 31, 2002 (as a result of a renewal), which premises are shared with its subsidiaries U.S. Drug and Good Ideas and its Alcohol Testing Products Division. This lease includes the option of extending its term for another consecutive five-year period. The former Alconet subsidiary (now part of the Alcohol Testing Products Division) occupied approximately 1,200 square feet of office space in Bismark, North Dakota under a lease which would have expired March 31, 1997 and has been cancelled.



     Good Ideas previously occupied approximately 22,000 square feet of office and factory space in Fort Worth, Texas under a lease which expired December 31, 1995. Until April 30, 1996, SAT's subsidiary USRR occupied approximately 17,000 square feet of office and factory space in Rancho Cucamonga, California under a lease expiring June 30, 1999. Pursuant to the sale of USRR's assets (see the section "Subsidiaries and Divisions -- U.S. Rubber Recycling, Inc." under this caption "Business of the Company"), the purchaser assumed the foregoing lease, but the landlord did not release USRR from its obligations under the lease. SAT has assumed USRR's obligation as a result of USRR's dissolution.


     In addition to rent, the leases provide for payment of real estate taxes and other occupancy costs. For information as to the aggregate rentals paid during the past three fiscal years and anticipated to be paid in the ensuing three fiscal years, see Note 13 to Notes to the Company's Financial Statements elsewhere in this Prospectus.


     Management is of the opinion that the leased facilities are currently adequate and suitable for the Company. However, if U.S. Drug successfully completes its product development program, as to which there can be no assurance, U.S. Drug will require additional space for manufacturing.


LEGAL MATTERS

     The Company is not a party to any material litigation and is not aware of any pending litigation that could have a material adverse effect on the Company's business, results of operations or financial condition.

                             BUSINESS OF GOOD IDEAS

OVERVIEW


     Good Ideas Texas was incorporated under the laws of the State of Texas on December 18, 1987. Pursuant to the Good Ideas Acquisition Agreement, SAT through a subsidiary acquired a 55% interest in Good Ideas Texas for which SAT's subsidiary issued shares of its stock valued at $5,844 and received 1,533,125 shares of the Good Ideas Common Stock effective June 29, 1992. On June 5, 1992, Good Ideas was incorporated under the laws of the State of Delaware. On December 17, 1992, Good Ideas Texas was merged with and into Good Ideas and a 27,871-for-1 stock split was effected for the previously issued shares of Good Ideas Texas (all references herein to the number of shares of the Good Ideas Common Stock being adjusted to reflect this stock split on a retroactive basis). In August 1993, SAT acquired its subsidiary's interest in Good Ideas, which acquisition included the issuance of 400,000 shares of the SAT Common Stock valued at $2.4375 per share to two officer-stockholders of Good Ideas, which transaction gave effect to the $5,844 previously paid. During fiscal 1993, SAT settled litigation against SAT by a person who was also an investor in Good Ideas and, as part of the settlement, received 696,875 shares of the Good Ideas Common Stock from such investor. As a result of these transactions, SAT owned 2,230,000 shares of the Good Ideas Common Stock for which it had paid for in shares of the SAT Common Stock or of its subsidiary having an aggregate value of $975,000. On December 15, 1993, SAT received 170,000 shares of the Good Ideas Common Stock as payment for $748,682 in indebtedness owned by Good Ideas to SAT. In addition, also on December 15, 1993, the two officer-stockholders surrendered 157,500 shares of the Good Ideas Common Stock to Good Ideas in consideration of receiving new employment agreements. As a result of this reduction in the outstanding shares of the Good Ideas Common Stock, SAT's ownership was increased to 2,400,000 or 85.7% of the 2,800,000 shares of the Good Ideas Common Stock then outstanding. In February and March 1994, Good Ideas had a public offering of Good Ideas Common Stock in which an aggregate of 1,320,000 shares were sold. As of March 31, 1997, SAT owned 2,400,000 of the 3,948,680 shares of the Good Ideas Common Stock outstanding or 60.8%.



     As a result of certain of the transactions described in the preceding paragraph, SAT acquired 2,400,000 shares of the Good Ideas Common Stock for an aggregate cost, without attempting to value the shares surrendered in the settlement, of $1,723,682 or $.72 per share of the Good Ideas Common Stock as compared with .36 of a share of the SAT Common Stock having a value of $1.625 per share being offered to the Good Ideas Minority Stockholders for each share of the Good Ideas Common Stock pursuant to this Consent Solicitation Statement/Prospectus.



     Good Ideas designed, marketed and distributed a variety of traditional toy products for children of various ages. Good Ideas' sales historically had been derived from a line of traditional wooden construction toys. Good Ideas' historic strategy had been to design and develop enduring traditional lines of toys and to create enhancements to, and extensions of, these toy lines which maximized product line sales while minimizing development and advertising expenses for new and enhanced products. Good Ideas enhanced and extended its existing toy lines through the addition of accessories and through the incorporation of plastic figures and components into themed playsets which provided the consumer with a creative play environment. Commencing in fiscal 1995, Toys R Us, the major customer of Good Ideas, significantly reduced its orders for Good Ideas' toy products. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry were facing these same problems -- their distributors or retailers to which they sold had large inventories of products and declining sales and customer traffic. In addition, management believes that many retailers were minimizing their number of vendors and reducing the number of items carried in inventory, which had the result of squeezing out the smaller companies like Good Ideas with their limited products lines. See "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Good Ideas Enterprises" and "Good Ideas' Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." If Good Ideas is not sold, management intends to liquidate the business of Good Ideas as soon after the results of the consent solicitation for the Merger are known (see "The Merger and Related Matters -- Sale of Good Ideas"). All operations of Good Ideas have now ceased.

     In addition to the products described in the ensuing sections, Good Ideas had also manufactured and sold a construction toy consisting of a set of corrugated cardboard bricks marketed under the trademark Bill's Bric Builders(TM). Due to increasing paper costs, the line of corrugated cardboard bricks was discontinued after fiscal 1995.


SALES BY PRODUCTS


     The following table sets forth Good Ideas' net sales by product in dollar volume (in thousands) and as a percentage of net sales for the three years ended March 31, 1996. No breakdown is shown for the nine months ended December 31, 1996 because the product sales have been minimal.



                                                                    YEAR ENDED MARCH 31,
                                             -------------------------------------------------------------------
                                                    1996                    1995                    1994
                                             -------------------     -------------------     -------------------
                 CATEGORY                    AMOUNT   PERCENTAGE     AMOUNT   PERCENTAGE     AMOUNT   PERCENTAGE
-------------------------------------------  ------   ----------     ------   ----------     ------   ----------
Wood Construction Toys.....................  $ 967       64.1%       $2,841      61.7%       $3,574      64.5%
Equestrian Toys............................    531       35.2%       1,213       26.3%       1,015       18.3%
Corrugated Cardboard Construction Toys*....      8        0.6%         344        7.5%         413        7.4%
Other Products.............................      2        0.1%         208        4.5%         542        9.8%
                                             ------     ------       ------     ------       ------     ------
         Total.............................  $1,508     100.0%       $4,606     100.0%       $5,544     100.0%
                                             ======     ======       ======     ======       ======     ======


---------------
* Due to increasing paper costs, the line of corrugated cardboard bricks was discontinued after fiscal 1995.

WOODEN CONSTRUCTION TOYS


     Good Ideas marketed a full line of wooden interlocking log and wooden block construction toys sets. Good Ideas shipped classic stained log sets marketed under the trademark Paul Bunyan Log Builders(TM) and brightly-painted, multi-colored combination log and building block sets under the trademark Paul Bunyan Wood Builders(TM). Good Ideas believes that it was a major supplier of wooden interlocking-log construction toys in the United States. Good Ideas also shipped a themed playset, marketed as General Custer's Fort Apache(TM), combining standard wood logs with plastic figures and accessories. In 1993, Good Ideas commenced shipping additional themed playsets, such as Log Town(TM)and Log Village(TM), which included plastic roofs, windows, doors and other accessories. Good Ideas' wooden construction toys typically ranged in retail price from $4.99 to $39.99, depending upon the number of pieces in the set and the addition of plastic components in themed sets.


EQUESTRIAN TOYS


     Good Ideas' line of equestrian toys consisted of flocked plastic horses ranging in height from five to eleven inches, which were marketed under the trademark Black Beauty and Friends(TM). This line included a variety of different styles of horses to encourage collection of the entire line. These styles included the Appaloosa, Chestnut, Carrousel, Palomino, Dappled Gray, Paint, Leopard and Black Beauty horses. Individual horses typically ranged in retail price from $3.99 for a five-inch horse to $7.99 for an eight-inch horse and $14.99 for an eleven-inch horse. Combination sets of one five-inch pony and one eight-inch mare typically retailed for $9.99. In addition, Good Ideas separately offered accessories and playsets scaled to the most popular eight-inch horses, including an assortment of cotton blankets and leggings made in a variety of colors and real leather saddles. Good Ideas also marketed two playsets under the trademark Black Beauty and Friends(TM): the Equestrian Center and the Stable and Corralset. Both of these sets contained different styles of horses, which were not available for purchase separately. The Equestrian Center typically retailed for $11.99 and the Stable and Corral typically retailed for $29.99.


COLORFORMS FLIP-TOP ACTIVITY CENTER(TM)

     In October 1994, Good Ideas acquired a license allowing Good Ideas to manufacture certain products bearing the Colorforms brand name and logo, including an activity table utilizing the products of both Good

Ideas and Colorforms under the trademark Colorforms Flip-Top Activity Center(TM). The activity table was included in Good Ideas' 1995 product line and was introduced at the New York Toy Fair in February of 1995. The activity table's suggested retail price was $129.99. There were limited sales of these products during the six months ended September 30, 1995. The license expired in October 1995 and was not renewed.

DESIGN AND DEVELOPMENT


     Good Ideas' design and development strategy had been to produce enduring, traditional lines of toys and to create enhancements to and extensions of these toys lines in order to broaden their appeal to targeted consumers. Good Ideas' line of wooden log construction sets exemplified this strategy. Traditional stained-wood interlocking log construction toys have been marketed in the United States for many years. Good Ideas had enhanced and extended its line of wooden log construction toys with the introduction of multi-colored logs and themed playsets containing plastic figures and accessories.


     Good Ideas relied on its senior management personnel and on independent designers and contractors to design and develop its products. Typically, Good Ideas had presented designers with toy concepts developed or acquired by it and the designers created renderings of the product. Good Ideas retained product and packaging designers on an ongoing basis and generally paid a flat fee for their services. To minimize some of the risk associated with introducing new products, Good Ideas normally consulted with its principal customers in the development of new products.

SALES AND MARKETING


     Good Ideas had distributed its products primarily to national mass merchandisers, such as Toys R Us, Wal-Mart Stores, Inc. ("Wal-Mart") and J.C. Penney Company, Inc. ("Penney"), and to wholesale clubs, such as Price Costco Wholesale Corporation ("Costco") and BJ's Wholesale Club, Inc. ("BJ's"). Good Ideas had sold its toy products to high-end specialty retailers, including F.A.O. Schwarz and Imaginarium. As indicated in the table below, none of the foregoing customers had sales to them of 10% or more of the Good Ideas sales during the past three fiscal years other than Toys R Us (in excess of 50% in all three years) and Costco (not in fiscal 1996). Several of Good Ideas' products appeared in the 1995 Sears Wish Book which markets toys manufactured and distributed by many different toy manufacturers and distributors.



     The traditional types of toys that Good Ideas developed and marketed were well known and did not require substantial advertising to create consumer awareness. Consequently, Good Ideas believes that the most important marketing tools for these products were their packaging and pricing. Good Ideas utilized attractive, innovative and unique packaging to differentiate its products from those of its competitors. Good Ideas did not incur significant expenses for advertising. On a limited basis, Good Ideas made advertising allowances available to the retailers that promoted its products.

     The following table sets forth net sales to Good Ideas' largest customers for each of the specified periods by dollar volume (in thousands) and as a percentage of net sales:

                                                              YEARS ENDED MARCH 31,
                                       -------------------------------------------------------------------
                                              1996                    1995                    1994
                                       -------------------     -------------------     -------------------
              CUSTOMER                 AMOUNT   PERCENTAGE     AMOUNT   PERCENTAGE     AMOUNT   PERCENTAGE
-------------------------------------  ------   ----------     ------   ----------     ------   ----------
Toys R Us............................  $  779      51.7%       $2,726      59.2%       $3,182      57.4%
Costco...............................      50       3.3%          963      20.9%          554      10.0%
Other(1).............................     679      45.0%          917      19.9%        1,808      32.6%
                                       ------     ------       ------     ------       ------     ------
          Total......................  $1,508     100.0%       $4,606     100.0%       $5,544     100.0%
                                       ======     ======       ======     ======       ======     ======

---------------
(1) "Other" includes all customers with sales of less than 10% of total sales.


     Good Ideas maintained, until December 31, 1995, a small internal sales and marketing staff and relied primarily upon 20 sales representatives in the United States, one in Mexico and one in Canada, all of whom were independent contractors. These sales representatives made on-site visits to customers to solicit orders for products and marketed Good Ideas' products at the major toy trade shows in New York City and Hong Kong and at regional trade shows. Good Ideas had no long-term commitments from any of its customers, but instead relied upon its independent sales representatives and personal relationships with its customers to sell its products.


MANUFACTURING


     Good Ideas contracted with manufacturers in China, Mexico and the United States to produce its products. Decisions related to the choice of manufacturer were based on price, quality of merchandise, reliability and the ability of a manufacturer to meet Good Ideas' timing requirements for delivery. Good Ideas did not have long-term contracts with any of its manufacturers and competes with other companies for production facilities with respect to certain of its products.



     The principal raw materials used in the production of Good Ideas' products were wood and plastic. Raw materials were generally purchased by Good Ideas' contract manufacturers which delivered the completed products to Good Ideas. Good Ideas also purchased packaging for certain of its products.



     Good Ideas' wooden construction toys were rough-cut by manufacturers located in China and Mexico. Following rough-cut foreign manufacturing, all of Good Ideas' wooden construction toys were finished by a domestic manufacturer.



     The flocked horses sold by Good Ideas were purchased from a single manufacturer in China. Good Ideas' supplier owned the molds for the plastic horses that made up the core of its equestrian line of toys. Good Ideas' supplier of plastic horses was under no obligation to refrain from selling such products to other purchasers in the United States.



     Plastics components used in Good Ideas' themed construction sets were manufactured by a number of manufacturers. Tooling and molding for unique plastic components were owned by Good Ideas.


BACKLOG


     Total order backlog at March 31, 1994, 1995 and 1996 was approximately $500,000, $322,000 and $-0-, respectively. Good Ideas' experience had been that cancellations, rejections or returns of orders did not materially reduce the amount of sales realized from its backlog.



     Good Ideas participated in the electronic data interchange program maintained by several of its former largest customers, including Toys R Us, Wal-Mart and Penney. This program allowed Good Ideas to monitor store inventory and schedule production to meet anticipated re-orders.

PROPRIETARY TRADEMARKS

     Good Ideas' name Good Ideas(TM) and Big Bill's Bric Builders(TM) are registered trademarks of Good Ideas and have been published by the U.S. Patent and Trademark Office (the "PTO"). Additionally, the Company has filed trademark applications with the PTO for the following trademarks: Paul Bunyan Log Builders(TM) and Black Beauty and Friends(TM).

COMPETITION

     For information relating to competition, see "Business of the Company -- Competition -- Toy Products."

GOVERNMENT REGULATION


     Good Ideas were subject to the Federal Hazardous Substances Act and the Federal Consumer Product Safety Act, among other laws. These laws empower the Consumer Products Safety Commission (the "CPSC") to protect children from hazardous toys and other articles. Pursuant to federal law, all toy products must meet certain product safety standards established by the CPSC. Similar laws exist in some states and cities in the United States and in many jurisdictions throughout the world. Further, in order to gain widespread acceptance by toy retailers, toy products must meet additional product safety standards established by the Toy Manufactures Association (the "TMA"). The CPSC has the authority to exclude from the market articles which are found to be hazardous and can require a manufacturer to repurchase such toys under certain circumstances.


EMPLOYEES


     As of March 31, 1997, Good Ideas employed no persons, excluding the personnel employed by SAT who provide management and administrative services to Good Ideas.

                           SAT PRINCIPAL STOCKHOLDERS



     The following table sets forth certain information, as of March 31, 1997, with respect to (1) any person who owned beneficially more than 5% of the SAT Common Stock; (2) each director of SAT; (3) the Chief Executive Officer of SAT;
(4) each executive officer of SAT (including the then Chief Executive Officer) who was paid more than $100,000 in fiscal 1996, whether or not he or she was still an executive officer on January 31, 1997; and (5) all directors and executive officers as a group. Each beneficial owner has advised SAT that he or she has sole voting and investment power as to the shares of the SAT Common Stock reported in the table, except that the Common Stock purchase warrants described in the notes below do not have any voting power until exercised and may not be sold or otherwise transferred except in compliance with the Securities Act.



                                                            NUMBER OF SHARES
                      NAME AND ADDRESS                     BENEFICIALLY OWNED         PERCENTAGE
    -----------------------------------------------------  ------------------         ----------
    Steven A. Cohen(2)...................................       1,748,100(3)              4.9%
      777 Long Ridge Road
      Stamford, CT 06902
    S.A.C. Capital Associates, LLC(2)....................         508,100(4)              1.4%
      777 Long Ridge Road
      Stamford, CT 06902
    Robert M. Stutman(5).................................         930,500(6)              2.5%
      4517 N.W. 31st Avenue
      Ft. Lauderdale, FL 33309
    Linda H. Masterson(7)................................         210,000(8)              nil
      10410 Trademark Street
      Rancho Cucamonga, CA 91730
    Gary S. Wolff(9).....................................          25,000(10)             nil
      190 Sylvan Avenue
      Englewood Cliffs, NJ 07632
    James C. Witham(11)..................................         878,500                 2.4%
      27 La Costa Drive
      Rancho Mirage, CA 92270
    Karen B. Laustsen(12)................................         104,500                 nil
      3000 C La Paz Lane
      Diamond Bar, CA 91765
    Alan I. Goldman(13)..................................          20,000(14)             nil
      497 Ridgewood Avenue
      Glen Ridge, NJ 07028
    John C. Lawn (13)....................................          20,000(14)             nil
      c/o The Century Council
      550 South Hope Street
      Suite 1950
      Los Angeles, CA 90071-2604
    Peter M. Mark(13)....................................         587,600(14)             1.6%
      5531 Sugar Hill
      Houston, TX 77056
    Michael S. McCord(13)................................         234,441(15)             nil
      Suite 701
      2001 Kirby Drive
      Houston, TX 77019

                                                            NUMBER OF SHARES
                      NAME AND ADDRESS                     BENEFICIALLY OWNED         PERCENTAGE
    -----------------------------------------------------      ---------                 ---
    Lee S. Rosen(13).....................................       1,478,648(16)             4.0%
      17332 Saint James Court
      Boca Raton, FL 33496
    All directors and executive officers as a group
      (eight persons)....................................       4,065,065(6)(8)          10.6%
                                                                         (14)(15)(16)


---------------

 (1) The percentages computed in this column of the table are based upon 36,030,591 shares of the SAT Common Stock outstanding on March 31, 1997 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1) under the Exchange Act, to shares issuable upon the exercise of SAT Common Stock purchase warrants and stock options which are currently exercisable or exercisable within 60 days of March 31, 1997.



 (2) Steven A. Cohen and S.A.C. Capital Associates, LLC filed a Schedule 13D, as amended (the "Cohen Schedule 13D"), because their joint beneficial ownership may constitute ownership by a "group" as such term is defined in Rule 13d-5(b) under the Exchange Act. Based on the holders' advice to SAT and the subsequent grants by SAT, the group beneficially owned an aggregate of 2,256,200 shares or 6.5% of the outstanding shares at March 31, 1997.



 (3) The shares reported in the table as being beneficially owned reflect (a) 1,743,100 shares of the SAT Common Stock and (b) 5,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Lenders Warrant. The shares reported in the table do not reflect (x) 2,500,000 shares of the SAT Common Stock issuable upon the conversion of a Convertible Note at $2.00 per share and (y) 1,250,000 shares of the Common Stock issuable at $2.00 per share upon the exercise of a June 30 Warrant because neither the Convertible Note is convertible, nor the June 30 Warrant is exercisable, at March 31, 1997 or within 60 days thereafter.



 (4) The shares reported in the table as being beneficially owned reflect (a) 503,100 shares of the SAT Common Stock and (b) 5,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Lenders Warrant. The Cohen Schedule 13D reported that S.A.C. Capital Associates, LLC, an Anguillan limited liability company, acquired the foregoing securities, but, because S.A.C. Capital Advisors, LLC, a Delaware limited liability company, has voting and dispositive power over the securities, the latter was deemed to be the beneficial owner thereof. The shares reported in the table do not reflect (x) 2,500,000 shares of the SAT Common Stock issuable upon the conversion of a Convertible Note at $2.00 per share and (y) 1,250,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise of a June 30 Warrant because neither the Convertible Note is convertible, nor the June 30 Warrant exercisable, at March 31, 1997 or within 60 days thereafter.



 (5) Mr. Stutman was elected as Chairman of the Board and a director of SAT and designated as its Chief Executive Officer on April 18, 1996.



 (6) The shares reported in the table include (a) 3,125 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 13, 1998 issued to him for his consulting services while still an employee of RSA; (b) 105,500 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to him when the Common Stock purchase warrant to purchase 200,000 shares issued to RSA was divided among the RSA shareholders; and (c) 474,750 shares of the SAT Common Stock issuable upon the exercise at $2.125 per share of a Common Stock purchase warrant expiring May 20, 1999 issued to him in exchange for his ownership interest in RSA.



 (7) Ms. Masterson, a director of SAT, became its President and Chief Operating Officer effective May 13, 1996. Effective November 19, 1996, Ms. Masterson relinquished her duties as Chief Operating Officer in order to concentrate on certain operations of the Company.



 (8) The shares reported in the table reflect (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to her as a director of SAT on the same basis as described in Note 14 to the table and
     (b) 200,000
     shares of the SAT Common Stock issuable upon the exercise at $2.125 per share of a Common Stock purchase warrant expiring May 12, 1999 issued pursuant to Ms. Masterson's terms of employment, which 200,000 shares are the only shares as to which the warrant to purchase an aggregate of 600,000 shares is currently exercisable or exercisable within 60 days of March 31, 1997.



 (9) Mr. Wolff was the Treasurer, Chief Financial Officer and Chief Accounting Officer of SAT until he resigned on July 3, 1996.



(10) The shares reported in the table reflect (a) 15,000 shares of the SAT Common Stock issuable upon the exercise at $1.06 per share of a Common Stock purchase warrant expiring September 30, 1996 and (b) 10,000 shares of the SAT Common Stock issuable upon the exercise at $4.00 per share of a Common Stock purchase warrant expiring May 17, 1997.



(11) Mr. Witham was the Chairman, the President, the Chief Executive Officer and a director of SAT until April 18, 1996.



(12) Ms. Laustsen was an Executive Vice President and a director of SAT until April 18, 1996.



(13) A director of SAT.



(14) The shares reported in this table include or reflect (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 and (b) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.825 per share of a Directors' Warrant, both issued to the holder as a director of SAT who is not employed by SAT or any subsidiary thereof.



(15) The shares reported in the table include (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to Mr. McCord as a consultant to the Board of Directors of SAT and (b) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.825 per share of a Directors' Warrant issued to him as a director of SAT on the same basis as those described in Note 14 to this table.



(16) The shares reported in the table include (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to Mr. Rosen on the same basis as those described in Note 14 to this table; (b) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.825 per share of a Directors' Warrant issued to Mr. Rosen on the same basis as those described in Note 14 to this table; (c) 200,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998; (d) 150,000 shares of the SAT Common Stock issuable upon the exercise at $3.00 per share of a Common Stock purchase warrant expiring November 15, 2000; (e) 150,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring November 15, 2000; (f) 300,000 shares of the SAT Common Stock issuable upon the exercise at $2.125 per share of a Common Stock purchase warrant expiring April 17, 1999; and
     (g) 200,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of the December 2 Warrant. The Common Stock purchase warrants described in (c), (d) and (e) were issued to Mr. Rosen as consideration for his services, including those related to the private placement consummated in February 1996. 50,000 of the shares subject to each of the warrants described in (d) and (e) may be forfeited if none of the Common Stock purchase warrants issued to the purchasers in such private placement are exercised and may be reduced in the number of shares which may be exercised pro rata to the exercise of the private placement warrants.



(17) The shares reported in the table include, in addition to those reported for a director (who may also be an executive officer) elsewhere in the table (see the text relating to Notes 6, 8, 14, 15 and 16 to the table), (a)(i) 176,250 shares of the SAT Common Stock issued to an executive officer of SAT in exchange for his ownership interest in RSA; (ii) 59,876 shares of the SAT Common Stock issuable upon the exercise by such executive officer at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to him when the Common Stock purchase warrant to purchase 200,000 shares issued to RSA was divided among the RSA shareholders; and
     (iii) 317,250 shares of the SAT Common Stock issuable upon the exercise by such executive officer at $2.125 per share of a Common Stock purchase warrant expiring May 20, 1999 issued to him in exchange for his ownership interest in RSA and (b)(i) 3,000 shares of the SAT Common Stock held by a second executive officer; (ii) 5,000 shares of the SAT Common Stock issuable upon the exercise by him at $2.125 per share of an Employee Warrant expiring July 17, 1998, (iii) 10,000 shares of the SAT Common Stock issuable upon the exercise by him at $2.3125 of a Common Stock purchase warrant expiring July 7, 1999; and (iv) 12,500 shares of the SAT Common Stock issuable upon the exercise by him at $2.125 per share of an Employee Warrant expiring May 2, 2003 which are the only shares of the Employee Warrant to purchase 50,000 shares currently exercisable or exercisable within 60 days of March 31, 1997. The shares reported in the table exclude 40,000 shares of the SAT Common Stock issuable upon the exercise by a third executive officer of SAT at $2.125 per share of an Employee Warrant which is not currently exercisable or exercisable within 60 days of March 31, 1997.



     As indicated elsewhere in this Consent Solicitation Statement/Prospectus (see "Business of the Company -- General"), Good Ideas and U.S. Drug are the only subsidiaries of SAT which are not wholly-owned.



     As of March 31, 1997, no director or executive officer of SAT owned beneficially any shares of the Good Ideas Common Stock except for Michael S. McCord who owned 10,000 shares. No director or officer of SAT owns any Good Ideas Warrants and there are no outstanding stock options to purchase shares of the Good Ideas Common Stock. SAT itself owns 2,400,000 of the 3,948,600 outstanding shares of the Good Ideas Common Stock or 60.8% thereof.



     The following table reports, as of March 31, 1997, the number of shares of the U.S. Drug Common Stock beneficially owned by two directors of SAT as of such date. No other director and no executive officer of SAT owns any shares of the U.S. Drug Common Stock:



                                                            NUMBER OF SHARES
    NAME                                                   BENEFICIALLY OWNED       PERCENTAGE(1)
    -----------------------------------------------------  ------------------       -------------
    Peter M. Mark........................................        15,500                  nil
    Michael S. McCord....................................        36,000(2)               nil


---------------

(1) The percentage computed in this column of the table is based upon 5,221,900 shares of the U.S. Drug Common Stock outstanding on March 31, 1997. No effect is given, pursuant to Rule 13d-3(d)(1) under the Exchange Act, to shares issuable upon the exercise of U.S. Drug Common Stock purchase warrants which are currently exercisable or exercisable within 60 days of March 31, 1997 because neither director of SAT owns any such warrant.



(2) The shares reported in the table do not reflect an aggregate of 25,300 shares owned by affiliates of Mr. McCord as to which he disclaims beneficial ownership.



     SAT owns 3,500,000 shares of the 5,221,900 shares of the U.S. Drug Common Stock outstanding as of March 31, 1997 or 67.0% thereof.

                       GOOD IDEAS PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of March 31, 1997, certain information with respect to (1) any person who beneficially owned more than 5% of the Good Ideas Common Stock, (2) each director of Good Ideas, (3) the then Chief Executive Officer of Good Ideas who was the only executive officer of Good Ideas whose total annual salary and bonus exceeded $100,000 in fiscal 1996; and (4) all directors and executive officers as a group. Each beneficial owner who is a natural person has advised Good Ideas that he or she has sole voting and investment power as to the shares of the Good Ideas Common Stock reported in the table, except that, with respect to the beneficial ownership of SAT's shares, the voting and investment power is shared by the seven directors of SAT, a majority of whom must approve any vote or disposition of such shares.



                                                                                   PERCENTAGE OF
                                                         NUMBER OF SHARES           COMMON STOCK
                     NAME AND ADDRESS                    OF COMMON STOCK            BENEFICIALLY
                   OF BENEFICIAL OWNER                  BENEFICIALLY OWNED            OWNED(1)
    --------------------------------------------------  ------------------       ------------------
    Substance Abuse Technologies, Inc.................       2,400,000                  60.8%
      4517 N.W. 31st Avenue
      Ft. Lauderdale, FL 33309
    William D. Robbins(2).............................         200,000                   5.1%
      c/o Good Ideas
      Enterprises, Inc.
      10410 Trademark Street
      Rancho Cucamonga, CA 91730
    Robert M. Stutman(3)..............................       2,400,000(4)               60.8%
      4517 N.W. 31st Avenue
      Ft. Lauderdale, FL 33309
    Linda H. Masterson(5).............................       2,400,000(4)               60.8%
      10410 Trademark Street
      Rancho Cucamonga, CA 91730
    Michael S. McCord(6)..............................          10,000                   nil
      Suite 701
      2001 Kirby Drive
      Houston, TX 77019
    All directors and executive officers as a group
      (5 persons).....................................         210,000                   5.3%


---------------

(1) The percentages computed in this column of the table are based upon 3,948,680 shares of the Good Ideas Common Stock outstanding on February 28, 1997. No effect is given, pursuant to Rule 13d-3(d)(3)(i) under the Exchange Act, to shares issuable upon the exercise of Good Ideas Warrants because no person named in the table owns such a Warrant.



(2) Former Chief Executive Officer and a director of Good Ideas.



(3) Chairman of the Board and a director of Good Ideas and Chairman of the Board, Chief Executive Officer and a director of SAT.



(4) Mr. Stutman, as the Chairman of the Board the Chief Executive Officer and a director of SAT, and Ms. Masterson, as the President and a director of SAT, may be deemed to be the beneficial owner of the SAT shares of the Good Ideas Common Stock. See, however, the introductory paragraph to this section.



(5) President and a director of Good Ideas and President and a director of SAT.



(6) A director of Good Ideas and SAT.

                             SAT MARKET INFORMATION

MARKET DATA


     Between January 2, 1992 and October 23, 1996, the SAT Common Stock has traded on the American Stock Exchange ("AMEX") under the symbol "AAA." Effective October 26, 1996, the SAT Common Stock began trading under the symbol "SAU." The following table sets forth the high and low sales prices for the shares of the SAT Common Stock during the periods indicated:


     FISCAL 1995

        QUARTER ENDED                                             HIGH           LOW
        -------------------------------------------------------  -------       -------
        June 30, 1994..........................................  $2.5625       $  1.75
        September 30, 1994.....................................  $  4.25       $2.1875
        December 31, 1994......................................  $ 5.625       $3.1875
        March 31, 1995.........................................  $  3.75       $ 1.875

     FISCAL 1996


        QUARTER ENDED                                             HIGH           LOW
        -------------------------------------------------------  -------       -------
        June 30, 1995..........................................  $2.1875       $ 1.625
        September 30, 1995.....................................  $2.9375       $ 1.875
        December 31, 1995......................................  $  2.25       $ 1.875
        March 31, 1996.........................................  $ 3.375       $1.8125


     FISCAL 1997


        QUARTER ENDED                                             HIGH           LOW
        -------------------------------------------------------  -------       -------
        June 30, 1996..........................................  $ 3.625       $2.3125
        September 30, 1996.....................................  $  3.00       $  1.75
        December 31, 1996......................................  $2.3125       $ 1.375



     On April   , 1997, the closing sales price of the SAT Common Stock was
$          per share.


HOLDERS


     The holders of record of the SAT Common Stock on March 31, 1997 were 997 and SAT estimates, based on the number of proxies mailed in connection with the two Annual Meetings of Stockholders held in February and October 1996, that it has approximately 8,200 stockholders, including holders in street name.


DIVIDENDS


     No dividends on the SAT Common Stock have been declared by SAT's Board of Directors through December 31, 1996 and, in view of the Company's cash requirements and history of operational losses, SAT's Board of Directors has no current intention to declare or pay dividends on the SAT Common Stock in the foreseeable future. Dividends on the Class A Preferred Stock are payable semi-annually cumulative from December 17, 1990 and all dividends have been paid timely.


RECENT QUOTATIONS


     The following table sets forth the closing sales prices per share for the SAT Common Stock and the Good Ideas Common Stock, as reported by the American Stock Exchange and the Pacific Stock Exchange, respectfully, on February 5, 1996, the last full day on which these stocks were traded prior to the initial public announcement of the principal terms of the proposed Merger and on April
  , 1997, the latest available date. See the section "Market Data" under this caption "SAT Market Information" and "Good Ideas Market

Information -- Market Data" for a historical comparison of market prices of the SAT Common Stock and the Good Ideas Common Stock, respectively.


                                                            SAT             GOOD IDEAS
                                                        COMMON STOCK       COMMON STOCK
                                                        ------------       ------------
        February 5, 1996..............................     $2.375             $ .375
        April   , 1997................................

                         GOOD IDEAS MARKET INFORMATION

MARKET DATA


     The Good Ideas Common Stock was traded on the Pacific Stock Exchange under the symbol "KID" through December 31, 1996 and thereafter has been traded in the over-the-counter market also under the symbol "KID." The quarterly high and low sales prices since Good Ideas' initial public offering on February 17, 1994 as reported by the Pacific Stock Exchange are set forth below for the periods indicated.


     FISCAL 1995

        QUARTER ENDED                                             HIGH           LOW
        -------------------------------------------------------  -------       -------
        June 30, 1994..........................................  $ 4.875       $ 3.625
        September 30, 1994.....................................  $  4.50       $ 1.875
        December 31, 1994......................................  $ 3.125       $  1.50
        March 31, 1995.........................................  $1.9375       $   .75

     FISCAL 1996

        QUARTER ENDED                                             HIGH           LOW
        -------------------------------------------------------  -------       -------
        June 30, 1995..........................................  $  1.25       $  .625
        September 30, 1995.....................................  $   .75       $   .50
        December 31, 1995......................................  $   .75       $  .125
        March 31, 1996.........................................  $ .6875       $   .25

     FISCAL 1997


        QUARTER ENDED                                            HIGH           LOW
        ------------------------------------------------------  -------       --------
        June 30, 1996.........................................  $ .8125       $   .125
        September 30, 1996....................................  $ .6875       $   .125
        December 31, 1996.....................................  $   .50       $.015625



     On April   , 1997, the high bid and low asked prices of the Good Ideas
Common Stock were $          and $          , respectively, per share. The
foregoing quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


EXCHANGE LISTING


     On November 18, 1995, the Pacific Stock Exchange advised Good Ideas that the share bid price of the Good Ideas Common Stock was below $1.00 per share, which did not meet the minimum Tier II listing maintenance requirement of the Pacific Stock Exchange, which requirement had become effective January 23, 1995. Good Ideas had been granted an extended compliance period, not to exceed six months from May 9, 1996, to demonstrate that the Good Ideas Common Stock was in compliance. By letter dated November 11, 1996, the Pacific Stock Exchange advised Good Ideas that should the Merger not be consummated by December 31, 1996 and/or the Good Ideas Common Stock remained in noncompliance with the Pacific Stock Exchange's maintenance requirements, the Good Ideas Common Stock would be delisted effective January 1, 1997. Such delisting has occurred. As a result, the Good Ideas Common Stock now trades in the over-the-counter market. Good Ideas management intends that, if the Merger is consummated, Good Ideas will deregister the Good Ideas Common Stock under
Section 12(b) of the Exchange Act and trading in the Good Ideas Common Stock will cease on the Effective Date. In such event, the Good Ideas Minority Stockholders will thereafter be able to trade their shares of the SAT Common Stock on the American Stock Exchange.



     As an alternative to the Merger, the Good Ideas Board of Directors had reconsidered the possibility of effecting a reverse stock split of the Good Ideas Common Stock in an amount sufficient to increase the market value of the Good Ideas Common Stock to a level above the minimum requirement of the Pacific Stock Exchange. This approach has been previously rejected because the Board recognized that, unless Good Ideas reversed its adverse operational trends of declining revenues and increasing losses, as to which there could be no assurance, it was likely that, after the split, the market price would begin to decline and again reach a level not complying with the Pacific Stock Exchange's maintenance requirement. The Board also recognized that, if delisting occurred, the Good Ideas Common Stock would not meet the market price requirement for listing on the American Stock Exchange or reporting on the Nasdaq System and that, if the Good Ideas Common Stock was reported in the OTC Bulletin Board or in the "pink sheets," it was unlikely that the Good Ideas Common Stock would rise in market value in such over-the-counter market in view of its operational problems.



     Because the bid price of the Good Ideas Common Stock was below $5.00 when it was delisted, the security became subject to Rule 15g-9 promulgated under the Exchange Act, which Rule imposes additional sales practices requirements on a broker-dealer which sells Rule 15g-9 securities to persons other than the broker-dealer's established customers and institutional accredited investors (as such term is defined in Rule 501(a) under the Securities Act). For transactions covered under Rule 15g-9, the broker-dealer must make a suitability determination of the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. In addition, broker-dealers, particularly if they are market makers in the Common Stock, have to comply with the disclosure requirements of Rules 15g-2, 15g-3, 15g-4, 15g-5 and 15g-6 under the Exchange Act unless the transaction is exempt under Rule 15g-1. Consequently, Rule 15g-9 and these other Rules may adversely affect the ability of broker-dealers to sell or to make markets in the Good Ideas Common Stock.


HOLDERS


     As of March 31, 1997, there were 171 holders of record (including SAT) and, based on prior requests for Annual Reports, management believed that there were approximately 1,100 beneficial holders of the Good Ideas Common Stock.


DIVIDENDS


     Good Ideas' Board of Directors has not declared any dividends on the Good Ideas Common Stock through December 31, 1996 and, in view of the financial condition and the intention to sell or liquidate Good Ideas, the Board has no current intention to pay any such dividends.

                                 SAT MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table contains information concerning the current directors and executive officers of SAT as of March 31, 1997:



                  NAME                 AGE                          POSITION
    ---------------------------------  ---    -----------------------------------------------------
    Robert M. Stutman................  53     Chairman, Chief Executive Officer and a director
    Linda H. Masterson...............  45     President and a director
    Robert Muccini...................  54     Vice President, Finance, Treasurer, Chief Financial
                                              Officer and Chief Accounting Officer
    Steven J. Kline..................  40     Vice President, Research and Development
    Brian Stutman....................  29     Vice President, Sales and Marketing
    Alan I. Goldman..................  59     Director
    John C. Lawn.....................  60     Director
    Peter M. Mark....................  50     Director
    Michael S. McCord................  53     Director
    Lee S. Rosen.....................  41     Director



     A director will be generally elected for a classified term of three years or until his or her successor is elected and shall have qualified, which classification of directors was initiated at the Annual Meeting of Stockholders held on February 7, 1996. Each of the above directors other than Mr. Stutman (who was first elected on April 18, 1996) and Mr. McCord (who was first elected on October 22, 1996) was first elected on September 26, 1995 and was re-elected at the Annual Meeting of Stockholders held on February 7, 1996, with Messrs. Goldman and Mark to serve for a two-year term and Messrs. Lawn and Rosen and Ms. Masterson to serve for a three-year term. Mr. Stutman was re-elected, and Mr. McCord was initially elected, at the Annual Meeting of Stockholders held on October 22, 1996, each to serve for a three-year term.



     On March 24, 1997, the SAT Board of Directors increased the number of directors from seven to eight effective June 1, 1997 and elected David L. Dorff to fill the vacancy. Mr. Dorff was formerly an executive officer of the Triarc Restaurant Group of Triarc Corporation, a restaurant and beverage company, and the U.S. Shoe Footwear Group of United States Shoe Corp., a shoe and women's clothing manufacturer, and a consulting partner with the accounting firm of Deloitte & Touche. Mr. Dorff's term will terminate at the next Annual Meeting of Stockholders, at which he must be designated to a class and be elected by the stockholders in order to continue to serve as a director.



     Each officer of SAT is elected by the Board of Directors to serve at the discretion of the directors. For information as to severance arrangements relating to two executive officers named in the table, see the section "Employment Agreements" under this caption "SAT Management".


BUSINESS HISTORY


     Robert M. Stutman was elected Chairman of the Board and a director of SAT on April 18, 1996 and designated as its Chief Executive Officer. For more than five years prior thereto, he has been serving as the President of RSA, a provider of corporate "Drug-Free Workplace" programs. Prior to forming RSA, he was Special Agent in charge of the New York office of the United States Drug Enforcement Administration (the "DEA"). He also currently serves as a special consultant in substance abuse for the CBS News Division. SAT acquired RSA on May 21, 1996. See "Business of the Company -- Subsidiaries and Divisions -- Employer Services Division/Robert Stutman & Associates Consulting Division."



     Linda H. Masterson has had substantial experience in marketing, sales and business development in the medical diagnostics, healthcare and biotechnology fields. On September 26, 1995, she was elected a director of SAT. Effective May 13, 1996, she became the President and Chief Operating Officer of SAT. Effective November 19, 1996, she relinquished her duties as Chief Operating Officer in order to devote more time to supervising the development program of U.S. Drug and the operations of the Alcohol Testing Products and BioTox Divisions of SAT. Until May 13, 1996, she was employed as the Executive Vice President of Cholestech, Inc., a start-up diagnostic company, for which she developed and restructured the company business strategy. In 1993, Ms. Masterson founded Masterson & Associates, a company of which she was the President and owner until she joined Cholestech, Inc. in May 1994, which was engaged in the business of providing advice to start-up companies, including the preparation of technology and market assessments and the preparation of strategic and five-year business plans for biotech, medical device, pharmaceutical and software applications companies. From 1992 to 1993, Ms. Masterson was employed as the Vice President of Marketing and Sales of BioStar, Inc., a start-up biotech company focused on the commercialization of a new detection technology applicable to both immunoassay and hybridization based systems. From 1989 to 1992, she was employed as Senior Vice President of Marketing, Sales and Business Development by Gen-Probe, Inc., a specialized genetic probe biotechnology company focused on infectious diseases, cancer and therapeutics. Prior to 1989, Ms. Masterson was employed for 12 years in various domestic and international marketing and sales positions at Johnson & Johnson, Inc., Baxter International Inc. and Warner Lambert Co. Ms. Masterson has a BS in Medical Technology from the University of Rhode Island, a MS in Microbiology/ Biochemistry from the University of Maryland and attended the Executive Advanced Management Program at the Wharton School of Business at the University of Pennsylvania.



     Robert Muccini was elected on February 17, 1997 as Vice President, Finance and Treasurer of SAT and designated Chief Financial Officer and Chief Accounting Officer of SAT effective with the then anticipated resignation of Dennis A. Wittman (who had served since September 5, 1996) as a result of the then intended relocation of SAT's Finance and Accounting Department from Rancho Cucamonga, California to the corporate headquarters in Fort Lauderdale, Florida, which resignation and, accordingly, Mr. Muccini's election and designation became effective on February 25, 1997. In anticipation of the contemplated relocation of SAT's Finance and Accounting Department to corporate headquarters in Fort Lauderdale, Florida, he joined SAT on December 16, 1996. From May 1996 until he joined SAT, Mr. Muccini acted as a consultant on accounting matters to Precision Response Corporation, a provider of telemarketing services. From December 1994 to April 1996, he was Chief Financial Officer of Expert Software, Inc., a developer of consumer software. From November 1991 to July 1994, he was Vice President of Finance of Bird Corporation, a building products manufacturer and environmental services provider. From 1983 to 1990, he was Senior Vice President of Finance of MicroAmerica, Inc. (now Merisel, Inc.), computer distributor. From 1981 to 1983, he was Controller and Chief Financial Officer of Hyde Athletic Industries, an importer and distributor of athletic footwear. From 1979 to 1981, he was Controller and Treasurer of Stride-Rite Corporation, also an importer and distributor of athletic footwear. From 1967 to 1979, he was an accounting manager in the Construction Products Division of W.R. Grace & Company. Mr. Muccini holds a B.S./B.A. degree in accounting from Northeastern University.



     Steven J. Kline was elected Vice President, Research and Development on March 25, 1997. He joined U.S. Drug as Director of Research in July 1994 and became its Vice President, Research in January 1995 (the title being changed to Vice President, Research and Development in May 1996), a position he still holds. From 1984 to July 1994, he served Abbott Laboratories in various chemical research positions, the last being R&D Section Head, Abused Drugs/Toxicology Business Unit, Diagnostics Division. Mr. Kline holds a B.S. in chemistry from the University of Maryland and a Ph.D in medicinal chemistry from the University of Florida.



     Brian Stutman was elected Vice President, Sales and Marketing on December 3, 1996. From September 1993 to December 1996, he was Vice President of Business Development for RSA, which became a subsidiary of SAT on May 21, 1996. From September 1989 to September 1993, Brian Stutman was an account representative for Storage Technology, a north eastern distributor of mainframe computer hardware. Brian Stutman has a B.A. in communications from the University of Massachusetts where he graduated cum laude.


     Alan I. Goldman has had over 35 years of experience in corporate finance, investment banking, commercial banking and central banking. From February 1985 to the present, Alan I. Goldman has been engaged in investment banking and consulting on financial and management matters, specializing in mergers and acquisitions, private placements and business and organization consulting. From October 1986 to July 1990, he was a consultant to Goldmark Partners Ltd., an investment banking firm specializing in mergers and acquisitions. From June 1987 to March 1988, he was also the President of Goldmark Capital, Ltd., a private investment firm. From May 1975 to January 1985, Mr. Goldman held the position of Senior Vice President, Finance and Chief Financial Officer of Management Assistance Inc. ("MAI"), then a $450 million multinational computer manufacturing, marketing and maintenance company listed on the New York Stock Exchange. In January 1985, MAI discontinued its operations when it sold its Sorbus Service Division to a subsidiary of Bell Atlantic Corporation and its Basic Four Computer Division to a corporation now called MAI Systems, Inc. From June 1970 to May 1974, he was Vice President, Finance, Treasurer and Chief Financial Officer of Interway Corporation, then a New York Stock Exchange-listed, $200 million international company engaged in piggy-back trailer and containing leasing and fleet management and now a part of Transamerica Corporation. From 1969 to 1970, he was at Lehman Brothers where he participated in investment banking and corporate finance activities; from 1962 to 1969, he was at Bankers Trust Company, where he managed several offices; and from 1958 to 1962, he served in various positions at the Federal Reserve Bank of New York. Mr. Goldman currently serves as a director of Production Systems Acquisition Corporation, a public company in the production systems business.


     John C. Lawn has been serving from December 8, 1994 to date, as the Chairman and Chief Executive Officer of The Century Council ("Century"), which is a national not-for-profit organization dedicated to fighting alcohol abuse which is supported by more than 800 concerned brewers, vintners, distillers and wholesalers. From 1990 to 1994, Mr. Lawn served as Vice President and Chief of Operations of the New York Yankees. From 1985 to 1990 he served as Chief Administrator at the DEA, having previously served as Deputy Administrator from 1982 to 1985, and was awarded the President's Medal, the highest honor for civilian service. Prior to joining the DEA, Mr. Lawn served with the Federal Bureau of Investigation from 1967 to 1982.



     Peter M. Mark formed Mark Energy Capital Group, Ltd. ("MECG") in December 1994, a private investment group for which through a wholly-owned corporation he served as the General Partner from December 1994 to the present. The primary interest of MECG is to acquire proven producing oil and gas properties in the United States. In April 1981, he formed Mark Resources Corporation, a private oil and gas company whose operations were primarily located in the Appalachian Basin, and served as its President, its Chief Executive Officer and a director from April 1981 until December 1993 when it was sold to Lomak Petroleum, Inc. ("Lomak"). Mr. Mark then served as a director and the Vice Chairman of Lomak until December 1994 when he formed MECG. Between 1976 and 1991, Mr. Mark organized and managed 30 limited partnerships and numerous joint ventures which explored and developed approximately 700 wells for oil and gas.



     Michael S. McCord is the owner of McCord Investments, a sole proprietorship formed in 1980 which primarily invests in various capital markets. Mr. McCord is also a stockholder, director and officer of McCord Brothers, Inc. and a partner of McCord Brothers Partnership, a privately-owned company and partnership, respectively, each of which invests in oil, gas and real estate properties. From 1974 to 1980, Mr. McCord served as Financial Vice President of the Wedge Group, a privately held holding company which acquired and held control of international multi-industry (including agricultural, construction, energy, manufacturing and service) companies with aggregate revenues in excess of $1 billion. Mr. McCord was elected as a director of each of Good Ideas and U.S. Drug on May 31, 1996. From October 12, 1995 to October 22, 1996, he served SAT as a consultant to its Board of Directors.



     Lee S. Rosen has been a financial consultant with registered broker-dealer firms for the past seven years, as follows: He is currently employed by First Colonial Securities Group, Inc., which firm he joined in October 1996. From July 1995 until October 1996, he was employed by Donald & Co. Securities Inc. From April 1994 until June 1995, he was employed by Kidder Peabody & Co., Incorporated ("Kidder") or, after Kidder was acquired by PaineWebber Incorporated ("PaineWebber") in January 1995, by PaineWebber. Prior to working for Kidder, from April 1993 until April 1994, Mr. Rosen was employed by Shearson, Lehman, Hutton & Co., Inc. ("Shearson") or, after Shearson was acquired by Smith Barney, Inc. ("Smith Barney") in September 1993, by Smith Barney. From September 1991 until April 1993, he was employed by Raymond James & Associates, Inc. From February 1989 until September 1991, Mr. Rosen worked for A.G. Edwards, Co., Inc.

FAMILY RELATIONSHIPS


     There are no family relationships among the directors and executive officers of SAT except that Robert M. Stutman and Brian Stutman are father and son, respectively.


SUMMARY COMPENSATION TABLE


     The following table sets forth the cash compensation and certain other components of the compensation of James C. Witham, the Chairman of the Board, the President and the Chief Executive Officer of SAT until April 18, 1996 and the only two other then executive officers of SAT who received compensation in excess of $100,000 in fiscal 1996:



                                                                            LONG TERM COMPENSATION
                                                                          ---------------------------
                                                 ANNUAL COMPENSATION      SECURITIES         ALL
                                                 --------------------     UNDERLYING        OTHER
     NAME AND PRINCIPAL POSITION        YEAR      SALARY       BONUS       OPTIONS       COMPENSATION
--------------------------------------  ----     --------     -------     ----------     ------------
James C. Witham(1)....................  1996     $412,500(2)  $50,000            --           --
  Chairman, President                   1995     $301,154     $50,000       180,000(3)        --
  and Chief Executive Officer           1994     $244,327     $50,000            --           --
Gary S. Wolff(1)......................  1996     $203,077(2)  $25,000            --           --
  Treasurer and Chief                   1995     $160,615     $25,000        80,000(3)        --
  Financial Officer                     1994     $112,769     $25,000            --           --
Karen B. Laustsen(1)..................  1996     $159,923(2)  $25,000            --           --
  Executive Vice President              1995     $120,461     $15,000       100,000(3)        --
                                        1994     $ 89,396     $25,000            --           --


---------------

(1) SAT had three-year employment agreements with these officers which were scheduled to terminate on December 31, 1996 and which provided minimum aggregate salaries for the three officers amounting to $638,000 per year plus reimbursement for related business expenses. On April 18, 1996, Mr. Witham and Ms. Laustsen resigned their officerships and directorships in SAT; however, they continued to serve SAT as employees until May 31, 1996. On July 3, 1996, Mr. Wolff resigned his officership in SAT. See the section "Employment Agreements" under this caption "Management."



(2) The amounts shown in the table exceed the salary amounts shown below in the section "Employment Agreements" under this caption "Management" as a result of March 1996 company-wide payments of several years of unused vacation accruals, of which $95,192.25, $33,846.20 and $32,999.98 were paid to Mr.
    Witham, Mr. Wolff and Ms. Laustsen, respectively.



(3) In August 1994, SAT granted non-qualified stock options expiring August 1, 2004 (the "SAT Options") under the Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan (the "1990 Option Plan") to purchase an aggregate of 450,000 shares of the SAT Common Stock as follows: James C. Witham -- 180,000 shares, Gary S. Wolff -- 80,000 shares, Karen B.
    Laustsen -- 100,000 shares, Glenn A. Bergenfield -- 12,500 shares, William DiTuro -- 12,500 shares, Michael J. Witham -- 60,000 shares and George Berger -- 5,000 shares. At the date of grant, all of the foregoing optionees were directors and/or officers of SAT. All of the SAT Options were exercisable at $2.375 per share. SAT terminated the 1990 Option Plan subsequent to the grants and all of the options have expired except that Mr. Bergenfield exercised his option.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1996 AND OPTION VALUES AT MARCH 31,
1996


     The following table sets forth certain information concerning stock option exercises by the three individuals named in the Summary Compensation Table during fiscal 1996. In addition, this table includes the number of shares covered by exercisable options as of March 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing market price of the SAT Common Stock at March 31, 1996.


                                                                       NUMBER OF
                                                                      UNEXERCISED     VALUE OF UNEXERCISED
                                  SHARES ACQUIRED                       OPTIONS       IN-THE-MONEY OPTIONS
                NAME                ON EXERCISE     VALUE REALIZED   MARCH 31, 1996    AT MARCH 31, 1996
    ----------------------------  ---------------   --------------   --------------   --------------------
    James C. Witham.............        -0-               -0-            677,500           $1,197,388
    Gary S. Wolff...............        -0-               -0-            105,000           $  114,688
    Karen B. Laustsen...........        -0-               -0-            235,000           $  376,075


     All of the stock options have expired pursuant to their terms.


OTHER COMPENSATION


     SAT currently has no pension plan in effect and has no stock option plan, restricted stock plan, stock appreciation rights nor any other long-term incentive plan under which grants or awards may be made in fiscal 1997 or thereafter. The Board is, however, considering adoption of a stock option plan for directors, officers and key employees of the Company and has implemented a 401(k) plan for all employees managed by Automated Data Processing, Inc.


EMPLOYMENT AGREEMENTS


     SAT had entered into employment agreements (the "Employment Agreements") with each of James C. Witham, Karen B. Laustsen and Gary S. Wolff providing for a three-year term commencing January 1, 1994 and terminating December 31, 1996. On April 18, 1996, Mr. Witham and Ms. Laustsen resigned their directorships and officerships, but agreed to continue to serve SAT as employees until May 31, 1996. Mr. Wolff resigned as the Treasurer, the Chief Financial Officer and the Chief Accounting Officer of SAT, Good Ideas and U.S. Drug and as a director of Good Ideas and U.S. Drug on July 3, 1996. As a result of these resignations, the Employment Agreements terminated on May 31, 1996 as to Mr. Witham and Ms. Laustsen and on July 3, 1996 as to Mr. Wolff, except that SAT made a $25,000 severance payment to Mr. Wolff and continued medical benefits for the three former executive officers until December 31, 1996, the original expiration date of the Employment Agreements. Subsequent to his resignation, Mr. Wolff continued for a few months to assist SAT in its efforts to sell the stock or assets of Good Ideas. See "The Merger and Related Matters -- Fairness Opinion."



     Pursuant to his Employment Agreement, Mr. Witham was employed as the President and Chief Executive Officer of SAT at an annual base salary of $330,000. Pursuant to her Employment Agreement, Ms. Laustsen was employed as an Executive Vice President at an annual base salary of $132,000. Pursuant to his Employment Agreement, Mr. Wolff was employed as the Treasurer and Chief Financial Officer at an annual base salary of $176,000 per year. Each of such salaries reflected a 10% increase effective July 1, 1995, which increase was the first in 18 months. Mr. Witham and Ms. Laustsen were each required to devote substantially all of his or her time to the business of SAT, while Mr. Wolff was only required to devote a majority of his time.



     The Employment Agreements contained standard provisions for participation by the executive in SAT's benefit programs, whether relating to the SAT Common Stock, bonuses or medical, life and disability insurance or otherwise. Mr. Witham and Ms. Laustsen were each provided with a company car, which have been returned to SAT. The Employment Agreements also provided for termination in the event of disability for six or more consecutive months and termination "for cause" which meant conviction for embezzlement, theft or other criminal act constituting a felony or failure to comply with the terms and conditions of the

Agreement if such breach was not cured within seven days after written notice was given to the executive by the Board of Directors.


     Michael J. Witham, who is the son of James C. Witham and who was the Vice President of Manufacturing of SAT, had an employment agreement similar to the Employment Agreements providing for an annual base salary of $115,500. Effective September 26, 1995, Michael J. Witham agreed to terminate his employment agreement in consideration of a payment to him of $50,000 and an assignment to him of a company car. He resigned as an executive officer of SAT, as a director of U.S. Drug and no longer serves the Company in any capacity.



     Effective April 18, 1996, Robert M. Stutman, the President and a principal shareholder of RSA, became the Chief Executive Officer of SAT. Mr. Stutman's annual base salary is $225,000. He was eligible to receive a cash bonus of $100,000 if the Company broke even or was profitable in fiscal 1997 and an additional $150,000 if the Company has net earnings of $2,000,040 in fiscal 1997. However, because SAT does not anticipate profitability in fiscal 1997, this term of employment has become moot. Cash bonuses will be discretionary in subsequent years. He also received a one -- time cash bonus of $50,000 upon ProActive satisfying certain performance standards. In the event that Mr. Stutman is terminated without cause (as defined) during the first three years (i.e., through May 20, 1999) that he is employed by SAT, he shall receive severance pay in an amount equal to the base salary that would have been paid to him after the date of termination had Mr. Stutman not been terminated and had he been employed by SAT for a period of three years.



     Effective May 13, 1996, Linda H. Masterson, a member of SAT's Board of Directors, was employed as the President and Chief Operating Officer of SAT. On November 19, 1996, Ms. Masterson relinquished her duties as Chief Operating Officer in order to devote more time to supervising the development program of U.S. Drug and the operations of the Alcohol Testing Products and BioTox Divisions of SAT. Ms. Masterson's annual base salary is $175,000. Ms. Masterson was granted a Common Stock purchase warrant to purchase 600,000 shares of the SAT Common Stock. If SAT adopts a stock option plan, then the Common Stock purchase warrant will be converted to a stock option subject to such plan. In either case, the option or warrant was to become exercisable over a four-year period as follows: 50,000 shares upon commencement of the term of employment (i.e., May 13, 1996), 100,000 shares at the end of the first year, 150,000 shares at the end of the second year, 150,000 shares at the end of the third year and 150,000 shares at the end of the fourth year. The expiration dates of the stock option will be in accordance with the terms of the stock option plan and the expiration dates of the warrant were four years from the respective dates on which the warrant becomes exercisable. The initial exercise price was $3.125 share. On December 6, 1996, the SAT Board of Directors, while reducing the exercise price of Common Stock purchase warrants granted to other employees from $3.50 to $2.125 per share, made the following adjustments to Ms. Masterson's warrant: (a) the exercise price was also reduced to $2.125 per share for the first 150,000 shares as to which the warrant is currently or becomes exercisable on May 13, 1997 and (b) the warrant becomes exercisable on May 13, 1997 at the reduced exercise price with respect to 50,000 of the 150,000 shares as to which the warrant was first to become exercisable in the fourth year. A discretionary cash and/or stock bonus may be paid commencing with the fiscal year after the fiscal year in which the Company first has positive earnings. A bonus in the form of stock options pursuant to an employee stock option plan or warrants, if no such plan is adopted, was to be granted in respect of fiscal 1997 as follows: 33,000 shares if the Company broke even in fiscal 1997 and an additional 50,000 shares if the Company had net earnings of $2,000,040 for fiscal 1997. However, as indicated above for Mr. Stutman, this bonus arrangement for fiscal 1997 has become moot. In the event that Ms. Masterson is terminated without cause (as defined), she shall be paid severance equal to her annual base salary.



     Effective May 21, 1996, when RSA became a subsidiary of SAT, Brian Stutman continued to serve as Vice President of Business Development for RSA. On December 3, 1996, he was elected as Vice President, Sales and Marketing of SAT. Mr. Stutman's annual base salary is $130,000. He is eligible for a bonus of $30,000 for fiscal 1997 if his business plan goals are met and received a one-time bonus of $30,000 upon ProActive satisfying certain performance standards. In the event Mr. Stutman is terminated without cause (as defined) during the first three years that he is employed by SAT (i.e.,through May 20, 1999), he shall receive severance pay in an amount equal to the base salary that would have been paid to him after the date of termination had Mr. Stutman not been terminated and had he been employed by SAT for a period of three years.


     No employment agreements will be executed with either of the Messrs. Stutman or Ms. Masterson; however, written agreements have been prepared evidencing the severance provisions and are filed as exhibits to the Registration Statement.


DIRECTORS' COMPENSATION


     Prior to the change on September 26, 1995 in the composition of the Board as a result of a settlement of a consent solicitation (see the section "Changes in Management of SAT" under this caption "Management"), directors of SAT who were not employees were eligible to receive 10,000 shares of the SAT Common Stock in the current fiscal year, in addition to being reimbursed for their travel and other expenses. On September 26, 1995, 10,000 shares of the SAT Common Stock were allocated to each of Glenn A. Bergenfield and William DiTuro, then directors, who then resigned as part of the settlement.



     On November 16, 1995, as modified on December 11, 1995 and December 3, 1996, the Board approved the following compensation arrangements for directors who are not employees of the Company: (1) each year the director will receive a Common Stock purchase warrant to purchase 10,000 shares of the SAT Common Stock exercisable at the closing sales price on November 16 or the preceding business day if November 16 is a Saturday, Sunday or holiday (effective October 1, 1997, the date will become October 1) for a three-year period; (2) an annual payment of $10,000 and (3) a quarterly payment of $2,500 provided that the director attends at least 75% of the meetings during the year. The Board also authorized an annual payment of $1,000 for a director serving as the Chairman of a Board committee and $500 for serving as a member of a Board committee. All annual cash payments are to be made as of October 1, commencing October 1, 1996. Pursuant to the foregoing authority, Common Stock purchase warrants were granted for 1995 to five directors (i.e., Alan I. Goldman, John C. Lawn, Peter M. Mark, Linda H. Masterson and Lee S. Rosen) to purchase an aggregate of 50,000 shares at $1.9375, the closing sales price on November 16, 1995, and for 1996 to five directors (i.e., Alan I. Goldman, John C. Lawn, Peter M. Park, Michael S. McCord and Lee S. Rosen) at $1.8125, the closing sales price on November 15, 1996. The Board has approved the following compensation for all directors: the issuance of a Common Stock purchase warrant to purchase 10,000 shares of the SAT Common Stock for each $1.00 rise over the closing sales price of the SAT Common Stock on November 16th (October 1st commencing October 1, 1997) of each year (which would be $1.9375 for November 16, 1995 and $1.8125 for November 15, 1996), the rise to be calculated on the basis of the average of the closing sales prices during the 90-day period preceding the 30th day after the date on which the results of operations for the fiscal year are announced either through a press release or the filing of the Annual Report on Form 10-K under Section 13 of the Exchange Act. The exercise price will be the greater of the average of the closing sales prices during the 90-day period or the closing sales price on October 1 commencing October 1, 1997. Based on the fact that the results of operations for fiscal 1996 were reported in a press release dated June 14, 1996, each of the current directors did not receive a Common Stock purchase warrant in 1996 because the average sales price during the 90 calendar days prior to July 14, 1996 was $2.9308 per share or less than a $1.00 rise over $1.9375 per share.


CERTAIN TRANSACTIONS


     On October 12, 1995, the Board of Directors appointed Michael S. McCord, a stockholder of SAT and a former member of the Committee, as a consultant to SAT to serve at the discretion of the Board. For such services he was granted on November 16, 1995 a Common Stock purchase warrant to purchase 10,000 shares of the SAT Common Stock at $1.9375, the closing sales price on the date of grant. He also received quarterly installment payments of $2,500 for his consulting services until October 22, 1996, when he resigned as a consultant because on such date he was elected as a director of SAT.



     In February 1996, Lee S. Rosen, a director of SAT, received (1) $100,000 and (2)(a) a Common Stock purchase warrant expiring November 15, 1998 to purchase 400,000 shares of the SAT Common Stock at $1.9375 per share, (b) a Common Stock purchase warrant expiring November 15, 2000 to purchase 150,000 shares of the SAT Common Stock at $3.00 per share and (c) a Common Stock purchase warrant to purchase 150,000 shares of the SAT Common Stock at $4.00 per share for services performed in connection with SAT's offering of 2,000,000 shares of the SAT Common Stock pursuant to Regulation D of the Securities Act. The latter two warrants can only be exercised as to 50,000 shares of the SAT Common Stock subject thereto in proportion to the shares issued upon the exercise of December 17 Warrants to purchase 2,000,000 shares of the SAT Common Stock at $2.00 per share issued to the purchasers in such prior placement. During May and June 1996, Mr. Rosen was paid an additional $400,000 for services rendered to SAT in connection with the exercise of outstanding Common Stock purchase warrants to purchase shares of the SAT Common Stock. The payments to Mr. Rosen have been charged to Additional Paid-In Capital. Mr. Rosen also received a Common Stock purchase warrant expiring April 17, 1999 (the "April 17 Warrant") to purchase 300,000 shares of the SAT Common Stock at $3.125 per share.



     On June 20, 1996, the SAT Board authorized SAT to engage a consultant for whom the consideration was to be 200,000 shares of the SAT Common Stock. Mr. Rosen fulfilled SAT's obligation to such consultant by delivery of his own shares. In consideration thereof, on December 3, 1996, the SAT Board authorized
(1) Mr. Rosen's exercise of the Common Stock purchase warrant expiring November 15, 1998 as to 200,000 shares of the SAT Common Stock, the consideration therefor being the value of the consultant's services (i.e., the product of 200,000 shares and the closing sales price of $2.875 per share on June 20, 1996 or $575,000); (2) the issuance to Mr. Rosen of the December 2 Warrant to purchase 200,000 shares of the SAT Common Stock at $2.00 per share; and (3) a reduction in the exercise price of his Common Stock purchase warrant expiring November 15, 2000 from $4.00 to $2.00 per share.



     On January 23, 1997, in consideration of certain services which Mr. Rosen had performed and certain existing and potential liabilities as to which he had become subject as a result of the 1995 consent solicitation (see the section "Changes in Management" under this caption "SAT Management"), the SAT Board authorized a reduction in the exercise price of the April 17 Warrant (see the second preceding paragraph) from $3.125 to $2.125 per share. On December 6, 1996, the Board had authorized a similar reduction in exercise price for Common Stock purchase warrants to purchase an aggregate of 249,000 shares of the SAT Common Stock held by employees of the Company. For information as to a similar reduction in exercise price for two executive officers of SAT (one of whom is also a director), see "Summary -- Recent Developments."



CHANGES IN MANAGEMENT OF SAT



     In mid-May 1995, as a result of communications among certain stockholders of SAT relating to their dissatisfaction with the performance of the then management of SAT in maximizing the value of SAT, Lee S. Rosen, Michael S. McCord, Arthur Schwartz, Morris B. Black and Stuart S. Greenberg (the then Chairman of Baraban) formed a stockholders' committee later named "The Committee for Maximizing Stockholder Value of U.S. Alcohol Testing of America, Inc. (the "Committee") to make recommendations to the management of SAT. On July 5, 1995, Mr. Black resigned from the Committee for personal reasons and, on July 19, 1995, Peter M. Mark joined the Committee. Between May 12, 1995 and August 17, 1995, the Committee or affiliated stockholders took certain actions, including the formulation of certain recommendations by the Committee which it attempted to communicate to management.



     On August 17, 1995, the Committee determined to seek consents (1) to remove and replace incumbent directors with its own nominees; (2) to amend the by-laws of SAT to delete the provision that establishes three classes of directors on SAT's Board of Directors; and (3) to amend the by-laws of SAT to fix the number of directors at seven instead of five and to require that a majority of the directors be independent. On September 11, 1995, the Committee, acting through Georgeson & Company Inc. as its solicitation agent, first delivered and mailed definitive consent solicitation material pursuant to Regulation 14A under the Exchange Act to brokers and certain stockholders of record of SAT. SAT thereafter initiated an action in the Delaware District Court alleging that the Committee had violated Section 14 of the Exchange Act, sent out a "stop, look and listen letter" and filed its preliminary consent revocation statement.

     On September 26, 1995, the following events occurred:



          a. the Committee and SAT settled the above litigation;



          b. the number of directors of SAT was increased from five to seven;



          c. incumbent directors Glenn A. Bergenfield, William DiTuro and Gary
     S. Wolff resigned as directors of SAT; however, they continued to serve as directors of Good Ideas and U.S. Drug (Mr. Bergenfield and Dr. DiTuro subsequently resigned as directors of both subsidiaries on November 16, 1995 and Mr. Wolff resigned as a director of both subsidiaries on July 3,
     1996);



          d. Alan I. Goldman, a nominee of the Committee, Peter M. Mark, a member of the Committee, and Lee S. Rosen, a member of the Committee and also a Committee nominee, were elected as directors of SAT;



          e. John C. Lawn and Linda H. Masterson were elected as directors of SAT (prior to their election as directors, neither Mr. Lawn nor Ms. Masterson had any affiliation with SAT or the Committee, although Ms. Masterson had been interviewed by the Committee as a possible executive officer if changes were required as the result of a successful consent solicitation and Mr. Lawn had been recommended to the Committee as a possible candidate for a directorship by the Committee's counsel (now general counsel to SAT)); and



          f. James C. Witham, Chairman of the Board, President and Chief Executive Officer, and Karen B. Laustsen, Executive Vice President, continued to serve SAT in such capacities and as directors until April 18, 1996 (see second succeeding paragraph), while Gary S. Wolff remained as Chief Financial Officer on an interim basis until his resignation on July 3, 1996.



     At the Annual Meeting of Stockholders held on February 7, 1996, Mr. Witham and Ms. Laustsen were elected to serve for a one-year term, Messrs. Goldman and Mark were elected to serve for a two-year term and Messrs. Lawn and Rosen and Ms. Masterson were elected to serve for a three-year term.



     On April 18, 1996, Mr. Witham and Ms. Laustsen resigned their officerships and directorships in SAT; however, they remained as employees of SAT until May 31, 1996 to assist in the transition and other matters relating to the Company, including the Merger. They continued to serve as directors of U.S. Drug and Good Ideas until May 28, 1996 in the case of Ms. Laustsen and May 31, 1996 in the case of Mr. Witham. The resignations of Mr. Witham and Ms. Laustsen were voluntary and relationships have continued on a cordial, cooperative basis since April 18th.



     Recognizing that RSA, a provider of corporate drug-free work place programs, could bring potential revenues to the Company in what the SAT Board deemed to be the Company's core businesses, especially if RSA were part of the Company and not just a consultant, and that Robert M. Stutman, RSA's President and founder, was a recognized authority in the area of substance abuse prevention programs, a committee of four of the independent directors of SAT negotiated with Mr. Stutman on April 17, 1996 the terms for a possible acquisition of RSA. When Mr. Witham joined the discussions on the next day, he favored naming Mr. Stutman as Chief Executive Officer of SAT and offered to resign so that there would be no question as to Mr. Stutman's authority, believing that this would be in the best interests of the Company and all SAT stockholders. Ms. Laustsen subsequently also offered to resign for the same reason. Recognizing that, as a result of these offers, SAT would lose two of its principal executive officers, the remaining directors and Mr. Stutman then negotiated with Ms. Masterson the terms of her becoming President and Chief Operating Officer of SAT. On April 18, 1996, Mr. Stutman was elected as Chairman of the Board and a director of SAT and designated as its Chief Executive Officer. On the same day, but effective May 13, 1996, Ms. Masterson, a director, was elected as the President of SAT and designated as its Chief Operating Officer (see "Summary -- Recent Developments"). Mr. Stutman and Ms. Masterson were, on May 31, 1996, elected as directors of Good Ideas and U.S. Drug, as was Michael S. McCord, a former member of the Committee, then a consultant to SAT's Board of Directors, a director of SAT since October 22, 1996 and a stockholder of each of SAT, Good Ideas and U.S. Drug. At the Annual Meeting of Stockholders held on October 22, 1996, Messrs. Stutman and McCord were elected as directors for a three-year term.

                             GOOD IDEAS MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table contains certain information relating to the directors and executive officers of Good Ideas as of March 31, 1997:



                   NAME                  AGE                         POSITION
    -----------------------------------  ---   ----------------------------------------------------
    Robert M. Stutman..................  53    Chairman of the Board
    Linda H. Masterson.................  45    President and Director
    William D. Robbins.................  46    Director
    Michael S. McCord..................  53    Director
    Robert Muccini.....................  54    Vice President, Finance, Treasurer, Chief Financial
                                               Officer and Chief Accounting Officer



     The Certificate of Incorporation of Good Ideas provides for the division of the Board of Directors into three classes, each class serving for a period of three years. The foregoing notwithstanding, directors serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed. If a vacancy is created in any class, the Board may elect a director who will serve until the next Annual Meeting of Stockholders at which time he or she, if the director is to be reelected, must be designated to a class. Of the directors named above, Mr. Robbins' term is scheduled to expire with the Annual Meeting of Stockholders in 1997. Messrs. McCord and Stutman and Ms. Masterson were elected by the Board on May 31, 1996 and, accordingly, must be designated to a class if they stand for reelection at the next Annual Meeting of Stockholders, which will not be held because either the Merger will be consummated or Good Ideas will be sold or liquidated.


     Glenn A. Bergenfield and William DiTuro, who were elected by stockholders to serve until the Annual Meeting of Stockholders in 1995, resigned as directors on November 16, 1995. Karen B. Laustsen, James C. Witham and Gary S. Wolff, who were elected by stockholders to serve until the Annual Meeting of Stockholders in 1996, resigned as directors on May 28, 1996, May 31, 1996 and July 3, 1996, respectively. Michael J. Witham, who was elected to serve until the Annual Meeting of Stockholders in 1997, resigned on September 26, 1995.

     Each officer of Good Ideas is elected by the Board and serves at the discretion of the Board until his or her successor is elected and qualifies or until he or she resigns, becomes disqualified or disabled, or is otherwise removed.

BUSINESS HISTORY


     For the business history of Messrs. Stutman, McCord and Muccini and Ms. Masterson, see "SAT Management -- Business History."



     William D. Robbins, a co-founder of Good Ideas Texas, has served as Chief Executive Officer and a director of Good Ideas or its predecessor Good Ideas Texas since the latter's inception in December 1987. His designation as Chief Executive Officer ended with the termination of his employment with Good Ideas on December 31, 1996. From September 1986 to December 1987, Mr. Robbins was employed by LJN Toy Company. Prior to September 1986, Mr. Robbins was employed by Toys R Us for 18 years, most recently as General Merchandising Manager of Imports and Director of Product Development.



FAMILY RELATIONSHIPS


     There are no family relationships among the directors and executive officers of the Company.

SUMMARY COMPENSATION TABLE


     The following table sets forth certain information as to the sole executive officer of Good Ideas (who was the Chief Executive Officer) whose cash compensation exceeded $100,000 in fiscal 1996.


                                                                          LONG TERM COMPENSATION
                                                                 ----------------------------------------
                                        ANNUAL COMPENSATION         OTHER       SECURITIES
                                     -------------------------      ANNUAL      UNDERLYING    ALL OTHER
    NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS    COMPENSATION    OPTIONS     COMPENSATION
-----------------------------------  ----   --------   -------   ------------   ----------   ------------
William D. Robbins.................  1996   $160,000        --        --            --            --
  Chief Executive Officer            1995   $160,615        --        --            --            --
                                     1994   $158,077   $20,000        --            --            --

STOCK OPTIONS


     In December 1993, the Board of Directors approved a stock option/stock issuance plan which covered 500,000 shares of the Good Ideas Common Stock. The stock options were to be granted at an exercise price of not less than 85% of the fair market value of a share of the Good Ideas Common Stock on the date of grant and were to have terms not to exceed ten years. In December 1993, stock options expiring December 17, 2003 (the "Good Ideas Options") to purchase an aggregate of 37,500 shares of the Good Ideas Common Stock at $4.40 per share were granted to the then five directors. Good Ideas Options to purchase 7,500 shares each granted to Glenn A. Bergenfield and William DiTuro, who resigned as directors on November 16, 1995, terminated on February 16, 1996. Good Ideas Options to purchase 7,500 shares each granted to Karen B. Laustsen, James C. Witham and Gary S. Wolff, who resigned as directors on May 28, 1996, May 31, 1996 and July 3, 1996, respectively, terminated on August 26, 1996, August 29, 1996 and October 1, 1996, respectively. As a result, there are no Good Ideas Options outstanding.


OTHER COMPENSATION

     Good Ideas currently has no pension plan in effect and has in effect no stock option plan, no restricted stock plan, no stock appreciation rights nor any other long-term incentive plan under which grants or allocations may be made in fiscal 1997 or thereafter.

DIRECTOR COMPENSATION

     Good Ideas previously paid each director who is not a compensated officer of Good Ideas $1,000 for each Board meeting attended, plus reimbursement of reasonable out-of-pocket expenses. This policy has been suspended as part of the cost reduction actions.

EMPLOYMENT CONTRACTS


     Messrs. William D. Robbins and Richard Snyder entered into employment agreements with Good Ideas, which provided for terms from January 1, 1994 to December 31, 1996 and from June 1, 1995 to May 31, 1997, respectively. Pursuant to these agreements, Mr. Robbins was employed as Chief Executive Officer and Mr. Snyder was employed as Chief Operating Officer and President. Under the agreements, the Company agreed to pay Mr. Robbins and Mr. Snyder a base annual salary of $160,000 and $110,000, respectively. Such base salaries were subject to increase at the discretion of the Board of Directors. Mr. Robbins' employment agreement further provided that Mr. Robbins would receive bonuses at the discretion of the Board of Directors. Mr. Snyder's employment agreement provided for a performance bonus equal to 2% of the increase in gross revenues over the prior 12-month period first payable after May 31, 1996. In September 1995, Mr. Snyder was transferred, with his full consent, to USRR upon the same terms and conditions as his former employment with Good Ideas. Mr. Robbins' agreement was not renewed and, accordingly, his employment by Good Ideas terminated on December 31, 1996.



     In December 1993 and April 1994, William Rodish and Jody Harding entered into employment agreements with Good Ideas, which provided for three-year terms from January 1, 1994 to December 31, 1996 and from April 1, 1994 to March 31, 1997, respectively, at base annual salaries of $60,000 and $55,000, respectively. On October 13, 1995, Mr. Rodish resigned as the Vice President of Marketing of Good Ideas. Mr. Rodish's employment contract was terminated with no further financial obligation on Good Ideas' part. In April 1996, Ms. Harding resigned as the Controller and the Secretary of Good Ideas. Ms. Harding's employment contract was terminated and Good Ideas made a $10,000 severance payment to Ms. Harding.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     For information as to transactions with SAT, the holder of 60.8% of the outstanding shares of the Good Ideas Common Stock, see "Material Contacts of SAT with Good Ideas." For information as to Mr. McCord's prior consulting arrangement with SAT, see "SAT Management -- Certain Transactions." For information as to the relationship of Mr. Stutman and Ms. Masterson to SAT, see the sections "Directors and Executive Officers" and "Employment Agreements" under the caption "SAT Management" and also with respect to Mr. Stutman, see "Business of the Company -- Subsidiaries and Divisions -- Employer Services Division/Robert Stutman & Associates, Consulting Division."

                     THE COMPANY'S SELECTED FINANCIAL DATA


     The following tables set forth selected financial data of the Company for the five fiscal years ended March 31, 1996 and the nine months ended December 31, 1996 and 1995. This selected financial data should be read in conjunction with "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and related notes thereto included elsewhere in this Consent Solicitation Statement/Prospectus.



                                                                       FOR THE YEARS ENDED MARCH 31,
                                                   ----------------------------------------------------------------------
                                                       1996           1995           1994          1993          1992
                                                   ------------   ------------   ------------   -----------   -----------
SELECTED CONSOLIDATED INCOME STATEMENT DATA:
Continuing Operations:
  Sales -- Net...................................  $  1,165,661   $  1,695,215   $    442,728   $   611,739   $   688,412
                                                    -----------    -----------    -----------    ----------   -----------
  Costs and Expenses:
    Cost of Sales (Exclusive of Depreciation
      Shown Below)...............................     1,208,726      1,397,034        389,830       464,103       545,594
  Selling, General & Administrative Exp.
    (Exclusive of Depreciation Shown Below)......     5,720,592      5,284,405      3,759,858     4,647,943     2,549,367
  Research & Development.........................     1,005,832      1,248,962        947,811     1,067,381       156,817
  Interest.......................................        81,450         46,069          1,534        24,116        73,311
  Depreciation and Amortization..................     1,017,534        695,367        380,676       191,414        61,907
  Loss from Settlement of Class Action
    Litigation...................................            --             --      4,600,000            --            --
  Loss from Settlement of Litigation.............     1,137,914             --         50,000       652,625       582,338
  Buy-out of Consulting Agreement................            --             --             --            --       400,000
                                                    -----------    -----------    -----------    ----------   -----------
         Total Costs and Expenses................    10,172,048      8,671,837     10,129,709     7,047,582     4,369,334
                                                    -----------    -----------    -----------    ----------   -----------
Loss from Operations.............................    (9,006,387)    (6,976,622)    (9,686,981)   (6,435,843)   (3,680,922)
Other Income (Expense) -- Net....................       408,876       (499,137)      (473,241)   (1,187,772)      137,770
                                                    -----------    -----------    -----------    ----------   -----------
Loss Before Minority Interest in Net Loss
  (Income) of Subsidiary.........................    (8,597,511)    (7,475,759)   (10,160,222)   (7,623,615)   (3,543,152)
Minority Interest in Net Loss (Income) of
  Subsidiary.....................................       541,466        769,632        464,083      (360,477)       53,128
                                                    -----------    -----------    -----------    ----------   -----------
Loss from Continuing Operations..................    (8,056,045)    (6,706,127)    (9,696,139)   (7,623,615)   (3,490,024)
                                                    -----------    -----------    -----------    ----------   -----------
Discontinued Operations:
Loss from Discontinued Operations before Minority
  Interest, Net of Subsidiary Preferred Stock
  Dividends Paid.................................    (1,545,457)      (857,575)      (242,451)     (173,118)           --
Minority Interest, net of Subsidiary Preferred
  Stock Dividends Paid...........................       467,183        327,306       (127,445)     (200,520)           --
Loss on Disposal, net of Minority Interest of
  $143,671.......................................    (1,326,267)            --             --            --            --
                                                    -----------    -----------    -----------    ----------   -----------
Loss on Discontinued Operations..................    (2,404,541)      (530,269)      (369,896)     (373,638)           --
                                                    -----------    -----------    -----------    ----------   -----------
Net Loss.........................................  $(10,460,586)  $ (7,236,396)  $(10,066,035)  $(7,997,253)  $(3,490,024)
                                                    ===========    ===========    ===========    ==========   ===========
Loss Applicable to Common Stock:
Net Loss.........................................  $(10,460,586)  $ (7,236,396)  $(10,066,035)  $(7,997,253)  $(3,490,024)
Preferred Stock Dividend -- Class "A"............       (28,810)       (39,179)       (26,358)      (39,992)     (199,362)
Preferred Stock Dividend -- Class "B"............            --         (2,425)       (13,826)     (331,767)     (227,083)
                                                    -----------    -----------    -----------    ----------   -----------
Loss Applicable to Common Stock..................  $(10,489,396)  $ (7,278,000)  $(10,106,219)  $(8,369,012)  $(3,916,469)
                                                    ===========    ===========    ===========    ==========   ===========
Per Common Share (1):
Loss from Continuing Operations..................  $       (.27)  $       (.26)  $       (.44)  $      (.65)  $      (.66)
Loss from Discontinued Operations................          (.08)          (.02)          (.02)         (.03)           --
                                                    -----------    -----------    -----------    ----------   -----------
Net Loss.........................................  $       (.35)  $       (.28)  $       (.46)  $      (.68)  $      (.66)
                                                    ===========    ===========    ===========    ==========   ===========
Weighted Average Common Shares Outstanding.......    29,834,502     25,691,674     22,027,068    12,317,743     5,938,747
                                                    ===========    ===========    ===========    ==========   ===========


---------------
(1) Adjusted to reflect all common stock splits.

                                                           AS OF MARCH 31,
                                 --------------------------------------------------------------------
                                    1996          1995           1994          1993          1992
                                 -----------   -----------   ------------   -----------   -----------
SELECTED CONSOLIDATED BALANCE
  SHEET DATA:
Working Capital................  $ 1,685,583   $ 4,634,665   $  7,489,655   $ 3,172,817   $11,778,216
                                 ===========   ===========    ===========    ==========   ===========
Total Assets...................  $ 6,952,284   $14,097,548   $ 16,848,773   $ 6,300,602   $12,904,801
                                 ===========   ===========    ===========    ==========   ===========
Long-Term Debt -- Less Current
  Portion......................  $    42,962   $    79,008   $     81,521   $     2,886   $        --
                                 ===========   ===========    ===========    ==========   ===========
Minority Interest..............  $ 1,478,508   $ 2,723,502   $  3,705,120   $ 3,676,068   $ 4,090,109
                                 ===========   ===========    ===========    ==========   ===========
Stockholders' Equity...........  $ 4,032,330   $ 7,693,942   $  6,844,375   $ 1,482,943   $ 8,301,977
                                 ===========   ===========    ===========    ==========   ===========

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.



                                                                               FOR THE NINE MONTHS ENDED
                                                                                     DECEMBER 31,
                                                                              ---------------------------
                                                                                 1996            1995
                                                                              -----------     -----------
SELECTED INCOME STATEMENT DATA:
Continuing Operations:
  Sales -- Net..............................................................  $ 2,070,206     $   901,439
Costs and Expenses:
  Cost of Sales.............................................................    1,628,825         675,726
  Selling and Marketing Expenses............................................      858,755         722,069
  General and Administrative Expense........................................    4,119,837       3,770,005
  Research and Development..................................................    1,273,822         789,506
  Interest Expense..........................................................      143,855          74,311
  Depreciation and Amortization.............................................      787,291         832,589
  Write-off of Alconet Goodwill.............................................      714,377              --
                                                                              -----------      ----------
  Loss from Operations......................................................   (7,456,556)     (5,962,767)
Other Income (Expense)......................................................       (4,540)        359,395
                                                                              -----------      ----------
Loss before Minority Interest in Net Loss of................................   (7,461,096)     (5,603,372)
Subsidiary Minority Interest in Net Loss of Subsidiary......................      604,570         394,148
                                                                              -----------      ----------
Loss from Continuing Operations.............................................   (6,856,526)     (5,209,224)
                                                                              -----------      ----------
Discontinued Operations:
  Loss from Operations before Minority Interest in Net Loss.................     (170,377)     (1,005,072)
  Minority Interest.........................................................       19,500         363,581
                                                                              -----------      ----------
Loss from Discontinued Operations...........................................     (150,877)       (641,491)
                                                                              -----------      ----------
Net Loss....................................................................  $(7,007,403)    $(5,850,715)
                                                                              ===========      ==========
Loss Applicable to Common Stock:
  Net Loss..................................................................  $(7,007,403)    $(5,850,715)
  Preferred Stock Dividend..................................................      (21,606)        (21,606)
                                                                              -----------      ----------
  Loss Applicable to Common Stock...........................................  $(7,029,009)    $(5,872,321)
                                                                              ===========      ==========
Loss per Common Share:
  Loss from Continuing Operations...........................................  $     (0.20)    $     (0.18)
  Loss from Discontinued Operations.........................................           --           (0.02)
                                                                              -----------      ----------
  Net Loss..................................................................  $     (0.20)    $     (0.20)
                                                                              ===========      ==========
Weighted Average Common Shares Outstanding..................................   34,978,113      29,248,777
                                                                              ===========      ==========



                                                                                     DECEMBER 31,
                                                                              ---------------------------
                                                                                 1996            1995
                                                                              -----------     -----------
SELECTED BALANCE SHEET DATA:
Working Capital.............................................................  $ 3,158,783     $ 2,204,198
                                                                              ===========      ==========
Total Assets................................................................  $11,258,892     $ 8,987,126
                                                                              ===========      ==========
Long-Term Debt, Less Current Portion........................................  $ 3,850,747     $    66,365
Minority Interest...........................................................  $   854,439     $ 1,873,099
                                                                              ===========      ==========
Shareholders' Equity........................................................  $ 5,112,141     $ 5,320,299
                                                                              ===========      ==========

               THE COMPANY'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EFFECT OF U.S. DRUG MERGER


     During May 1996, SAT filed the U.S. Drug Registration Statement to register shares of the SAT Common Stock to be issued to the minority stockholders of U.S. Drug upon consummation of a proposed merger of U.S. Drug with and into a wholly-owned subsidiary of SAT. The effects of the proposed merger (i.e., the U.S. Drug Merger) are discussed below.



     If the U.S. Drug Merger is consummated, SAT will have to invest approximately $12,000,000 in the drug testing operations during the period April 1, 1997 to December 31, 1998 in order to complete the development of the drug testing products. Such estimate reflects both product development and manufacturing build-out costs, as well as general and administrative expenses. U.S. Drug will attempt to reduce such estimated costs to approximately $10,500,000 by leasing rather than purchasing certain items, but there can be no assurance as to the extent, if any, that leasing will be a viable option. Because no third parties have expressed to date any interest in financing U.S. Drug directly and because management, for various reasons, does not deem it feasible that a marketing or development partner be sought at the current time, SAT will be required to advance or invest the funds if a product is to be developed. Since June 30, 1996, SAT has repaid its loan of $282,000 due to U.S. Drug and has authorized loans aggregating $2,000,000 to U.S. Drug, of which approximately $1,200,000 in principal amount has been advanced as of December 31, 1996. Because no revenues from sales are currently expected from the drug testing operations until the first quarter of 1999 at the earliest, assuming that U.S. Drug Acquisition Corp., as the successor to U.S. Drug by merger, meets the current product development schedule, as to which there can be no assurance, the drug testing operations will operate at a loss for at least fiscal 1998 and the fiscal year ending March 31, 1990 ("fiscal 1999"), requiring the Company to seek to generate revenues from the operations of the Employer Services Division and the Robert Stutman & Associates Consulting Division and the revised operations of the Alcohol Testing Products Division, assuming that the sale of Good Ideas is effected. Although SAT management is optimistic about the Company achieving a significant amount of revenues from these operations, there can be no assurance that management's expectations will be achieved and in the time frame that management contemplates. Management believes that the operations of the Employer Services Division and the Robert Stutman & Associates Consulting Division can also increase the revenues from the alcohol testing products and, when its products are developed and marketable, those of the drug testing subsidiary or division. Although the sale of the rubber recycling operation and the desired sale of the toy operation, as to which there can be no assurance that the latter sale will be consummated or, if sold, as to when and for what purchase price the sale will be effected, will eliminate a substantial portion of the Company's operating losses, such sales will also substantially reduce the Company's revenues (the toy and rubber recycling operations constituted 79.9% of the Company's revenues in fiscal 1995 and 67.3% in fiscal 1996). Accordingly, in order to meet the Company's cash requirements, particularly those relating to its drug testing operation, the Company must develop new sources of revenues -- as to which the operations of the Employer Services Division and the Robert Stutman & Associates Consulting Division are the most likely source, seek additional financing and/or secure additional exercises of outstanding SAT Common Stock purchase warrants. There can be no assurance that any of these sources of cash will produce sufficient amounts required for the Company's operations, including U.S. Drug's, although SAT management believes that, as the result of the private placement completed in November 1996, the recent and anticipated future exercises of SAT Common Stock purchase warrants and other potential sources of funds, including management's expectation that its cash from operations will turn positive, possibly in the quarter ending December 31, 1997, but more probably in the quarter ending March 31, 1998, the Company expects to meet its cash requirements (excluding U.S. Drug) for at least the next 12 months. Such estimate is based primarily on SAT continuing to develop new customers for its Employer Services Division, taking into account that it generally takes 90 to 120 days from contract signing to implement procedures and beginning to receive revenues. Such estimate also assumes that SAT will not incur significant non-recurring costs as it has in recent years, that SAT has eliminated its significant losses in the Alcohol Products Division and will continue to derive from its Robert Stutman & Associates Consulting Division increasing revenues and sources of potential business for the Company's other operations. In the event warrant exercises are not achieved at the levels expected and the Company's cash flow from operations (other than U.S. Drug) does not turn positive, the Company in such event would have to seek new financing even for its non-U.S. Drug operations, which financing may not be available or, if available, may not be on acceptable terms. In addition, depending on market and other conditions relating to the individual holder, there can be no assurance that the outstanding SAT Common Stock purchase warrants will be exercised and, if exercised, when. Financing will have to be sought for U.S. Drug through SAT. There can be, of course, no assurance that management's expectations will be realized.



     If the U.S. Drug Merger is not effected, an infusion of equity will be necessary for U.S. Drug to maintain its listing of the U.S. Drug Common Stock on the Pacific Stock Exchange because U.S. Drug, based on its balance sheet as of December 31, 1996, did not meet such Exchange's assets and stockholders' equity maintenance requirements. Similarly, U.S. Drug would not meet the entry requirements of the American Stock Exchange or the Nasdaq System. Even if the current maintenance problem is resolved by an infusion of equity, because of the anticipated continuing losses, U.S. Drug will probably have the same compliance problem for at least fiscal 1998 and fiscal 1999 (i.e., the necessity to infuse capital to offset operational losses). Any delisting from the Pacific Stock Exchange and inability to list on another exchange or the Nasdaq System will adversely affect U.S. Drug's ability to raise additional equity financing. In such event, the burden to seek financing for the drug testing operation would fall solely on SAT, which owns 67.0% of U.S. Drug and holds the license to the USN technology.


EFFECT OF MERGER


     During April 1996, SAT filed the Good Ideas Registration Statement to register shares of the SAT Common Stock to be issued to the Good Ideas Minority Stockholders upon consummation of a proposed merger of a wholly-owned subsidiary of SAT with and into Good Ideas. The effects of the proposed merger (i.e., the Merger) are discussed below.



     Management believes that, during the past three years, manufacturers in the toy industry have faced the problem that distributors or retailers have been requesting that the manufacturers maintain the inventory, thereby increasing manufacturers' expenses, and have been minimizing the number of vendors which sell to them, which has the effect of squeezing out the smaller companies like Good Ideas with their limited product lines. Because of these problems which management believes are characteristic of the toy industry generally and Good Ideas' declining sales and increasing losses, the SAT Board of Directors concluded on February 26, 1996 that Good Ideas was not likely to reverse the trend of increasing losses during the next 12 months. The Board believed that, whether or not the Merger was consummated, the only way to improve operational results was to secure new toy products, whether through licensing arrangements or otherwise; however, this type of program, even if successful, as to which there can be no assurance, would require substantial cash investments, which is contrary to the Board's conclusion that the Company's best opportunity at maximizing revenues and securing profitability was by concentrating on its alcohol and drug testing and human resource provider operations as its core businesses. Accordingly, on February 26, 1996, the SAT Board authorized seeking a purchaser for Good Ideas. In addition, the SAT Board suspended management fees to SAT retroactive to January 1, 1996. The Board, believes that, pending receipt of an acceptable offer, as to which there can be no assurance, Good Ideas' cash resources and expected cash flow from operations, coupled with its cost reduction actions (such as not renewing the lease for office and reducing its warehouse facilities in December 1995 and eliminating all operations in December
1996), will be sufficient to meet Good Ideas' cash requirements for the next 12 months if such time is required to sell or liquidate. However, there can be no assurance that additional funds may not be required. The SAT Board believes that liquidation of Good Ideas by no later than the date on which the results of the consent solicitation for the Merger are known would be preferable than investing substantial additional funds in Good Ideas, other than repaying SAT's indebtedness to Good Ideas due April 30, 1997. The Merger would terminate SAT's obligation to make such repayment. Good Ideas received an informal offer to purchase its remaining inventory for $225,000, but initially did not attempt to finalize the offer into a binding agreement while exploring other alternatives. Good Ideas had, however, sold to such prospective purchaser in September 1996 inventory for $50,000 and in January 1997 inventory for $62,870. The Good Ideas Board now intends to consummate such sale during the month of April 1997 and then, if no offer to purchase the stock of Good Ideas is received, which is not deemed likely, to liquidate Good Ideas not later than the date on which the results of the consent solicitation for the Good Ideas Merger are known and regardless of whether or not the Good Ideas Merger is approved. Good Ideas would receive an additional $112,130 if the sale is consummated. There can be no assurance that any offer to purchase the Good Ideas Common Stock will be received.



     If the Merger is not consummated, Good Ideas and SAT will continue to be publicly-owned companies and Good Ideas will continue to be a majority-owned subsidiary of SAT. However, SAT intends to seek to follow the same course of action as described in the preceding paragraph. Accordingly, the Good Ideas Minority Stockholder, by rejecting the Good Ideas Merger, is in effect choosing a cash liquidation payment over .36 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock.


LIQUIDITY AND CAPITAL RESOURCES


     On November 8, 1996, SAT completed a $5,000,000 convertible note financing. Under the terms of the Convertible Loan and Warrant Agreement, SAT issued the Convertible Notes each in the amount of $2,500,000 to the Noteholders, Steven A. Cohen and S.A.C. Capital Associates, LLC. The loans are for a term of three years and are not secured by any assets of the Company. In addition, SAT issued and sold to each of the Noteholders a Common Stock purchase warrant to purchase 1,250,000 shares of the SAT Common Stock at $2.00 per share between July 1, 1997 and June 30, 2000.



     The Convertible Notes bear interest at the rate of 7% per annum, with interest payments commencing on December 15, 1996 and paid quarterly thereafter. After July 1, 1997, the Noteholders may convert all or any portion of the Convertible Notes into shares of the SAT Common Stock. The conversion price is initially set at the rate of $2.00 per share subject to adjustment downward during the period May 1, 1997 through May 1, 1998 based on the average market price for the SAT Common Stock over the previous 65 trading days, provided that the conversion price will not be reduced below $1.375 per share as a result of this adjustment.



     Although the Company has a history of operating losses through December 31, 1996, the Company believes that it will have cash resources available to meet all of its operating requirements for the next 12 months except those relating to U.S. Drug. Management believes that the increased revenues generated by the Employer Services Division, the expense reductions made in consolidating operations in California and Florida and the termination of major contracts for breath alcohol testing equipment will lead to a reduction in operating losses over the next 12 months. Management is confident it can continue to attract investment in the Company through exercise of warrants or other financing to the extent necessary to meet its operating needs. No assurance can be provided that future financing efforts will be successful or that the warrants will be exercised.



     The Board of Directors has agreed that SAT advance U.S.Drug up to a total of $2,000,000 to continue funding research and development of a saliva based drug testing instrument. Through December 31, 1996, SAT had advanced approximately $1,200,000 of this amount. Additional financing will be required for U.S. Drug during the next 12 months; however, the role of SAT in providing financing beyond the $2,000,000 currently approved will not be determined until the results of the consent solicitation for the proposed acquisition of the shares of the Minority U.S. Drug Common Stock are known. Management believes that, through the exercise of warrants or other financing, SAT can meet the cash requirements of U.S. Drug if that is the Board's decision; however, there can be no assurance that SAT's efforts will be successful.


CHANGES IN FINANCIAL CONDITION

     During fiscal 1996, the Company's investments in trading securities were sold and the Company realized proceeds of $3,610,000. The REMIC bonds were sold for $3,286,000 and a brokerage loan payable in the amount of $2,570,000 was repaid. In addition, the Company sold its 288,400 share investment in the common stock of Marquest Medical Products, Inc. ("Marquest"), realizing proceeds of $324,000. The sales of these investments resulted in a net gain of $302,000 over their carrying value on the March 31, 1995 balance sheet. The Company realized a loss on sale of marketable securities in fiscal 1996 of $1,889,000. Management will make no further investments in any high risk trading securities.

     The Company's investment policy on a prospective basis, assuming the availability of funds not required for immediate use in the operations of the business, will require such funds to be invested in certificates of deposit, money market accounts, government securities and high quality commercial paper where the principal will be substantially protected from market fluctuations.

OPERATING CASH FLOWS


     Cash used for operations was $6,118,000 for the nine months ended December 31, 1996 as compared with $6,122,000 in the prior nine-month period. The net loss for the nine months ended December 31, 1996 was $7,007,000 as compared with a net loss of $5,851,000 in the same period last year. Adjustments necessary to reconcile the net loss to net cash used in operations in the nine months ended December 31, 1996 were $889,000. Significant components of this adjustment included depreciation and amortization expense of $787,000, the write off of $714,000 of goodwill arising out of the March 1995 acquisition of Alconet, the value of the SAT Common Stock issued for services of $575,000 and increases in accounts payable and accrued expenses of $452,000, offset by increases in accounts receivable of $695,000, and the minority interest in the net loss of a subsidiary of $624,000.


INVESTING CASH FLOWS


     Cash used in investing activities was $2,444,000, which included the purchase of RSA for $2,577,000 and capital expenditures of $384,000 offset by proceeds from the disposal of assets of $517,000.


FINANCING CASH FLOWS


     Cash provided by financing activities provided $9,704,000, including proceeds from the issuance of shares of the SAT Common Stock of $5,075,000, offset by expenses of $411,000 and proceeds from the issuance of the Convertible Notes and sales of warrants, of which $3,700,000 was allocated to the Convertible Notes and $1,300,000 to the Common Stock purchase warrants.



RESULTS OF OPERATIONS


FISCAL 1996 VS. FISCAL 1995

     Revenues from continuing operations for fiscal 1996 were $1,166,000, a decrease of $529,000 or 31.2% from revenues of $1,695,000 reported for fiscal 1995. Revenues from the sale of alcohol breath analyzing equipment decreased by $750,000, which decrease was attributable to an unusually high volume of alcohol breath analyzing machines sold in the third quarter of the prior year and a reduction in sales effort as the sales force was reassigned to the ProActive startup. Sales of the Biotox division decreased $227,000, reflecting the end of a contract performing methadone tests. These decreases were offset by an increase in cost per test revenue from the alcohol breath analyzing equipment of $185,000, miscellaneous sales of supplies of $42,000 and revenues of $203,000 from Alconet, which was acquired March 31, 1995, and the human resource provider business which, while still in a start up mode, produced revenues of $18,000.

     Cost of sales for the fiscal 1996 on a continuing operations was 100.4% of revenues as compared to 82.4% of revenues for fiscal 1995 as a result of lower sales volumes, increased labor and supply costs relating to the cost per test business and an inventory write-off of $193,000 during fiscal 1996.

     Selling, general and administrative expenses were $5,721,000 for fiscal 1996, representing an increase of $437,000 or 8.3% from the $5,284,000 of such expenses incurred for the comparable period of the prior year. The expenses for fiscal 1996 included $397,000 of expenses incurred by a newly acquired subsidiary, Alconet, not included in the comparable numbers for the prior year.


     Research and development expenses were $1,006,000 for fiscal 1996, representing a decrease of $243,000 or 19.5% from the expenses in the prior year. Research and development expenses in connection with SAT's alcohol testing machine decreased by $215,000 during fiscal 1996 from such expenses in the prior year, which decrease was attributable to the fact that the machines were placed in service in the fourth quarter of the prior year. U.S. Drug's research and development expenses decreased $35,000 as compared with such expenses in the prior year.


     Loss from the settlement of litigation for fiscal 1996 included nonrecurring legal and other expenses in the amount of $888,000 which were incurred by SAT in connection with its settlement with the Committee of the consent solicitation litigation. Additionally, a non-recurring settlement of $250,000 was paid to two former owners of Alconet relating to a dispute over the terms of their employment contracts.



     Depreciation and amortization was $1,018,000 for fiscal 1996, representing an increase of $322,000 or 46.3% over depreciation and amortization in fiscal 1995, which increase was attributable primarily to depreciation on SAT's alcohol testing machines placed in testing sites in connection with the cost per test agreements with major laboratories. The majority of these machines were placed in service in the fourth quarter of fiscal 1995. These machines represented an increase in depreciation expense of $514,000 for fiscal 1996 as compared to the expense in the prior year based on a full year's depreciation in fiscal 1996.


     The Company's operating loss of $9,006,000 for fiscal 1996 increased by $2,029,000 over its operating loss of $6,977,000 for the prior year. The increased operating loss can be attributed to: the lower level of revenues generated from the alcohol testing business attributable to an unusually high volume of alcohol breath analyzing machines sold in the third quarter of the prior year; negative gross margins for fiscal 1996 resulting from higher labor and supply costs necessary to support the start up of the cost per test business; increased selling, general and administrative expenses and nonrecurring losses from settlement of litigation in the amount of $1,138,000, operating losses of $576,000 incurred by Alconet, a newly acquired subsidiary not included in the prior year numbers; and increased depreciation cost relating to the cost per test business.

     Other income, net of other expenses, for fiscal 1996 was $409,000 as compared to an expense of $499,000 reported for fiscal 1995. The trading securities sold by the Company in fiscal 1996 generated a profit of $302,000 over their carrying value in the March 1995 balance sheet. During fiscal 1995, these securities generated a loss of $155,000 and an unrealized loss of $598,000. Interest income decreased by $134,000 for fiscal 1996 as compared to the interest income in the prior year.

     Management is of the opinion that it is too speculative to project at this time when the Company will turn profitable because of the Company's history of operational losses, the delay in completing and then marketing its urine sample drug testing product in order to wait until a saliva sample drug testing product is available, the fact that its human resource provider program is in its early marketing stages and the discontinued operations of the toy subsidiary.

U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING)

     During fiscal 1996, U.S. Drug continued as a development stage enterprise with no revenues. Selling, general and administrative expenses were $417,000 in fiscal 1996 as compared with $850,000 in fiscal 1995 or a decrease of $433,000, resulting primarily from a $325,000 reduction in the royalty payments on the SAT license with the USN from $375,000 in fiscal 1995 to $50,000 in fiscal 1996. Other selling, general and administrative expenses for fiscal 1996 were comprised of royalty expenses of $62,000, rent, utilities and telephone charges of $97,000, insurance expenses of $35,000, marketing research expenses of $44,000, legal and auditing services of $33,000, directors' fees of $10,000, travel expenses of $24,000 and other expenses of $112,000. Research and development expenditures totaled $851,000 in fiscal 1996 as compared with $886,000 in fiscal 1995. The 1996 expenditures consisted of payroll and fringe benefits of $593,000, outside consulting services of $184,000 and other costs of $74,000. Depreciation expense decreased $19,000 from $163,000 in fiscal 1995 to $144,000 in fiscal 1996 as some assets became fully depreciated during the year. Management fees paid to SAT were $420,000 in both fiscal 1996 and fiscal 1995. For a description of the services rendered under the management agreement relating to these fees, see the "Business of the Company -- Subsidiaries -- U.S. Drug Testing, Inc." Interest expenses on brokerage loans were $72,000 during fiscal 1996 as compared with $42,000 during fiscal 1995 or an increase of $30,000 resulting from increased borrowings during fiscal 1996. Other income (expense) resulted in net income of $263,000 in fiscal 1996 as compared with net income of $31,000 in the prior year or an increase of $232,000. Fiscal 1996 other income (expense) is comprised of a gain of $76,000 on the sale of REMIC bonds over their earnings value at March 31, 1995, interest income primarily relating to the REMIC bonds of $105,000 and interest income on loans to SAT of $82,000. In fiscal 1995, other income (expense) was comprised of interest income, primarily on the REMIC bond of $245,000, interest income from SAT of $20,000 and an unrealized loss on the market value of the REMIC bonds caused by generally higher interest rates.



     As of March 31, 1996, U.S. Drug did not anticipate generating revenues from product sales during fiscal 1997 and, accordingly, anticipated that operating losses would continue for at least a 12 to 24-month period. SAT will need to provide the funding necessary to complete the development of the U.S. Drug products and bring them to market.


DISCONTINUED OPERATIONS

GOOD IDEAS ENTERPRISES, INC. (TOY)

     Net sales for fiscal 1996 were $1,508,000, a decrease of $3,098,000 or 67.3% from the net sales in the prior year. Of this decrease, $1,994,000 or 64.4% was attributable to Toys R Us, the major customer of Good Ideas, not placing orders for Good Ideas' toy products. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing these same problems -- their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic. In addition, management believes that many retailers are minimizing their number of vendors and reducing the number of items carried in inventory which has the result of squeezing out the smaller companies with their limited product lines.

     Net sales from Good Ideas' wooden construction toy category for fiscal 1996 were $967,000, a decrease of $1,874,000 or 66.0% from the net sales in the comparable period in fiscal 1995. Net sales from Good Ideas' equestrian line of toys, consisting of horses, saddles and accessories, for fiscal 1996 were $531,000, representing a decrease of $682,000 or 56.2% from those in the prior year. Net sales of Good Ideas' other product lines for fiscal 1996 were $10,000, a decrease of $542,000 or 98.2% from the prior year. The decrease was attributable to the discontinuance of Good Ideas' line of corrugated cardboard construction toys because of significant increases in the cost of materials.


     Gross profit for fiscal 1996 was $163,000 or 10.8% of net sales as compared with $1,324,000 or 28.7% of net sales for the prior year. The decrease in gross profit as a percentage of net sales was primarily due to lower sales volumes in relation to fixed cost and the write-off of obsolete inventory in the amount of $192,000. Good Ideas had reviewed its inventory for obsolescence annually and written off to cost of sales inventory determined to be obsolete. The fiscal 1996 write-off is more significant in relation to gross profit than past years due to the lower sales level and the pending sale or liquidation of assets. Prior year provisions for obsolescence were not significant in relation to higher cost of sales and gross profit levels.


     Selling, general and administrative expenses for fiscal 1996 decreased to $1,279,000 from $1,924,000 for the comparable period in fiscal 1995, which decrease was attributable to reductions in payroll and related costs during fiscal 1996.


     Management fees paid to SAT were $225,000 for fiscal 1996, representing a decrease of $80,000 from the $305,000 of fees paid for fiscal 1995. The decrease resulted from SAT's suspension of the management fee retroactive to January 1, 1996.


     Good Ideas recognized interest income of $158,000 from its loans to related parties during fiscal 1996, as compared with $68,000 in the prior year due to increased loan balances. Good Ideas also recognized interest income from money market investments of $3,500 and $44,000 during fiscal 1996 and fiscal 1995, respectively.

     The net loss for Good Ideas was $1,566,000 for fiscal 1996, representing an increase of $768,000 from the net loss of $798,000 reported for fiscal 1995. The increase in the net loss was due to the decreases in sales and gross profit offset by the decreases in selling, general and administrative expenses and management fees, all as described in the preceding paragraphs. The net loss for the current year was also increased by the writedown of assets in the amount of $258,000 and the projected costs through sale or liquidation in the amount of $110,000.

     Unless Good Ideas were to add new products to its line, as to which there can be no assurance, and there were a stronger demand for toy products in the industry generally, management does not believe that a turnaround in Good Ideas' operations would occur during the next 12 months, if not at a later date. Although management of Good Ideas had in the past considered plans to expand the product line, it was reluctant to implement these plans absent a change in the industry conditions described above. On February 26, 1996, the SAT Board determined to sell or liquidate Good Ideas, a conclusion concurred with by the Good Ideas Board. As a result of the above decision, the assets of Good Ideas are included in the consolidated balance sheet at management's estimate of liquidation value and the results of operations of Good Ideas are presented on a discontinued basis. See "The Merger and Related Matters -- Sale of Good Ideas."


U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)


     Net sales of USRR for fiscal 1996 were $892,000, a decrease of $1,244,000 or 58.2% as compared with sales of $2,136,000 in the prior year. This decrease was attributable to the continuing effects of the cancellation of an agreement with a distributor (Matworks, Inc.) by USRR in October 1994 because of significant breaches of the contract by the distributor relating to its use of competitors' flooring products in violation of a contractual requirement to use only USRR's products. SAT does not intend to institute any legal action against the distributor because USRR does not want to incur the protracted legal expenses involved in litigation.


     Gross margin for fiscal 1996 was $419,000 or 47.0% of net sales, up from a gross margin of 41.8% of net sales for fiscal 1995. The increase in gross margin was attributable to an increase in the selling price of USRR's product to its customers. This offset an inventory write off of floor tiles which became non-repairable during the six months ended September 30, 1995. Floor tiles not meeting quality control standards are segregated in the inventory for future repairs to correct the flaws and those not repairable are discarded. During fiscal 1995, USRR worked a double shift to meet the production demand created by the agreement with the distributor. Inexperienced labor resulted in an increase in tiles not initially suitable for shipments.

     Selling, general and administrative expenses were $605,000 for fiscal 1996, representing a decrease of $214,000 from such expenses in fiscal 1995. Of this amount, $162,000 represented a decrease in commissions and freight related to the decline in sales revenue.


     Management fees paid to SAT were $89,000 for fiscal 1996, representing a decrease of $124,000 from such fees in the prior year.


     Depreciation expense was $99,000 for fiscal 1996, representing an increase of $40,000 over such expense in the comparable prior year, which increase was attributable to the commencement of depreciation on additional manufacturing equipment built in contemplation of potential expansion.

     Interest expense was $123,000 for fiscal 1996 as compared with a $112,000 expense in the comparable period in 1995 as a result of borrowings from affiliates.

     The operating loss of $492,000 for fiscal 1996 represented a decrease of approximately $131,000 from an operating loss of $623,000 for fiscal 1995. The decrease was primarily attributable to the increased percentage of gross margin and the decrease in selling, general and administrative expenses incurred during fiscal 1996.


     As indicated elsewhere in this Consent Solicitation Statement/Prospectus (see the section "Effect of Merger" under this caption "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations"), the SAT Board, on February 26, 1996, concluded that the Company should concentrate on alcohol and drug testing and ProActive's human resource provider operations as its core businesses and, accordingly, authorized seeking a purchaser for USRR. A sale of substantially all of the assets of USRR was consummated on April 30, 1996. The net loss for fiscal 1996 included a $88,000 loss on disposal of USRR's assets.


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

FISCAL 1995 VS. FISCAL 1994


     Revenues from continuing operations for fiscal 1995 were $1,695,000, an increase of $1,252,000 or 282.6% over the revenues of $443,000 reported for fiscal 1994. This sales increase was attributable to sales of SAT's Alco Analyzer 2100.


     Cost of sales for fiscal 1995 was 82.4% of revenues as compared to 88.1% of revenues for the prior year. This increase was attributable to the higher than projected costs involved in building the initial alcohol testing machines that were sold in fiscal 1995.

     Selling, general and administrative expenses were $5,284,000 for fiscal 1995, representing an increase of $1,524,000 over the $3,760,000 in such expenses reported for fiscal 1994. The Company incurred $1,230,000 of development marketing and training costs in connection with the alcohol testing machine during fiscal 1995.


     Research and development expenses were $1,249,000 for fiscal 1995, representing an increase of $301,000 over the expenses reported for fiscal 1994. Of the total expenditures in fiscal 1995, $886,000 represented research and development by U.S. Drug in connection with technology licensed to SAT from the USN for drugs of abuse, representing an increase of $158,000 over the fiscal 1994 expenditures. The Company incurred research and development expenditures of $363,000 during fiscal 1995 in connection with the development of its alcohol testing machine, representing an increase of $143,000 over the expenditures for fiscal 1994.


     Depreciation and amortization was $695,000 for fiscal 1995, representing an increase of $314,000 over the $381,000 in depreciation and amortization reported for fiscal 1994, primarily attributable to depreciation of the alcohol testing machines.

     Losses from settlement of class action and other litigation were $4,650,000 for fiscal 1994. The Company incurred no similar costs during fiscal 1995.

     Operating losses of $6,977,000 for fiscal 1995 decreased by $2,710,000 from the losses of $9,687,000 reported for fiscal 1994, primarily attributable to the litigation losses of $4,650,000 incurred for fiscal 1994. The contributions to operating losses by subsidiaries, representing segments other than alcohol testing, are detailed below.

     Other income (expense) for fiscal 1995 and 1994 included charges for unrealized losses on marketable securities of $598,000 and $388,000, respectively. A primary cause of these charges was the decline in the market value of the Company's investments in REMIC bonds issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. The Company originally invested in the REMIC bonds on the advice of a registered broker-dealer which recommended these bonds as an investment with high interest rates and low market risk. The Company, through inexperience in dealing with this type of investment, did not enter into any hedging transactions to mitigate these losses and held the bonds in anticipation of increases in their market value. Upon such increases in market value, the Company sold the bonds, partially recovering its previously recorded unrealized losses. Since December 1993, no additional investments of this type have been made and none are contemplated in the future. Interest income was $250,000 for fiscal 1995, representing an increase of $156,000 over the $94,000 in interest income reported for fiscal 1994, which increase was attributable to an increase in interest earned for fiscal 1995 by U.S. Drug of $159,000 by virtue of having the excess proceeds from its initial public offerings, completed during fiscal 1994, invested for a full twelve months.

U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING)


     During fiscal 1995, U.S. Drug, a development stage enterprise with no revenues, spent $886,000 on research and development as compared with $728,000 in such expenses in the prior year. During fiscal 1995, U.S. Drug also spent $850,000 on selling, general and administrative expenses as compared with $604,000 in the prior year. SAT spent $678,000 on research and development and $485,000 on selling, general and administrative expenses for the period from January 24, 1992 through December 31, 1992, when the technology was transferred or sublicensed to U.S. Drug.

     U.S. Drug paid management fees to SAT of $420,000 in both fiscal 1995 and fiscal 1994. During fiscal 1995, the loss from operations of $2,363,000 also reflected interest of $44,000 on brokerage loans and depreciation of $163,000. During fiscal 1994, the loss from operations of $1,876,000 also reflected interest and depreciation of $124,000.



     U.S. Drug's operating loss was $2,363,000 in fiscal 1995 as compared to operating losses of $1,876,000 in fiscal 1994. These operating losses were attributable to the fact that U.S. Drug was expending funds for research and development and selling, general and administrative expenses as indicated in the second preceding paragraph, as well as incurring a management fee to SAT and the other expenses as described in the preceding paragraph, while not realizing any revenues.


DISCONTINUED OPERATIONS

GOOD IDEAS ENTERPRISES, INC. (TOY)


     Net sales of Good Ideas for fiscal 1995 were $4,606,000, a decrease of $938,000 or 16.9% from the sales in the prior year. Net sales from Good Ideas' wooden construction toy category for fiscal 1995 were $2,841,000, a decrease of $733,000 or 20.5% from the net sales in the comparable period in fiscal 1994, which decrease was attributable to a decline in this category sales by Toys R Us, Good Ideas' major customer, resulting in a reduction of orders placed by such customer. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. At March 31, 1995, management believed that other manufacturers in the toy industry were facing these same problems A their distributors or retailers to which they sold have large inventories of products and declining sales and customer traffic. In addition, net sales from Good Ideas' equestrian line of toys, consisting of horses, saddles and accessories, for fiscal 1995 were $1,123,000, representing an increase of $198,000 or 19.5% over the sales in fiscal 1994. This increase was attributable to the sales of a new product introduced into the equestrian line at the end of fiscal 1994. Net sales of Good Ideas' other product lines for fiscal 1995 were $344,000, a decrease of $69,000 or 16.7% from the net sales in fiscal 1994. Price increases in the cost of the corrugated cardboard resulted in price increases to Good Ideas' customers, with a resulting decline in sales. This category was ultimately removed from the product line at the beginning of fiscal 1996. The remaining decrease in net sales for fiscal 1995 as compared to the net sales in fiscal 1994 was the result of sales of other products which had been introduced into the line on an unsuccessful basis and sold at discontinued prices in order to avoid carryover of slow-moving inventory.


     Gross profit for fiscal 1995 was $1,324,000 or 28.7% of net sales as compared to $1,487,000 or 26.8% of net sales for fiscal 1994. The increase in gross profit as a percentage of net sales was primarily due to Good Ideas' effort to increase its gross margins on product sold by either raising selling prices or adjusting the quantity of parts in its playsets.

     Selling, general and administrative expenses for fiscal 1995 increased to $1,924,000 or 41.8% of net sales from $1,487,000 or 27.6% of net sales for fiscal 1994. This increase was the result of two factors. First, the fixed overhead was spread over a decreased sales volume. Second, Good Ideas experienced increased legal and other public company expenses of $127,000, increased payroll costs of $86,000 resulting from additional employees hired and increased travel and promotion expenses in the amount of $97,000 resulting from Good Ideas' efforts to expand its business base.


     Pursuant to the Management Services Agreement, SAT's fees for management and administrative services provided to Good Ideas during fiscal 1995 were $305,000, representing a decrease of $120,000 from the fees in fiscal 1994. This decrease was the result of two factors. First, during fiscal 1994, SAT's fees were computed at ten percent of net sales through September 30, 1993, while such fees were computed based on a flat monthly charge of $25,000 on the first $5,000,000 of net sales during fiscal 1995. Second, the decline in net sales volume for fiscal 1995 kept the management fee from becoming subject to a five percent surcharge on all sales over $5,000,000.


     Good Ideas had a loss from operations of $905,000 in fiscal 1995 as compared with a loss from operations of $426,000 in fiscal 1994, an increase of $479,000 or 112.4%. The increase in operating loss was due to the decrease in sales and the increase in selling, general and administrative expenses, offset by the decrease in the management fee, as described in the preceding paragraphs.

U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)

     USRR's net sales of $2,136,000 for fiscal 1995 increased by $941,000 or 78.7% over the net sales of $1,195,000 in fiscal 1994, which increase was attributable to a new agreement with a distributor for product placed in a major retailer. The agreement was canceled by USRR in October 1994 because of significant breaches of the contract by the distributor relating to its use of competitors' flooring products in violation of a contractual requirement to use only USRR's products. USRR does not intend to institute any legal action against the distributor because USRR does not want to incur the protracted legal expenses involved in litigation.

     Gross margin for fiscal 1995 was $581,000 or 27.2% of net sales, a decrease from $460,000 or 38.5% of net sales for fiscal 1994. The decrease in gross margin was attributable to manufacturing inefficiencies, resulting from running a double shift which was necessitated by the increase in product demand arising from the agreement with the distributor (Matworks, Inc.). As a result of the double shift, an increase in the number of tires was required to supply the second shift, resulting in additional costs to USRR to purchase tires to maintain an adequate inventory, to remove waste from the increased volume of tires processed and an increase in the number of irregular tiles produced causing additional repair labor cost because of the training required for the new labor force to staff the second shift.

     Selling, general and administrative expenses were $819,000 for fiscal 1995, representing an increase of $151,000 over the $668,000 of expenses for fiscal 1994. Of this amount, $131,000 represented additional payroll and consulting fees resulting from an expansion of the business.


     Management fees paid to SAT were $213,000 for fiscal 1995, representing an increase of $94,000 over the $119,000 reported for fiscal 1994, which increase was related to the increase in sales.


     Depreciation expense was $59,000 for fiscal 1995, representing an increase of $18,000 over such expense in the fiscal 1994, which increase was attributable to the commencement of depreciation on additional manufacturing equipment built in contemplation of potential expansion.

     Interest expense was $2,000 for fiscal 1995 as compared with no such expense in fiscal 1994.

     The operating loss of $511,000 for fiscal 1995 increased by $143,000 or 38.9% over the operating loss of $368,000 in fiscal 1994. The increase was attributable primarily to payroll and related costs incurred because of USRR's anticipation of opening a second manufacturing location.


NINE MONTHS ENDED DECEMBER 31, 1996 AS COMPARED WITH NINE MONTHS ENDED DECEMBER 31, 1995



     Revenues from continuing operations increased $1,169,000, or 130%, to $2,070,000 in the nine months ended December 31, 1996 as compared with $901,000 in the same period of the prior year. The increase is attributed to the sales increase of the Employer Services Division of $564,000 as compared with no significant revenues in the prior year and sales of $463,000 from the Robert Stutman & Associates Consulting Division acquired in May 1996.



     Operating losses from continuing operations increased to $6,857,000 in the nine months ended December 31, 1996 as compared with $5,209,000 in the same period of the prior year, an increase of $1,647,000 or 32%. Major factors in the increase are the write-off of $714,000 in goodwill arising from the March 1995 acquisition of Alconet, which management determined was impaired due to the operation's declining sales volume; a charge of $575,000 from the issuance of SAT Common Stock for financial public relations consulting services; a $220,000 increase in research and development expenditures of U.S. Drug, a 67%-owned subsidiary, on a saliva based drug instrument; and increased interest expense of $116,000 on the Convertible Notes issued in November 1996.



     Cost of sales was $1,629,000 in the nine months ended December 31, 1996, or 79% of sales, as compared with $676,000, or 75% of sales, in the comparable period of the prior year, an increase of $953,000. This increase is primarily due to costs related to the increased sales volume of the Employer Services Division and the Robert Stutman & Associates Consulting Division.



     Selling and marketing expenses increased to $859,000 in the nine months ended December 31, 1996 as compared with $722,000 for the same period of the prior year. The increase or $183,000 or 27% reflects increased marketing efforts of the Employer Services Division.



     General and administrative expenses were $4,120,000 in the nine months ended December 31, 1996 as compared with $3,770,000 in the prior year, an increase of $350,000 or 9%. Current year general and administrative expenses were higher in the current year to date period primarily due to the issuance of SAT Common Stock valued at $575,000 for financial public relations consulting services.



     Research and development expenses for the nine months ended December 31, 1996 were $1,274,000 as compared to $790,000 in the same period of the prior year, an increase of $484,000 or 61%. This increase reflects a $514,000 increase in expenditures on the saliva based drug instrument offset by reductions in breath alcohol related expenditures.



     Interest expense for the nine months ended December 31, 1996 was $144,000 as compared with $74,000 in the comparable period of the prior year, an increase of $70,000 or 95%. The primary cause of this increase was the $5,000,000 in Convertible Notes issued in November 1996 resulting in interest charges for the period of $116,000 and current year interest on the $400,000 notes payable resulting from the May 1996 RSA acquisition and capital leases.



     Prior year interest expense includes interest of $71,000 on brokerage loans of a subsidiary which have been repaid.



     Loss from discontinued operations was $151,000 in the nine months ended December 31, 1996 as compared with $641,000 in the same period of the prior year. This decrease reflects the sale of the USRR operation in April 1996 and the inactive status of Good Ideas Enterprises, Inc. which is held for sale or liquidation.

                      GOOD IDEAS' SELECTED FINANCIAL DATA


     The following table sets forth selected financial data of Good Ideas for the three fiscal years ended March 31, 1996, 1995 and 1994, the three-month period ended March 31, 1993, the twelve-month periods ended December 31, 1992 and 1991 and the nine-month periods ended December 31, 1996 and 1995. This selected financial data should be read in conjunction with "Good Ideas' Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Good Ideas Financial Statements and related notes thereto included elsewhere in this Consent Solicitation Statement/Prospectus.


                                                                          THREE
                                                                         MONTHS
                                                                          ENDED        YEAR ENDED
                                             YEAR ENDED MARCH 31,       MARCH 31,     DECEMBER 31,
                                          ---------------------------   ---------   -----------------
                                           1996      1995      1994      1993(1)     1992      1991
                                          -------   -------   -------   ---------   -------   -------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(2):
Net Sales...............................  $ 1,508   $ 4,606   $ 5,544     $ 436     $ 3,773   $ 2,295
Cost of sales...........................    1,345     3,282     4,057       325       2,845     1,698
                                          --------   ------    ------    ------       -----     -----
Gross profit............................      163     1,324     1,487       111         928       597
                                          --------   ------    ------    ------       -----     -----
Operating expenses:
  Selling, general and administrative...    1,278     1,924     1,488       297       1,015       359
  Management fees -- parent.............      225       305       425        75         150        --
Write down of Fixed Assets and Inventory
  to Net Realizable Value...............      258        --        --        --          --        --
  Projected Cost through Sale or
     Liquidation........................      110        --        --        --          --
                                          --------   ------    ------    ------       -----     -----
Total Operating Expenses................    1,872     2,229     1,913       372       1,165       359
                                          --------   ------    ------    ------       -----     -----
Income (Loss) from Operations...........   (1,708)     (905)     (426)     (261)       (237)      238
Other income (expense)..................      142       107      (156)      (57)        (85)       --
                                          --------   ------    ------    ------       -----     -----
Net income (Loss).......................  $(1,566)  $  (798)  $  (582)    $(318)    $  (322)  $  (238)
                                          ========   ======    ======    ======       =====     =====
Weighted Average Common Shares
  Outstanding...........................    3,968     4,065     2,942     2,788       2,788     2,788
                                          ========   ======    ======    ======       =====     =====
Net Loss Per Common Share...............    $(.39)  $  (.20)  $  (.20)    $(.11)    $  (.12)  $  (.09)
                                          ========   ======    ======    ======       =====     =====
PRO FORMA DATA(3):
Income before pro forma provision for
  income tax............................       --        --        --        --          --   $   238
Pro forma provision for income taxes....       --        --        --        --          --        82
                                                                                                -----
Pro forma net income after pro forma
  provision for income taxes............       --        --        --        --          --   $   156
                                                                                                =====
Pro forma net income per common share...       --        --        --        --          --   $   .06
                                                                                                =====

                                                                          AS OF           AS OF
                                                AS OF MARCH 31,         MARCH 31,     DECEMBER 31,
                                          ---------------------------   ---------   -----------------
                                           1996      1995      1994      1993(1)     1992      1991
                                          -------   -------   -------   ---------   -------   -------
BALANCE SHEET(2):
Cash (overdraft) and cash equivalents...  $    83   $   351   $ 3,608     $ 430     $   322   $   (48)
Working capital (deficiency)............    2,175     3,572     4,114      (769)       (422)      182
Note receivable -- parent...............    2,052     1,196        --        --          --        --
Note receivable -- affiliated company...       --     1,027        --        --          --        --
Total assets............................    2,423     3,951     5,604     1,909       1,857       340
Loan payable -- parent..................       --        --       437     1,960       1,815        --
Stockholders' equity (deficit)..........    2,175     3,735     4,253      (650)       (332)      183

---------------
(1) Good Ideas changed its fiscal year end date from December 31 to March 31 effective March 31, 1993.

(2) The numbers presented in this table have been rounded and, accordingly, may not exactly reflect the numbers which appear in Good Ideas' financial statements.

(3) Proforma Data for the year ended December 31, 1991 reflects income taxes computed at the effective tax rate that would have been reported had Good Ideas been subject to Federal and State income taxes as a Subchapter C corporation during this period.

                                   GOOD IDEAS



                                                                        FOR THE NINE MONTHS
                                                                        ENDED DECEMBER 31,
                                                                     -------------------------
                                                                       1996           1995
                                                                     ---------     -----------
STATEMENT OF OPERATIONS DATA:
Net Sales..........................................................  $  49,000     $ 1,473,000
Cost of Sales......................................................     91,000       1,142,000
                                                                     ---------     -----------
Gross Profit (Loss)................................................    (42,000)        331,000
Operating Expenses:
  Selling, General and Administrative Expenses.....................    196,000       1,139,000
  Management Fees -- Parent........................................         --         225,000
  Projected Costs through Sale or Liquidation......................    (69,000)             --
                                                                     ---------     -----------
Total Operating Expenses...........................................    127,000       1,364,000
Loss from Operations...............................................   (169,000)     (1,033,000)
Other Income.......................................................    120,000         101,000
                                                                     ---------     -----------
Net Profit (Loss)..................................................  $ (50,000)    $  (932,000)
                                                                     =========     ===========
Weighted Average Common Shares Outstanding.........................  3,949,000       3,975,000
                                                                     ---------     -----------
Net Loss Per Common Share..........................................  $   (0.01)    $     (0.23)
                                                                     =========     ===========



                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
SELECTED BALANCE SHEET DATA:
Cash and Cash Equivalents...........................................  $       --     $   20,500
                                                                      ==========     ==========
Working Capital (Deficiency)........................................  $2,117,717     $2,733,000
                                                                      ==========     ==========
Note Receivable -- Parent...........................................  $1,972,000     $1,927,000
                                                                      ==========     ==========
Total Assets........................................................  $2,204,000     $3,023,000
                                                                      ==========     ==========
Stockholders' Equity (Deficit)......................................  $2,125,000     $2,808,000
                                                                      ==========     ==========

                GOOD IDEAS' MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


     SAT acquired an interest in Good Ideas in June 1992. For the period from July 1992 through March 1993, SAT provided management and administrative services to Good Ideas in exchange for a fixed monthly fee of $25,000. In April 1993, Good Ideas and SAT entered into a formal Management Agreement pursuant to which the fee for such services from April through September 1993 was ten percent of annual net sales. Pursuant to the Management Services Agreement effective as of October 1, 1993, such fees are computed on the basis of a fixed monthly charge of $25,000, plus five percent of annual gross sales in excess of $5,000,000. On February 26, 1996, SAT suspended payment of management fees by Good Ideas to SAT retroactive to January 1, 1996.



     Because of the declining sales of Good Ideas and what management believes to be the problems generally in the toy industry (see the sections "Liquidity and Capital Resources" and "Results of Operations, Fiscal 1996 vs Fiscal 1995" under this caption), the SAT Board of Directors concluded on February 26, 1996 that Good Ideas was not likely to reverse the trend of increasing losses during the next 12 months. The Board believed that, whether or not the Merger was consummated, the only way to improve operational results was to secure new toy products, whether through licensing arrangements or otherwise; however, this type of program, even if successful, as to which there can be no assurance, would require substantial cash investments, which is contrary to the Board's conclusion that the best opportunity for the Company maximizing revenues and securing profitability was by concentrating on its alcohol and drug testing and human resource provider segments as its core businesses. Accordingly, on February 26, 1996, the SAT Board authorized management to seek a buyer for Good Ideas. The Good Ideas Board believes that, pending receipt of an acceptable offer, as to which there can be no assurance, Good Ideas' cash resources, coupled with its cost reduction actions in December 1995 and February 1996 (such as not renewing the lease for office and warehouse facilities and eliminating the management fee) and the termination of all operations in December 1996 will be sufficient to meet Good Ideas' cash requirements for the next 12 months if such time is required to sell or liquidate. However, there can be no assurance that additional funds may not be required. The SAT Board and the Good Ideas Board each believes that liquidation of Good Ideas would be preferable than investing substantial additional funds in Good Ideas, other than repaying SAT's indebtedness to Good Ideas if necessary to liquidate Good Ideas. The Merger would terminate SAT's obligation to make such repayment. See the section "Effect of Merger" under the caption "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."


LIQUIDITY AND CAPITAL RESOURCES


     During the nine months ended December 31, 1996, Good Ideas accrued interest income of approximately $120,000 on its loan to SAT. The loan bears interest at 8% and is evidenced by notes that become due March 31, 1997. These loans were made with funds in excess of amounts required by Good Ideas and carry interest rates in excess of those available to Good Ideas on short term money market investments.



     Even if the Note Receivable ($1,971,936 at December 31, 1996) was paid by SAT, management does not believe that this amount would be sufficient for Good Ideas to acquire all of the products necessary to turn Good Ideas around and, if Good Ideas is liquidated as currently contemplated as the alternative to sale, 60.8% or approximately $1,199,000 of such payment would be returned to SAT and only 39.2% or approximately $773,000 would go to Good Ideas Minority Stockholders, assuming that all creditor claims were otherwise satisfied.



     Cash used by operations during the nine months ended December 31, 1996 was approximately $159,000 as compared with $469,000 in the same period of the prior year. The net loss for the nine months ended December 31, 1996 was $50,000, which represented an increase in the $110,000 reserve which was established in fiscal 1996 to cover the expenses incurred while management attempted to sell or liquidate the business.

The additional reserve was established due to delays encountered in selling or liquidating the business. Financing activities provided approximately $77,000 primarily from the partial repayment of the loan to SAT.



     Good Ideas believes that its present cash resources are adequate to meet its minimal needs while its assets are held for sale or liquidation.



RESULTS OF OPERATIONS


FISCAL 1996 VS. FISCAL 1995

     Net sales for fiscal 1996 were $1,508,000, a decrease of $3,098,000 or 67.3% from the net sales in the prior year. Of this decrease, $1,944,000 or 62.8% was attributable to Toys R Us, the major customer of Good Ideas, not placing orders for Good Ideas' toy products. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing these same problems -- their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic. In addition, management believes that many retailers are minimizing their number of vendors and reducing the number of items carried in inventory, which has the result of squeezing out the smaller companies with their limited product lines. Net sales from Good Ideas' wooden construction toy category for the fiscal 1996 were $967,000, a decrease of $1,874,000 or 66.0% from the net sales in the comparable period in fiscal 1995. Net sales from Good Ideas' equestrian line of toys, consisting of horses, saddles and accessories, for fiscal 1996 were $531,000, representing a decrease of $682,000 or 56.2% from those in the prior year. Net sales of Good Ideas' other product lines for fiscal 1996 were $10,000, a decrease of $542,000 or 98.2% from the prior year. The decrease was attributable to the discontinuance of Good Ideas' line of corrugated cardboard construction toys because of significant increases in the cost of materials.


     Gross profit for fiscal 1996 was $163,000, or 10.8% of net sales, as compared to $1,324,000, or 28.7% of net sales, for the prior year. The decrease in gross profit as a percentage of net sales was primarily due to lower sales volumes in relation to fixed cost and the write-off of obsolete inventory in the amount of $192,000. Good Ideas had reviewed its inventory for obsolescence annually and written off to cost of sales inventory determined to be obsolete. The fiscal 1996 write-off is more significant in relation to gross profit than past years due to the lower sales level and the pending sale or liquidation of assets. Prior year provisions for obsolescence were not significant in relation to higher cost of sales and gross profit levels.


     Selling, general and administrative expenses for fiscal 1996 decreased to $1,279,000 from $1,924,000 in fiscal 1995, which decrease was attributable to reductions in payroll and related costs during fiscal 1996.


     Good Ideas recognized interest income from its loans to its major shareholder, SAT, and USRR, a wholly owned subsidiary of SAT, of $158,000 during fiscal 1996 compared to $68,000 during fiscal 1995. Good Ideas also recognized interest income from money market investments of $3,500 and $42,000 in fiscal 1996 and 1995, respectively.



     Management fees paid to SAT were $225,000 for fiscal 1996, representing a decrease of $80,000 from the $305,000 of fees paid for fiscal 1995. The decrease resulted from SAT's suspension of the management fee retroactive to January 1, 1996.


     The net loss for the fiscal 1996 was $1,566,000, representing an increase of $768,000 from the net loss of $798,000 for fiscal 1995. The increase in the net loss was due to the decreases in sales and gross profit offset by the decreases in selling, general and administrative expenses and management fees, all as described in the preceding paragraphs. The net loss for the current year was also increased by writedown of assets in the amount of $258,000 and projected costs through sale or liquidation in the amount of $110,000.

     As March 31, 1996, Good Ideas had net operating loss carryforwards of approximately $3,085,000 for federal income tax purposes. Good Ideas adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1992. The adoption of this statement did not have a material effect on Good Ideas' financial condition or results of operations. Net operating loss carryforwards can be used to offset federal taxable income during a 15-year period from the date of the loss. Under the Tax

Reform Act of 1986, the amounts of, and the benefit from, net operating losses that can be carried forward may be impaired or limited in certain circumstances. Events which may offset these carryforwards include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period.

     Unless Good Ideas were to add new products to its lines, as to which there can be no assurance or there were a stronger demand for the toy products in the industry generally, management does not believe that a turnaround in Good Ideas' operations would occur during the next 12 months, if not at a later date. Although management of Good Ideas' had considered plans to expand the product line, it was reluctant to implement these plans absent a change in the industry conditions described above. As indicated in the section "General" under this caption "Good Ideas' Management Discussion and Analysis of Financial Condition and Results of Operations" and "The Merger and Related Matters-Sale of Good Ideas," on February 26, 1996, management determined to seek a buyer for Good Ideas.

FISCAL 1995 VS. FISCAL 1994

     Net sales for fiscal 1995 were $4,606,000, a decrease of $938,000 or 16.9% from the net sales in the prior year. Net sales from Good Ideas' wooden construction toy category for fiscal 1995 were $2,841,000, a decrease of $733,000 or 20.5% from the net sales in fiscal 1994, which decrease was attributable to a decline in this category sales by Toys R Us, Good Ideas' major customer, resulting in a reduction of orders placed by such customer. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing these same problems -- their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic. In addition, net sales from Good Ideas' equestrian line of toys for fiscal 1995 were $1,123,000, representing an increase of $198,000, or 19.5%, over the sales in fiscal 1994. This increase was attributable to the sales of a new product introduced into the equestrian line at the end of fiscal 1994. Net sales of Good Ideas' corrugated cardboard construction toy category for fiscal 1995 were $344,000, a decrease of $69,000 or 16.7% from the net sales for fiscal 1994. Price increases in the cost of the corrugated cardboard resulted in price increases to Good Ideas' customers, with a resulting decline in sales. This category was ultimately removed from the product line at the beginning of fiscal 1996. The remaining decrease in net sales for fiscal 1995 as compared to the net sales in fiscal 1994 was the result of sales of other products which had been introduced into the line on an unsuccessful basis and sold at discounted prices in order to avoid carryover of slow-moving inventory.

     Gross profit for fiscal 1995 was $1,324,000 or 28.7% of net sales as compared to $1,487,000 or 26.8% of net sales for fiscal 1994. The increase in gross profit as a percentage of net sales was primarily due to Good Ideas' effort to increase its gross margins on product sold by either raising selling prices or adjusting the quantity of parts in its playsets.

     Selling, general and administrative expenses for fiscal 1995 increased to $1,924,000 or 41.8% of net sales from $1,487,000 or 27.6% of net sales for fiscal 1994. This increase was the result of two factors: First, the fixed overhead was spread over a decreased sales volume. Second, Good Ideas experienced increased legal and other public company expenses of approximately $127,000, increased payroll costs of $86,000 resulting from additional employees hired and increased travel and promotion expenses in the amount of $97,000 resulting from Good Ideas' efforts to expand its business base.


     Pursuant to the Management Services Agreement, SAT's fees for management and administrative services provided to Good Ideas during fiscal 1995 were $305,000, representing a decrease of $120,000 from the fees in fiscal 1994. This decrease was the result of two factors: First, during fiscal 1994, SAT's fees were computed at ten percent of net sales through September 30, 1993, while such fees were computed based on a flat monthly charge of $25,000 on the first $5,000,000 of net sales during fiscal 1995. Second, the decline in net sales volume for fiscal 1995 kept the management fee from becoming subject to a five percent surcharge on all sales over $5,000,000.



     During fiscal 1995, Good Ideas repaid its debt to SAT and made loans to SAT in the amount of $1,196,000 and to USRR in the amount of $1,027,000. Good Ideas recognized interest income of $68,000 from these loans to related parties and also received interest income of $42,000 from money market investments. Good Ideas incurred minimal interest expense during fiscal 1995.

     Good Ideas had a loss from operations of $905,000 in fiscal 1995 as compared with a loss from operations of $426,000 in fiscal 1994, an increase of $479,000 or 112.4%. The increase in operating loss was due to the decrease in sales and the increase in selling, general and administrative expenses, offset by the decrease in the management fee, as described in the preceding paragraphs.


NINE MONTHS ENDED DECEMBER 31, 1996 AS COMPARED WITH NINE MONTHS ENDED DECEMBER 31, 1995



     Net sales for the nine months ended December 31, 1996 were approximately $49,000 as compared with sales of $1,473,000 in the comparable period of the prior year. This decrease was a result of the concentration of management on the sale or liquidation of Good Ideas' assets rather than pursuing traditional sales efforts.



     There was a negative gross profit of $42,000 in the nine months ended December 31, 1996 as compared with a gross profit of $331,000 in the comparable period of the prior year. The loss in the current period reflected the insignificant level of sales during the period and warehouse rental and other holding costs for the inventory and other assets of Good Ideas.



     Selling, general and administrative expenses for the nine months ended December 31, 1996 were $196,000 as compared with $1,139,000 in the comparable period of its prior year reflecting the elimination of most employees and the office facility in Texas and other related costs. Good Ideas incurred no management fees in the nine months ended December 31, 1996 as SAT suspended these charges retroactive to January 1, 1996.



     During the nine months ended December 31, 1996, Good Ideas recognized interest income of approximately $120,000 on its loans to Good Ideas as compared with interest income from affiliates of $118,000 in the same period of the prior year. The prior year net other income (expense) included a charge of $20,000 for a loss on disposal of fixed assets.



     Good Ideas provided a reserve for sale or liquidation costs of $110,000 in its results of operations for fiscal 1996. However, due to the delay in the sale or liquidation of the assets of Good Ideas, an additional provision of $50,000 was charged against the second quarter income to cover costs expected to be incurred through sale or liquidation. Approximately $119,000 of the reserve was utilized in the nine months ended December 31, 1996 to offset losses incurred.


                     COMMISSION POSITION ON INDEMNIFICATION


     The SAT Board of Directors has authorized indemnification of directors and officers of SAT to the fullest extent permitted by Delaware law.


     Section 145(a) of the GCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses

(including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SAT pursuant to the foregoing provisions, or otherwise, SAT has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SAT of expenses incurred or paid by a director, officer or controlling person of SAT in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SAT will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 LEGAL MATTERS


     The validity of the securities offered hereby will be passed upon for SAT by Gold & Wachtel, LLP, New York, New York.


     Rosenman & Colin LLP, New York, New York have passed on certain legal matters for Good Ideas relating to the Merger and the tax consequences thereof to the Good Ideas Minority Stockholders.

                                    EXPERTS


     The audited financial statements, appearing in this Consent Solicitation Statement/Prospectus and Registration Statement, of Substance Abuse Technologies, Inc. (formerly U.S. Alcohol Testing of America, Inc.) and Good Ideas Enterprises, Inc. at March 31, 1996, and for the year then ended, have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The audited financial statements, appearing in this Consent Solicitation Statement/Prospectus and Registration Statement, of Substance Abuse Technologies, Inc. (formerly U.S. Alcohol Testing of America, Inc.) and Good Ideas Enterprises, Inc. at March 31, 1995, and for each of the two years in the period ended March 31, 1995, have been audited by Wolinetz, Gottlieb & Lafazan, P.C., independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS


     On November 3, 1995, SAT named Ernst & Young LLP ("E&Y") as SAT's new independent auditors for fiscal 1996 replacing Wolinetz, Gottlieb & Lafazan, P.C. ("Wolinetz"), which firm had served as SAT's independent auditors since SAT's inception. The Board of Directors, which authorized the change on November 1, 1995, indicated that, in making the replacement, the directors were not acting because of any criticism of, or dispute with, Wolinetz, but because they concluded that, at this stage of development for SAT and its subsidiaries, the selection of a national firm like E&Y was in SAT's best interests.



     The reports of Wolinetz on the financial statements of SAT for fiscal 1994 and fiscal 1995 did not contain an adverse opinion or a disclaimer of opinion, nor was either report qualified as to uncertainty, audit scope or accounting principles. There had been no disagreements between SAT and Wolinetz in fiscal 1994 and fiscal 1995 and any subsequent interim period preceding the engagement of E&Y as the principal auditors on any matter of accounting principles or practice, financial statement disclosure, auditing scope or procedures.


     Wolinetz has filed a letter to the Commission stating that it agreed with the above statements.


     SAT did not consult E&Y, prior to its engagement, regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on SAT's financial statements, nor was a written report or oral advice provided to SAT that E&Y concluded was an important factor considered by SAT in reaching a decision as to an accounting, auditing or financial reporting issue.

                         INDEX TO FINANCIAL STATEMENTS



              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



ITEM                                                                                     PAGE
----                                                                                     ----
1.   Report of Independent Auditors....................................................   F-1
2.   Report of Independent Certified Public Accountants................................   F-2
3.   Consolidated Balance Sheets as of March 31, 1996 and 1995.........................   F-3
4.   Consolidated Statements of Operations for the Years Ended March 31, 1996, 1995 and   F-4
     1994..............................................................................
5.   Consolidated Statements of Stockholders' Equity for the Years Ended March 31,        F-5
     1996, 1995 and 1994...............................................................
6.   Consolidated Statements of Cash Flows for the Years Ended March 31, 1996, 1995 and   F-8
     1994..............................................................................
7.   Notes to Consolidated Financial Statements........................................  F-10

                                         (Unaudited)
1.   Consolidated Balance Sheets as of December 31, 1996 and March 31, 1996............  F-25
2.   Consolidated Statements of Operations for the Nine Months Ended December 31, 1996   F-27
     and 1995..........................................................................
3.   Consolidated Statements of Cash Flows for the Nine Months Ended December 31, 1996   F-28
     and 1995..........................................................................
4    Notes to Consolidated Financial Statements........................................  F-30



                          GOOD IDEAS ENTERPRISES, INC.



ITEM                                                                                     PAGE
----                                                                                     ----
1.   Report of Independent Auditors....................................................  F-33
2.   Report of Independent Certified Public Accountants................................  F-34
3.   Statement of Net Assets in Liquidation as of March 31, 1996.......................  F-35
4.   Balance Sheet as of March 31, 1995................................................  F-36
5.   Statements of Operations for the Years Ended March 31, 1996, 1995 and 1994........  F-37
6.   Statements of Stockholders' Equity for the Years Ended March 31, 1996, 1995 and     F-38
     1994..............................................................................
7.   Statements of Cash Flows for the Years Ended March 31, 1996, 1995 and 1994........  F-39
8.   Notes to Financial Statements.....................................................  F-40

                                         (Unaudited)
1.   Statement of Net Assets in Liquidation as of December 31, 1996 and March 31,        F-48
     1996..............................................................................
2.   Statements of Operations for the Nine Months Ended December 31, 1996 and 1995.....  F-49
3.   Statements of Cash Flows for the Nine Months Ended December 31, 1996 and 1995.....  F-50
4.   Notes to Financial Statements.....................................................  F-51

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors


Substance Abuse Technologies, Inc.



     We have audited the accompanying consolidated balance sheet of Substance Abuse Technologies, Inc. and subsidiaries (the "Company") as of March 31, 1996, and the statements of operations, stockholders' equity, and cash flows for year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries at March 31, 1996, and the consolidated results of their operations and their cash flows for the year ended March 31, 1996, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP

Riverside, California
May 20, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders

Substance Abuse Technologies, Inc.

Rancho Cucamonga, California


     We have audited the accompanying consolidated balance sheet of Substance Abuse Technologies, Inc. and subsidiaries as of March 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended March 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Substance Abuse Technologies, Inc. and subsidiaries as of March 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1995 in conformity with generally accepted accounting principles.


                                          WOLINETZ, GOTTLIEB & LAFAZAN, P.C.


Rockville Centre, New York

May 26, 1995

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS


                                                                                      MARCH 31,
                                                                            -----------------------------
                                                                                1996             1995
                                                                            ------------     ------------
ASSETS
Current Assets:
  Cash and Cash Equivalents...............................................  $  1,204,646     $  1,633,098
  Trading Securities......................................................            --        3,307,543
  Accounts Receivable (Net of Allowance For Bad Debts of $112,490 at March
    31, 1996 and $125,149 at March 31, 1995)..............................       278,874          771,107
  Other Receivables.......................................................         1,850           69,378
  Inventories.............................................................       681,839        2,212,566
  Prepaid Expenses........................................................       253,787          242,069
  Current Assets of Discontinued Operations, net..........................       256,654               --
                                                                            ------------     ------------
    Total Current Assets..................................................     2,677,650        8,235,761
                                                                            ------------     ------------
Property and Equipment (Net of Accumulated Depreciation of $1,845,015 at
  March 31, 1996 and $1,081,606 at March 31, 1995)........................     2,691,979        3,742,986
                                                                            ------------     ------------
Other Assets:
  Goodwill (Net of Accumulated Amortization of $93,912 at March 31, 1995
    and $229,216 at March 31, 1995).......................................       797,393        2,008,592
  Patents (Net of Accumulated Amortization of $2,619 at March 31, 1996 and
    $1,317 at March 31, 1995).............................................        35,214           20,830
  Other Non-Current Assets................................................        25,736           89,379
  Non-Current Assets of Discontinued Operations, net......................       307,868               --
                                                                            ------------     ------------
    Total Other Assets....................................................     1,166,211        2,118,801
                                                                            ------------     ------------
         Total Assets.....................................................  $  6,535,840     $ 14,097,548
                                                                            ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable........................................................  $    487,320     $  1,498,322
  Accrued Expenses and Taxes..............................................       468,150          472,253
  Current Portion of Long-Term Debt.......................................        29,395           53,727
  Brokerage Loan Payable..................................................            --        1,569,592
  Preferred Stock Dividend Payable........................................         7,202            7,202
                                                                            ------------     ------------
    Total Current Liabilities.............................................       992,067        3,601,096
Long-Term Debt -- Net of Current Portion..................................        32,935           79,008
                                                                            ------------     ------------
         Total Liabilities................................................     1,025,002        3,680,104
                                                                            ------------     ------------
Commitments and Contingencies (See Note 13)
Minority Interest.........................................................     1,478,508        2,723,502
Stockholders' Equity:
  Preferred Stock, Class "A", $.01 Par Value; 500,000 Shares Authorized,
    Issued and Outstanding 41,157 Shares at March 31, 1996 and at March
    31, 1995 (Liquidation Preference of $205,785 at March 31, 1996 and at
    March 31, 1995).......................................................           412              412
  Preferred Stock, Class "B", $.01 Par Value; 1,500,000 Shares Authorized,
    Issued and Outstanding -0- Shares at March 31, 1996 and March 31,
    1995..................................................................            --               --
  Common Stock, $.0l Par Value; 50,000,000 Shares Authorized, Issued and
    Outstanding 32,480,000 Shares at March 31, 1996 and 28,141,041 Shares
    at March 31, 1995.....................................................       324,800          281,411
  Additional Paid-In Capital..............................................    45,176,619       38,421,034
  Accumulated Deficit.....................................................   (41,469,501)     (31,008,915)
                                                                            ------------     ------------
    Total Stockholders' Equity............................................     4,032,330        7,693,942
                                                                            ------------     ------------
         Total Liabilities and Stockholders' Equity.......................  $  6,535,840     $ 14,097,548
                                                                            ============     ============


    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      FOR THE YEARS ENDED MARCH 31,
                                                              ---------------------------------------------
                                                                  1996            1995             1994
                                                              ------------     -----------     ------------
Continuing Operations:
  Net Sales.................................................  $  1,165,661     $ 1,695,215     $    442,728
                                                              ------------     -----------     ------------
  Costs and Expenses:
    Cost of Sales
      (Exclusive of Depreciation Shown Below)...............     1,208,726       1,397,034          389,830
    Selling, General and Administrative Expenses
      (Exclusive of Depreciation Shown Below)...............     5,720,592       5,284,405        3,759,858
    Research and Development................................     1,005,832       1,248,962          947,811
    Interest................................................        81,450          46,069            1,534
    Depreciation and Amortization...........................     1,017,534         695,367          380,676
    Loss from Settlement of Class Action Litigation.........            --              --        4,600,000
    Loss From Settlement of Litigation......................     1,137,914              --           50,000
                                                              ------------     -----------     ------------
         Total Costs and Expenses...........................    10,172,048       8,671,837       10,129,709
                                                              ------------     -----------     ------------
  Loss From Operations......................................    (9,006,387)     (6,976,622)      (9,686,981)
                                                              ------------     -----------     ------------
  Other Income (Expense):
    Interest Income.........................................       116,075         250,486           94,443
    Loss on Sale of Marketable Securities...................    (1,889,216)       (154,707)              --
    Unrealized Gain (Loss) on Marketable Securities.........     2,190,721        (579,991)        (387,746)
    Loss on Write-Down of Note Receivable...................                                       (177,600)
    Other Losses............................................        (8,704)        (14,925)          (2,338)
                                                              ------------     -----------     ------------
         Total Other Income (Expense).......................       408,876        (499,137)         473,241)
                                                              ------------     -----------     ------------
  Loss Before Minority Interest in Net Loss (Income) of
    Subsidiaries............................................    (8,597,511)     (7,475,759)     (10,160,222)
  Minority Interest in Net Loss (Income) of Subsidiaries,
    Net of Subsidiary Preferred Stock Dividends Paid........       541,466         769,632          464,083
                                                              ------------     -----------     ------------
  Loss from Continuing Operations...........................    (8,056,045)     (6,706,127)      (9,696,139)
                                                              ------------     -----------     ------------
  Discontinued Operations:
    Loss from Operations before Minority Interest...........    (1,545,457)       (857,575)        (242,451)
    Minority Interest in Net Loss...........................       467,183         327,306         (127,445)
    Loss on Disposal, Net of Minority Interest of
      $143.671..............................................    (1,326,267)             --               --
                                                              ------------     -----------     ------------
  Loss from Discontinued Operations.........................    (2,404,541)       (530,269)        (369,896)
                                                              ------------     -----------     ------------
  Net Loss..................................................  $(10,460,586)    $(7,236,396)    $(10,066,035)
                                                              ============     ===========     ============
  Weighted Average Common Shares Outstanding................    29,834,502      25,691,674       22,027,068
                                                              ============     ===========     ============
  Loss Applicable to Common Stock:
    Net Loss................................................  $(10,460,586)    $(7,236,396)    $(10,066,035)
    Preferred Stock Dividend -- Class "A"...................       (28,810)        (39,179)         (26,358)
    Preferred Stock Dividend -- Class "B"...................            --          (2,425)         (13,826)
                                                              ------------     -----------     ------------
  Loss Applicable to Common Stock...........................  $(10,489,396)    $(7,278,000)    $(10,106,219)
                                                              ============     ===========     ============
  Loss Per Common Share:
    Loss from Continuing Operations.........................  $       (.27)    $      (.26)    $       (.44)
    Loss from Discontinued Operations.......................          (.08)           (.02)            (.02)
                                                              ------------     -----------     ------------
    Net Loss................................................  $       (.35)    $      (.28)    $       (.46)
                                                              ============     ===========     ============

    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                                       CLASS "A"     CLASS "B"               ADDITIONAL
                                       PREFERRED     PREFERRED     COMMON      PAID-IN     ACCUMULATED
                                         STOCK         STOCK       STOCK       CAPITAL       DEFICIT         TOTAL
                                      -----------   -----------   --------   -----------   ------------   ------------
Balance -- April 1, 1993............     $ 502        $ 1,358     $168,407   $15,019,160   $(13,706,484)  $  1,482,943
Issuance of 571,500 Shares of Common
  Stock Upon Conversion of 127,000
  Shares of Class"B" Preferred
  Stock.............................        --         (1,270)       5,715        (4,445)            --             --
Issuance of 4,444,469 Shares of
  Common Stock Upon Conversion of
  Class"A" Preferred Shares of N.V.
  Subsidiary -- Net.................        --             --       44,445     3,738,544             --      3,782,989
Issuance of 780,621 Shares of Common
  Stock Upon Exercise of Warrants --
  Net...............................        --             --        7,806     1,230,174             --      1,237,980
Dividend on Class"A" Preferred
  Stock.............................        --             --           --       (26,358)            --        (26,358)
Dividend on Class"B" Preferred
  Stock.............................        --             --           --       (13,826)            --        (13,826)
Issuance of 429,800 Shares of Common
  Stock Upon Exercise of Warrants in
  Connection With a Settlement with
  a Former Consultant...............        --             --        4,298     1,068,202             --      1,072,500
Issuance of 493,590 Shares of Common
  Stock Upon Exercising of Placement
  Agent's Option in the N.V.
  Subsidiary and Conversion to
  Common Shares of the Company in
  Connection With Settlement With a
  Former Consultant.................        --             --        4,936       572,564             --        577,500
Additional Paid in Capital Arising
  From Investment in U.S. Drug
  Testing, Inc. by Minority
  Interest..........................        --             --           --     4,756,288             --      4,756,288
Additional Paid in Capital Arising
  From Investment in Good Ideas
  Enterprises, Inc. by Minority
  Interest..........................        --             --           --     2,841,162             --      2,841,162
Issuance of 7,077 Shares of Common
  Stock in Payment of Class"B"
  Preferred Stock Dividend..........        --             --           70        13,756             --         13,826
Issuance of 74,360 Shares of Common
  Stock in Payment of Dividend on
  Class"A" Preferred Shares of the
  N.V. Subsidiary...................        --             --          745       194,255             --        195,000
Issuance of 10,000 Shares of Common
  Stock to Directors For Directors'
  Fees..............................        --             --          100        21,150             --         21,250
Issuance of 400,000 Shares of Common
  Stock Upon Conversion of N.V.
  Subsidiary Common Stock -- Net....        --             --        4,000       965,156             --        969,156
Net Loss For The Year Ended March
  31, 1994..........................        --             --           --            --    (10,066,035)   (10,066,035)
                                          ----        -------     --------   -----------    -----------    -----------
Balance -- March 31, 1994 (Carried
  Forward)..........................       502             88      240,522    30,375,782    (23,772,519)     6,844,375
                                          ----        -------     --------   -----------    -----------    -----------

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                                       CLASS "A"     CLASS "B"               ADDITIONAL
                                       PREFERRED     PREFERRED     COMMON      PAID-IN     ACCUMULATED
                                         STOCK         STOCK       STOCK       CAPITAL       DEFICIT         TOTAL
                                         ----         -------     --------   -----------   -----------    -----------
Balance -- March 31, 1994 (Brought
  Forward)..........................     $ 502        $    88     $240,522   $30,375,782   $(23,772,519)  $  6,844,375
Issuance of 39,375 Shares of Common
  Stock Upon Conversion of 8,750
  Shares of Class "B" Preferred
  Stock.............................        --            (88)         394          (306)            --             --
Issuance of 40,725 Shares of Common
  Stock Upon Conversion of 9,050
  Shares of Class "A" Preferred
  Stock.............................       (90)            --          407          (317)            --             --
Issuance of 812,018 Shares of Common
  Stock Upon Exercise of Warrants...        --             --        8,121     1,762,397             --      1,770,518
Dividend on Class "A" Preferred
  Stock.............................        --             --           --       (39,179)            --        (39,179)
Dividend on Class "B" Preferred
  Stock.............................        --             --           --        (2,425)            --         (2,425)
Issuance of 1,333,333 Shares of
  Common Stock in Connection With
  Settlement of Class Action
  Litigation........................        --             --       13,333     2,986,667             --      3,000,000
Additional Paid-In Capital Arising
  From Additional Investment in Good
  Ideas Enterprises, Inc. by
  Minority Interest.................        --             --           --       165,977             --        165,977
Issuance of 931 Shares of Common
  Stock in Payment of Class "B"
  Preferred Stock Dividend..........        --             --           10         2,415             --          2,425
Issuance of 30,000 Shares of Common
  Stock to Directors for Directors'
  Fees..............................        --             --          300        54,075             --         54,375
Issuance of 782,321 Shares of Common
  Stock in Connection With
  Acquisitions......................        --             --        7,823     1,556,819             --      1,564,642
Issuance of 1,050,000 Shares of
  Common Stock in Connection With a
  Private Placement, Net of Related
  Costs.............................        --             --       10,500     1,584,343             --      1,594,843
Expenses of Warrant Exercise........        --             --           --       (25,213)            --        (25,213)
Other...............................        --             --            1            (1)            --             --
Net Loss For Year Ended March 31,
  1995..............................        --             --           --            --     (7,236,396)    (7,236,396)
                                          ----        -------     --------   -----------    -----------    -----------
Balance -- March 31, 1995 (Carried
  Forward)..........................       412              0      281,411    38,421,034    (31,008,915)     7,693,942
                                          ----        -------     --------   -----------    -----------    -----------

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994


                                       CLASS "A"     CLASS "B"               ADDITIONAL
                                       PREFERRED     PREFERRED     COMMON      PAID-IN     ACCUMULATED
                                         STOCK         STOCK       STOCK       CAPITAL       DEFICIT         TOTAL
                                      -----------   -----------   --------   -----------   ------------   ------------
Balance -- March 31, 1995 (Brought
  Forward)..........................     $ 412        $    --     $281,411   $38,421,034   $(31,008,915)  $  7,693,942
Dividend on Class "A" Preferred
  Stock.............................        --             --           --       (28,810)            --        (28,810)
Additional Paid-In Capital Arising
  From Surrender of Capital in Good
  Ideas Enterprises, Inc. by
  Minority Shareholder..............        --             --           --        97,674             --         97,674
Issuance of 2,152,469 Shares of
  Common Stock in Connection with a
  Private Placement to International
  Investors.........................        --             --       21,524     3,016,981             --      3,038,505
Issuance of 116,500 Shares of Common
  Stock upon Exercise of Warrants...                                 1,165       165,440             --        166,605
Issuance of 20,000 Shares of Common
  Stock to Directors for Director's
  Fees..............................        --             --          200        37,300             --         37,500
Issuance of 2,000,000 Shares of
  Common Stock in Connection with a
  Private Placement Under Regulation
  D.................................        --             --       20,000     3,730,000             --      3,750,000
Expenses of Stock Offerings and
  Warrant Exercises.................        --             --                   (362,500)            --       (362,500)
Issuance of 50,000 Shares of Common
  Stock to Consultant for Investor
  Relations and Financial Consulting
  Services..........................        --             --          500        99,500             --        100,000
Net Loss For Year Ended March 31,
  1996..............................        --             --           --            --    (10,460,586)   (10,460,586)
                                          ----        -------     --------   -----------    -----------    -----------
Balance -- March 31, 1996...........     $ 412        $    --     $324,800   $45,176,619   $(41,469,501)  $  4,032,330
                                          ====        =======     ========   ===========    ===========    ===========


    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      FOR THE YEARS ENDED MARCH 31,
                                                              ---------------------------------------------
                                                                  1996            1995             1994
                                                              ------------     -----------     ------------
Cash Flow From Operating Activities:
  Net Loss..................................................  $(10,460,586)    $(7,236,396)    $(10,066,035)
  Adjustments to Reconcile Net Loss To Net Cash Used By
    Operating Activities:
    Provision For Bad Debts.................................       131,551          50,675           59,029
    Depreciation and Amortization...........................     1,311,354         799,858          447,717
    Loss on Disposal of Discontinued Operations.............     1,326,267              --               --
    Minority Interest in Net (Loss) Income of Subsidiary,
      Net of Subsidiary Preferred Stock Dividends Paid......    (1,008,649)     (1,096,938)        (336,638)
    Value of Common Stock Issued to Directors For
      Services..............................................        37,500          54,375           21,250
    Value of Common Stock Issued to Consultant..............       100,000              --               --
    Value of Common Stock in Subsidiary Issued to Officer
      for Services..........................................         5,000
    Unrealized Loss on Marketable Securities................    (2,190,721)        579,991          387,746
    Realized Loss on Marketable Securities..................     1,889,216         154,707
    Amortization of Bond Discount...........................          (779)         (3,116)            (960)
    Loss on Note Receivable.................................                            --          177,600
    Loss on Disposition of Property and Equipment...........        22,335          40,400            2,338
    Changes in Operating Assets and Liabilities:
      (Increase) Decrease in Accounts Receivable............       360,682         711,044         (897,187)
      (Increase) Decrease in Other Receivables..............        67,528         (34,112)         155,143
      (Increase) Decrease in Inventories....................     1,301,593        (833,681)         425,816
      Increase in Prepaid Expenses..........................       (11,718)        (45,742)        (106,836)
      Increase in Other Assets..............................       (11,625)
      (Increase) Decrease in Funds in
         Escrow -- Restricted...............................            --       1,578,671       (1,578,671)
      Increase (decrease) in Accounts Payable...............    (1,011,022)        135,794          482,460
      Increase in Accrued Expenses and Taxes................        (4,103)         24,492           14,504
      Increase (Decrease) in Accrued Class Action
         Settlement.........................................            --      (1,578,671)       4,578,671
      Increase in Net Assets of Discontinued Operations.....      (564,522)
                                                              ------------     -----------     ------------
  Net Cash Used By Operating Activities.....................    (8,710,699)     (6,698,649)      (6,234,053)
                                                              ------------     -----------     ------------
  Cash Flow From Investing Activities:
    Sale of Marketable Securities...........................     3,609,826          13,320               --
    Purchase of Marketable Securities.......................            --              --       (3,908,281)
    Purchase of Property and Equipment......................      (287,599)     (2,555,133)        (667,536)
    Purchase of Patents and Related Costs...................            --          (9,633)         (12,514)
    Proceeds from Sales of Fixed Assets.....................        59,438              --               --
    Other...................................................       (23,221)          1,456          (33,408)
    Dispositions of Property and Equipment..................            --              --           10,000
    Repayment of Loan to Officer............................            --              --           50,000
    Cash Acquired in Business Acquisitions..................            --         593,261               --
    Costs of Business Acquisitions..........................            --          (5,120)              --
                                                              ------------     -----------     ------------
  Net Cash Provided (Used) By Investing Activities..........     3,358,444      (1,961,849)      (4,561,739)
                                                              ------------     -----------     ------------

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)



                                                                      FOR THE YEARS ENDED MARCH 31,
                                                              ---------------------------------------------
                                                                  1996            1995             1994
                                                              ------------     -----------     ------------
Cash Flow From Financing Activities:
  Sales and Issuances of Common and Preferred Stock.........     6,788,505       1,694,063               --
  Proceeds of Long-Term Debt................................        17,843          81,151          141,511
  Payments of Long-Term Debt................................       (88,248)        (93,584)         (32,941)
  Payments of Notes Payable.................................            --              --          (26,518)
  Proceeds of Brokerage Loans Payable.......................     1,000,000       1,674,683               --
  Payments of Brokerage Loans Payable.......................    (2,569,592)       (105,091)              --
  Proceeds From Sales of Common Stock by U.S. Drug Testing,
    Inc.....................................................            --              --        8,609,600
  Proceeds From Sale of Common Stock by Good Ideas
    Enterprises, Inc........................................            --         326,000        6,000,000
  Expenses of Stock Offerings of Subsidiaries...............            --         (44,703)      (2,775,792)
  Proceeds From Exercising of Placement Agent's Option in
    Connection With Acquisition of 21 Units in N.V. Private
    Placement...............................................            --              --          577,500
  Expenses of Stock Offering and Exercise of Warrants.......      (362,500)       (124,433)         (38,157)
  Payment of Dividend on Class "A" Preferred Stock..........       (28,810)        (31,977)         (26,358)
  Issuance of Common Stock Upon Exercise of Warrants........       166,605       1,770,518        2,348,637
                                                              ------------     -----------     ------------
Net Cash Provided By Financing Activities...................     4,923,803       5,146,627       14,777,482
                                                              ------------     -----------     ------------
Increase (Decrease) in Cash and Cash Equivalents............      (428,452)     (3,513,871)       3,981,690
Cash and Cash Equivalents -- Beginning of the Year..........     1,633,098       5,146,969        1,165,279
                                                              ------------     -----------     ------------
Cash and Cash Equivalents -- End of the Year................  $  1,204,646     $ 1,633,098     $  5,146,969
                                                              ============     ===========     ============
Supplemental Disclosure of Cash Information:
  Cash Paid For Interest....................................  $     81,450     $    50,139     $      7,215
                                                              ============     ===========     ============
  Income Taxes Paid.........................................  $         --     $        --     $         --
                                                              ============     ===========     ============
Non-Cash Financing Activities:
  Preferred Stock Dividends Accrued.........................  $      7,202     $     7,202     $         --
                                                              ============     ===========     ============
  Issuance of Common Stock for Businesses Acquired -- Net of
    Cash Received...........................................  $         --     $   976,501     $         --
                                                              ============     ===========     ============
  Issuance of Common Stock as Payment for Preferred "B"
    Dividend................................................  $         --     $     2,465     $     13,826
                                                              ============     ===========     ============
  Issuance of Common Stock as Payment of N.V. Preferred "A"
    Dividend................................................  $         --     $        --     $    195,000
                                                              ============     ===========     ============
  Issuance of Common Stock Upon Conversion of N.V. Preferred
    "A" Shares -- Net.......................................  $         --     $        --     $  3,676,068
                                                              ============     ===========     ============
  Issuance of Common Stock Upon Conversion of N.V. Common
    Shares -- Net...........................................  $         --     $        --     $    969,156
                                                              ============     ===========     ============
  Issuance of Common Stock in Connection With Settlement of
    Class Action Litigation.................................  $         --     $ 3,000,000     $         --
                                                              ============     ===========     ============
  Issuance of Common Stock Upon Conversion Of Class "A"
    Preferred Stock.........................................  $         --     $       407     $         --
                                                              ============     ===========     ============
  Issuance of Common Stock Upon Conversion Of Class "B"
    Preferred Stock.........................................  $         --     $       394     $      5,715
                                                              ============     ===========     ============


    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation


     The consolidated financial statements include the accounts of Substance Abuse Technologies, Inc. (the "Company"), which prior to October 28, 1996 was named U.S. Alcohol Testing of America, Inc., and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.


  Industry Segment and Concentration of Risk

     The Company, which operates in a single industry segment, designs, manufactures, markets and services alcohol breath testing equipment, which is either sold or placed on a cost per test basis with laboratories or other users, and, through its ProActive Synergies Inc. ("ProActive") subsidiary, designs and administers drug testing and background checking services as a human resources provider. Additionally, the Company's 67.0% owned subsidiary, U.S. Drug Testing, Inc. ("U.S. Drug") (a development stage enterprise), is developing a saliva based, on site drug testing system and, thereafter depending on the successful completion, completing development of a urine based, on site drug testing system. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations. No customer accounted for 10% or more of net revenues in the years ended March 31, 1996, 1995 or 1994.

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash investments and trade receivables. The Company currently invests excess cash in short term commercial paper with strong credit ratings and in money market accounts with commercial banks.

     The Company's operating results each quarter are subject to various uncertainties, including uncertainties related to revenues from major customers, actions of competitors and the risks inherent in the new product development currently being undertaken by the Company's 67.0%-owned subsidiary, U.S. Drug.


     One of the significant risks potentially affecting the Company's operating results is the effect of the history of operating losses on its ability to secure additional capital resources. Management continues to believe that the Company will have the cash resources to meet all of its operating requirements for the next 12 months as a result of the exercise of warrants to purchase its Common Stock, the anticipated growth of the human resource provider portion of its business which is expected to benefit from the acquisition of Robert Stutman & Associates, Inc. (See Note 16 -- Subsequent Events), increased sales of breath alcohol testing machines and cost per test revenue, the discontinuance of the operations of its subsidiaries, U.S. Rubber Recycling, Inc. ("U.S. Rubber") and Good Ideas Enterprises, Inc. ("Good Ideas"), and significant budgeted reductions in general and administrative costs.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid cash investments with an original maturity of three months or less when purchased to be cash equivalents.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

  Trading Securities

     Trading securities at March 31, 1995 consisted of mortgage-backed debt and corporate equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective April 1, 1994. Pursuant to SFAS No. 115, the provisions of the Statement were not applied retroactively. The change had no material cumulative effect on the Company's financial position or results of operations. Prior to the adoption of SFAS No. 115, equity and debt securities were carried at the lower of aggregate cost or market and on an amortized cost basis, respectively.

     Under SFAS No. 115, the Company classified all of its debt and marketable equity securities held at March 31, 1995 as trading securities and recorded them at fair market value. Management determines the appropriate classification of all securities at the time of purchase and reevaluates such designation as of each balance sheet date. Unrealized holding gains and losses, net of the related tax effect, are included in earnings.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed by both straight-line and accelerated methods over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to expense as incurred whereas major betterments and renewals are capitalized.

     The Company's property and equipment is depreciated using the following estimated useful lives:

                                                                            LIFE
                                                                        -------------
        Furniture and Fixtures........................................    5 - 7 Years
        Equipment.....................................................    5 - 7 Years
        Equipment -- Network/Per Test.................................    3 - 5 Years
        Test Equipment................................................        5 Years
        Leasehold Improvements........................................  Life of Lease
        Vehicles......................................................        5 Years

  Covenants Not to Compete

     Covenants not to compete are amortized using the straight-line method over five to eight years.

  Goodwill

     Goodwill represents the excess of the cost of the businesses acquired over the fair value of net identifiable assets at the date of the acquisition and is amortized using the straight-line method over 5 to 15 years.


     The Company continually monitors events and changes in circumstances that could indicate carrying amounts of goodwill may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of goodwill many not be recoverable, the Company assesses the recoverability of goodwill by determining whether the carrying value of such goodwill will be recovered through undiscounted expected future cash flows after interest charges associated with the business acquired. No impairment losses were recorded by the Company in the years ended March 31, 1995 or 1994. Goodwill relating to the acquisition of Good Ideas in the amount of $1,013,304 was included in the loss on disposal of its discontinued operation in fiscal 1996.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996


     Impairments would be recognized in operating results if a permanent diminution in value were to occur.


  Impairment of Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), which is required to be adopted by the year ending March 31, 1997. SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets acquired to be held and used, and for long-lived assets and certain intangible assets to be disposed of. The Company does not expect the adaption of SFAS 121 to have a material impact on its financial statement.

  Patents

     The cost of patents are amortized over their expected useful lives (approximately 17 years) using the straight-line method.

  Revenue Recognition

     Sales are recorded as products are shipped. Per test revenues are recognized in the period that such tests are performed.

  Research and Development Costs

     Research and development costs are expensed as incurred.

  Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". In accordance with SFAS No. 109, deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

  Common Stock Issued for Services

     The Company accounts for Common Stock issued for services other than employment by charging income in the period of grant with the market value of the Common Stock.

  Accounting for Stock Based Compensation

     The Company accounts for Common Stock and warrants issued to employees as compensation in accordance with the provisions of the Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its grants of Common Stock or warrants to employees in accordance with the provisions of APB 25. Accordingly, SFAS No. 123 is not expected to have any material impact on the Company's financial position or results of operations.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996


  Net Loss Per Common Shares



     Loss per common share is based upon the weighted average number of common shares outstanding during the periods reported. Common stock equivalents have not been included in this calculation since their inclusion would be antidilutive.



  Reclassification



     The Company has reclassified certain prior year balances to conform with the current year's presentation.



NOTE 2 -- CASH AND CASH EQUIVALENTS



     Cash and cash equivalents are summarized as follows:



                                                                     MARCH 31,
                                                            ---------------------------
                                                               1996             1995
                                                            ----------       ----------
        Cash in Banks.....................................  $  527,969       $  160,939
        Money Market Funds................................       5,683        1,472,159
        Commercial Paper..................................     752,868               --
                                                            ----------       ----------
                                                            $1,286,520       $1,633,098
                                                            ==========       ==========



NOTE 3 -- TRADING SECURITIES



     Trading securities at March 31, 1995 are summarized below. The Company owned no trading securities at March 31, 1996.



                                                                           MARCH 31,
                                                                              1995
                                                                           ----------
        Marketable Equity Securities.....................................  $1,585,906
        Federal Home Loan Mortgage Corporation REMIC Bonds...............   3,428,998
        Federal National Mortgage Association REMIC Bonds................     483,360
                                                                           ----------
                                                                            5,498,264
        Less: Unrealized Losses..........................................   2,190,721
                                                                           ----------
        Trading Securities at Aggregate Market Value.....................  $3,307,543
                                                                           ==========



     At March 31, 1995, the trading securities were collateral for the brokerage loan payable. The REMIC Bonds were sold for proceeds of $3,285,625 during July 1995 and the brokerage loan was paid off (See Note 6). The Company recorded a gain of $76,441, net of amortization of bond discount, over the carrying value on the March 31, 1995 Balance Sheet. The Company realized an overall loss of $627,512 on its investment in REMIC bonds. Management will make no further investments in any high risk trading securities.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996


NOTE 4 -- INVENTORIES



     Inventories are summarized as follows:



                                                                     MARCH 31,
                                                            ---------------------------
                                                               1996             1995
                                                            ----------       ----------
        Finished Goods....................................  $  246,261       $  538,677
        Work in Process...................................     378,162          497,583
        Raw Materials.....................................     416,838        1,176,306
                                                            ----------       ----------
                                                            $1,041,261       $2,212,566
                                                            ==========       ==========



NOTE 5 -- PROPERTY AND EQUIPMENT



     Property and equipment is summarized as follows:



                                                                     MARCH 31,
                                                            ---------------------------
                                                               1996             1995
                                                            ----------       ----------
        Furniture and Fixtures............................  $  464,010       $  411,965
        Equipment.........................................   1,254,435        1,339,602
        Equipment -- Network/Per Test.....................   2,327,553        2,030,918
        Test Equipment....................................     476,765          460,978
        Leasehold Improvements............................     410,829          397,567
        Vehicles..........................................     124,042          183,562
                                                            ----------       ----------
                                                             5,057,634        4,824,592
        Less: Accumulated Depreciation....................   2,060,568        1,081,606
                                                            ----------       ----------
                                                            $2,997,066       $3,742,986
                                                            ==========       ==========



NOTE 6 -- BROKERAGE LOAN PAYABLE



     At March 31, 1995, the brokerage loan payable consisted of demand loans from a major national stock brokerage firm, bearing interest at 8.5% per annum and secured by certain trading securities held by the brokerage firm. The purpose of these loans was for working capital. These loans could not exceed 75% of the current market value of the REMIC Bonds (see Note 3). The loan was repaid during the second quarter of the year ended March 31, 1996 from the proceeds of the sale of the REMIC bonds.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996


NOTE 7 -- LONG-TERM DEBT



     Long-term debt is summarized as follows:



                                                                       MARCH 31,
                                                                  --------------------
                                                                   1996         1995
                                                                  -------     --------
        Capitalized lease obligations, secured by certain
          equipment, payable in various monthly installments due
          from July 1995 to January 1999........................  $75,789     $112,735
        Note payable, bearing interest at 6% per annum from
          January 15, 1995, payable in semi-annual payments
          including principal and interest of $1,771 from July
          15, 1995 and due January 15, 2002.....................       --       20,000
                                                                  -------     --------
                                                                   75,789      132,735
        Less: Current Portion...................................   32,827       53,727
                                                                  -------     --------
                                                                  $42,962     $ 79,008
                                                                  =======     ========



     Long-term debt matures as follows:



            MARCH 31,
            -----------------------------------------------------------
              1997.....................................................  $32,827
              1998.....................................................   20,567
              1999.....................................................   14,244
              2000.....................................................    4,512
              2001.....................................................    3,639
                                                                         -------
                                                                         $75,789
                                                                         =======



NOTE 8 -- MINORITY INTEREST



     The Company's consolidated financial statements at March 31, 1995 include 100% of the assets, liabilities and losses of U.S.Drug, a 67.0%-owned publicly traded subsidiary, and 100% of the assets, liabilities and losses of Good Ideas, a 59%-owned publicly traded subsidiary. The percentage ownership in Good Ideas decreased by 1% during the year ended March 31, 1995 by virtue of an additional 65,200 shares of common shares of the subsidiary sold pursuant to the overallotment provision of its initial public offering. The $2,723,502 minority interest reported on the balance sheet represents the minority stockholders' interest in the equity of these subsidiaries.



     At March 31, 1996, the Company's consolidated statements reflect an increase in the minority interest in Good Ideas as a 60.8%-owned subsidiary as a result of the surrender of 126,520 shares of common stock of Good Ideas in connection with the resignation of Keith Parten, formerly Chief Operating Officer, President and a director of Good Ideas, and the issuance of 10,000 shares of common stock of Good Ideas to an officer for compensation.



     See Note 16 for information regarding the Company's registration statements under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offer to purchase the minority shares of U.S. Drug and Good Ideas.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

NOTE 9 -- STOCKHOLDERS' EQUITY

  Directors' Stock

     In February 1994, the Company authorized the issuance of 10,000 shares of Common Stock valued at $21,250 to its directors for annual directors' fees. In June 1994, the Company authorized the issuance of 30,000 shares of Common Stock valued at $54,375 as directors' compensation. The values of these shares were charged to operations in the respective periods.

     In September 1995, the Company authorized the issuance of 20,000 shares of Common Stock valued at $37,500 to two of its directors for directors' fees. The value of these shares was charges to operations in the current period.

  Preferred Stock

     Each share of Class "A" Preferred Stock is convertible into 4.5 shares of Common Stock and pays dividends at the rate of 14% per annum on the liquidation preference of $5 per share (or $.70 per share). Dividends are payable semi-annually.

     Each share of Class "B" Preferred Stock is convertible into 4.5 shares of Common Stock and pays dividends at the rate of 10% per annum on the liquidation preference of $4 per share (or $.40 per share). Dividends are payable semi-annually in cash or Common Stock at the Company's election. All Class "B" Preferred Stock was converted into Common Stock prior to March 31, 1995.

  Registration of Warrants

     A Registration Statement of the Company filed under the Securities Act was declared effective during May 1994. The filing registered 81,250 shares of Common Stock underlying an equal amount of warrants expiring between May 17, 1997 and September 1, 1998 and at exercise prices ranging from $1.06 to $4.00.

     During the year ended March 31, 1994, a total of 1,210,421 shares registered under the Securities Act were issued upon the exercise of warrants for proceeds of approximately $2,348,000 before deducting expenses of approximately $38,000.

     During the year ended March 31, 1995, a total of 812,018 shares registered under the Securities Act were issued upon the exercise of warrants for proceeds of approximately $1,770,000.

     During the year ended March 31, 1996, a total of 116,500 shares registered under the Securities Act were issued upon the exercise for proceeds of approximately $167,000.

  Initial Public Offering of Good Ideas

     In February 1994, the initial public offering of Good Ideas was completed and 1,200,000 shares of the common stock of Good Ideas was sold to the public at $5 per share for gross proceeds of $6,000,000. Net proceeds to the subsidiary amounted to approximately $4,735,000 after deducting expenses of approximately $1,265,000. The offering represented the sale of 30% of the outstanding stock and the Company holds a 60% interest in the subsidiary. In connection with the offering, the underwriter was granted, for nominal consideration, common stock purchase warrants entitling the underwriter to purchase up to 120,000 shares of common stock of Good Ideas at $6 per share.

     In April 1994, an additional 65,200 shares of common stock of Good Ideas were sold pursuant to its initial public offering's overallotment provision and the subsidiary grossed $326,000 before deducting expenses of approximately $45,000.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

     As a result of the initial public offering and overallotment, approximately $2,800,000 was added to the additional paid-in-capital of the Company. After completion of the overallotment, the Company's ownership of Good Ideas was reduced to 59%.

  Initial Public Offering of U.S. Drug Testing, Inc.

     U.S. Drug completed its initial public offering of 1,500,000 shares of common stock at $5 per share on October 13, 1993 and the subsequent overallotment of 221,900 shares in November 1993. U.S. Drug realized gross proceeds of $8,609,500 and incurred expenses of $1,501,500, yielding net proceeds of $7,108,000. In connection with the offering, the underwriter was granted, for nominal consideration, common stock purchase warrants entitling the underwriter to purchase up to 150,000 shares of common stock of U.S. Drug at $6 per share.

     As a result of the initial public offering and overallotment, approximately $4,800,000 was added to the additional paid-in-capital of the Company. After completion of the transaction, the Company holds a 67.0% interest in the subsidiary.

  Alconet and Dakotanet Acquisitions

     On March 30, 1995, the Company acquired 100% of the outstanding capital stock of Alconet, Inc., a privately held North Dakota corporation ("Alconet"), and 100% of the net equity of Dakotanet, LLC, a privately held North Dakota Limited Liability company ("Dakotanet"). The transactions provided for the issuance of 782,321 shares of the Common Stock valued at $1,565,000. In connection with the transaction certain of the shares issued by the Company to the selling shareholders of Alconet were used as payment of obligations of Alconet in the approximate amount of $109,000. Concurrent with the acquisitions, the Company contributed the net assets of Dakotanet to Alconet. The purchase price of the acquisitions exceeded the net book value of the assets acquired, which included cash of $593,000, by $818,000 and this has been assigned to goodwill. The acquisitions have been accounted for as a purchase.

  Private Placements

     In August 1995, the Company completed a private placement to international investors, who were not related to the Company, in accordance with the provisions of Regulation S under the Securities Act in which it sold 2,152,469 shares of its common stock and realized gross proceeds of $3,038,505.

     In February 1996, the Company completed a private placement under Regulation D under the Securities Act in which it sold 2,000,000 shares of its common stock and realized gross proceeds of $3,750,000.

NOTE 10 -- INCENTIVE COMPENSATION PLAN AND OUTSTANDING COMMON STOCK PURCHASE WARRANTS

     The Company has adopted an Employees' Incentive Compensation Plan ("the Plan"). The Plan provides for the issuance of restricted stock to employees under certain conditions, as well as non-qualified stock options and Incentive Stock Options.

     There are reserved 450,000 shares of Common Stock for issuance upon the exercise of non-qualified and incentive options and the grant of restricted stock under the Plan. During August 1994, stock options to purchase all of the 450,000 shares of Common Stock reserved for issuance under the Plan were granted to key officers and directors of the Company in recognition for services rendered to the Company. These options are immediately exercisable at $2.38 per share, which represented the market value at the date of grant. The options expire after ten years.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

     Common shares reserved for stock options and for outstanding stock purchase warrants are presented in the following table:

                                                                                                     WARRANT
                         INCENTIVE STOCK OPTIONS        NON QUALIFIED OPTIONS                      AGREEMENTS
                        -------------------------     -------------------------                    -----------
                         NUMBER       PRICE RANGE      NUMBER       PRICE RANGE       NUMBER       PRICE RANGE
                        OF SHARES      PER SHARE      OF SHARES      PER SHARE      OF SHARES       PER SHARE
                        ---------     -----------     ---------     -----------     ----------     -----------
Outstanding -- April
  1, 1993.............       -0-         $ -0-             -0-         $ -0-         5,345,875     $  .44-4.00
  Granted.............       -0-           -0-             -0-           -0-            53,250       1.81-3.00
  Exercised...........       -0-           -0-             -0-           -0-        (1,210,442)           1.33
                         -------         ------         ------         ------       ----------      ----------
Outstanding -- March
  31, 1994............       -0-           -0-             -0-           -0-         4,188,683       1.06-4.00
  Granted.............   420,000          2.38          30,000          2.38           869,750       1.81-2.50
  Canceled............       -0-           -0-             -0-           -0-            (6,000)           2.19
  Exercised...........       -0-           -0-             -0-           -0-          (812,018)      1.33-3.00
                         -------         ------         ------          -----       ----------      ----------
Outstanding -- March
  31, 1995............   420,000           -0-          30,000           -0-         4,240,415       1.06-4.00
  Granted.............       -0-           -0-             -0-           -0-         3,951,000       1.88-4.00
  Exercised...........       -0-           -0-             -0-           -0-          (116,500)      1.06-1.87
                         -------         ------         ------                      ----------     -----------
Outstanding -- March                                                   -----
  31, 1996............   420,000         $2.38          30,000         $2.38         8,074,915     $ 1.06-4.00
                         =======                        ======                      ==========

     During October 1995, the Company issued five-year warrants for the purchase of 100,000 shares of common stock at $2.17 to the placement agents for a private placement pursuant to Regulation S under the Securities Act.

     During November 1995, the Board of Directors authorized the issuance of three-year warrants for the purchase of 60,000 shares of Common Stock at $1.94 to five new directors of the Company and to a consultant to the Board of Directors.

     During November 1995, the Board of Directors authorized the issuance of three warrants to purchase an aggregate of 700,000 shares of the Common Stock to a new director of the Company in connection with his services in a capacity other than as a director, including those related to the private placement pursuant to Regulation D under the Securities Act. The warrants were issued for three to five-year periods at exercise prices ranging from $1.94 to $4.00.

     During December 1995, the Board of Directors authorized the issuance of four-year warrants to purchase 2,000,000 shares of Common Stock at $2.00 in connection with the private placement completed pursuant to Regulation D under the Securities Act.

     During December 1995, the Board of Directors authorized the issuance of three-year warrants for the purchase of 400,000 shares of Common Stock at $2.00 pursuant to a consulting agreement with ProActive Synergies, Inc. Pursuant to this agreement, a Common Stock purchase warrant for 200,000 shares was issued on December 14, 1995 to Robert Stutman and a warrant for the remaining 200,000 shares was issued to Robert Stutman & Associates, Inc. on April 1, 1996.

     During January 1996, the Company issued four-year warrants for the purchase of 150,000 shares of Common Stock at $2.25 to an individual in connection with the settlement of litigation against the Company.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

     During February 1996, the Board of Directors authorized the issuance of three-year warrants for the purchase of 700,000 shares of Common Stock at $2.44 to a consultant to the Company for financial public relations services.

     During the year ended March 31, 1996, the Company granted three-year warrants to employees to acquire 41,000 shares of Common Stock at prices ranging from $1.88 to $2.81.

NOTE 11 -- SETTLEMENT OF LITIGATION

     In November 1993, the Company and Jeffrey Brooks Securities, Inc., its former investment banker, and Jeffrey Brooks individually (collectively "Brooks") resolved a dispute which provided, in pertinent part, that Brooks exercise an option to purchase 21 Units of securities issued by the Company's international subsidiary ("NV") for $577,500 and thereafter convert those shares to Common Stock at the same conversion price of $1.17. As a result, Brooks was issued 493,590 shares of the Common Stock.

     In November 1993, the Company executed a stipulation of settlement in the securities class action litigation which was subject to Court approval. The Company agreed to pay $1,600,000 in cash to the class and $3,000,000 worth of its Common Stock, or a total consideration of $4,600,000 to completely settle both class actions then pending against the Company and all defendants. This amount was charged to operations during the year ended March 31, 1994. The Company funded the $1,600,000 cash portion through exercised warrants and options of certain co-defendants in the class action.

     On April 4, 1994, the Court approved the stipulation of settlement entered into by the Company in November 1993. The Court chose March 31, 1994 as the valuation date for the $3,000,000 stock portion of the settlement. Accordingly 1,333,333 shares of Common Stock were issued based upon the $2.25 closing price at March 31, 1994. These shares have not been included in the computation of earnings (loss) per share for the year ended March 31, 1994 because the number of shares were not determinable until the date of the court approval. If these shares were outstanding for the entire year ended March 31, 1994, the effect on loss per share would have been to decrease the net loss per share by $.03.

     In November 1993, as part of a dispute resolution with its former consultant, David Brooks, the Company received all of Mr. Brooks' 25% equity interests in both NV and Good Ideas for nominal consideration. As a result, the Company's interests became 100% of NV and 60% percent of Good Ideas.

     In September 1995, the Company settled litigation relating to a consent solicitation filed against it by a group of stockholders. Term of the settlement included the payment of legal costs of the stockholder group. The costs incurred by the Company and the stockholder group totaled approximately $1,000,000 and are included in the caption "Loss from Settlement of Litigation."

     In January 1996, the Company settled litigation with a former consultant, Jonathan J. Pallin, with the payment of $175,000 cash and the issuance of warrants to purchase 150,000 shares of the Common Stock at a price of $2.25 per share though January 30, 2000. Warrants to purchase 200,000 shares of the Common Stock at $2.625 were returned to the Company and canceled as part of the settlement. The cash payment related to this settlement is included in Additional Paid In Capital.

     In March 1996, the Company settled litigation with two former officers of Alconet. The settlement resulted in payments by the Company of $250,000. These costs are included in the caption "Loss from Settlement of Litigation."

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     The Company entered into new employment agreements with four of its senior officers which became effective January 1, 1994 and terminate on December 31, 1996. The agreements provide for aggregate annual minimum salaries in the amount of $638,000, as well as for reimbursement of related business expenses incurred.

     The Company and its subsidiaries have entered into employment agreements with certain of its officers and employees which will terminate at various dates through the end of December 1997. The agreements provide for aggregate annual minimum salaries of approximately $707,000 as well as reimbursement of related business expenses incurred.

  Royalty Agreement

     As part of the acquisition of certain assets of Luckey Laboratories, Inc. during June 1988 and a covenant not to compete provision by Manley Luckey, principal of Luckey Laboratories, Inc., the Company was obligated to pay royalties equal to 5% of the first $1,000,000 in sales, 3% of the second $1,000,000 in sales and 2% of sales exceeding $2,000,000, with a maximum guaranteed annual royalty of $120,000. Guaranteed minimum royalties of $30,000 per year were payable at the rate of $2,500 per month, through June 30, 1993, as amended. The royalty terms extend for Manley Luckey's lifetime with no minimum guarantee after June 1993, but were limited to $120,000 per year or 3% of gross sales, whichever is less. In anticipation of increased revenues which would result in the payment of the maximum royalty under the existing agreement, in September 1994, the Company renegotiated the terms of the agreement to provide monthly payments of $5,000 for the period from September through December, 1994 and $10,000 per month from January 1, 1995. The agreement also provides for a CPI adjustment every six months starting June 1, 1995. Had the terms of the revised royalty agreement been in effect for the last three years, royalty expense would have increased by $57,500 for the year ended March 31, 1995 and $90,000 for each of the years ended March 31, 1994 and 1993. Royalties charged to operations under this agreement amounted to $122,700, $62,500 and $30,000 for the fiscal years ended 1996, 1995 and 1994, respectively.

  Lease Commitments

     The Company has entered into a lease that commenced July 1, 1991 and terminates on January 31, 1997 as amended, for new office and factory facilities in Rancho Cucamonga, California. The lease as amended provides for annual rental payments commencing November 1, 1991. Two of the Company's subsidiaries maintain facilities under leases expiring over periods through June 1999. In addition to rent, the leases provide for payment of real estate taxes and other occupancy costs.

     Approximate future minimum payments under these leases are summarized as follows:

            Fiscal year ending March 31:
            1997....................................................    $167,200
            1998....................................................      26,800
            1999....................................................      20,300
                                                                        --------
                                                                        $214,300
                                                                        ========

     Rent expense was approximately $293,000, $276,000, and $283,000 for the years ended March 31, 1996, 1995 and 1994, respectively.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996


     Although the purchaser of the discontinued U.S. Rubber business has assumed the lease of the building the business occupied, the landlord did not release U.S. Rubber from liability on the lease if the purchaser does not perform. Approximate future lease payments under this lease are $58,418 in fiscal 1997, $60,243 in fiscal 1998, $65,036 in fiscal 1999 and $16,658 in fiscal 2000.


  Material Contracts


     The Company and the Department of the Navy, on January 24, 1992, entered into a ten-year agreement granting the Company a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. In June 1995, the Company's License Agreement with the Department of Navy was renegotiated and amended to provide for minimum royalties of $100,000 per year commencing October 1, 1995 and terminating September 30, 2005. Additional royalties will be paid pursuant to a schedule based upon sales of products. U.S. Drug is a sub-licensee under this agreement from the Company and, accordingly, has an obligation to the Company for the royalty payments required by the License Agreement. Royalties paid under the License Agreement by the Company amounted to $50,000 for the year ended March 31, 1996, $375,000 for the year ended March 31, 1995 and $228,750 for the year ended March 31, 1994.


  Network/Per Test Equipment Agreements

     In December 1994, the Company entered into Equipment, Licensing, Service and Maintenance Agreements with two national laboratories ("the Customers") for three and five-year terms, respectively. Under the terms of these agreements, the Company delivered its Alco Analyzer 2100 Unit, together with related software and equipment, to various testing sites of the Customers, as outlined in the agreements. The Company granted to the Customers a nonexclusive, nontransferable license to use the equipment as specified in the agreements. In addition, the Company shall provide to the Customers technical services, disposable supplies and maintenance as specified in the agreements. The Company will be compensated under the terms of the agreements by receiving a fee for each test performed on its equipment.

NOTE 13 -- INCOME TAXES

     The Company and its subsidiaries file their corporation income tax returns on an unconsolidated basis and have net operating loss carryforwards at March 31, 1996 of approximately $35,600,000, expiring from March 31, 2004 to March 31, 2011 if not offset against future federal taxable income.

     Pursuant to Section 382 of the Internal Revenue Code, due to changes in the ownership of the Company and its subsidiaries, the utilization of these loss carryforwards may be subject to an annual limitation.

     Income tax benefit attributable to net loss differed from the amounts computed by applying the statutory Federal Income tax rate applicable for each period as a result of the following:


                                                                   MARCH 31,
                                                  -------------------------------------------
                                                     1996            1995            1994
                                                  -----------     -----------     -----------
    Computed "Expected" Tax Benefit.............  $ 2,550,000     $ 4,080,000     $ 1,906,000
    Decrease in Tax Benefit Resulting from:
         Net Operating Loss For Which No Benefit
           is Currently Available...............   (2,550,000)     (4,080,000)     (1,906,000)
                                                  -----------     -----------     -----------
                                                  $        --     $        --     $        --
                                                  ===========     ===========     ===========

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

     The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:

                                                                     MARCH 31,
                                                            ---------------------------
                                                               1996            1995
                                                            -----------     -----------
        Deferred tax assets:
          Net Operating Loss Carryforwards................  $12,800,000     $ 9,520,000
          Allowances for Unrealized Losses
             on Marketable Securities.....................           --         745,000
                                                            -----------     -----------
                                                             12,800,000      10,265,000
        Less:
          Valuation Allowance Under SFAS109...............   12,800,000      10,265,000
                                                            -----------     -----------
          Net Deferred Tax Assets.........................  $        --     $        --
                                                            ===========     ===========

NOTE 14 -- RELATED PARTY TRANSACTIONS


     In February 1996, Lee S. Rosen, a director of the Company, received $100,000 and warrants to purchase 700,000 shares of Common Stock for services performed in connection with the Company's offering of 2,000,000 shares of Common Stock pursuant to Regulation D under the Securities Act. These warrants consist of (a) a Common Stock purchase warrant expiring November 15, 1998 to purchase 400,000 shares of Common Stock at $1.9375 per share, (b) a Common Stock purchase warrant expiring November 14, 2000 to purchase 150,000 shares of Common Stock at $3.00 per share and (c) a Common Stock purchase warrant to purchase 150,000 shares of Common Stock at $4.00 per share. The latter two warrants can only be exercised as to 50,000 shares of Common Stock subject thereto in proportion to the shares issued upon the exercise of Common Stock purchase warrants expiring December 17, 1999 to purchase 2,000,000 shares of Common Stock at $2.00 per share issued to the purchasers in such private placement. Subsequent to year end, during May and June 1996, Mr. Rosen received an additional $400,000 for services rendered to the Company in connection with the exercise of Common Stock purchase warrants (See Note 16 to the Financial Statements). The payments to Mr. Rosen are directly related to raising capital for the Company and have been charged to Additional Paid-In Capital.


NOTE 15 -- DISCONTINUED OPERATIONS


     On February 26, 1996, the Board of Directors approved a strategic decision to focus on the Company's core alcohol, drug and human resource provider businesses and to dispose of its non core rubber recycling and toy operations, namely U.S. Rubber and Good Ideas. These business units are accounted for as discontinued operations and, accordingly, their operations are segregated in the accompanying income statements. Sales, operating costs and expenses, other income and expense and applicable minority share of losses for the years March 31, 1995 and 1994 have been reclassified for amounts associated with discontinued units. All operations for U.S. Rubber and Good Ideas have been classified as Loss from Discontinued Operations.


     Discontinued operations include management's best estimates of the amounts expected to be realized from the sale or liquidation of its toy operations. The amounts the Company will ultimately realize could differ in the near term from the amounts assumed in arriving at the loss on disposal of the discontinued operations.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

     Sales, related losses and minority share of losses associated with the discontinued business units are as follows:

                                                               MARCH 31,
                                               ------------------------------------------
                                                  1996            1995            1994
                                               -----------     -----------     ----------
        Sales................................  $ 2,400,750     $ 6,741,935     $6,739,689
                                               ===========     ===========     ==========
        Loss from operations before minority
          interests..........................  $(1,545,457)    $  (857,575)    $ (242,451)
        Minority interest in loss............      467,183         327,306       (127,445)
        Loss from disposal, net of Minority
          interest of $143,671...............   (1,326,267)             --             --
                                               -----------     -----------     ----------
        Total Loss from Discontinued
          Operations.........................  $(2,404,541)    $  (530,269)    $ (369,896)
                                               ===========     ===========     ==========


     The sale of certain of the net assets of U.S. Rubber was completed on April 30, 1996 (See Note 16). The disposition of Good Ideas, either through the sale of assets or liquidation, is expected to be completed during the year ending March 31, 1997.


NOTE 16 -- SUBSEQUENT EVENTS

  Management Changes

     On April 18, 1996, James C. Witham and Karen B. Laustsen both submitted their resignations from their respective positions as executive officers and directors of the Company.

     On the same date the following executive appointments were announced:

     Robert Stutman was elected to the Board of Directors, elected Chairman of the Board and designated as Chief Executive Officer of the Company. Terms of compensation for Mr. Stutman include a base salary of $225,000 plus cash bonuses based upon attainment of business objectives. Terms of employment include a provision that, in the event of termination without cause prior to April 17, 1999, Mr. Stutman receives severance pay in the amount of his current base pay on the effective termination date through April 17, 1999.

     Linda H. Masterson was elected President and designated its Chief Operating Officer of the Company effective May 13, 1996. Terms of employment include a base salary of $175,000 and a grant of warrants to purchase 600,000 shares of the Common Stock at $3.125 exercisable over a four-year period. Terms of employment include a provision that, in the event of termination without cause, Ms. Masterson receives severance pay in the amount of one-year's base pay in effect on the termination date.

  Discontinued Operations


     On April 30, 1996, the Company's subsidiary, USRR, completed the sale of certain of its assets, net of trade payables of $79,000, to Reclamation Resources, Inc., a private California corporation, for $150,000 cash and a $300,000 secured promissory note bearing interest at the rate of 7% per annum, with annual payments of $50,000 plus interest. The note contains a prepayment clause that enables U.S. Rubber to receive 12 1/2% of product sales in excess of $1,400,000.


  Filing of S-4 Forms

     During April and May, 1996, the Company filed two Registration Statements on Form S-4 under the Securities Act in an attempt, through consent solicitations, to acquire the common shares owned by the minority interests of U.S. Drug, its 67.0% owned public subsidiary, and Good Ideas, its 60.8% owned public

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

subsidiary. If the Company is successful, it will own 100% of these subsidiaries. There is no assurance that either consent solicitation will be successfully completed.

  Acquisition of Robert Stutman & Associates, Inc.

     On April 18, 1996, the Board of Directors approved, in principle, the acquisition of Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate "Drug Free Workplace" programs. Robert Stutman served as President of RSA and was its largest stockholder. The acquisition was completed May 21, 1996. The purchase price was comprised of $2,100,000 in cash, $400,000 in notes, 500,000 shares of the Company's Common Stock and Common Stock purchase warrants to acquire 900,000 shares of the Company's Common Stock at $3.125 per share, which was the closing sales price of the Common Stock on April 17, 1996.


     The following unaudited proforma information presents a summary of consolidated results of operations of the Company and RSA as if the acquisition had occurred at the beginning of fiscal 1995, with proforma adjustments to give effect to amortization of good will and certain other adjustments, together with related income tax effects.



                                                                    MARCH 31,
                                                           ----------------------------
                                                               1996            1995
                                                           ------------     -----------
        Net Sales........................................  $  2,267,260     $ 2,341,643
        Loss from Continuing Operations..................    (8,371,579)     (6,985,418)
        Net Loss.........................................   (10,776,120)     (7,515,687)
        Loss from Continuing Operations per Common
          Share..........................................  $      (0.27)    $     (0.26)
        Net Loss per Common Share........................  $      (0.35)    $     (0.28)



     Pursuant to the acquisition of RSA, Brian Stutman, who is the son of Robert Stutman and was a shareholder of RSA, has been employed by the Company as its Director of Sales and Marketing. Brian Stutman's compensation agreement provides for an annual salary is of $130,000, a bonus of upon achievement of goals for the year ending March 31, 1997 and a one-time cash bonus of $30,000 upon ProActive satisfying certain performance standards. In the event that Brian Stutman is terminated without cause (as defined) during the first three years that he is employed by the Company, he shall receive severance pay in an amount equal to the base salary that would have been paid to him after the date of termination had he not been terminated and had he been employed by the Company for a period of three years ending May 20, 1999.


  Exercise of Warrants and Options

     From April 1, 1996 through June 5, 1996, the Company has received gross proceeds of $4,242,000 from the exercise of warrants and options to purchase 2,353,449 shares of the Common Stock. The cash portion of the RSA acquisition agreement was paid from the proceeds of the warrant exercises.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                                                             DECEMBER 31,     MARCH 31,
                                                                                 1996            1996
                                                                             ------------    ------------
                                                                             (UNAUDITED)
                                                 ASSETS
Current Assets:
  Cash and Cash Equivalents................................................  $  2,346,443    $  1,204,646
  Accounts Receivable (Net of Allowances for Bad Debts of $94,201 at
    December 31, 1996 and $112,490 at March 31, 1996)......................       974,031         278,874
  Other Receivables........................................................        50,000           1,850
  Inventories..............................................................       717,078         681,839
  Prepaid Expenses.........................................................       373,129         253,787
  Current Assets of Discontinued Operations, net...........................       139,667         256,654
                                                                              -----------      ----------
    Total Current Assets...................................................     4,600,348       2,677,650
Property and Equipment (Net of Accumulated Depreciation of $2,334,630 at
  December 31, 1996 and $1,845,015 at March 31, 1996)......................     2,297,955       2,691,979
Non-Current Assets of Discontinued Operations, net.........................            --         307,868
Long-Term Note Receivable..................................................       250,000              --
Intangible Assets..........................................................     4,110,589         858,343
                                                                              -----------      ----------
         Total Assets......................................................  $ 11,258,892    $  6,535,840
                                                                              ===========      ==========
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable.........................................................  $    646,185    $    487,320
  Accrued Expenses and Taxes...............................................       753,960         468,150
  Current Portion of Long-Term Debt........................................        27,016          29,395
  Preferred Stock Dividend Payable.........................................        14,404           7,202
                                                                              -----------      ----------
    Total Current Liabilities..............................................     1,441,565         992,067
Convertible Senior Promissory Notes, net of unamortized discount of
  $1,236,204
  (Note 8).................................................................     3,763,796              --
Long-Term Debt -- Net of Current Portion...................................        86,951          32,935
                                                                              -----------      ----------
         Total Liabilities.................................................     5,292,312       1,025,002
Commitments and Contingencies
Minority Interest..........................................................       854,439       1,478,508
Stockholders' Equity:
  Preferred Stock Class "A", $.01 Par Value, 500,000 Shares Authorized,
    Issued and Outstanding 41,157 Shares at December 31, 1996 and March 31,
    1996. (Liquidation Preference of $205,785 at December 31, 1996 and
    March 31, 1996.........................................................           412             412
Preferred Stock Class "B", $.01 Par Value, 1,500,000 Shares Authorized,
  Issued and Outstanding -0- Shares at December 31, 1996 and March 31,
  1996.....................................................................            --              --
Common Stock, $.01 Par Value, 50,000,000 Shares Authorized, Issued and
  Outstanding 36,030,591 Shares at December 31, 1996 and 32,480,010 at
  March 31, 1996...........................................................       360,306         324,800
Additional Paid-in Capital.................................................    53,228,326      45,176,619
Accumulated Deficit........................................................   (48,476,903)    (41,469,501)
                                                                              -----------      ----------
    Total Stockholders' Equity.............................................     5,112,141       4,032,330
                                                                              -----------      ----------
         Total Liabilities and Stockholders' Equity........................  $ 11,258,892    $  6,535,840
                                                                              ===========      ==========



    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                        FOR THE THREE MONTHS ENDED       FOR THE NINE MONTHS ENDED
                                               DECEMBER 31,                    DECEMBER 31,
                                        ---------------------------     ---------------------------
                                           1996            1995            1996            1995
                                        -----------     -----------     -----------     -----------
Continuing Operations:
  Sales -- Net........................  $   733,069     $   246,886     $ 2,070,206     $   901,439
Costs and Expenses:
  Cost of Sales.......................      635,416         204,395       1,628,825         675,726
  Selling and Marketing Expenses......      381,340         248,912         858,755         722,069
  General and Administrative
     Expense..........................    1,606,287       1,055,737       4,119,837       3,770,005
  Research and Development............      497,837         308,411       1,273,822         789,506
  Interest Expense....................      134,119           3,886         143,855          74,311
  Depreciation and Amortization.......      277,333         344,994         787,291         832,589
  Write-off of Alconet Goodwill.......           --              --         714,377              --
                                        -----------     -----------     -----------      -----------
  Loss from Operations................   (2,799,263)     (1,919,449)     (7,456,556)     (5,962,767)
Other Income (Expense)................       (4,540)        (55,478)         (4,540)        359,395
                                        -----------     -----------     -----------      -----------
Loss before Minority Interest in Net
  Loss of Subsidiary..................   (2,803,803)     (1,974,927)     (7,461,096)     (5,603,372)
Minority Interest in Net Loss of
  Subsidiary..........................      237,985         165,919         604,570         394,148
                                        -----------     -----------     -----------      -----------
Loss from Continuing Operations.......   (2,565,818)     (1,809,008)     (6,856,526)     (5,209,224)
                                        -----------     -----------     -----------      -----------
Discontinued Operations:
  Loss from Operations before Minority
  Interest in Net Loss................      (39,418)       (406,789)       (170,377)     (1,005,072)
  Minority Interest...................           --         183,882          19,500         363,581
                                        -----------     -----------     -----------     ------------
Loss from Discontinued Operations.....      (39,418)       (222,907)       (150,877)       (641,491)
                                        -----------     -----------     -----------     ------------
Net Loss..............................  $(2,605,236)    $(2,031,915)    $(7,007,403)    $(5,850,715)
                                        ===========     ===========     ===========     ============
Loss Applicable to Common Stock:
  Net Loss............................  $(2,605,236)    $(2,031,915)    $(7,007,403)    $(5,850,715)
  Preferred Stock Dividend............       (7,202)         (7,202)        (21,606)        (21,606)
                                        -----------     -----------     -----------     ------------
  Loss Applicable to Common Stock.....  $(2,612,438)    $(2,039,117)    $(7,029,009)    $(5,872,321)
                                        ===========     ===========     ===========     ============
Loss per Common Share:
  Loss from Continuing Operations.....  $     (0.07)    $     (0.06)    $     (0.20)    $     (0.18)
  Loss from Discontinued Operations...           --           (0.01)             --           (0.02)
                                        -----------     -----------     -----------     ------------
  Net Loss............................  $     (0.07)    $     (0.07)    $     (0.20)    $     (0.20)
                                        ===========     ===========     ===========     ============
Weighted Average Common Shares
  Outstanding.........................   35,714,967      30,359,251      34,978,113      29,248,777



    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)



                                                                     FOR THE NINE MONTHS ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Cash Flow From Operating Activities:
  Net Profit (Loss)...............................................  $(7,007,403)    $(5,850,715)
Adjustments to Reconcile Net Loss to Net Cash
  Used by Operating Activities:
     Write-off of Goodwill........................................      714,377              --
     Provision for Bad Debts......................................       27,348         (12,337)
     Loss on Disposition of Fixed Assets..........................       41,938          28,635
     Depreciation and Amortization................................      787,291         959,795
     Minority Interest in Net Loss of Subsidiary..................     (624,070)       (757,729)
     Unrealized Gain on Marketable Securities.....................           --      (1,820,703)
     Realized Loss on Marketable Securities.......................           --       1,550,792
     Amortization of Senior Convertible Note Discount.............       63,796            (779)
     Value of Common Stock Issued to Directors for Services.......           --          37,500
     Value of Common Stock Issued for Services....................      575,000           5,000
  Change in Operating Assets and Liabilities:
       (Increase) Decrease in Accounts Receivable.................     (695,157)         76,389
       (Increase) Decrease in Inventories.........................      (35,239)        117,318
       (Increase) Decrease in Prepaid Expenses....................     (119,342)       (161,877)
       (Increase) Decrease in Other Receivables...................      (48,150)         21,810
       (Increase) Decrease in Other Assets........................     (250,000)        (18,022)
       Increase (Decrease) in Accounts Payable....................      158,865        (564,688)
       Increase (Decrease) in Accrued Expenses and Taxes..........      293,012         267,581
                                                                    -----------     -----------
  Net Cash Provided (Used) by Operating Activities................   (6,117,734)     (6,122,030)
                                                                    -----------     -----------
  Cash Flow from Investing Activities:
     Purchases of Property and Equipment..........................     (384,005)       (212,373)
     Purchase of Robert Stutman & Associates, Inc.................   (2,577,495)             --
     Proceeds from Sale of Assets of Discontinued Operations......      424,855              --
     Proceeds from Sale of Fixed Assets...........................       92,451          48,188
     Proceeds from the Sale of Trading Securities.................           --       3,536,045
     Other -- Net.................................................           --              --
                                                                    -----------     -----------
  Net Cash (Used) Provided by Investing Activities................   (2,444,194)      3,371,860
                                                                    -----------     -----------



    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)


                                  (UNAUDITED)



                                                                     FOR THE NINE MONTHS ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Cash Flow from Financing Activities:
  Sale and Issuance of Common Stock...............................    5,075,304       3,601,005
  Expenses of Common Stock Issuance...............................     (411,189)       (237,500)
  Proceed from Capitalized Leases.................................       77,476          17,843
  Proceeds from Convertible Notes.................................    3,700,000              --
  Proceeds from Sale of Common Stock Purchase Warrants............    1,300,000              --
  Payments of Capitalized Leases..................................      (23,461)        (44,721)
  Payment of Dividend on Class "A" Preferred Stock................      (14,405)        (14,405)
  Proceeds of Brokerage Loans Payable.............................           --       1,000,000
  Payments of Brokerage Loans Payable.............................           --      (2,569,592)
                                                                    -----------     -----------
Net Cash Provided by Financing Activities.........................    9,703,725       1,752,630
                                                                    -----------     -----------
Increase (Decrease) in Cash and Cash Equivalents..................    1,141,797        (997,540)
Cash and Cash Equivalents -- Beginning of Period..................    1,204,646       1,633,098
                                                                    -----------     -----------
Cash and Cash Equivalents -- End of Period........................  $ 2,346,443     $   635,558
                                                                    ===========     ===========
Supplemental Disclosure of Cash Information:
  Cash Paid for Interest..........................................  $    80,059     $    75,864
                                                                    ===========     ===========
  Income Taxes Paid...............................................  $        --     $         0
                                                                    ===========     ===========
Non-cash Financing Activities:
  Preferred Stock Dividends Accrued...............................  $    21,606     $    21,606
                                                                    ===========     ===========
Issuance of Common Stock for Business Acquired....................  $ 1,562,500     $        --
                                                                    ===========     ===========
Issuance of Note Payable for Business Acquired....................  $   400,000     $        --
                                                                    ===========     ===========



    The accompanying notes are an integral part of the financial statements

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                               DECEMBER 31, 1996


                                  (UNAUDITED)



NOTE 1 -- BASIS OF PRESENTATION



     The consolidated financial statements include the accounts of Substance Abuse Technologies, Inc. ("SAT"), formerly U.S. Alcohol Testing of America, Inc., and its wholly and majority-owned subsidiaries. SAT and the subsidiaries are collectively referred to herein as the Company. All significant intercompany accounts and transactions are eliminated in consolidation.



     In the opinion of the Company, the accompanying unaudited consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented.



     Results of operations for interim periods are not necessarily indicative of the results of operations for a full year due to external factors which are beyond the control of the Company.



     This Report should be read in conjunction with SAT's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.



NOTE 2 -- CASH AND CASH EQUIVALENTS



     Cash and cash equivalents are summarized as follows:



                                                             DECEMBER 31,     MARCH 31,
                                                                 1996            1996
                                                             ------------     ----------
        Cash in Banks......................................   $  101,197      $  450,845
        Money Market Funds.................................    2,245,246             933
        Commercial Paper...................................           --         752,868
                                                              ----------      ----------
                                                              $2,346,443      $1,204,646
                                                              ==========      ==========



NOTE 3 -- INVENTORIES



     Inventories are summarized as follows:



                                                             DECEMBER 31,     MARCH 31,
                                                                 1996            1996
                                                             ------------     ----------
        Finished Goods.....................................   $   69,178      $   64,437
        Work in Process....................................      352,976         334,699
        Raw Materials......................................      294,924         282,703
                                                                --------        --------
                                                              $  717,078      $  681,839
                                                                ========        ========

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



                               DECEMBER 31, 1996


                                  (UNAUDITED)



NOTE 4 -- PROPERTY AND EQUIPMENT



     Property and equipment is summarized as follows:



                                                             DECEMBER 31,     MARCH 31,
                                                                 1996            1996
                                                             ------------     ----------
        Furniture and Fixtures.............................   $  601,424      $  453,609
        Equipment..........................................      835,094         811,333
        Equipment -- Network/Per Test......................    2,212,279       2,327,553
        Test Equipment.....................................      621,664         476,765
        Leasehold Improvements.............................      343,691         343,692
        Vehicles...........................................       18,433         124,042
                                                              ----------      ----------
                                                               4,632,585       4,536,994
        Less: Accumulated Depreciation.....................    2,334,630       1,845,015
                                                              ----------      ----------
                                                              $2,297,955      $2,691,979
                                                              ==========      ==========



NOTE 5 -- LONG-TERM DEBT



     Long-term debt is summarized as follows:



                                                             DECEMBER 31,     MARCH 31,
                                                                 1996            1996
                                                             ------------     ----------
        Capitalized lease obligations secured by certain
          equipment, payable in various monthly
          installments, and due through December 2001......   $  113,967      $   62,330
        Less: Current Portion..............................       27,016          29,395
                                                                 -------         -------
                                                              $   86,951      $   32,935
                                                                 =======         =======



NOTE 6 -- MINORITY INTEREST



     The consolidated financial statements at December 31, 1996 include 100% of the assets, liabilities and losses of U.S. Drug Testing, Inc. ("USD"), a 67%-owned publicly traded subsidiary, and 100% of the assets, liabilities and losses of Good Ideas Enterprises, Inc. ("Good Ideas"), a 61%-owned publicly traded subsidiary. The $854,439 minority interest reported on the balance sheet at December 31, 1996 represents the minority stockholders' interest in the equity of these subsidiaries.



NOTE 7 -- ACQUISITION OF ROBERT STUTMAN & ASSOCIATES, INC.



     On May 21, 1996, SAT completed the acquisition of Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate "Drug Free Workplace" programs. The purchase price was comprised of $2,100,000 in cash; $400,000 in notes bearing interest at 6% per annum and due May 21, 1997; 500,000 shares of SAT's Common Stock; and Common Stock purchase warrants to acquire 900,000 shares of SAT's Common Stock at $3.125 per share, which was the closing sales price of the Common Stock on April 17, 1996. This transaction generated approximately $4 million of goodwill, which is being amortized over 15 years. Pro forma financial information has not been presented since its effect on the nine months ended December 31, 1996 would be immaterial. In December 1996, the Board of Directors authorized in consideration of their having surrendered rights with respect to their secured promissory notes in the aggregate amount of $400,000 in order for SAT to close its offering of $5,000,000 in principal amount of convertible notes, that the exercise price of Robert

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



                               DECEMBER 31, 1996


                                  (UNAUDITED)



Stutman's Common Stock purchase warrants for 473,750 shares expiring May 20, 1999 and Brian Stutman's Common Stock purchase warrants of 317,250 shares expiring May 20, 1999 shall be reduced from $3.125 to $2.125 per share. The $400,000 note due May 21, 1997 was prepaid in December 1996 in connection with the exercise of previously issued Common Stock purchase warrants.



NOTE 8 -- CONVERTIBLE SENIOR PROMISSORY NOTES



     On November 8, 1996, SAT completed an agreement with Stephen A. Cohen and S.A.C. Capital Associates, LLC to borrow $5 million evidenced by convertible, unsecured senior notes (the "Convertible Notes") with a three-year term at 7% annual interest payable quarterly commencing December 15, 1996, convertible at $2.00 per share subject to adjustment. Additionally, SAT sold to the lenders warrants to purchase 2,500,000 shares of Common Stock at $2.00 per share subject to adjustment. Of the $5,000,000 proceeds, $1,300,000 was allocated as the fair value of the warrants. This amount is being amortized over the three-year life of the notes. The Convertible Loan and Warrant Agreement dated November 8, 1996 contain certain restrictive covenant regarding payment of dividends, purchase of capital stock, making loans or guarantees, creating liens, limiting capital expenditures, and certain other transactions.



NOTE 9 -- RECENT DEVELOPMENTS



     On October 31, 1996, 1,175,856 Class B Warrants from a private placement in 1990 expired. On November 4, 1996, 437,500 options of former officers and directors expired.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Good Ideas Enterprises, Inc.

     We have audited the statement of net assets in liquidation of Good Ideas Enterprises, Inc. (the "Company') as of March 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As more fully described in Note 14 to the financial statements, on February 26, 1996, the stockholders of the Company agreed to liquidate and dispose of the net assets of the Company and commenced the liquidation process. As a result, the Company has changed its basis of accounting as of March 31, 1996, and for the periods subsequent to that date, from the going-concern basis to a liquidation basis.

     In our opinion, the financial statements present fairly, in all material respects, the net assets in liquidation of Good Ideas Enterprises, Inc. as of March 31, 1996, and the results of its operations and its cash flow for the year ended, in conformity with generally accepted accounting principles applied on the basis described in the preceding paragraph.

                                          ERNST & YOUNG LLP

Riverside, California
May 20, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Good Ideas Enterprises, Inc.
Rancho Cucamonga, California

     We have audited the accompanying balance sheet of Good Ideas Enterprises, Inc. as of March 31, 1995 and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Good Ideas Enterprises, Inc. as of March 31, 1995, and the results of its operations and its cash flows for the two years in the period ended March 31, 1995 in conformity with generally accepted accounting principles.

                                          WOLINETZ, GOTTLIEB & LAFAZAN, P.C.

Rockville Centre, New York
May 26, 1995

                          GOOD IDEAS ENTERPRISES, INC.

                     STATEMENT OF NET ASSETS IN LIQUIDATION

                                                                                   MARCH 31,
                                                                                     1996
                                                                                  -----------
                                           ASSETS
  Cash and Cash Equivalents.....................................................  $    82,701
  Accounts Receivable (Net of Allowance For Bad Debts of $77,061)...............       61,612
  Inventories...................................................................      196,209
  Prepaid Expenses..............................................................        7,358
  Note Receivable -- Parent.....................................................    2,052,243
  Property and Equipment (Net of Accumulated Depreciation of $11,287)...........       15,801
  Other Assets..................................................................        6,808
                                                                                  -----------
          Total Assets..........................................................    2,422,732
                                                                                  -----------
                                         LIABILITIES
  Accounts Payable..............................................................       86,830
  Accrued Expenses..............................................................       28,858
  Capital Lease Obligations.....................................................       22,519
  Reserve for Sale or Liquidation Costs.........................................      110,000
                                                                                  -----------
          Total Liabilities.....................................................      248,207
                                                                                  -----------
Commitments and Contingencies
NET ASSETS IN LIQUIDATION (NOTE 1)*.............................................  $ 2,174,525
                                                                                  ===========
*Comprised of the following:
  Preferred Stock, $.001 Par Value, 2,000,000 Shares Authorized, None Issued and
     Outstanding................................................................  $        --
  Common Stock, $.001 Par Value, 20,000,000 Shares Authorized, Issued and
     Outstanding 3,948,680 Shares at March 31, 1996.............................        3,949
  Additional Paid-In Capital....................................................    5,768,662
  Accumulated Deficit...........................................................   (3,598,086)
                                                                                  -----------
                                                                                  $ 2,174,525
                                                                                  ===========

    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.

                                 BALANCE SHEET

                                                                                   MARCH 31,
                                                                                      1995
                                                                                 --------------
                                            ASSETS
Current Assets:
  Cash and Cash Equivalents....................................................   $    351,355
  Accounts Receivable (Net of Allowance For Bad Debts of $72,486)..............        317,207
  Inventories..................................................................        763,609
  Prepaid Expenses.............................................................        109,957
  Note Receivable -- Affiliated Company........................................      1,027,334
  Note Receivable -- Parent....................................................      1,195,580
                                                                                   -----------
     Total Current Assets......................................................      3,765,042
                                                                                   -----------
Property and Equipment (Net of Accumulated Depreciation of $78,402)............        170,597
Other Assets...................................................................         15,343
                                                                                   -----------
          Total Assets.........................................................   $  3,950,982
                                                                                   ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable.............................................................   $    142,222
  Accrued Expenses.............................................................         41,317
  Current Portion of Long-Term Debt............................................          9,098
                                                                                   -----------
     Total Current Liabilities.................................................        192,637
Long-Term Debt -- Net of Current Portion.......................................         22,529
          Total Liabilities....................................................        215,166
                                                                                   -----------
Commitments and Contingencies
Stockholders' Equity:
  Preferred Stock, $.001 Par Value, 2,000,000 Shares Authorized, None Issued
     and Outstanding...........................................................             --
  Common Stock, $.001 Par Value, 20,000,000 Shares Authorized, Issued and
     Outstanding 4,065,200 Shares..............................................          4,065
  Additional Paid-In Capital...................................................      5,763,545
  Accumulated Deficit..........................................................     (2,031,794)
                                                                                   -----------
     Total Stockholders' Equity................................................      3,735,816
                                                                                   -----------
          Total Liabilities and Stockholders' Equity...........................   $  3,950,982
                                                                                   ===========

    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.

                            STATEMENTS OF OPERATIONS

                                                              FOR THE YEARS ENDED MARCH 31,
                                                        -----------------------------------------
                                                           1996            1995           1994
                                                        -----------     ----------     ----------
Net Sales.............................................  $ 1,508,819     $4,606,039     $5,544,221
Cost of Sales.........................................    1,345,349      3,281,999      4,057,259
                                                        -----------     ----------     ----------
Gross Profit..........................................      163,470      1,324,040      1,486,962
                                                        -----------     ----------     ----------
Operating Expenses:
  Selling, General and Administrative Expenses........    1,278,633      1,924,078      1,487,811
  Management Fees -- Parent...........................      225,000        305,121        425,150
  Writedown of Fixed Assets and Inventory to Net
     Realizable Value.................................      258,388             --             --
  Projected Costs Through Sale or Liquidation.........      110,000             --             --
                                                        -----------     ----------     ----------
          Total Operating Expenses....................    1,872,021      2,229,199      1,912,961
                                                        -----------     ----------     ----------
Loss From Operations..................................   (1,708,551)      (905,159)      (425,999)
                                                        -----------     ----------     ----------
Other Income (Expense):
  Loss on Sale of Assets..............................      (19,930)            --             --
  Interest Expense -- Parent..........................           --         (3,862)      (163,554)
  Interest Income.....................................        3,516         41,930             --
  Interest Income -- Parent...........................      157,813         20,803             --
  Interest Income -- Affiliated Company...............           --         47,379             --
  Other Income........................................          860            602          7,222
                                                        -----------     ----------     ----------
          Total Other Income (Expense)................      142,259        106,852       (156,332)
                                                        -----------     ----------     ----------
Net Loss..............................................  $(1,566,292)    $ (798,307)    $ (582,331)
Weighted Average Common Shares Outstanding............    3,968,372      4,065,200      2,942,000
Net Loss Per Common Share.............................  $      (.39)    $     (.20)    $     (.20)
                                                        ===========     ==========     ==========

    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                                                        ADDITIONAL      CAPITAL
                                               COMMON    PAID-IN     CONTRIBUTIONS   ACCUMULATED
                                               STOCK     CAPITAL      RECEIVABLE       DEFICIT        TOTAL
                                               ------   ----------   -------------   -----------   -----------
Balance -- April 1, 1993.....................  $2,788   $       --      $(1,788)     $  (651,156)  $  (650,156)
  Issuance of 170,000 Shares to Parent as
    Payment for $748,682 of Debt to Parent...    170       748,512           --               --       748,682
  Surrender of 157,500 Shares as
    Consideration for New Employment
    Agreements...............................   (158)          158           --               --            --
  Sale of 1,200,000 Shares of Common Stock in
    Connection With Initial Public Offering,
    Net of Offering Costs of $1,265,129......  1,200     4,733,671           --               --     4,734,871
  Payment of Capital Contributions Receivable
    by Parent................................     --            --        1,788               --         1,788
  Net Loss for the Year Ended March 31,
    1994.....................................     --            --           --         (582,331)     (582,331)
                                               ------   ----------      -------      -----------   -----------
Balance -- March 31, 1994....................  4,000     5,482,341           --       (1,233,487)    4,252,854
  Sale of 65,200 Shares of Common Stock in
    Connection With Over-allotment Provision
    of Initial Public Offering, Net of
    Offering Costs of $44,731................     65       281,204           --               --       281,269
  Net Loss for the Year Ended March 31,
    1995.....................................     --            --           --         (798,307)     (798,307)
                                               ------   ----------      -------      -----------   -----------
Balance -- March 31, 1995....................  4,065     5,763,545           --       (2,031,794)    3,735,816
  Issuance of 10,000 Shares of Common Stock
    to Officer for Compensation..............     10         4,990           --               --         5,000
  Surrender of 126,520 Shares of Common Stock
    By Former Officer in Connection With
    Resignation..............................   (126)          127           --               --             1
  Net Loss for the Year Ended March 31,
    1996.....................................     --            --           --       (1,566,292)   (1,566,292)
                                               ------   ----------      -------      -----------   -----------
Balance -- March 31, 1996....................  $3,949   $5,768,662      $    --      $(3,598,086)  $ 2,174,525
                                               ======   ==========      =======      ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                         FOR THE YEARS ENDED MARCH 31,
                                                                    ---------------------------------------
                                                                       1996          1995          1994
                                                                    -----------   -----------   -----------
Cash Flow From Operating Activities:
  Net Loss........................................................  $(1,566,292)  $  (798,307)  $  (582,331)
                                                                    -----------   -----------   -----------
  Adjustments to Reconcile Net Loss To Net Cash Used By Operating
    Activities:
    Provision For Bad Debts and Allowances........................        4,575        27,273        45,213
    Depreciation..................................................       60,137        45,038        26,146
    Loss on Sale of Assets........................................       19,930            --            --
    Value of Common Stock Issued to Officer for Services..........        5,000            --            --
    Writedown of Fixed Assets and Inventory to Net Realizable
      Value.......................................................      258,388            --            --
    Projected Costs Through Sale or Liquidation...................      110,000            --            --
  Changes in Operating Assets and Liabilities:
    (Increase) Decrease in Accounts Receivable....................      251,020       713,198      (689,676)
    (Increase) Decrease in Inventories............................      370,400       (90,235)      248,702
    (Increase) Decrease in Prepaid Expenses.......................      102,599       (15,764)      (69,623)
    (Increase) Decrease in Other Assets...........................        8,535        (5,508)       (2,990)
    Increase (Decrease) in Accounts Payable.......................      (55,391)     (585,791)      231,118
    Increase (Decrease) in Accrued Expenses.......................      (12,459)     (102,101)       67,729
                                                                    -----------   -----------   -----------
         Total Adjustments........................................    1,122,734       (13,890)     (143,381)
                                                                    -----------   -----------   -----------
Net Cash Used By Operating Activities.............................     (443,558)     (812,197)     (725,712)
                                                                    -----------   -----------   -----------
Cash Flow From Investing Activities:
  Purchase of Property and Equipment..............................      (14,846)      (54,715)     (126,310)
  Disposition of Property and Equipment...........................       28,187            --            --
                                                                    -----------   -----------   -----------
Net Cash Provided (Used) By Investing Activities..................       13,341       (54,715)     (126,310)
                                                                    -----------   -----------   -----------
Cash Flow From Financing Activities:
  Proceeds of Long-Term Debt......................................           --        21,703        51,646
  Payments of Long-Term Debt......................................       (9,108)      (32,819)       (8,903)
  Proceeds From Sale of Common Stock Pursuant to Initial Public
    Offering......................................................           --       326,000     6,000,000
  Expenses of Initial Public Offering.............................           --       (44,731)   (1,265,129)
  Net Repayment of Loan From Parent...............................           --      (437,283)     (720,282)
  Repayments of Notes Payable.....................................           --            --       (26,518)
  Net Loans to Parent.............................................      170,671    (1,195,580)           --
  Loans to Affiliated Company.....................................           --    (1,027,334)           --
                                                                    -----------   -----------   -----------
Net Cash Provided (Used) by Financing Activities..................      161,563    (2,390,044)    4,030,814
                                                                    -----------   -----------   -----------
Increase (Decrease) in Cash and Cash Equivalents..................     (268,654)   (3,256,956)    3,178,792
Cash and Cash Equivalents -- Beginning of year....................      351,355     3,608,311       429,519
                                                                    -----------   -----------   -----------
Cash and Cash Equivalents -- End of year..........................  $    82,701   $   351,355   $ 3,608,311
                                                                    ===========   ===========   ===========
Supplemental Disclosure of Cash Information:
  Cash Paid for Interest..........................................  $     1,047   $     1,999   $     5,150
                                                                    ===========   ===========   ===========
  Income Taxes Paid...............................................  $        --   $        --   $        --
                                                                    ===========   ===========   ===========
Non-Cash Financing Activities:
  Value of Common Stock Issued as Payment of Debt to Parent.......  $        --   $        --   $   748,682
                                                                    ===========   ===========   ===========
  Payment of Capital Contribution Receivable by Parent............  $        --   $        --   $     1,788
                                                                    ===========   ===========   ===========
  Repayment of Debt to Parent.....................................  $        --   $        --   $    51,667
                                                                    ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1996

NOTE 1 -- PLAN OF SALE OR LIQUIDATION AND BASIS OF PRESENTATION


     The Board of Directors of Substance Abuse Technologies, formerly U.S. Alcohol Testing of America, Inc., ("SAT"), owner of 60.8% of the Common Stock of Good Ideas Enterprises, Inc. ("Good Ideas" or "the Company"), decided in its February 26, 1996 meeting to focus on its drug and alcohol testing and human resource provider business and to dispose of what it considered to be non core businesses, such as the Company. The SAT directors concluded that, because of the history of losses in the Company and what it believed to be the problems general in the toy industry, it would be difficult to make the Company's operations profitable in a reasonable amount of time, if ever. SAT management was authorized by its Board to seek offers to purchase the Company. There is no assurance that an acceptable offer will be received or as to the terms of such offer. If no acceptable offer is received, the SAT board intends to liquidate the Company by December 31, 1996. To facilitate this plan, in April 1996, SAT filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") to register shares of SAT's common stock to be issued to the minority stockholders of the Company upon consummation of a proposed merger of a wholly-owned subsidiary of SAT with and into the Company. (see Note 15 -- Subsequent Events)


     Although there are no assurances that the minority stockholders will approve the merger, effective March 31, 1996 the Company changed its basis of accounting from the going concern basis to a liquidation basis. Under the liquidation basis of accounting assets are adjusted to amounts estimated to be realizable, liabilities are stated at anticipated settlement amounts and estimated costs of liquidating the Company are provided to the extent reasonably determinable. Accordingly, the Company has recorded a reserve for the estimated costs to sell or liquidate the Company. The historical cost basis balance sheet as of March 31, 1995 and the statements of operations, statements of stockholders equity and cash flows for the years ended March 31, 1996, 1995 and 1994 have been prepared using the historical cost (going concern) basis of accounting on which the Company had previously been reporting its financial condition and results of operations.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

     The Company was incorporated in Texas in December 1987 and reincorporated in Delaware in December 1993. The Company, which operates in a single industry segment, designed, manufactures, markets and distributes a variety of toy products for children.

     The Company is a 60.8%-owned subsidiary of SAT, a publicly-owned company (see Note 9).

  Concentration of Credit Risk

     The Company sells its products to a number of retailers, with one customer Toys R Us, Inc. accounting for 51% of the fiscal 1996 sales. No significant amounts were outstanding from this major customer at March 31, 1996. The Company's customer base is comprised primarily of major national retailers. The financial strength of those customers are routinely reviewed and evaluated. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations.


     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, trade receivables and note receivable from SAT.


  Use of Estimates

     Liquidation accounting includes management's best estimates of the amounts expected to be realized on the sale or liquidation of the Company's business. The amounts the Company will ultimately receive could

                          GOOD IDEAS ENTERPRISES, INC.

                                 MARCH 31, 1996

differ in the near term from the amounts assumed in evaluating the collectibility of accounts receivable and in arriving at the writedown of fixed assets and inventory to net realizable value and the projected costs through sale or liquidation.

  Cash and Cash Equivalents

     The Company considers all highly liquid cash investments with an original maturity of three months or less when purchased to be cash equivalents.

  Inventories

     In accordance with liquidation accounting described in Note 1, inventories at March 31, 1996 are stated at net realizable value. At March 31, 1995, inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property and Equipment

     In accordance with liquidation accounting described in Note 1, property and equipment is stated at net realizable value at March 31, 1996. At March 31, 1995, property and equipment were stated at cost. Depreciation is computed by straight-line method over the estimated useful lives of the related assets which range from 5 to 7 years. Expenditures for maintenance and repairs are charged to expense as incurred whereas major betterments and renewals are capitalized.

  Management Services Agreement


     The amount of management fees charged to the Company by SAT has been determined by the anticipated diversion of SAT resources required to provide such services to the Company. Payments pursuant to this agreement were suspended after December 31, 1995 by SAT.


  Stock Splits and Recapitalizations

     In December 1993, the Board of Directors approved the Company's reincorporation in the State of Delaware, including an increase in the common shares authorized from 1,000 shares, no par value, to 20,000,000 shares, $.001 par value, and 2,000,000 shares of preferred stock $.001 par value. The Board of Directors also approved a 27,875-for-1 stock split on the new Delaware common shares. All references to the number of shares of Common Stock and to per share data have been adjusted to reflect the stock split on a retroactive basis.

  Revenue Recognition

     Sales are recorded as products are shipped. The Company provides a reserve for returns and allowances as a percentage of recorded sales. The Company does not make consignment sales.

  Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

                          GOOD IDEAS ENTERPRISES, INC.

                                 MARCH 31, 1996

  Accounting for Stock Based Compensation

     The Company accounts for shares of Common Stock and warrants issued to employees as compensation in accordance with the provisions of the Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its grants of Common Stock or warrants to employees in accordance with the provisions of APB 25. Accordingly, SFAS No. 123 is not expected to have any material impact on the Company's financial position or results of operations.

  Net Loss Per Common Share

     Loss per common share is based upon the weighted average number of common shares outstanding during the periods reported. Common stock equivalents have not been included in this calculation since their inclusion would be antidilutive.

NOTE 3 -- CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are summarized as follows:

                                                                       MARCH 31,
                                                                  --------------------
                                                                   1996         1995
                                                                  -------     --------
        Cash in Banks...........................................  $77,951     $ 94,483
        Money Market Funds......................................    4,750      256,872
                                                                  -------     --------
                                                                  $82,701     $351,355
                                                                  =======     ========

NOTE 4 -- INVENTORIES

     Inventories are summarized as follows:

                                                                       MARCH 31,
                                                                 ---------------------
                                                                   1996         1995
                                                                 --------     --------
        Finished Goods.........................................  $ 74,976     $293,282
        Work in Process........................................    43,463       91,010
        Raw Materials..........................................   274,770      379,317
                                                                 --------     --------
                                                                  393,209      763,609
        Less: Reserve for Writedown to Net Realizable Value....   197,000           --
                                                                 --------     --------
                                                                 $196,209     $763,609
                                                                 ========     ========

                          GOOD IDEAS ENTERPRISES, INC.

                                 MARCH 31, 1996

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                                       MARCH 31,
                                                                  --------------------
                                                                   1996         1995
                                                                  -------     --------
        Furniture and Fixtures..................................  $    --     $  7,233
        Office Equipment........................................       --       46,567
        Warehouse Equipment.....................................   27,088      176,685
        Vehicle.................................................       --       18,514
                                                                  -------     --------
                                                                   27,088      248,999
        Less: Accumulated Depreciation..........................   11,287       78,402
                                                                  -------     --------
                                                                  $15,801     $170,597
                                                                  =======     ========

NOTE 6 -- NOTE RECEIVABLE -- AFFILIATED COMPANY

     The note receivable from affiliated company at March 31, 1995 consisted of demand loans bearing interest at the rate of 8% per annum, due December 31, 1995 and was guaranteed by SAT, the common parent of both the Company and the affiliate. The note was assumed by SAT on September 30, 1995 (see note 7 below).

NOTE 7 -- NOTE RECEIVABLE -- PARENT

     The note receivable from SAT consisted of demand loans bearing interest at the rate of 8% per annum, due June 30, 1996 and secured by SAT's shares in the Company. The balance includes the assumption of a note receivable from an affiliated company (see Note 6). Subsequent to March 31, 1996, the due date of the note was extended to December 31, 1996 (see Note 15).

NOTE 8 -- CAPITAL LEASE OBLIGATIONS

     As of March 31, 1996 and 1995, the Company had capital lease obligations totaling $22,519 and $31,627, respectively. The capital leases are payable in monthly installments due from February 1988 to January 1999.

NOTE 9 -- STOCKHOLDERS' EQUITY

     On May 7, 1992, the original two stockholders of the Company entered into a Stock Exchange Agreement and Plan of Reorganization with a subsidiary of SAT and an investor. This transaction made the Company a 55%-owned subsidiary of SAT, effective June 29, 1992. In November 1993, SAT acquired 100% ownership of the subsidiary and the subsidiary transferred all of its shares of Common Stock to SAT pursuant to the terms of a settlement agreement between SAT and the investor.

     In December 1993, William D. Robbins and Keith Parten surrendered to the Company for cancellation an aggregate of 157,500 shares of Common Stock as consideration for their new employment agreements.

     In December 1993, the Board of Directors approved the Company's reincorporation in the State of Delaware, including an increase in the common shares authorized from 1,000 shares, no par value, to 20,000,000 shares $.001 par value, and 2,000,000 shares of preferred stock, $.001 par value. The Board of Directors also approved a 27,875-for-1 stock split on the new Delaware common shares. All references to the number of shares of Common Stock and per share data have been adjusted to reflect the stock split on a retroactive basis.

                          GOOD IDEAS ENTERPRISES, INC.

                                 MARCH 31, 1996

     In December 1993, the Board of Directors approved the issuance of an additional 170,000 shares as payment for $749,000 of indebtedness to SAT. Concurrently therewith, capital contributions receivable were offset against loan payable-parent.

     On February 17, 1994, the Company completed an initial public offering of its Common Stock. The Company sold 1,200,000 shares at $5.00 per share and netted approximately $4,735,000. In connection with the offering, the underwriters were granted for a nominal fee Common Stock Purchase Warrants entitling the underwriters to purchase up to 120,000 shares at $7.50 per share. As a result of the sales of these securities, SAT had its ownership reduced to 60%.

     In April 1994, an additional 65,200 shares of Common Stock were sold pursuant to the initial public offering's over-allotment provision and the Company netted approximately $281,000. As a result of the sales of these securities, SAT had its ownership reduced to 59%.

     On May 5, 1995, Keith Parten resigned as director, Chief Operating Officer and President of the Company. Mr. Parten returned to the Company 126,520 shares of his Common Stock. Such shares were canceled by the Company. The cancellation of these shares increased SAT ownership interest in the Company from 59% to 60.8%.

     On December 1, 1995, 10,000 shares of Common Stock were issued to an officer for compensation.

NOTE 10 -- STOCK OPTION/STOCK ISSUANCE PLAN

     In December 1993, the Board of Directors approved a stock option/stock issuance plan which covers 500,000 shares of the Company's Common Stock. Both the Discretionary Option Grant Program and the Stock Issuance Program call for options to be granted at an exercise price not less than 85% of fair market value of such shares on the grant date. Each option granted will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company. The vesting period may vary subject to each program's terms.

     In December 1993, a total of 37,000 stock options with an exercise price of $4.40 per share were granted to five directors.

     A summary of stock option activity follows:

                                               INCENTIVE STOCK OPTIONS        NON-STATUTORY OPTIONS
                                              -------------------------     -------------------------
                                               NUMBER       PRICE RANGE      NUMBER       PRICE RANGE
                                              OF SHARES      PER SHARE      OF SHARES      PER SHARE
                                              ---------     -----------     ---------     -----------
    Outstanding -- April 1, 1993............     -0-             -0-             -0-         $ -0-
      Granted...............................     -0-             -0-          37,500          4.40
                                                 ---            ----         -------          ----
    Outstanding -- March 31, 1994...........     -0-             -0-          37,500          4.40
      Granted...............................     -0-             -0-             -0-           -0-
                                                 ---            ----         -------          ----
    Outstanding -- March 31, 1995...........     -0-             -0-          37,500          4.40
      Granted...............................     -0-             -0-             -0-           -0-
      Expired...............................     -0-             -0-         (15,000)         4.40
                                                 ---            ----         -------          ----
    Outstanding -- March 31, 1996...........     -0-           $ -0-          22,500         $4.40
                                                 ===            ====         =======          ====

                          GOOD IDEAS ENTERPRISES, INC.

                                 MARCH 31, 1996

NOTE 11 -- MAJOR CUSTOMERS AND SUPPLIERS

     During the years ended March 31, 1996, 1995 and 1994, a small group of customers accounted for the major share of the Company's net sales for such periods. The following is a summary of customers comprising 10% or greater of the Company's net sales:

                                                                           PERCENTAGE
                                                             NUMBER OF         OF
                       YEAR ENDED MARCH 31,                  CUSTOMERS      NET SALES
        ---------------------------------------------------  ---------     -----------
        1996...............................................     One        51%
        1995...............................................     Two        59% and 21%
        1994...............................................     Two        57% and 10%

     Included in account receivable as of March 31, 1996 and 1995 are amounts due from its major customers totaling $3,000 and $268,000, respectively.

     During the year ended March 31, 1996, the Company contracted for the manufacture of a majority of its products from three suppliers.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

  Concentration of Credit Risk

     The Company's financial instruments that are exposed to concentration of credit risk consist of cash and cash equivalents. At times, such amounts are in excess of the FDIC insurance limits.

     The Company's customer base is comprised primarily of major national retailers. The financial strength of those customers are routinely reviewed and evaluated.

  Employment Agreements

     In December 1993, the Company entered into a new employment agreement with one of its officers which became effective on January 1, 1994 and terminates on December 31, 1996. The agreement provides for an aggregate annual minimum salary of $160,000 as well as for reimbursement of related business expenses incurred.

     Effective April 1, 1994, the Company entered into a three-year employment agreement with an executive providing for an aggregate annual minimum salary of $55,000 as well as for reimbursement of related business expenses incurred. The executive resigned in April 1996 (see Note 15).

     On May 12, 1995, the Company entered into a two-year employment agreement, effective June 1, 1995, with a new Chief Operating Officer. The agreement provides for an aggregate minimum annual salary of $110,000 as well as reimbursement of related business expenses incurred. The executive and his employment agreement were transferred to another subsidiary of SAT, the common Parent, during September 1995.

  Management Agreement -- Parent

     On April 1, 1993, the Company entered into a Management Agreement with SAT which obligates the Company to pay ten (10.0%) percent of its product sales as consideration for administrative management services to be provided by SAT. Prior to April 1, 1993, the Company paid management fees at the rate of $25,000 per month.

     In December 1993, the Company entered into a new Management Services Agreement with SAT. Under the terms of the revised agreement, which is retroactive to October 1, 1993, the Company is obligated to pay a management fee of $25,000 per month plus five (5.0%) percent of its annual gross revenue in excess of

                          GOOD IDEAS ENTERPRISES, INC.

                                 MARCH 31, 1996

$5,000,000. The new agreement expired on September 30, 1994, and pursuant to the terms of the agreement, was automatically renewed for one year. At September 30, 1995, the agreement was automatically renewed for another year. The Board of Directors of SAT suspended the management fee retroactive to January 1, 1996, at its February 26, 1996 meeting in view of its decision to sell or liquidate the Company by December 31, 1996.

NOTE 13 -- INCOME TAXES

     For income tax purposes the Company has net operating loss carryforwards at March 31, 1996 of approximately $3,085,000, expiring from December, 2007 to March 31, 2011 if not offset against future federal taxable income.

     Pursuant to Section 382 of the Internal Revenue Code, due to changes in the ownership of the Company, the utilization of these loss carryforwards may be subject to an annual limitation based on a long-term tax exempt rate.

     Income tax benefit attributable to net loss differed from the amounts computed by applying the statutory Federal Income tax rate as a result of the following:

                                                                    MARCH 31,
                                                      -------------------------------------
                                                        1996          1995          1994
                                                      ---------     ---------     ---------
    Computed "Expected" Tax Benefit.................  $ 401,000     $ 263,000     $ 204,000
    Decrease in Tax Benefit Resulting from:
      Net Operating Loss for which no Benefit is
         Currently Available........................   (401,000)     (263,000)     (204,000)
                                                       --------      --------      --------
                                                      $      --     $      --     $      --
                                                       ========      ========      ========

     The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below.

                                                                     MARCH 31,
                                                        ------------------------------------
                                                           1996          1995         1994
                                                        ----------     --------     --------
    Net Operating Loss Carryforward...................  $1,085,000     $684,000     $421,000
    Less: Valuation Allowance
      Under SFAS No. 109..............................   1,085,000      684,000      421,000
                                                        ----------     --------     --------
    Net Deferred Tax Assets...........................  $       --     $     --     $     --
                                                        ==========     ========     ========

NOTE 14 -- SALE OR LIQUIDATION OF THE COMPANY

     The Board of Directors of SAT, at its February 26, 1996, meeting reached a decision to either sell or liquidate the Company.

     Accordingly, the financial statements reflect a writedown of inventory and fixed assets in the amount of approximately $258,000 to reduce the carrying values of these assets to estimated net realizable value.

     In addition, the Company in fiscal 1996 projected cost of operations through the date of sale or liquidation totaling $110,000.

                          GOOD IDEAS ENTERPRISES, INC.

                                 MARCH 31, 1996

NOTE 15 -- SUBSEQUENT EVENTS

     During April 1996, SAT filed a Registration Statement on Form S-4 under the Securities Act in an attempt, through a consent solicitation, to acquire the common shares owned by the minority interest and thus own 100% of the Company. There is no assurance that such solicitation will be successfully completed.

     During April 1996, an executive of the Company with an employment contract scheduled to terminate on March 31, 1997 resigned her position and will receive $10,000 in severance compensation.

     On June 25, 1996, the Board of Directors extended the due date of the note receivable from SAT to December 31, 1996. All other terms and conditions of the note remain unchanged.

                          GOOD IDEAS ENTERPRISES, INC.



                    STATEMENTS OF NET ASSETS IN LIQUIDATION



                                                                     DECEMBER
                                                                        31,          MARCH 31,
                                                                       1996            1996
                                                                    -----------     -----------
                                                                    (UNAUDITED)
                                            ASSETS
Cash and Cash Equivalents.........................................  $       532     $    82,701
Accounts Receivable (Net of Allowance for Bad Debts of $76,427 and
  $77,061 at December 31, 1996 and March 31, 1996)................       75,156          61,612
Inventories.......................................................      146,735         196,209
Prepaid Expenses..................................................        2,494           7,358
Note Receivable -- Parent.........................................    1,971,936       2,052,243
Property and Equipment (Net of Accumulated Depreciation of $11,287
  at March 31, 1996)..............................................           --          15,801
Other Assets......................................................        6,808           6,808
                                                                    -----------     -----------
          Total Assets............................................    2,203,661       2,422,732
                                                                    -----------     -----------
                                          LIABILITIES
Accounts Payable..................................................       18,371          86,830
Accrued Expenses..................................................       20,018          28,858
Capital Lease Obligations.........................................           --          22,519
Reserve for Sale or Liquidation Costs.............................       40,747         110,000
                                                                    -----------     -----------
          Total Liabilities.......................................       79,136         248,207
                                                                    -----------     -----------
Commitments and Contingencies
NET ASSETS IN LIQUIDATION (Note 1)*...............................  $ 2,124,525     $ 2,174,525
                                                                    ===========     ===========
*Comprised of the following:
  Preferred Stock, $.001 Par Value, 2,000,000 Shares Authorized,
     None Issued and Outstanding..................................  $        --     $        --
  Common Stock, $.001 Par Value, 20,000,000 Shares Authorized,
     Issued and Outstanding 3,948,680 Shares at December 31 and
     March 31, 1996...............................................        3,949           3,949
  Additional Paid-In Capital......................................    5,768,662       5,768,662
  Accumulated Deficit.............................................   (3,648,086)     (3,598,086)
                                                                    -----------     -----------
                                                                    $ 2,124,525     $ 2,174,525
                                                                    ===========     ===========



    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.



                            STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                             FOR THE THREE MONTHS           FOR THE NINE MONTHS
                                                     ENDED                         ENDED
                                                 DECEMBER 31,                   DECEMBER 31,
                                           -------------------------     --------------------------
                                              1996           1995           1996           1995
                                           ----------     ----------     ----------     -----------
Net Sales................................  $       --     $  377,866     $   48,868     $ 1,473,416
Cost of Sales............................       8,945        439,013         91,327       1,142,298
                                           ----------     ----------     ----------      ----------
Gross Profit (Loss)......................      (8,945)       (61,147)       (42,459)        331,118
Operating Expenses:
  Selling, General and Administrative
     Expenses............................      45,905        352,563        196,486       1,139,095
  Management Fees -- Parent..............          --         75,000             --         225,000
  Projected Costs through Sale or
     Liquidation.........................     (15,431)            --        (69,252)             --
                                           ----------     ----------     ----------      ----------
Total Operating Expenses.................      30,474        427,563        127,234       1,364,095
Loss from Operations.....................     (39,419)      (488,710)      (169,693)     (1,032,977)
Other Income.............................      39,419         17,217        119,693         100,718
                                           ----------     ----------     ----------      ----------
Net Profit (Loss)........................  $       --     $ (471,493)    $  (50,000)    $  (932,259)
                                           ==========     ==========     ==========      ==========
Weighted Average Common Shares
  Outstanding............................   3,948,680      3,942,013      3,948,680       3,974,936
                                           ----------     ----------     ----------      ----------
Net Loss Per Common Share................  $       --     $    (0.12)    $    (0.01)    $     (0.23)
                                           ==========     ==========     ==========      ==========

                          GOOD IDEAS ENTERPRISES, INC.



                            STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)



                                                                         FOR THE NINE MONTHS
                                                                                ENDED
                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1996          1995
                                                                       ---------     ---------
Cash Flow From Operating Activities:
  Net Profit (Loss)..................................................  $ (50,000)    $(932,259)
Adjustments to Reconcile Net Loss to Net Cash:
     Used by Operating Activities:
     Depreciation....................................................         --        53,012
     Provisions for Sales Returns and Allowances.....................         --       (15,683)
     Value of Common Stock Issued to Officer as Compensation.........         --         5,000
     Excess of Capital Lease Liability Assumed by Parent Over Book
      Value of Leased Assets Transferred.............................     (3,703)           --
     Changes in Operating Assets and Liabilities:
       (Increase) Decrease in Accounts Receivable....................    (13,544)      140,816
       (Increase) Decrease in Inventories............................     49,474       168,658
       (Increase) Decrease in Prepaid Expenses.......................      4,864        97,301
       (Increase) Decrease in Other Assets...........................         --         8,535
       Increase (Decrease) in Accounts Payable.......................    (68,459)       30,934
       Increase (Decrease) in Accrued Expenses.......................     (8,840)      (24,924)
       Increase (Decrease) in Reserve for Sale or Liquidation
        Costs........................................................    (69,253)           --
                                                                       ---------     ---------
          Total Adjustments..........................................   (109,461)      463,649
                                                                       ---------     ---------
Net Cash Used by Operating Activities................................   (159,461)     (468,610)
                                                                       ---------     ---------
Cash Flow from Investing Activities:
  Purchase of Property and Equipment.................................         --       (14,846)
  Disposal of Property and Equipment.................................         --        48,117
                                                                       ---------     ---------
Net Cash Provided (Used) by Investing Activities.....................         --        33,271
Cash Flows from Financing Activities:
  Net Payments Received on Loan to Parent............................     80,307       295,905
  Payments of Capital Lease Obligations..............................     (3,015)       (6,828)
                                                                       ---------     ---------
Net Cash Provided (Used) by Financing Activities.....................     77,292       289,077
                                                                       ---------     ---------
Net Increase (Decrease) in Cash and Cash Equivalents.................    (82,169)     (146,262)
  Cash and Cash Equivalents -- Beginning of Period...................     82,701       351,355
                                                                       ---------     ---------
Cash and Cash Equivalents -- End of Period...........................  $     532     $ 205,093
                                                                       =========     =========



    The accompanying notes are an integral part of the financial statements.

                          GOOD IDEAS ENTERPRISES, INC.



                         NOTES TO FINANCIAL STATEMENTS


                                  (UNAUDITED)



NOTE 1 -- PLAN OF SALE OR LIQUIDATION AND BASIS OF PRESENTATION



     The Board of Directors of Substance Abuse Technologies, Inc. ("SAT" or the "Parent"), formerly U.S. Alcohol Testing of America, Inc., owner of 60.8% of the Common Stock of Good Ideas Enterprises, Inc., ("Good Ideas" or the "Company"), decided at its February 26, 1996 meeting to focus on its drug and alcohol testing and human resource provider businesses and to dispose of what it considered to be noncore businesses, such as the Company. The SAT directors concluded that, because of the history of losses in the Company and what they believed to be problems generally in the toy industry, as well as the belief that new products were necessary to turn the Company around, it would be difficult to make the Company's operations profitable in a reasonable amount of time, if ever. SAT management was authorized by its Board to seek offers to purchase the Company. There can be no assurance that an acceptable offer will be received or as to the terms of such offer. If no acceptable offer is received, the SAT Board intends to liquidate the Company after the results of a consent solicitation for the merger hereinafter described are known. To facilitate this plan, in April 1996, SAT filed a Registration Statement on Form S-4 under the Securities Act of 1993, as amended (the "Securities Act"), to register shares of SAT's common stock to be issued to the minority stockholders of the Company upon consummation of a proposed merger of a wholly-owned subsidiary of SAT with and into the Company. There can be no assurances that the minority stockholders will approve the merger.



     Effective March 31, 1996, the Company changed its basis of accounting from the going concern basis to a liquidation basis. Under the liquidation basis of accounting, assets are adjusted to amounts estimated to be realizable, liabilities are stated at anticipated settlement amounts and estimated costs of liquidating the Company are provided to the extent reasonably determinable. Accordingly, at March 31, 1996, the Company recorded a reserve for the estimated costs to sell or liquidate the Company and has reflected the expenses applied to the reserve as a separate line on the statement of operations. The statements of operations and cash flows for the period ended December 31, 1995 have been prepared using the historical cost (going concern) basis of accounting on which the Company had previously been reporting its financial condition and results of operations.



     In the opinion of Good Ideas, the accompanying unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented.



     Results of operations for interim periods are not necessarily indicative of the results of operations for full year due to external factors which are beyond the control of the Company.



     The Report should be read with the Company's Annual Report on Form 10-K for the fiscal year March 31, 1996.



NOTE 2 -- CASH AND CASH EQUIVALENTS



     Cash and cash equivalents are summarized as follows:



                                                               DECEMBER 31,     MARCH 31,
                                                                   1996           1996
                                                               ------------     ---------
        Cash in Bank.........................................      $532          $77,951
        Money Market Funds...................................        --            4,750
                                                                   ----           ------
                                                                   $532          $82,701
                                                                   ====           ======

                          GOOD IDEAS ENTERPRISES, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 3 -- INVENTORIES



     Inventories are summarized as follows:



                                                                 DECEMBER 31,   MARCH 31,
                                                                     1996         1996
                                                                 ------------   ---------
        Finished Goods.........................................    $ 91,022     $  74,976
        Work in Process........................................      33,785        43,463
        Raw Materials..........................................     218,928       274,770
                                                                   --------      --------
                                                                    343,735       393,209
                                                                   --------      --------
        Less: Reserve for write down and Net Realizable
          Value................................................     197,000       197,000
                                                                   --------      --------
        Total Inventory........................................    $146,735     $ 196,209
                                                                   ========      ========



NOTE 4 -- PROPERTY AND EQUIPMENT



     Property and equipment is summarized as follows:



                                                                 DECEMBER 31,   MARCH 31,
                                                                     1996         1996
                                                                 ------------   ---------
        Warehouse Equipment....................................      $ --        $27,088
        Less: Accumulated Depreciation.........................        --         11,287
                                                                     ----         ------
        Total Property and Equipment...........................      $ --        $15,801
                                                                     ====         ======



NOTE 5 -- NOTE RECEIVABLE



     The note receivable from the Parent consists of demand loans bearing interest at the rate of 8% per annum, due March 31, 1997 and secured by the Parent's shares in the Company.



NOTE 6 -- CAPITAL LEASE OBLIGATIONS



     As of March 31, 1996, the Company had capital lease obligations totaling $22,519. The leases were payable in monthly installments due from February 1988 to January 1999. These leases, together with the equipment financed, were transferred to the Parent during the quarter ended September 30, 1996.



NOTE 7 -- RECENT DEVELOPMENTS



     The Board of Directors of SAT, at its February 26, 1996 meeting, reached a decision to either sell or liquidate the Company. Accordingly, the financial statements for the year ended March 31, 1996 reflected a writedown of inventory and fixed assets in the amount of approximately $258,000 to reduce the carrying values of these assets to estimated net realizable value. In addition, the Company provided in the results of operations for the year ended March 31, 1996 the projected cost of operations through the date of sale or liquidation totaling $110,000. During the quarter ended September 30, 1996, the Company provided an additional $50,000 to cover the projected cost of operation through date of liquidation.



     Effective December 31, 1996, the employment contract with William D. Robbins, Chief Executive Officer, expired and his employment was terminated.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER



     AGREEMENT AND PLAN OF MERGER dated as of February 17, 1997 by and among Substance Abuse Technologies, Inc., a Delaware corporation ("SAT"), Good Ideas Acquisition Corp., a Delaware corporation ("Acquisition Corp."), and Good Ideas Enterprises, Inc., a Delaware corporation ("Good Ideas").


                                  WITNESSETH:


     WHEREAS, of the 3,948,680 shares of the common stock, $.001 par value (the "Good Ideas Common Stock"), of Good Ideas outstanding as of the date hereof, SAT is the owner of 2,400,000 shares and 1,548,680 shares (the "Minority Good Ideas Common Stock") are owned by persons other than SAT (the "Good Ideas Minority Stockholders");



     WHEREAS, the Board of Directors of each of SAT and Acquisition Corp. have each adopted, approved and authorized the execution and delivery of this Agreement and Plan of Merger (the "Agreement") so as to implement the subject merger in compliance with the provisions of Section 251 of the General Corporation Law of the State of Delaware (the "GCL");



     WHEREAS, because of the relationships of three of the four directors of Good Ideas to SAT as current directors and/or officers thereof and of all four directors of Good Ideas as securityholders of SAT, the Board of Directors of Good Ideas has only authorized execution and delivery of the Agreement on the condition that approval of the subject merger by Good Ideas shall only be effected as a result of the obtaining of consents thereto from the holders of more than 50% of the Minority Good Ideas Common Stock;


     WHEREAS, the Board of Directors of Good Ideas intends to, and shall, submit this Agreement and the subject merger to the stockholders of Good Ideas for approval to the extent required by the applicable provision of GCL; and


     WHEREAS, in connection with the subject merger and solicitation of stockholder consent thereto, SAT has filed a Registration Statement on Form S-4, File No. 333-3734 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement to include as Part I thereof the prospectus and consent solicitation statement to be transmitted to the Good Ideas Minority Stockholders (such prospectus and consent solicitation statement, as from time to time amended and/or supplemented, hereinafter referred to as the "Consent Solicitation Statement-Prospectus") (a) with respect to the solicitation of consents from the Good Ideas Minority Stockholders to the subject merger pursuant to Section 228 of the GCL and Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (b) with respect to the distribution of the shares of the SAT common stock, $.01 par value (the "SAT Common Stock"), to the Good Ideas Minority Stockholders in exchange for their shares of the Good Ideas Common pursuant to the terms of this Agreement and the subject merger;


     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto do hereby agree as follows:


          1. THE MERGER. Subject to the terms and conditions hereinbelow set forth, on the Effective Date (as hereinafter defined in Section 10 hereof) Acquisition Corp. shall be merged with and into Good Ideas (the "Merger") and, in connection therewith:



             (a) except to the extent provided or permitted by applicable law, the separate existence of Acquisition Corp. shall cease and terminate;



             (b) Good Ideas, as the surviving corporation, shall continue its corporate existence under the laws of the State of Delaware and shall possess all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of, and be subject to all of the restrictions, disabilities and duties of, Acquisition Corp.;

             (c) all of the assets and property of Acquisition Corp. of every kind, nature and description (real, personal and mixed and both tangible and intangible) and every interest therein, wheresoever located, including, without limitation, all debts or other obligations belonging or due to Acquisition Corp., all stock subscriptions, claims and chooses in action shall be, and be deemed to be, vested, absolutely and unconditionally, in Good Ideas (to the same extent, degree and manner as previously vested in Acquisition Corp.); and



             (d) all debts and obligations of Acquisition Corp., all rights of creditors of Acquisition Corp. and all liens or security interests encumbering any of the property of Acquisition Corp. shall be vested in Good Ideas and shall remain in full force and effect without modification or impairment and shall be, and be deemed to be, enforceable against Good Ideas and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by Good Ideas in its own name and for its own behalf. Without limiting the generality of the foregoing, Good Ideas specifically assumes all continuing obligations which Acquisition Corp. would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in Acquisition Corp.'s By-Laws and/or by resolution of its Board of Directors and pursuant to the GCL, with respect to any and all claims arising out of actions taken or omitted by such officers and directors prior to the Effective Date.



          2. INSTRUMENTS OF CONVEYANCE. Without limiting the generality of the provisions of Section 1 hereof and/or the succession provisions of applicable law, the officers and directors of Acquisition Corp. last in office shall (to the extent they, or any of them, possess and/or may exercise the power to do so) execute, deliver and/or record such deeds and/or other instruments of transfer and/or conveyance, and take or cause to be taken, such other and further actions, as the case may be, as shall be reasonably requested by Good Ideas or SAT, or their legal counsel, to vest, perfect, confirm, implement the transfer of, or establish in the name, on behalf or for the account or the benefit of Good Ideas, title and/or possession of any or all of the assets, property, property interests, rights, privileges, immunities, powers and franchises owned and/or exercisable by Acquisition Corp. (or in which Acquisition Corp. had an interest and/or the power to exercise immediately prior to the Effective
     Date) and which was vested, or intended to be vested, in Good Ideas pursuant to the provisions of this Agreement and the Merger.


          3. CONSTITUTIONAL DOCUMENTS, DIRECTORS AND OFFICERS. On and as of the Effective Date:

             (a) The Certificate of Incorporation of Good Ideas on such date in full force and effect shall be the Certificate of Incorporation of Good Ideas, as the surviving corporation, until the same shall be altered, amended, modified, terminated or rescinded in the manner provided by the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by Good Ideas;

             (b) The By-Laws of Good Ideas on such date in full force and effect shall be the By-Laws of Good Ideas, as the surviving corporation, until the same shall be altered, amended, modified, terminated or rescinded in the manner provided in the Certificate of Incorporation of Good Ideas and/or the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by Good Ideas.

             (c) The members of the Board of Directors and the officers of Good Ideas, the surviving corporation, shall consist of the persons described on Exhibit "A" annexed hereto and made a part hereof, each of such persons to hold such membership and/or officership as provided in the By-Laws and/or the GCL.


             (d) The Certificate of Incorporation of SAT on such date in full force and effect shall be the Certificate of Incorporation of SAT until the same shall be altered, amended, modified, terminated or rescinded in the manner provided by the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by SAT.



             (e) The By-Laws of SAT on such date in full force and effect shall be the By-Laws of SAT until the same shall be altered, amended, modified, terminated or rescinded in the manner provided in the Certificate of Incorporation of SAT and/or the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by SAT.



          4. CONVERSION RATES. On the Effective Date the shares of the Good Ideas Common Stock shall be converted and exchanged into shares of the SAT Common Stock (and warrants and similar rights exercisable with respect to shares of the Good Ideas Common Stock shall become exercisable with respect to shares of the SAT Common Stock) in the following manner:



             (a) Each issued and outstanding share of the Good Ideas Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and exchanged into .36 of a share of the SAT Common Stock; provided, however, that to the extent any holder of the Good Ideas Common Stock shall be entitled, as a result of the foregoing conversion and exchange, to receive less than a whole share of the SAT Common Stock, then and in any such event:


                (i) no fractional share and/or fractional interest in a whole share shall be issued and


                (ii) the fractional interest of such holder shall be liquidated for cash equivalent calculated on the basis of the closing sales price of the SAT Common Stock on the Effective Date or on the first day thereafter that such price is available.



     The portion of a share of the SAT Common Stock to be exchanged for each share of the Good Ideas Common Stock was determined by assuming that a share of the SAT Common Stock has a market value of $1.625 per share (which was the closing sales price reported by the American Stock Exchange on February 14, 1997, the last trading date before the date of this Agreement) and that the Good Ideas Minority Stockholder should receive between .25 of a share if the market value of the SAT Common Stock was $2.50 per share and .375 of a share if the market value of the SAT Common Stock was $1.50 per share for each share of the Minority Good Ideas Common Stock.



             (b) Each outstanding warrant expiring February 16, 1999 (the "Warrant") to purchase shares of the Good Ideas Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and exchanged into a warrant to purchase shares of the Good Ideas Common Stock equal to the number of shares that the holder would have received under Section 4(a) hereof had the warrant been exercised immediately prior to the Effective Date. The exercise price shall be adjusted to the product of $7.50 and a fraction, the numerator of which shall be the number of shares of the Good Ideas Common Stock issuable upon the exercise of the Warrant prior to the Merger and the denominator of which shall be the number of shares of the SAT Common Stock issuable upon the exercise of the Merger Warrant. The expiration date of the Warrant shall not be changed.



             (c) Anything in this Section 4 to the contrary notwithstanding:



                (i) Any and all issued shares of the Good Ideas Common Stock owned by Good Ideas and held as treasury stock shall be canceled and retired and no shares of the SAT Common Stock shall be issued with respect thereto;



                (ii) Any and all issued shares of the Good Ideas Common Stock owned by SAT, except for ten (10) shares, shall be canceled and retired and no shares of the SAT Common Stock shall be issued to SAT with respect thereto;



                (iii) Upon the issuance of shares of the SAT Common Stock to the Good Ideas Minority Stockholders in exchange for their shares of the Good Ideas Common Stock, there shall be credited to the capital account of SAT an amount equal to $1.625 and, of the amount so credited, the portion thereof in excess of the aggregate par value thereof shall be credited to the capital surplus account; and



                (iv) Upon the issuance of shares of the SAT Common Stock to the Good Ideas Minority Stockholders all shares of the Good Ideas Common Stock shall be canceled except for the ten (10) shares held by SAT as described in subsection (d)(ii) of this Section 4.

          5. APPOINTMENT OF EXCHANGE AGENT. Prior to the Effective Date SAT shall, subject to the provisions of Paragraph 8 hereof:



             (a) Designate U.S. Stock Transfer Corporation (the "Exchange Agent") to implement the exchange (subsequent to the Effective Date) of certificates representing shares of the Good Ideas Common Stock (the "Old Certificates") for certificates representing shares of the SAT Common Stock (the "New Certificates");


             (b) engage the Exchange Agent for a period of the lesser of (i) 12 consecutive months following the Effective Date and (ii) the date on which all of the Old Certificates held by the Good Ideas Minority Stockholders have been surrendered for the New Certificates; and

             (c) provide to the Exchange Agent sufficient supplies of New Certificates so as to enable a holder of an Old Certificate(s) to surrender such Certificate(s) and receive New Certificate(s).

          6. CERTIFICATE EXCHANGE. Subsequent to the Effective Date the issuance and distribution of New Certificates in exchange for Old Certificates shall be implemented as follows:


             (a) As promptly after the Effective Date as shall be reasonably possible, the Exchange Agent shall be directed to, and shall, notify (the "Notification") each holder of an Old Certificate of the consummation of the Merger, the availability of New Certificates and a description of the procedure to be followed (and documents to be executed and submitted) in connection with the surrender of the Old Certificate and the issuance of the New Certificate. Upon compliance by a holder thereof with the requirements for the certificate surrender and issuance specified in the Notification, the Exchange Agent shall be directed to, and shall, issue and transmit to such holder New Certificates (representing that number of shares of the SAT Common Stock to which such holder shall be entitled as herein provided). Until surrendered and replaced as aforesaid:



                (i) each Old Certificate shall, and be deemed to, represent and evidence (for all corporate purposes other than the payment of dividends and other distributions) that number of shares of the SAT Common Stock into which the shares of the Good Ideas Common Stock therein referred to are convertible and exchangeable as herein provided and



                (ii) each Old Certificate shall not be transferable on the books and records of Good Ideas and/or SAT.



             (b) From and after the Effective Date any and all dividends and/or distributions of every kind, nature or description declared and payable by SAT on, or with respect to, the SAT Common Stock to any holder of an Old Certificate (collectively "Distributions") shall be paid, retained, invested and paid over as follows:



                (i) Until such time as the Old Certificate is surrendered for replacement by a New Certificate(s) as herein provided, no Distribution shall be paid over by SAT and/or the Exchange Agent to such holder on, or with respect to, the shares of the SAT Common Stock evidenced by such Old Certificate;



                (ii) All Distributions payable on, or with respect to, shares of the SAT Common Stock represented by Old Certificates shall be paid over by SAT to the Exchange Agent and dealt in and with by the Exchange Agent as follows:


                    (A) All Distributions in cash shall be deposited by the
               Exchange Agent in an interest bearing account (the "Distribution Account") and retained and disposed of as hereinbelow provided;


                    (B) Upon surrender by, or on behalf of, a holder of an Old
               Certificate for surrender and replacement as hereinabove provided (or satisfactory proof of loss and an indemnity in favor of, and acceptable to, SAT and the Exchange Agent), the Exchange Agent shall pay over and/or deliver to such holder (in addition to the New Certificate(s) to which such holder shall be entitled) (y) the principal amount of any cash dividends and any property

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               (other than shares of the SAT Common Stock) previously received by the Exchange Agent with respect to the shares of the SAT Common Stock evidenced by such Old Certificate and (z) a certificate representing any shares of the SAT Common Stock forming part of any Distribution made prior to the date of any such surrender;



                    (C) Any and all interest earned and/or credited on, or with respect to, Distributions shall be applied by the Exchange Agent to the payment of its fees and disbursements and the remainder, if any, paid over to SAT upon the termination of the engagement of the Exchange Agent.



             (c) From and after the Effective Date the sole rights of the holders of Old Certificates (except as otherwise provided by law) shall be those to which they are entitled as owners of the SAT Common Stock into which the shares of the Good Ideas Common Stock evidenced by such Old Certificates shall have been converted as herein provided.


          7. TRANSFERS. If the holder of any Old Certificate desires that the New Certificate to be issued in replacement therefor (as hereinabove provided) is to be issued in a name other than that on the Old Certificate which it replaces, any such issuance shall be subject to and conditioned upon:

             (a) Delivery to the Exchange Agent of the Old Certificate duly endorsed in blank or accompanied by a duly executed stock assignment power and otherwise in form for transfer acceptable to the Exchange Agent and

             (b) Payment to SAT or the Exchange Agent of any and all transfer and/or other taxes payable, in the opinion of the Exchange Agent, by reason of the issuance and/or transfer of such New Certificate and/or the shares of the SAT Common Stock evidenced thereby.


          8. TERMINATION OF EXCHANGE AGENT. Upon the termination of the Exchange Agent's engagement as hereinabove provided, the Exchange Agent shall deliver to SAT the then balance of the Distribution Account and, upon such delivery, the Exchange Agent shall have no further duties or obligations as exchange agent to SAT, Acquisition Corp., Good Ideas or their respective stockholders. Thereafter, the duties to be performed by the Exchange Agent as described in Sections 6 and 7 hereof shall be performed by SAT in lieu of, and instead of, the Exchange Agent. All blank stock certificates evidencing the SAT Common Stock shall be retained by the Exchange Agent for utilization by it in the performance of its duties as transfer agent for, and with respect to, the SAT Common Stock.



          9. THE CLOSING. The closing of the transactions contemplated by this Agreement shall take place on such date, at such place and at such time within five (5) business days after the satisfaction or waiver of the last of the conditions set forth in Sections 17 and 18 hereof as shall be designated by SAT. The closing of such transactions shall be referred to herein as the "Closing" and the date of the Closing shall be referred to herein as the "Closing Date"; and the Closing Date may be the same as the Effective Date.



          10. THE EFFECTIVE DATE. Subject to the satisfaction and/or waiver of the conditions herein described, the Merger shall become effective (the "Effective Date") as at the close of business on the date specified in the Certificate of Merger to be filed in the manner required by the GCL or, if none, on the date of filing. Upon the receipt by Good Ideas of consents from the holders of more than 50% of the outstanding shares of the Minority Good Ideas Common Stock held by the Good Ideas Minority Stockholders and of a consent from SAT to the Merger, Good Ideas and Acquisition Corp. shall cause to be filed the Certificate of Merger in the manner required by the GCL. Subject to the provisions of Section 19 hereof, such filing shall be made on, or as soon as practicable after, the Closing Date; and the parties hereto shall thereafter execute, acknowledge, deliver and/or record such other and further instruments, documents or certificates and/or take and perform such other and further actions as may be required to effect and/or implement the Merger. If the Merger is consummated, SAT will take such actions as are necessary to deregister the Good Ideas Common Stock pursuant to Section 12(b) of the Exchange Act.

          11.  THE REGISTRATION STATEMENT AND CONSENT SOLICITATION
     STATEMENT. In connection with the preparation, utilization and/or distribution of the Consent Solicitation Statement-Prospectus to be issued and distributed to the Good Ideas Minority Stockholders in connection with the Merger and the preparation and utilization of the Registration Statement of which the Consent Solicitation Statement-Prospectus constitutes Part I thereof, the parties shall follow the procedures as provided in this Section 11.


             (a) The parties hereto shall cooperate in the preparation thereof consistent with the applicable requirements of the GCL, the Securities Act and the Exchange Act and the rules and regulations promulgated under the Securities Act and the Exchange Act by the Securities and Exchange Commission (the "SEC"); and, without limiting the generality of the foregoing, each of SAT and Good Ideas shall promptly supply to the other any and all information and material (relating to itself and/or the subject transaction) as may be requested or required in connection with the preparation and filing of the Registration Statement, including, without limitation, all information concerning their respective officers, directors and principal stockholders that is reasonably requested for inclusion in the Consent Solicitation Statement-Prospectus; and each shall take and perform such other and further acts and actions as shall be necessary or appropriate to cause the prompt preparation, completion, filing, review, finalization and clearance of the Registration Statement.



             (b) Subject to the Registration Statement being declared effective by the SEC, the Consent Solicitation Statement-Prospectus and any other communication required by the Exchange Act or the rules and regulations promulgated thereunder or reasonably requested by SAT shall be mailed by Good Ideas or its transfer agent to the Good Ideas Minority Stockholders as soon after such effective date as is reasonably possible. Subsequent thereto Good Ideas shall transmit to the Good Ideas Minority Stockholders such amended and/or supplemental consent solicitation materials as may be necessary, in light of subsequent developments or otherwise, to render the Consent Solicitation StatementProspectus, as so amended or supplemented, not false or misleading with respect to any material fact and so as not to omit to state any information necessary to make the statements made, within the context made, not misleading. Prior to the Effective Date (or earlier termination of this Agreement) neither party hereto shall distribute any material (other than the Consent Solicitation Statement-Prospectus as herein provided) which might constitute, or be deemed to constitute, a "prospectus" relating to the Merger within the meaning of the Securities Act without the prior written consent of all of the parties hereto in each instance.



             (c) Good Ideas hereby authorizes the utilization by SAT in the Registration Statement or in any filing with a state securities administrator of all information concerning Good Ideas either provided to SAT by Good Ideas in connection with or contained in the Consent Solicitation Statement-Prospectus and/or contained in any filings heretofore made by Good Ideas pursuant to the Securities Act and/or the Exchange Act. Good Ideas shall promptly advise SAT if at any time any of such information or material is or becomes incorrect, inaccurate or incomplete in any material respect and, in connection therewith, Good Ideas shall provide SAT with such information and material as shall be needed to correct any such inaccuracy or omission. SAT shall promptly advise Good Ideas if at any time any of the information or material contained in the Registration Statement and supplied by SAT is or becomes incorrect, inaccurate or incomplete in any material respect. SAT shall cause the preparation, review, clearance, approval and distribution of such amended or supplemented material as shall be necessary to correct or eliminate any such inaccuracies and/or omissions as provided in this Section 11(c).



             (d) Each of SAT and Good Ideas covenants and warrants to the other that any and all information and/or material supplied by it to the other and/or in connection with the Registration Statement and/or the within transactions (i) will, at the time made and at each Relevant Date (as hereinafter defined), be true and correct in all material respects; (ii) will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder by the SEC; and (iii) will not contain any statement which, at the time made and at each Relevant Date and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein made not false or misleading. For the purposes of this Agreement, the term "Relevant Date" shall be and mean each of (x) the effective date of the Registration Statement, (y) the mailing date of the Consent Solicitation Statement-Prospectus and (z) the Effective Date. Each of SAT and Good Ideas specifically agrees to indemnify and hold harmless the other (and their respective officers, directors, employees, agents and representatives) from and against any and all costs, expenses, losses, demands, claims and liabilities of every kind, nature and description (including reasonable attorneys' fees) arising out of, or relating to, any breach or anticipatory breach by it of its duties and obligations pursuant to this Section 11(d).



             (e) SAT does hereby agree to indemnify and hold harmless Good Ideas and each of its directors and officers, and each person, if any, other than SAT who controls Good Ideas within the meaning of Section 15 of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities, joint or several (including, without limitation, reasonable attorneys' fees as herein provided), to which they or any of them may become subject under the Securities Act, any other statute, common law or otherwise and, except as provided below, shall reimburse Good Ideas and each such director, officer or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions and/or claims, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions result from a breach or alleged breach of the representations and warranties contained in Sections 13 or 14 hereof or are based upon any untrue statement of alleged untrue statement of a material fact contained in the Registration Statement or the Consent Solicitation/Prospectus or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such untrue statement or omission or alleged untrue statement or omission is with respect to the description of SAT or as to the terms of its offer. Promptly after receipt by a party to be indemnified pursuant to this Section 11(e) (the "Indemnitee") of notice of the commencement of any action in respect of which indemnity may be sought against SAT hereunder, the Indemnitee will promptly notify SAT in writing of the commencement thereof and SAT shall, subject to the provisions stated below, assume the defense of the action (including the employment of counsel, who shall be counsel reasonable satisfactory to Good Ideas), and shall make payment of expenses (including attorneys' fees as herein provided) insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against SAT. The Indemnitee or Indemnitees shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such separate counsel shall not be at the expense of SAT unless the employment of such separate counsel has been specifically authorized by SAT or there is a conflict of interest which under the canon of ethics requires the employment of separate counsel. SAT shall not be liable to any Indemnitee for any settlement of any action effected without SAT's consent. Notwithstanding any provision of this Agreement to the contrary, the obligations of SAT hereunder shall survive the consummation of the transactions contemplated by this Agreement.



          12. GOOD IDEAS REPRESENTATIONS AND WARRANTIES. In order to induce SAT and Acquisition Corp. to execute and perform this Agreement, Good Ideas does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective Date) as follows:



             (a) Good Ideas is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted.


             (b) Subject only to the consent of its stockholders as required by the GCL: (i) Good Ideas has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by Good Ideas of the transactions herein contemplated and the compliance by Good Ideas with the terms of this Agreement have been duly authorized by Good Ideas; (iii) this Agreement is the valid and binding obligation of Good Ideas, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by Good Ideas and the consummation by Good Ideas of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation or By-Laws of Good Ideas or (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Good Ideas pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which Good Ideas is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected.


          13. SAT REPRESENTATIONS AND WARRANTIES. In order to induce Good Ideas to execute and perform this Agreement, SAT does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective
     Date) as follows:



             (a) SAT is a corporation duly organized, validly existing and in standing under the laws of the State of Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. SAT is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary and where failure so to qualify would have a material adverse effect on the business, properties or financial conditions of SAT. SAT has no subsidiaries other than as set forth on Exhibit "B" annexed hereto and made a part hereof (the "Subsidiaries"). SAT owns and has and marketable title in and to 100% of the issued and outstanding capital stock (of all classes) of each of the Subsidiaries, free and clear of all liens, security interests, claims and encumbrances and rights and options of others, except as set forth on Exhibit "B".



             (b) Each of the Subsidiaries (other than Good Ideas as to which SAT makes no representation) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary and where failure so to qualify would have a material adverse effect on the business, properties or finances of such Subsidiary.



             (c) (i) SAT has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by SAT of the transactions herein contemplated and the compliance by SAT with the terms of this Agreement have been duly authorized by SAT; (iii) this Agreement is the valid and binding obligation of SAT, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by SAT and the consummation by SAT of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation (except possibly as indicated in Section 16(g) hereof) or By-Laws of SAT, (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of SAT pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which SAT is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected; (C) to the best knowledge of SAT, after due investigation, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over SAT and/or any of the Subsidiaries (other than Good Ideas as to which SAT makes no representation), or any of their respective properties or businesses; or
        (D) have any effect on any license, permit, certification, registration, approval, consent or other authorization necessary for SAT and/or any of the Subsidiaries (other than Good Ideas as to which SAT makes no representation) to own or lease and operate any of its respective properties and to conduct its businesses or the ability of SAT and/or any of the Subsidiaries (other than Good Ideas as to which SAT makes no representation) to make use thereof. No consent, approval, authorization or order of any court, governmental agency, authority or body (other than as required pursuant to the Securities Act, the Exchange Act and/or state securities or "take over" statutes and the rules and regulations promulgated under any of the foregoing and/or any party to an agreement to which SAT is a party and/or by which it is bound) is required in connection with the execution, delivery and performance of this Agreement and/or the consummation by SAT of the transactions contemplated by this Agreement.



             (d) Neither SAT nor any of the Subsidiaries (other than Good Ideas as to which SAT makes no representation) is in violation of, or in default under, (i) any term or provision of its Certificate of Incorporation or By-Laws; (ii) any material term or provision of any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any or its properties or business is, or may be, bound or affected; or
        (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business, including, without limitation, all reporting obligations pursuant to the Exchange Act and the rules and regulations promulgated thereunder. SAT and each Subsidiary (other than Good Ideas as to which SAT makes no representation) owns, possesses or has obtained all governmental and other licenses, permits, certifications, registrations, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing and there are no proceedings pending or, to the best of its knowledge, threatened or any basis therefor existing, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.



             (e) Prior to the date hereof SAT has delivered to Good Ideas the audited consolidated financial statements (the "SAT Audited Financial Statements") and unaudited interim financial statements (the "SAT Interim Financial Statements") described on Exhibit "C" annexed hereto and made a part hereof (collectively the "SAT Financial Statements). The SAT Audited Financial Statements fairly present the financial position of SAT and the Subsidiaries as of the respective dates thereof and the results of operations, and the changes in financial position of SAT and the Subsidiaries, for each of the periods covered thereby. The SAT Audited Financial Statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis throughout the entire periods involved. The SAT Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Item 310 of Regulation S-K of the SEC. Accordingly, the interim financial statements may not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of SAT's management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. As of the date of any balance sheet forming a part of the SAT Financial Statements and, except as and to the extent reflected or reserved against therein, neither SAT nor any of the Subsidiaries (other than Good Ideas as to which SAT makes no representation) had any material liabilities, debts, obligations or claims (absolute or contingent) asserted against it or them and/or which should have been reflected in a balance sheet or the notes thereto; and all assets reflected thereon are properly reported and present fairly the value of the assets therein stated in accordance with generally accepted accounting principles.


             (f) The financial and other books and records of SAT and each of the Subsidiaries (other than Good Ideas as to which SAT makes no representation) are in all material respects true, complete and correct and have, at all times, been maintained in accordance with good business and accounting practices.



             (g) SAT and the Subsidiaries (other than Good Ideas as to which SAT makes no representation) own and have good and marketable title in and to all of their respective assets, properties and interests in properties (both real and personal) which are reflected in the latest balance sheet included in the SAT Financial Statements and/or are utilized in connection with the operation of the business of SAT and such Subsidiaries as presently constituted and/or acquired after that date (except to the extent any of the same were disposed of since such date in the ordinary course of business), in all cases free and clear of all liens, security interests, claims and encumbrances of every kind, nature and description and rights and options of others except as expressly set forth in such balance sheet.



             (h) Except as is set forth on Exhibit "D" hereto, SAT and the Subsidiaries (other than Good Ideas as to which SAT makes no representation) own all trademarks, service marks, tradenames, copyrights, similar rights and their registrations, trade secrets, methods, practices, systems, ideas, know how and confidential materials used or proposed to be used in the conduct of their respective businesses as conducted as of the date hereof (collectively the "Intangibles") free and clear of all liens, security interests, claims and encumbrances and rights and options of third parties (including, without limitation, former or current officers, directors, stockholders, employees and agents); neither SAT nor any such Subsidiary has licensed or leased any of the Intangibles and/or any interest therein to any person and/or entity except a Subsidiary; neither SAT nor any such Subsidiary has infringed, nor is infringing, upon the rights of others with respect to the Intangibles; neither SAT nor any such Subsidiary has received any notice of conflict with the asserted rights of others with respect to the Intangibles which could, singly or in the aggregate, materially adversely affect its business as currently conducted or prospects, financial condition or results of operations and SAT knows of no basis therefor; and, to the best of the knowledge of SAT, no others have infringed upon the Intangibles.



             (i) Except as and to the extent reflected or reserved against in the SAT Financial Statements and/or as set forth on Exhibit "E" annexed hereto and made a part hereof, neither SAT nor any of the Subsidiaries (other than Good Ideas as to which SAT makes no representation) had, as at the respective date of such SAT Financial Statements, any material liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of due and unpaid taxes, other governmental charges or lawsuits.



             (j) Since the date of the most recent balance sheet included in the SAT Financial Statements, neither SAT nor any Subsidiary (other than Good Ideas as to which SAT makes no representation) has, except as set forth on Exhibit "F" annexed hereto and made a part hereof, (i) incurred any obligation or liability (absolute or contingent, secured or unsecured) except obligations and liabilities incurred in the ordinary course of the operation of its business as carried on at and prior to such date; (ii) canceled, without payment in full, any notes, loans or other obligations receivable or other debts or claims held by it other than in the ordinary course of business; (iii) sold, assigned, transferred, abandoned, mortgaged, pledged or subjected to lien or security interest any of its material properties, tangible or intangible, or rights under any contract, permit, license, franchise or other agreement other than sales or other dispositions of goods or services in the ordinary course of business at customary prices; (iv) entered into any line of business other than that conducted by it on such date or entered into any transaction not in the ordinary course of its business; (v) conducted any line of business in any manner except by transactions customary in the operation of its business as conducted on such date; or (vi) declared, made or paid, or set aside for payment, any cash or non-cash dividends or other distribution on any shares of its capital stock.


             (k) Except as set forth on Exhibit "G" annexed hereto and made a part hereof, neither SAT nor any of the Subsidiaries (other than Good Ideas as to which SAT makes no representation) is in default, in any material respect, under the terms of any outstanding agreement which is material to the business, operations, properties, assets or condition of SAT and/or the Subsidiaries (other than Good Ideas as to which SAT makes no representation); and there exists no event of default or event which, with notice and/or the passage of time, or both, would constitute any such default.



             (l) Except as reported in the SAT Financial Statements and/or as set forth on Exhibit "H" hereto and made a part hereof, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of SAT, threatened against SAT and/or any Subsidiary (other than Good Ideas as to which SAT makes no representation) or involving their respective properties or businesses which, if determined adversely to SAT or such Subsidiary, would, individually or in the aggregate, result in a material adverse change in the financial position, stockholders' equity, results of operations, properties, business, management or affairs of SAT or such Subsidiary, or which question the validity of this Agreement or of any action taken, or to be taken, by SAT pursuant to, or in connection with, this Agreement; nor, to the best of the knowledge of SAT, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity, including, without limitation, any customer, supplier, lender, stockholder, former or current employee, agent or landlord. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming SAT and/or any Subsidiary (other than Good Ideas as to which SAT makes no representation) and/or enjoining SAT and/or any such Subsidiary from taking, or requiring SAT and/or any such Subsidiary to take, any action and/or by which SAT and/or any such Subsidiary is, and/or their respective properties or businesses are, bound or subject.



             (m) SAT and each of the Subsidiaries (other than Good Ideas as to which SAT makes no representation) has filed all federal, state, municipal and local tax returns (whether relating to income, sales, franchise, withholding, real or personal property or otherwise) required to be filed under the laws of the United States and all applicable states and has paid in full all taxes which are due pursuant to such returns or claimed to be due by any taxing authority or otherwise due and owing. No penalties or other charges are, or will become, due with respect to the late filing of any such return. To the best of the knowledge of SAT, after due investigation, each such tax return heretofore filed by SAT and each of such Subsidiaries correctly and accurately reflects the amount of its tax liability thereunder. SAT has withheld, collected and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable.



             (n) The authorized and outstanding capitalization of SAT is as set forth on Exhibit "I" annexed hereto and made a part hereof; as of the date hereof and the Closing Date, there shall not be authorized and/or issued and outstanding any shares of capital stock of SAT and/or rights to purchase shares of capital stock of SAT except as set forth on Exhibit "I" or upon the exercise of outstanding warrants or the conversion of outstanding shares of preferred stock or convertible notes. The issued and outstanding shares of the SAT Common Stock and outstanding options, warrants and other similar rights to purchase or convert into the SAT Common Stock have been duly authorized and validly issued. All such outstanding shares of the SAT Common Stock are fully paid and nonassessable. All such outstanding warrants and similar rights to purchase or convert into the SAT Common Stock constitute the valid and binding obligations of SAT, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies. There are no preemptive rights. SAT has no reason to believe that any holder of such outstanding shares of the SAT Common Stock is subject to personal liability solely by reason of being such a holder. The offers and sales of such outstanding shares of the SAT Common Stock and outstanding warrants and similar rights to purchase or convert into the SAT Common Stock were, at all relevant times, either registered under the applicable provisions of the Securities Act and the applicable state securities laws or exempt from such registration or prospectus filing requirements pursuant to an exemption for which SAT and/or such offering or sale fully qualified, or any claim arising out of, or relating to, any such offering and/or sale are barred by the statute of limitations. The authorized shares of the SAT Common Stock and outstanding warrants and similar rights to purchase or convert into the SAT Common Stock conform to the description thereof contained in the current filings by SAT pursuant to the Exchange Act. No dividends or other distributions of the assets of SAT have been or will be declared and/or paid prior to the Closing Date on or with respect to the SAT Common Stock.



             (o) Except as is set forth on Exhibit "J" hereto, since the date of the most recent balance sheet included in the SAT Financial Statements, there has not been, with respect to SAT and/or the Subsidiaries (other than Good Ideas as to which SAT makes no representation), except as set forth in or permitted by this Agreement, or, in the ordinary course of business:


                (i) Any change in their respective business, operations or financial condition, or the manner of managing or conducting their respective business and operations; none of which changes, if any, has had a material adverse effect on such business, operations or financial condition, taken as a whole;

                (ii) Any change in their respective accounting methods or practices (including, without limitation, any change in depreciation, amortization and/or good will policies or rates);

                (iii) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting their respective assets, business, operations or financial condition;


                (iv) Any declaration, setting, or payment of a dividend or other distribution with respect to the SAT Common Stock or any direct or indirect redemption, purchase or other acquisition by SAT of any of the shares of the SAT Common Stock;



                (v) Any issuance or sale of any shares of their respective capital stock of any class or any other securities, except for the exercise of warrants to purchase shares of the SAT Common Stock outstanding prior to the date hereof;


                (vi) Any loan by any of them to any person or entity and/or the issuance of any guaranty by any of them for or with respect to their own or another's obligations;

                (vii) Any waiver or release of any material right or claim;

                (viii) Any sale, lease, abandonment, assignment, transfer, license or other disposition (including any agreement and/or option for, or with respect to, any of the foregoing) by any of them of any material real property or tangible or intangible assets, property or rights (and/or interest therein);

                (ix) Any incurrence of any material obligation or liability, absolute or contingent;


                (x) Any payment of any material obligation or liability, absolute or contingent, except for current liabilities reflected in, or shown on, the SAT Financial Statements and/or incurred subsequent to the date thereof in the ordinary course of business and/or in connection with the transactions contemplated by this Agreement;


                (xi) Any labor problems and/or other events or conditions of any character materially and/or adversely affecting, or which might materially and/or adversely affect, the financial condition, business, assets or prospects of any of them;

                (xii) Any amendment, termination or modification of any material agreement or license to which any of them is a party which has or may have a material affect on the financial condition, business, assets or prospects of any of them; and

                (xiii) Any agreement by any of them to do or perform any of the things described in this Section 13(o).


             (p) At the Closing, all of the shares of the SAT Common Stock to be issued by SAT pursuant to this Agreement shall be, and be deemed to be, duly and validly authorized and, when issued to the Good Ideas Minority Stockholders in exchange for their shares of the Good Ideas Common Stock, duly and validly issued, fully paid and nonassessable and free and clear of all federal and state issuance, stock and/or company taxes, liens, claims, encumbrances and charges.



          14. ACQUISITION CORP. REPRESENTATIONS AND WARRANTIES. In order to induce Good Ideas to execute and perform this Agreement, Acquisition Corp. does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective Date) as follows:



             (a) Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. Neither prior to the date hereof has Acquisition Corp. engaged, nor prior to the Closing Date will Acquisition Corp. engage, in any business activity of any kind nature or description except in connection with the implementation of the transactions herein described. Acquisition Corp. has no subsidiaries, nor, at the present time is it, or at the Closing will it be, a partner or joint venturer with any other person or entity.



             (b) (i) Acquisition Corp. has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by Acquisition Corp. of the transactions herein contemplated and the compliance by Acquisition Corp. with the terms of this Agreement have been duly authorized by Acquisition Corp.; (iii) this Agreement is the valid and binding obligation of Acquisition Corp., enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement Corp. by Acquisition Corp. and the consummation by Acquisition Corp. of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation or By-Laws of Acquisition, (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquisition Corp. pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which Acquisition Corp. is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected; or (C) to the best knowledge of Acquisition, after due investigation, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over Acquisition Corp. or its assets. No consent, approval, authorization or order of any court, governmental agency, authority or body (other than as required pursuant to the Securities Act, the Exchange Act and/or state securities or "take over" statutes and/or any party to an agreement to which Acquisition Corp. is a party and/or by which it is bound, is required in connection with the execution, delivery and performance of this Agreement, and/or the consummation by Acquisition Corp. of the transactions contemplated by this Agreement.

             (c) Acquisition is not in violation of, or in default under, (i) any term or provision of its Certificate of Incorporation or By-Laws;
        (ii) any material term or provision of any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any or its properties is, or may be, bound or affected; or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its assets.


             (d) Acquisition was incorporated on December 18, 1995 and its sole asset is the $1,000 which SAT paid in subscription for 100 shares of its authorized 1,500 shares of common stock, without par value, and it has incurred no liabilities other than its incorporation costs. Prior to the date hereof, Acquisition Corp. has conducted no business operations and, prior to the Effective Date, its sole activities will be in connection with the transactions contemplated by this Agreement.



             (e) The financial and other books and records of Acquisition Corp. are in all material respects true, complete and correct and have, at all times, been maintained in accordance with good business and accounting practices.



             (f) Except as set forth on Exhibit "K" hereto and made a part hereof, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of Acquisition, threatened against Acquisition Corp. or involving its assets which, if determined adversely to Acquisition, would, individually or in the aggregate, result in a material adverse change in the financial position, stockholders' equity, results of operations, properties, business, management or affairs of Acquisition, or which question the validity of this Agreement or of any action taken or to be taken by Acquisition Corp. pursuant to, or in connection with, this Agreement; nor, to the best of the knowledge of Acquisition, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming Acquisition Corp. and/or enjoining Acquisition from taking, or requiring Acquisition Corp. to take, any action, and/or by which Acquisition Corp. is, and/or its assets are, bound or subject.


          15. GOOD IDEAS COVENANTS, Good Ideas shall, during the period commencing on the date hereof and terminating immediately following the close of business on the Effective Date (or earlier, upon the failure or refusal of the Good Ideas Minority Stockholders to approve this Agreement and/or the termination of this Agreement as herein provided):

             (a) Take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of Good Ideas herein contained and/or satisfy each covenant or condition required to be performed or satisfied by Good Ideas at or prior to the Closing and/or to cause or permit the implementation of the Merger;

             (b) Not take or perform any action which would or might cause any representation or warranty made by Good Ideas herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by Good Ideas at or prior to the Closing and/or the implementation of the Merger;


             (c) Not make, or permit to be made on its behalf, any announcement to the public in general and/or within its industry and/or otherwise with respect to this Agreement, the Merger and the current or future business or operations of any party hereto without the prior written consent of SAT or, in the case of an announcement required by applicable securities laws, prior consultation with SAT; and



             (d) Immediately advise SAT of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of Good Ideas herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit Good Ideas from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement; and


             (e) Extend the terms of the notes due from SAT to Good Ideas, if and only if the consent solicitation for the Merger is still in progress on April 30, 1997, to the earlier of (i) five business days after the results of the solicitation are known and the results are that the Merger has not been approved or (ii) the Effective Date.



          16. SAT COVENANTS. SAT shall, during the period commencing on the date hereof and terminating immediately following the close of business on the Effective Date (or earlier, upon the failure or refusal of the Good Ideas Minority Stockholders to approve this Agreement and/or the termination of this Agreement as herein provided):



             (a) Take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of SAT herein contained and/or satisfy each covenant or condition required to be performed or satisfied by SAT at or prior to the Closing and/or to cause or permit the implementation of the Merger;



             (b) Not take or perform any action which would or might cause any representation or warranty made by SAT herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by SAT at or prior to the Closing and/or the implementation of the Merger;


             (c) Carry on and maintain its business in substantially the same form, style and manner as heretofore operated by it; perform, in all material respects, all of its obligations under all material agreements, leases and documents relating to or affecting its assets, properties and business; and use its best efforts to preserve intact its business organization and the good will and relationships with its suppliers, customers and others having business relations with it;

             (d) Not make any announcement to the public in general and/or within its industry and/or otherwise with respect to this Agreement, the Merger and the current or future business or operations of any party hereto without the prior written consent of Good Ideas or, in the case of an announcement required by applicable securities laws, prior consultation with Good Ideas; and


             (e) Immediately advise Good Ideas of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of SAT herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit SAT from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement.



             (f) Subject to Good Ideas' compliance with its obligations under
        Section 11 hereof, use its best efforts to have the Registration Statement declared effective under the Securities Act; and



             (g) Call a Special Meeting of Stockholders to approve an amendment to SAT's Certificate of Incorporation to increase the authorized shares of the SAT Common Stock in an amount sufficient to permit the Merger, the merger of U.S. Drug Testing with and into U.S. Drug Acquisition Corp., the conversion of all outstanding convertible notes and shares of the preferred stock and the exercise of all outstanding warrants.



          17. SAT AND ACQUISITION CORP. CONDITIONS PRECEDENT. The obligations of SAT and Acquisition to implement this Agreement and consummate the Merger are, at their respective elections, subject to, and conditioned upon, the satisfaction (and/or waiver except as to Section 17(a), (b) and (g)) of each of the following conditions:


             (a) Prior to the Closing Date the holders of more than 50% of the shares of the Good Ideas Common Stock owned by the Good Ideas Minority Stockholders shall have adopted this Agreement by consenting to the adoption of this Agreement pursuant to the Consent Solicitation Statement-Prospectus.

             (b) The Registration Statement shall have been declared effective by the SEC and all appropriate state securities administrators and no "stop orders" shall have been issued and/or be in effect or a proceeding for such purpose shall have been instituted and be pending.


             (c) The representations and warranties of Good Ideas contained in this Agreement shall be true and correct in all respects as of the Effective Date with the same effect as if made on and as of the Effective Date and Good Ideas shall have performed in all material respects all of its covenants and obligations contemplated hereunder to be performed on or prior to the Effective Date. At the Closing, SAT shall have received a certificate, executed by the President and the Secretary of Good Ideas (effective as of the Closing and the Effective
        Date) and in form reasonably acceptable to SAT, certifying as of both the date of this Agreement and the Closing Date, the truth and accuracy of (and the remaking of) the representations and warranties of Good Ideas herein contained, including, without limitation, those set forth in Section 12 hereof.



             (d) Prior to the Closing, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to SAT and its counsel and SAT and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.



             (e) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the Merger and/or seeking to prevent or delay consummation of the transactions herein contemplated, which action or proceeding shall have resulted in an order granting preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the Merger and which order shall not have been vacated as of the Closing.



             (f) All statutory requirements for the valid consummation by Good Ideas of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all Federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Good Ideas of the transactions herein described and/or to permit the businesses currently carried on by Good Ideas to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.



             (g) Good Ideas shall have received a written opinion from Whale Securities Co., L.P., satisfactory to SAT in form and content, regarding the fairness, from a financial point of view, to the Good Ideas Minority Stockholders of (i) the terms of the Merger and (ii) the agreements among SAT, Good Ideas and Acquisition Corp. described in this Agreement.


          18. GOOD IDEAS CONDITIONS PRECEDENT. The obligation of Good Ideas to implement this Agreement and consummate the Merger is, at its election, subject to, and conditioned upon, the satisfaction (and/or waiver except as to Section 18(a), (c) and (i)) of each of the following conditions:

             (a) Prior to the Closing Date the holders of a majority of the shares of Good Ideas Common owned by the Good Ideas Minority Stockholders shall have adopted this Agreement by consenting to the adoption of this Agreement pursuant to the Consent
        Solicitation/Prospectus.


             (b) Prior to the Closing Date SAT shall have adopted this Agreement by filing with Good Ideas a consent to its adoption.


             (c) The Registration Statement shall have been declared effective by the SEC and all appropriate state securities administrators and no "stop orders" shall have been issued and/or be in effect or a proceeding for such purpose shall have been instituted and be pending.


             (d) The representations and warranties of SAT and Acquisition Corp. contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if made on and as of the Effective Date. At the Closing, Good Ideas shall have received a certificate, executed by the Chairman of the Board and the Secretary of SAT and Acquisition Corp. (effective as of the Closing and the Effective Date) and in form and content reasonably acceptable to Good Ideas, certifying, as to both the date of this Agreement and the Closing Date the truth and accuracy of (and the remaking of) the representations and warranties of SAT and Acquisition Corp. herein contained, including, without limitation, those set forth in Sections 13 and 14 hereof.



             (e) Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business or operations of SAT and the Subsidiaries (excluding Good Ideas) as a consolidated entity, nor shall any event have occurred or condition exist which, with the passage of time or the giving of notice, may cause or create any such adverse material change.


             (f) Prior to the Closing, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to Good Ideas and its counsel and Good Ideas and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

             (g) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the Merger and/or seeking to prevent or delay consummation of the transactions herein contemplated, which action or proceeding shall have resulted in an order granting preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the Merger and which order shall not have been vacated as of the Closing.


             (h) All statutory requirements for the valid consummation by SAT of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all Federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by SAT of the transactions herein described and/or to permit the businesses currently carried on by SAT to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.



             (i) Good Ideas shall have received a written opinion from Whale Securities Co., L.P., satisfactory to Good Ideas in form and content, regarding the fairness, from a financial point of view, to the Good Ideas Minority Stockholders of (i) the terms of the Merger and (ii) the agreements among SAT, Good Ideas and Acquisition Corp. described in this Agreement.


          19.  TERMINATION.


             (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after submission to, or approval by, the Good Ideas Minority Stockholders as herein provided either: (a) by mutual agreement of the Boards of Directors of Good Ideas and SAT; or (b) by the Board of Directors of either Good Ideas or SAT if either (i) the Closing shall not have taken place by September 30, 1997 (other than by reason of the default hereunder by the terminating party) or (ii) there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining SAT, Good Ideas or Acquisition Corp. from consummating the Merger is issued by a court of competent jurisdiction and such order, decree, injunction or judgment has become final and non-appealable; or (c) by the Board of Directors of either SAT or Good Ideas if, based upon the opinion of its outside counsel, the Board of Directors determines that making a recommendation to the Good Ideas Minority Stockholders to adopt the Merger Agreement would reasonably cause the members of such Board of Directors to breach their fiduciary duties under applicable law to their respective stockholders.

             (b) If this Agreement shall be terminated and/or the Merger abandoned pursuant to the provisions of subsection (a) of this Section 19 hereof (other than by reason of the default of any party hereunder), then and in that event SAT shall bear all of the costs and its special expenses except for those of Whale Securities Co., L.P. and of special counsel to Good Ideas and there shall be no liability on the part of any party hereto (and/or their respective officers, directors, agents and employees) to any other party hereto (and/or their respective officers, directors, agents and employees).



          20. COSTS AND EXPENSES. SAT shall pay all costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the costs and expenses relating to the preparation of this Agreement and the Registration Statement, such as attorneys' fees, accounting fees, printing expenses and consent solicitation expenses, except that Good Ideas will pay all costs and expenses of Whale Securities Co., L.P. and of its special counsel.


          21. NOTICES. Any and all notices, requests or instructions desired to be given by any party hereto to any other party hereto shall be in writing and shall be either be hand delivered or mailed to the recipient first class, postage prepaid, certified, return receipt requested at the following respective addresses:

           To:  Good Ideas Enterprises, Inc.
               10410 Trademark Street
               Rancho Cucamonga, California 91730
               Attn: President

           With a copy to:

                Rosenman & Colin LLP
               575 Madison Avenue
               New York, New York 10022
               Attn: Edward H. Cohen, Esq.


           To:  SAT or Acquisition Corp.


               4517 N.W. 31st Avenue


               Fort Lauderdale, Florida 33309


               Attn: Chairman of the Board


           With a copy to:

                Gold & Wachtel, LLP
               110 East 59th Street
               New York, New York 10022
                Attn: Robert W. Berend, Esq.

or to such other address as any party hereto shall designate in a writing complying with the provisions of this Section 21.

     22. WAIVER. Each of the parties hereto may, by written instrument, (a) extend the time for the performance of any of the obligations or other acts of any party hereto; (b) waive any inaccuracies of such other party in the representations and warranties contained herein or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the covenants of such other party contained in this Agreement; (d) waive such other party's performance of any of such party's obligations set out in this Agreement; and
(e) waive any condition to its obligation to effect the Merger. Anything in this
Section 22 to the contrary notwithstanding, no party hereto may waive the requirement that the holders of a majority of the shares of the Good Ideas Common owned by the Good Ideas Minority Stockholders must consent to the adoption of this Agreement and the Merger.

     23. AMENDMENTS. This Agreement may be amended at any time prior to the Effective Date (whether before or after the consent of stockholders of Good Ideas as herein provided) by a writing executed by the respective Presidents of SAT, Good Ideas and Acquisition (upon due authorization by their respective Boards of Directors); provided, however, that after the satisfaction of the condition set forth in Sections 17(a) and 18(a) in no event may the amount or the form of the consideration to be received by the holders of the Good Ideas Minority Stockholders be changed without the approval of the Good Ideas Minority Stockholders.

     24. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be fully performed therein and without regard to principles of conflicts of laws.

     25. EFFECTIVENESS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and any controlling person of any party hereof as provided in Section 15 of the Securities Act and their respective successors, transferees, heirs, assigns and beneficiaries.

     26. COUNTERPARTS. This Agreement may be executed in multiple copies, each of which shall constitute an original, but all of which shall constitute one and the same agreement.

     27. PARTIAL INVALIDITY. If any term, covenant or condition in this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances, other than those as to which it is held invalid, shall be unaffected thereby and each term, covenant or condition of this Agreement shall be enforced to fullest extent permitted by law.

     28. INTEGRATION. This Agreement (including the Exhibits hereto, the documents and instruments delivered by the parties hereto and any other documents executed and delivered and/or to be executed and delivered pursuant to the provisions of this Agreement as herein provided) sets forth the entire agreement among the parties hereto with respect to the subject matter herein contained. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between or among the parties hereto with respect to the subject matter hereof except as herein and in such ancillary documents provided. This Agreement can only be altered, amended, modified, terminated or rescinded by a writing executed by the party to be charged.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.


ATTEST:                                            SUBSTANCE ABUSE   TECHNOLOGIES, INC.

---------------------------------------------      By:
                                                   ---------------------------------------------
Secretary                                          Chairman of the Board

                                                   GOOD IDEAS ACQUISITION CORP.

---------------------------------------------      By:
                                                   ---------------------------------------------
Secretary                                          Chairman of the Board

                                                   GOOD IDEAS ENTERPRISES, INC.

---------------------------------------------      By:
                                                   ---------------------------------------------
Secretary                                          President

                                                                      APPENDIX B

Draft


                                                                  March   , 1997


The Board of Directors
Good Ideas Enterprises, Inc.
10410 Trademark Street
Rancho Cucamonga, CA 91730

Members of the Board:


     You have requested our opinion as investment bankers as to the fairness to the minority stockholders of Good Ideas Enterprises, Inc. ("Good Ideas"), from a financial point of view, of the exchange ratio to be offered to the minority stockholders of Good Ideas under the Agreement and Plan of Merger dated as of February 17, 1997 (the "Merger Agreement") among Good Ideas, Substance Abuse Technologies, Inc. ("SAT") and Good Ideas Acquisition Corp., a wholly-owned subsidiary of SAT ("Acquisition Corp."), pursuant to which Acquisition Corp. will be merged ("Proposed Merger") with and into Good Ideas with the result that Good Ideas will become a wholly-owned subsidiary of SAT. As more specifically set forth in the Merger Agreement, holders of the 1,548,680 issued and outstanding common stock of Good Ideas, par value $.001 per share ("Good Ideas Common Stock"), not owned by SAT ("Minority Good Ideas Common Stock"), will receive 0.36 ("Exchange Ratio") of SAT common stock, par value $.01 per share ("SAT Common Stock"), for each share of Minority Good Ideas Common Stock. Cash will be paid in the Proposed Merger in lieu of fractional shares of SAT Common Stock. The terms and conditions of the Proposed Merger are more fully set forth in the Merger Agreement.



     In arriving at our opinion, we have reviewed and considered, among other things: (i) the Merger Agreement; (ii) Good Ideas' and SAT's Annual Reports and Forms 10-K for the two fiscal years ended March 31, 1996 and 1995, and Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1996, September 30, 1996 and December 31, 1996; (iii) certain information, including financial forecasts, relating to the businesses, earnings and prospects of Good Ideas and SAT, furnished to us by senior management; (iv) the historical market prices and trading activity for Good Ideas and SAT shares; (v) publicly available information concerning certain other companies and transactions we consider relevant to our analysis; and (vi) such other matters as we deemed appropriate. In addition, we have held discussions with the management of Good Ideas and SAT for the purpose of reviewing the historical and current operations of such companies and the business prospects for each.



     In conducting our analysis and in arriving at our opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of the financial and other information that was publicly available or provided to us and we have not undertaken to independently verify the same. We have not prepared or obtained any independent evaluation or appraisal of Good Ideas' or SAT's assets (including, without limitation, technology) or liabilities. We have assumed and relied upon the senior management of Good Ideas and SAT as to the reasonableness and achievability of the financial and operating forecasts furnished by management (and the assumptions and bases therefor). Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have been retained by the Board of Directors of Good Ideas to act as financial advisor to Good Ideas only with respect to this fairness opinion. We have not in the past three years previously acted on behalf of Good Ideas or SAT. We are currently separately engaged to render a fairness opinion to the Board of Directors of U.S. Drug Testing, Inc. ("U.S. Drug"), an affiliate of Good Ideas and SAT, for which we will receive a customary fee. This opinion was prepared by us independently of such separate opinion relating to U.S. Drug and this opinion should be evaluated without regard to such other opinion even if the reader is a stockholder in both subsidiaries of SAT. In addition, this opinion does not assume that the transaction involving U.S. Drug will be effected either simultaneously with the transaction described herein or at all. In addition, in the ordinary course of our securities business, we may actively trade equity securities of Good Ideas and/or SAT and their affiliates for our own account and the accounts of customers, and we therefore may from time to time hold a long or short position in such securities. Our opinion is directed to the Board of Directors of Good Ideas and does not constitute a recommendation to any stockholder of Good Ideas as to how such a stockholder should on any stockholder vote of Good Ideas held in connection with the Proposed Merger. SAT Common Stock and Good Ideas Common Stock had closing prices on today's date of $---- and $---- per share, respectively. Our findings as to the fairness of the Exchange Ratio assumes a minimum value of the SAT Common Stock of $1.625 per share. Should the value of the SAT Common Stock decline below this level between the date hereof and the closing of the Merger, the holders of the Minority Good Ideas Common Stock will receive less valuable consideration than the amount contemplated in this opinion.


     On the basis of and subject to the foregoing, as of the date hereof, we are of the opinion that the Exchange Ratio in the Proposed Merger is fair to the minority stockholders of Good Ideas from a financial point of view.

                                          Very truly yours,

                                          Whale Securities Co., L.P.

                                                                      APPENDIX C



      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE



     APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.



          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:



             (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec.251 of this title.



             (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:



                a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;



                b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;



                c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or



                d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.



             (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.



          (d) Appraisal rights shall be perfected as follows:



             (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or



             (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten day thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
        (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date, provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be, such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day, on which the notice is given.



          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving, or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.



          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.



          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.



          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.



          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.



          (k) From and after the effective date of the merger or consolidation, no stockholder who as has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.



          (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SAT OR GOOD IDEAS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------


------------------------------------------------------

------------------------------------------------------

======================================================

                                SUBSTANCE ABUSE


                               TECHNOLOGIES, INC.

                              CONSENT SOLICITATION
                              STATEMENT/PROSPECTUS
                                       TO
                             MINORITY STOCKHOLDERS
                                       OF
                          GOOD IDEAS ENTERPRISES, INC.

                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Board of Directors of U.S. Alcohol Testing of America, Inc. (the "Registrant" or "SAT") has authorized indemnification of directors and officers of the Registrant to the fullest extent permitted by Delaware law.

     Section 145(a) of the General Corporation Law of Delaware (the "GCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits


     All of the following exhibits designated with a footnote reference are incorporated herein by reference to a prior registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or a periodic report filed by SAT, Good Ideas Enterprises Inc. ("Good Ideas") or U.S. Drug Testing, Inc. ("U.S. Drug") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. An exhibit marked with an asterisk is filed with this Amendment No. 2 to this Registration Statement. If no footnote reference or marking with an asterisk is made, the exhibit was previously filed with this Registration Statement.



   NUMBER                                          EXHIBITS
-------------    ----------------------------------------------------------------------------
2(a)             Copy of Exchange of Stock Agreement and Plan of Reorganization dated May 7,
                 1992 between Good Ideas Enterprises, Inc., a Texas corporation ("Good Ideas
                 Texas"), U.S. Alcohol & Drug Testing International N.V. and David Brooks.(1)
2(b)             Copy of Agreement and Plan of Merger dated as of April 12, 1996 by and among
                 SAT, Good Ideas Acquisition Corp. and Good Ideas.

   NUMBER                                          EXHIBITS
-------------    ----------------------------------------------------------------------------
2(b)(1)*         Copy of Agreement and Plan of Merger dated as of February 17, 1997 by and among SAT, Good Ideas Acquisition Corp. and Good Ideas. (Reference is made to Appendix A to Part I of this Registration Statement.)
2(c)             Copy of Agreement and Plan of Merger dated as of April 23, 1996 by and among
                 SAT, U.S. Drug Acquisition Corp. and U.S. Drug.(2)
2(c)(1)*         Copy of Agreement and Plan of Merger dated as of February 17, 1997 by and among SAT, U.S. Drug Acquisition Corp. and U.S. Drug.
2(d)             Copy of the Certificate of Merger of Good Ideas Texas with and into Good
                 Ideas as filed on December 17, 1992.(1)
3(a)             Copy of Certificate of Incorporation of SAT as filed in Delaware on April
                 15, 1987.(3)
3(a)(1)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on July 10, 1989.(3)
3(a)(2)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on September 25, 1989.(3)
3(a)(3)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on October 5, 1990.(3)
3(a)(4)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on December 26, 1990.(4)
3(a)(5)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on November 1, 1991.(4)
3(a)(6)          Copy of Amendment to the Certificate of Incorporation as filed in Delaware on May 20, 1992.(5)
3(a)(7)*         Copy of Amendment to the Certificate of Incorporation as filed in Delaware on October 28, 1996.
3(b)             Copy of By-Laws of SAT.(3)
4(a)             Specimen of Common Stock certificate of U.S. Alcohol Testing of America,
                 Inc.(3)
4(a)(1)*         Specimen of Common Stock certificate of SAT.
4(b)             Specimen of Class "A" Cumulative and Convertible Preferred Stock certificate of U.S. Alcohol Testing of America, Inc.(3)
4(b)(1)*         Specimen of Class "A" Cumulative and Convertible Preferred Stock certificate of SAT.
4(c)             Specimen of Class "B" Non-Voting Preferred Stock certificate of U.S. Alcohol
                 Testing of America, Inc.(6)
4(d)             Form of Common Stock purchase warrant expiring February 16, 1999 of SAT to be issued in lieu of the Common Stock purchase warrant of Good Ideas filed as Exhibit 10(aa)(1) hereto.
4(e)             Copy of Convertible Loan and Warrant Agreement dated November 8, 1996 by and between SAT, S.A.C. Capital Associates, LLC and Steven A. Cohen(15).
4(e)(1)          Form of Registration Rights Agreement is Exhibit A to Exhibit 4(e)
                 hereto.(15)
4(e)(2)          Form of Convertible Senior Promissory Note due November 8, 1999 is Exhibit B
                 to Exhibit 4(e) hereto.(15)
4(e)(3)          Form of Common Stock Purchase Warrant expiring June 30, 2000 is Exhibit C to
                 Exhibit 4(e) hereto.(15)
5(a)             Opinion of Gold & Wachtel, LLP.
8                Opinion of Rosenman & Colin LLP.
10(a)            Form of the Company's Indemnification Agreement with Officers and
                 Directors.(3)

   NUMBER                                          EXHIBITS
-------------    ----------------------------------------------------------------------------
10(b)            Copy of Employment Agreement dated December 13, 1993 between SAT and James
                 C. Witham.(6)
10(c)            Copy of Employment Agreement dated December 13, 1993 between SAT and Karen
                 B. Laustsen.(6)
10(d)            Copy of Employment Agreement dated December 13, 1993 between SAT and Gary S.
                 Wolff.(6)
10(e)            Copy of Employment Agreement dated December 13, 1993 between SAT and Michael
                 J. Witham.(6)
10(f)            Copy of Employment Agreement dated March 1, 1993 between Douglas G. Allen,
                 SAT and U.S. Drug.(2)
10(g)            Copy of Employment Agreement dated as of December 15, 1993 between William
                 D. Robbins and Good Ideas.(1)
10(h)            Copy of License Agreement dated January 24, 1992 by and between the United
                 States Department of the Navy and SAT. (Confidential Treatment Requested for
                 Exhibit.)(7)
10(h)(1)         Copy of Amendment dated March 15, 1994 to License Agreement filed as Exhibit
                 10(h) hereto.(2)
10(h)(2)         Copy of Amendment dated June 16, 1995 to License Agreement filed as Exhibit
                 10(h) hereto.(2)
10(h)(3)         Copy of Letter dated May 15, 1995 from the USN to SAT.(2)
10(i)            Copy of Assignment dated as of January 1, 1993 between SAT and U.S. Drug of the Licensing Agreement filed as Exhibit 10(h) hereto.(7)
10(i)(1)         Copy of Amended Sublicense Agreement dated September 23, 1993 superseding the Assignment filed as Exhibit 10(i) hereto.(2)
10(i)(2)         Copy of Approval dated September 24, 1993 by the USN of Amended Sublicense
                 Agreement filed as Exhibit 10(i) hereto.(2)
10(j)            Copy of Cooperative Research Agreement (the "CRDA Agreement") dated April
                 16, 1992 by and between Naval Research Laboratory Section, United States
                 Department of the Navy, and SAT.(7)
10(j)(1)         Copy of Assignment of CRDA Agreement dated as of January 1, 1993 by and between U.S. Drug and SAT.(7)
10(k)            Copy of Management Agreement dated April 1, 1993 by and between U.S. Drug and SAT.(7)
10(k)(1)         Copy of Amendment dated July 20, 1993 to Management Services Agreement filed as Exhibit 10(k) hereto.(7)
10(l)            Copy of Management Services Agreement dated December 29, 1993 by and between
                 Good Ideas and SAT.(1)
10(m)            Copy of Equipment, Licensing, Servicing and Maintenance Agreement dated as of December 13, 1994 by and between SAT and METPATH, Inc.(6)
10(n)            Copy of Equipment, Licensing, Servicing and Maintenance Agreement dated as of December 22, 1994 by and between SAT and National Health Laboratories
                 Incorporated.(6)
10(o)            Copy of Lease dated March 18, 1991 by and between Rancho Cucamonga Business
                 Park (now The Realty Trust) as landlord and SAT as tenant.(6)
10(o)(1)         Copy of Lease Modification Agreement to Lease filed as Exhibit 10(o)
                 hereto.(6)
10(o)(2)         Copy of Sub-Lease Agreement dated as of January 1, 1993 by and between SAT as sublandlord and U.S. Drug as subtenant.(7)

   NUMBER                                          EXHIBITS
-------------    ----------------------------------------------------------------------------
10(o)(3)*        Copy of Third Amendment dated January 2, 1997 to Lease filed as Exhibit
                 10(o) hereto.
10(p)            Copy of Lease dated December 9, 1992 by and between Melvin E. Evans as landlord and Good Ideas as tenant.(1)
10(q)            Copy of Lease expiring June 30, 1999 by and between Rancho Cucamonga
                 Business Park as landlord and U.S. Rubber Recycling, Inc. ("USRR") as tenant.(6)
10(r)            Copy of Asset Purchase Agreement dated June 20, 1988 between Luckey
                 Laboratories, Inc. and SAT.(3)
10(r)(1)         Copy of Consulting and Royalty Agreement dated June 20, 1988 between Manley
                 Luckey and SAT.(3)
10(r)(2)         Copy of Amendment dated August 1990 to Consulting and Royalty Agreement filed as Exhibit 10(r)(1) hereto.(3)
10(s)            Copy of Investment Banking Agreement dated July 1, 1991, as revised October
                 1, 1991, between Jeffrey Brooks Securities, Inc. and SAT.(3)
10(t)            Copy of Asset Purchase Agreement dated November 2, 1992 by and between Adflo
                 International, Inc. and SAT.(8)
10(u)            Copy of Stock Purchase Agreement dated March 30, 1995 between Alconet, Inc.,
                 Dakotanet, L.L.C. and SAT.(9)
10(v)            Form of Warrant Agreement dated December 17, 1990 between J. Gregory &
                 Company Inc. and SAT.(3)
10(v)(1)         Form of Underwriter's Warrant expiring December 17, 1997 of SAT.(3)
10(w)            Form of Common Stock purchase warrant expiring October 31, 1996 of SAT.(5)
10(x)            Form of Common Stock purchase warrant.(4) SAT's Common Stock purchase warrants expiring August 28, 1996, September 1, 1996, September 16, 1996,
                 September 30, 1996, October 31, 1996, May 17, 1997, September 16, 1997,
                 November 1, 1997, December 17, 1997, December 31, 1997, February 28, 1998,
                 April 15, 1998, July 17, 1998, August 27, 1998, September 1, 1998, November
                 1, 1998, November 15, 1998, December 13, 1998, December 20, 1998, December
                 27, 1998, January 2, 1999, January 31, 1999, February 26, 1999, February 28,
                 1999, March 31, 1999, April 14, 1999, April 17, 1999, May 12, 1999, July 17,
                 1999, July 19, 1999, August 11, 1999, December 31, 1999, January 29, 2000,
                 October 19, 2000, December 31, 2000 and December 31, 2001 are substantially identical to the form of Common Stock purchase warrant filed (by incorporation by reference) as Exhibit 10(x) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities
                 Act are not individually filed.
10(y)            Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan of
                 SAT.(3)
10(y)(1)         Form of Stock Option expiring August 1, 2004 issued pursuant to Exhibit
                 10(y) hereto.(6)
10(z)            Form of Common Stock purchase warrant expiring December 17, 1999.(10)
10(aa)           Form of Warrant Agreement by and between Good Ideas and Baraban Securities,
                 Incorporated.(1)
10(aa)(1)        Form of Common Stock purchase warrant expiring February 16, 1999 of Good
                 Ideas.(1)
10(bb)           Good Ideas 1993 Stock Option Plan.(1)
10(bb)(1)        Form of Stock Option expiring December 17, 2003 of Good Ideas.(1)

10(cc)           Copy of Agreement made as of December 14, 1995 by and between SAT, ProActive
                 Synergies, Inc., Robert Stutman & Associates, Inc. and Robert Stutman.(10)
10(dd)           Copy of Asset Purchase Agreement dated April 30, 1996 by and among USRR, SAT and Reclamation Resources Inc.(11)
10(ee)           Copy of Stock Purchase Agreement dated as of May 21, 1996 by and among SAT,
                 Robert Stutman, Brian Stutman, Sandra DeBow, Michael Rochelle and Kimberly
                 Rochelle.(11)
10(ee)(1)        Form of Secured Promissory Note dated May 21, 1996 is Exhibit A to Exhibit
                 10(ee) hereto.
10(ee)(2)        Form of Security Agreement dated May 21, 1996 by and among SAT, Robert
                 Stutman and Brian Stutman is Exhibit C to Exhibit 10(ee) hereto.
10(ee)(3)        Form of SAT Warrant expiring May 20, 1999 is Exhibit B to Exhibit 10(ee)
                 hereto.
10(ee)(4)        Form of Registration Rights Agreement dated as of May 21, 1996 by and between SAT, Robert Stutman, Brian Stutman, Michael Rochelle, Kimberly
                 Rochelle and Sandra DeBow is Exhibit D to Exhibit 10(ee) hereto.
10(ff)           Copy of Severance Agreement dated May 21, 1996 by and between SAT and Robert
                 Stutman.(11)
10(gg)           Copy of Severance Agreement dated May 21, 1996 by and between SAT and Brian
                 Stutman.(11)
10(hh)           Copy of Severance Agreement dated June 27, 1996 by and between SAT and Linda
                 H. Masterson.
10(ii)           Copy of Sublease dated as of June 20, 1996 by and between Lifecare
                 Investments, Inc. ("Lifecare"), Sublessor, and SAT, Sublessee.
10(ii)(2)        Copy of Wingate Commons Business Park Net Lease dated September 27, 1991 by and between Reynolds Metals Development Company, Landlord, and Lifecare,
                 Tenant.
10(ii)(3)        Copy of First Addendum to the Lease filed as Exhibit 10(ii)(2) hereto.
10(ii)(4)        Copy of Second Addendum to the Lease filed as Exhibit 10(ii)(2) hereto.
10(jj)           Copy of the Certificate of Incorporation of Good Ideas as filed in Delaware on June 5, 1992. (1)
10(jj)(1)        Copy of Restated Certificate of Incorporation of Good Ideas as filed in
                 Delaware on February 3, 1994.(1)
10(jj)(2)        Copy of By-Laws of Good Ideas.(1)
10(kk)           Copy of Employment Agreement dated as of June 1, 1995 between Richard Snyder and Good Ideas.(12)
10(ll)           Copy of Employment Agreement dated as of December 15, 1993 between William
                 Rodish and Good Ideas.(1)
10(mm)           Copy of Employment Agreement dated April 1, 1994 between Jody Harding and
                 Good Ideas.(13)
10(nn)           Copy of Demand Promissory Note dated March 31, 1995 executed by SAT in favor of Good Ideas.(12)
10(nn)(1)        Copy of Demand Promissory Note dated March 31, 1995 executed by USRR in favor of Good Ideas.(12)
10(oo)           Copy of Certificate of Incorporation of U.S. Drug as filed in Delaware on
                 October 8, 1999.(7)
10(oo)(1)        Copy of Amendment to the Certificate of Incorporation of U.S. Drug as filed in Delaware on October 13, 1992.(7)
10(oo)(2)        Copy of By-Laws of U.S. Drug.(7)

10(pp)*          Form of Common Stock purchase warrant expiring November 15, 1999. SAT's
                 Common Stock purchase warrants expiring November 15, 1999, December 2, 1999 and three years from the effective date of a registration statement under the Securities Act are substantially identical to the form of Common Stock purchase warrant filed as Exhibit 10(pp) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities
                 Act are not individually filed.
10(qq)*          Form of Common Stock purchase warrant with deferred exercise. SAT's Common
                 Stock purchase warrants expiring three years from the effective date of a registration statement under the Securities Act and those issued or to be issued to employees, of which the currently outstanding warrants expire between September 11, 2000 and January 1, 2001, are substantially identical to the form of Common Stock purchase warrant filed as Exhibit 10(qq) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation
                 S-K under the Securities Act are not individually filed.
16(a)            Letter dated November 16, 1995 from Wolinetz, Gottlieb & Lafazan, P.C. to the Securities and Exchange Commission.(14)
21*              Subsidiaries of SAT.
23(a)*           Consent of Wolinetz, Gottlieb & Lafazan, P.C.
23(b)            Consent of Gold & Wachtel, LLP is included on their opinion filed as Exhibit
                 5 hereto.
23(c)            Consent of Rosenman & Colin LLP is included in their opinion filed as
                 Exhibit 8 hereto.
23(d)*           Consent of Ernst & Young LLP.


---------------
 (1) Filed as an exhibit to Good Ideas' Registration Statement on Form S-1, File No. 33-73494, and incorporated herein by this reference.

 (2) Filed as an exhibit to U.S. Drug's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.


 (3) Filed as an exhibit to SAT's Registration Statement on Form S-18, File No. 33-29718, and incorporated herein by this reference.



 (4) Filed as an exhibit to SAT's Registration Statement on Form S-1, File No. 33-43337, and incorporated herein by this reference.



 (5) Filed as an exhibit to SAT's Registration Statement on Form S-1, File No. 33-47855, and incorporated herein by this reference.



 (6) Filed as an exhibit to SAT's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by this reference.


 (7) Filed as an exhibit to U.S. Drug's Registration Statement on Form SB-2, File No. 33-61786, and incorporated herein by this reference.


 (8) Filed as an exhibit to SAT's Current Report on Form 8-K filed on November 2, 1992 and incorporated herein by this reference.



 (9) Filed as an exhibit to SAT's Current Report on Form 8-K dated April 12, 1995 and incorporated herein by this reference.



(10) Filed as an exhibit to SAT's Registration Statement on Form S-8 filed on March 5, 1996 and incorporated herein by this reference.



(11) Filed as an exhibit to SAT's Current Report on Form 8-K filed on June 5, 1996 and incorporated herein by this reference.


(12) Filed as an exhibit to Good Ideas' Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by this reference.

(13) Filed as an exhibit to Good Ideas' Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.


(14) Filed as an exhibit to SAT's Current Report on Form 8-K/A filed on November 22, 1995 and incorporated herein by this reference.



(15) Filed as an exhibit to Amendment 2 to Schedule 13D filed by Steven A. Cohen on November 12, 1996 and incorporated herein by this reference.


  (b) Financial Statement Schedules

     Financial Statement Schedules are omitted as they are not required, are inapplicable, or the information is included in the financial statements or the notes thereto.

  (c) Item 4(b) Information

     The opinion of Whale Securities, Inc. is furnished as Appendix B to the Consent Solicitation Statement-Prospectus which is Part I of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendments shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to a registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 21, 1997.



                                            SUBSTANCE ABUSE TECHNOLOGIES, INC.

                                                       (Registrant)


                                          By:      /s/ ROBERT M. STUTMAN

                                            ------------------------------------

                                              Robert M. Stutman, Chairman and

                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to a registration statement has been signed by the following persons in the capacities indicated on April 21, 1997.



                 SIGNATURE                                         TITLE
--------------------------------------------    --------------------------------------------

           /s/ ROBERT M. STUTMAN                Principal Executive Officer and Director
--------------------------------------------
             Robert M. Stutman

             /s/ ROBERT MUCCINI                 Principal Chief Financial and Accounting
--------------------------------------------    Officer
               Robert Muccini

            /s/ ALAN I. GOLDMAN                 Director
--------------------------------------------
              Alan I. Goldman

              /s/ JOHN C. LAWN                  Director
--------------------------------------------
                John C. Lawn

             /s/ PETER M. MARK                  Director
--------------------------------------------
               Peter M. Mark

           /s/ LINDA H. MASTERSON               Director
--------------------------------------------
             Linda H. Masterson

           /s/ MICHAEL S. MCCORD                Director
--------------------------------------------
             Michael S. McCord

              /s/ LEE S. ROSEN                  Director
--------------------------------------------
                Lee S. Rosen

                                 EXHIBIT INDEX



                       SUBSTANCE ABUSE TECHNOLOGIES, INC.


                     EXHIBITS FILED WITH AMENDMENT NO. 2 TO


                       REGISTRATION STATEMENT ON FORM S-4



                                                                                        PAGE
 NUMBER                                    EXHIBITS                                    NUMBER
--------   ------------------------------------------------------------------------    ------
 2(b)(1)   Copy of Agreement and Plan of Merger dated as of February 17, 1997 by and among SAT, Good Ideas Acquisition Corp. and Good Ideas. (Reference
           is made to Appendix A to Part I of this Registration Statement.)
 2(c)(1)   Copy of Agreement and Plan of Merger dated as of February 17, 1997 by         E-2
           and among SAT, U.S. Drug Acquisition Corp. and U.S. Drug................
 3(a)(7)   Copy of Amendment to the Certificate of Incorporation as filed in            E-29
           Delaware on October 28, 1996............................................
 4(a)(1)   Specimen of Common Stock certificate of SAT.............................     E-30
 4(b)(1)   Specimen of Class "A" Cumulative and Convertible Preferred Stock             E-32
           certificate of SAT......................................................
10(o)(3)   Copy of Third Amendment dated January 2, 1997 to Lease filed as Exhibit      E-34
           10(o)...................................................................
10(pp)     Form of Common Stock purchase warrant expiring November 15, 1999........     E-35
10(qq)     Form of Common Stock purchase warrant with deferred exercise............     E-43
21         Subsidiaries of SAT.....................................................     E-51
23(a)      Consent of Wolinetz, Gottlieb & Lafazan, P.C............................     E-52
23(d)      Consent of Ernst & Young LLP............................................     E-53


                                       E-1